Exhibit 10.17

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “MITSUI INTERCREDITOR AGREEMENT”), DATED AS OF OCTOBER 31, 2019, AMONG INTELSAT JACKSON HOLDINGS SA AND THE OTHER CREDITORS PARTY THERETO, THE CO-BORROWERS AND MITSUI & CO. (U.S.A.), INC. TO THE INDEBTEDNESS OWING BY THE CO-BORROWERS PURSUANT TO THAT CERTAIN LOAN AND SECURITY AGREEMENT, DATED AS OF OCTOBER 31, 2019, AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG THE CO-BORROWERS AND MITSUI & CO. (U.S.A.), INC., AS SUCH LOAN AND SECURITY AGREEMENT AND THE INDEBTEDNESS OUTSTANDING THEREUNDER MAY BE AMENDED, SUPPLEMENTED, RESTATED, EXTENDED, REPLACED, RENEWED, REFINANCED OR OTHERWISE MODIFIED OR REFINANCED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 31, 2019 (the “Effective Date”), is by and among INTELSAT JACKSON HOLDINGS SA (“Intelsat”), as lender, SEAHAWK SPV INVESTMENT LLC, as lender, the other lenders from time to time party hereto (such lenders, together with their respective successors and assigns are referred to herein each, individually, as a “Lender” and, collectively, as the “Lenders”), Intelsat, as collateral agent for the Lenders (in its capacity as collateral agent for benefit of the Lenders, the “Collateral Agent”), SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation (“Parent”), SPACEFLIGHT, INC., a Washington corporation (“Spaceflight, Inc.”), SPACEFLIGHT SYSTEMS, INC., a Washington corporation (“Spaceflight Systems”), BLACKSKY GLOBAL LLC, a Delaware limited liability company (“Blacksky Global”), and BLACKSKY GEOSPATIAL SOLUTIONS, INC. (F/K/A OPENWHERE, INC.), a Delaware corporation (“Blacksky Geospatial”) and SFI IP HOLDCO, LLC, a Delaware limited liability company (“IP Holdco”, and together with Parent, Spaceflight, Inc., Spaceflight Systems, Blacksky Global and Blacksky Geospatial, each, a “Co-Borrower” and collectively, the “Co-Borrowers”) amends and restates, in its entirety, that certain Loan and Security Agreement, dated as of October 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time through the Effective Date, the “Existing Loan and Security Agreement”), by and among the Co-Borrowers and other Subsidiaries of Parent party thereto, Seahawk Investment SPV LLC as collateral agent and lender, and the other lenders party thereto, and provides the terms on which the Lenders shall lend to the Co-Borrowers, and the Co-Borrowers shall repay the Lenders. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP unless otherwise provided herein; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP; provided further that if at any time any change in GAAP would affect the computation of any requirement set forth in any Loan Document, and either the Co-Borrowers or the Required Lenders shall so request, the Co-Borrowers and Collateral Agent (at the direction of the Required Lenders) shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; and provided further that, until so amended: (a) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Co-Borrowers shall provide each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Co-Borrowers hereby unconditionally promise to pay the Lenders the outstanding principal amount of all Advances and accrued and unpaid interest (including pursuant to Section 2.1.4(b)) thereon together with any fees as and when due in accordance with this Agreement, in each case, in accordance with such Lender’s Pro Rata Share.

2.1.1 Effective Date Term Loans. Subject to and upon the terms and conditions of this Agreement, on the Effective Date, each of the Lenders shall make an Advance in an aggregate principal amount equal to such Lender’s Effective Date Commitment; provided that (a) no Lender shall be required to fund any amount in excess of its respective Effective Date Commitment on the Effective Date and (b) any Advance may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, no Advance may be reborrowed; provided further that each of the Co-Borrowers and the Lenders (x) acknowledge that Advances made by Seahawk to Parent and the other Co-Borrowers, together with all the accrued and unpaid interest with respect to such Advances (and all other Obligations with respect thereto), in each case, pursuant to the Existing Loan and Security Agreement is equal to $18,445,745 (the “Seahawk Rollover Advance”), (y) hereby agree that the Seahawk Rollover Advance shall be deemed an Advance made on the Effective Date pursuant to this Agreement, and (z) hereby agree that such Seahawk Rollover Advance shall be inclusive of all Obligations owed by the Co-Borrowers to Seahawk under the Existing Credit Agreement as of the Effective Date.

2.1.2 Repayment.

(a) Interest Payment Dates. During the PIK Interest Period, the aggregate principal amount of all outstanding Advances shall accrue interest at the applicable per annum rate set forth in Section 2.1.4(a). The amount of all interest accrued during the PIK Interest Period (“PIK Interest”) shall be added, on a pro-rata basis, to the outstanding principal amount of each Lender’s Advances on each anniversary of the Effective Date through (each, a “PIK Interest Payment Date”). From the end of the PIK Interest Period through the Maturity Date (or earlier prepayment or repayment), the aggregate principal amount of all outstanding Advances (including, for the avoidance of doubt any capitalized PIK Interest) shall accrue interest at the applicable per annum rate set forth in Section 2.1.4(a). Interest accrued after the PIK Interest Period shall be payable in cash semi-annually in arrears, commencing with the first Business Day of the month that is six months following the last day of the PIK Interest Period.

(b) Principal and Interest Payments. All then unpaid principal amount of each Advance owed by the Co-Borrowers to the Lenders, together with all accrued and unpaid interest, fees, and other amounts due and owing by the Co-Borrowers pursuant to this Agreement, shall be due and payable on the Maturity Date; provided, however, that if the Advances are repaid or prepaid prior the end of the PIK Interest Period, all interest occurred since the most recent PIK Interest Payment Date shall be due and payable in cash.

2.1.3 Prepayment.

(a) Mandatory Prepayment Upon an Acceleration. Without duplication of Section 2.1.3(b), if the Advances are accelerated in accordance with Section 9.1 following the occurrence and during the continuance of an Event of Default, the Co-Borrowers shall immediately pay to the Lenders an amount equal to the sum of (x) the outstanding principal amount of the Advances, plus accrued and unpaid interest with respect to the Advances, and (y) all other sums, if any, that shall have become due and payable hereunder, in each case, subject to the payment priorities set forth in Section 9.14.

(b) Mandatory Prepayment Upon a Change of Control. Without duplication of Section 2.1.3(a), upon the occurrence of a Change of Control, the Co-Borrowers shall within five (5) Business Days of such occurrence pay to the Lenders an amount equal to the sum of (x) the outstanding principal amount of the Advances, plus accrued and unpaid interest with respect to the Advances, (y) an amount equal to 1% of the aggregate principal amount of Advances outstanding at the time of such occurrence, and (z) all other sums, if any, that shall have become due and payable hereunder, in each case, subject to the payment priorities set forth in Section 9.14.

(c) Voluntary Prepayment. Co-Borrowers shall be permitted to prepay all or any portion of the Advances, in each case, without premium or penalty (except for prepayments made pursuant to Section 2.1.3(b) which are made in connection with a Change of Control), in an amount not less than the lesser of (i) the total amount of Advances outstanding under this Agreement or (ii) $1,000,000, in each case, so long as (1) such Co-Borrower delivers written notice to each Lender of its election to prepay the Advances (or any portion thereof) at least five (5) Business Days (or such lesser amount permitted by the Required Lenders in their reasonable discretion) prior to such prepayment and (2) such Co-Borrowers pay, on the date of such prepayment (x) all outstanding principal due in connection with the Advances (or portion thereof) to be prepaid, plus accrued and unpaid interest thereon, and (y) all other sums, if any, that shall have become due and payable hereunder in connection with such Advances (or portion thereof); provided that a notice of the prepayment delivered by any Co-Borrower may state that such notice of prepayment is conditioned upon the occurrence of other events, in which case such notice may be revoked by such Co-Borrower (by notice to each Lender on or prior to the specified effective date of such event) if such condition is not satisfied; provided, further that with respect to any prepayments made pursuant to Section 2.1.3(b) which are made in connection with a Change of Control, the Co-Borrowers shall pay to the Lenders an amount equal to the sum of (x) all outstanding principal due in connection with the Advances (or portion thereof) to be prepaid, plus accrued and unpaid interest thereon plus (y) all other sums, if any, that shall have become due and payable hereunder in connection with such Advances (or portion thereof) plus (z) an amount equal to 1% of the aggregate principal amount of such Advances (or portion thereof).

(d) Application of Voluntary Prepayments. Such voluntary prepayments pursuant to the forgoing clause (d) shall be applied: (i) first, to the Collateral Agent to repay all Agent Expenses then due and owing in accordance with Section 2.3, (ii) second, to the Lenders in accordance with each such Lender’s Pro Rata Share to repay all Lender Expenses then due and owing in accordance with Section 2.3, (ii) third, to the Lenders in accordance with each such Lender’s Pro Rata Share, to the payment in full of all accrued and unpaid interest on the Advances (or portion thereof), (iv) fourth, to the Lenders in accordance with each such Lender’s Pro Rata Share, to the payment in full of the then outstanding principal amount of the Advances (or portion thereof) being prepaid, in direct order of maturity or as otherwise directed by the Co-Borrowers and (v) fifth, to the Lenders in accordance with each such Lender’s Pro Rata Share, to payment in full of all other costs, expenses or fees and other sums, if any, then due and payable hereunder.

2.1.4 Interest on the Advances.

(a) Interest Rate. Subject to Sections 2.1.2 and 2.1.4(b), the principal amount outstanding for each Advance shall accrue interest at a per annum rate equal to the applicable interest rate set forth opposite the corresponding period set forth in the chart below:

Applicable Period	Interest Rate
PIK-Interest Period	4.0%
November 1, 2022 through October 31, 2023	9.0%
November 1, 2023 to the Maturity Date	10.0%

(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, upon the election of the Required Lenders, Obligations shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless the Required Lenders otherwise elect from time to time in their sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Co-Borrowers pursuant to the Loan Documents (including, without limitation, Agent Expenses and Lender Expenses to the extent provided under Section 2.3) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Advances. Payment or acceptance of the increased interest rate provided in this Section 2.1.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lenders.

(c) Computation; 360-Day Year. In computing interest for Advances, the date the Advance is funded shall be included and the date of payment shall be excluded; provided, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Payments; Application of Payments.

(i) All payments (including prepayments) to be made by Co-Borrowers under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. New York City time on the date when due. Payments of principal and/or interest received after 12:00 p.m. New York City time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(ii) Co-Borrowers shall have no right to specify the order or the accounts to which Collateral Agent or the Lenders shall allocate or apply any payments required to be made by Co-Borrowers to the Collateral Agent or the Lenders or otherwise received by the Collateral Agent or the Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.2 Mechanics for Advances; Reductions of Commitments; Deductions.

2.2.1 Deductions. Each Lender may deduct fees, permitted Lender Expenses, Advances which become due pursuant to this Agreement, and other amounts, in each case, due pursuant to this Agreement from any Advances required to be made by such Lender.

2.2.2 Procedures for Borrowing. Parent will deliver a completed Payment/Advance Form to each Lender with each request for an Advance not later than 12:00 p.m., New York City time, at least three (3) Business Days before the date of the proposed Advance and such Payment/Advance Form shall specify such Lender’s applicable Pro Rata Advance Amount with respect to such Advance. If Co-Borrowers satisfy the conditions set forth in Section 3, each Lender shall disburse its respective Pro Rata Advance Amount with respect to such Advance by transfer to the deposit account of Parent designated in writing by Parent. The Lenders may rely on information set forth in, or provided with, the Payment/Advance Form. The Lenders may make an Advance under this Agreement based on instructions from a Responsible Officer of Parent or his or her designee. The Lenders may rely on any telephone notice given by a person whom the Lenders reasonably believe is a Responsible Officer of Parent or designee thereof. Co-Borrowers shall indemnify the Lenders for any loss any Lender suffers due to such reasonable reliance. Notwithstanding anything herein to the contrary each Lender severally commits to make Advances in an aggregate principal amount equal to such Lender’s applicable Commitment and no Lender shall have liability for the Commitments provided by any other Lender.

2.2.3 Optional Reduction or Termination of Commitments. The Co-Borrowers may at any time, or from time to time reduce the Commitments; provided that any such reduction of Commitments shall be made on a pro rata basis with respect to the remaining unfunded Commitments of all Lenders; provided further that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 or such lesser amount as may constitute the remaining undrawn portion of the Commitments. Parent shall notify each Lender of any election to terminate or reduce the Commitments under this Section 2.2.3 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by Parent pursuant to this Section 2.2.3 shall be irrevocable; provided that a notice of the reduction of the Commitments to $0 delivered by the Co-Borrowers may state that such notice is conditioned upon the occurrence of other events, in which case such notice may be revoked by the Co-Borrowers (by notice to each Lender on or prior to the specified effective date of such event) if such condition is not satisfied.

2.3 Lender Expenses and Agent Expenses; Taxes; Illegality.

(a) Collateral Agent and Lender Expenses. Co-Borrowers shall pay all Agent Expenses and Lender Expenses (including reasonable and documented attorneys’ fees and expenses, plus expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due; provided that the aggregate amount of Agent Expenses and Lender Expenses in connection with the closing of this Agreement and the other Loan Documents on or about the Effective Date shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) per Lender.

(b) [Reserved].

(c) Taxes.

(i) For purposes of this Section 2.3(c), the term “applicable law” includes FATCA. Any and all payments by or on account of any obligation of the Co-Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes except as required by applicable law. If applicable law (as determined in the good faith discretion of the applicable Co-Borrower) requires the deduction or withholding of any Tax from any payments made by a Co-Borrower (including payments under this paragraph), then the Co-Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Co-Borrower shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon Lender request, as soon as practicable after any payment of Taxes by any Co-Borrower to a Governmental Authority, as provided in this Section, the Co-Borrower will deliver to such Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender. Upon Lender request, the Co-Borrower will confirm that it has paid the Taxes required under this Section by giving such Lender official tax receipts (or notarized copies) within thirty (30) days after the date of such request.

(ii) The Co-Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii) The Co-Borrowers shall jointly and severally indemnify the applicable Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Co-Borrower by such Lender shall be conclusive absent manifest error.

(iv) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any tax credit in lieu of a refund) as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to indemnified party the amount paid over pursuant to this paragraph (iv) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (iv), in no event will any Lender be required to pay any amount to any Co-Borrower pursuant to this paragraph (iv) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v) Each Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Documents shall deliver to the Co-Borrowers at the time or times reasonably requested by the Co-Borrowers such properly completed and executed documentation reasonably requested by the Co-Borrowers as may permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if and to the extent reasonably requested by the Co-Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Co-Borrowers as will enable the Co-Borrowers to determine whether or not such Lender are subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (1) and (2) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(1) Each Lender shall, to the extent it is legally entitled to do so, deliver to the Co-Borrowers (in such number of copies as shall be requested) on or prior to the Effective Date (and from time to time thereafter upon the reasonable request of the Co-Borrowers) executed copies of any form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax (including, without limitation, (i) executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of any income tax treaty to which the United States is a party, (ii) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10-percent shareholder” of the Co-Borrowers within the meaning of Section 881(c)(3)(B) of the Tax Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code, together with executed copies of IRS Form W-8BEN-E, (iii) executed copies of IRS Form W-8ECI and (iv) executed copies of Form W-8IMY, together with executed copies of IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable), duly completed, together with such supplementary documentation as may be prescribed by applicable law or reasonably requested by the Co-Borrowers to permit the Co-Borrowers to determine any withholding or deduction required to be made.

(2) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Co-Borrowers at the time or times prescribed by law and as such time or times reasonably requested by the Co-Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the

Tax Code) and such additional documentation reasonably requested by the Co-Borrowers as may be necessary for the Co-Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Illegality. If a Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Advance, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Co-Borrowers, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any Advance shall be suspended until such Lender notifies the Co-Borrowers that the circumstances giving rise to such determination no longer exist.

(e) Survival. All of the Co-Borrowers’ and the Lenders’ obligations under this Section 2.3 shall survive repayment of all other Obligations hereunder.

2.4 Power of Attorney. Subject to the terms of the Mitsui Intercreditor Agreement (if applicable), each Co-Borrower irrevocably appoints Collateral Agent and its successors and assigns as attorney-in-fact and authorizes Collateral Agent and its successors and assigns, to, at the direction of the Required Lenders, following the occurrence of and during the continuance of an Event of Default (and automatically terminating when no Event of Default is continuing): (a) sell, assign, transfer, pledge, compromise, or discharge all or any part of its Accounts; (b) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about its Accounts, including filing a claim or voting a claim in any bankruptcy case in Collateral Agent’s or such Co-Borrower’s name, as Collateral Agent (at the direction of the Required Lenders) chooses; (c) prepare, file and sign such Co-Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (d) notify all Account Debtors to pay Collateral Agent directly provided that Collateral Agent shall endeavor to have conversations with the Co-Borrower’s prior to Collateral Agent making any such notifications; (e) receive, open, and dispose of mail addressed to such Co-Borrower; (f) endorse such Co-Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (g) execute on such Co-Borrower’s behalf any instruments, documents, financing statements to perfect Collateral Agent’s interests in its Accounts and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Collateral Agent to protect or preserve, Collateral Agent’s rights and remedies under the Loan Documents, as directed by the Required Lenders.

2.5 [Reserved].

2.6 Use of Proceeds. The proceeds of the Advances may be used as follows: (i) repayment of a principal amount of obligations under the SVB Loan Agreement in an amount not to exceed $28,000,000, plus accrued and unpaid interest and fees thereon; (ii) to pay $7,100,000 to the Industrial JV on or about the Effective Date, (iii) debt service payments (including, without limitation, payments and prepayments of principal, premiums (if any), interest, expenses, costs and fees) for the Indebtedness under the Mitsui Loan Documents and any other Permitted Indebtedness; (iv) financing fees, costs and expenses in connection with the Transaction; and (v) working capital and general corporate purposes.

2.7 Request for Incremental Advances.

2.7.1 Request for Incremental Term Loan Commitments. At any time after the Effective Date, Parent may, from time to time by written notice to any Lender, add one or more (a) increases to any Lender’s existing Commitments or (b) new commitments from one or more other Persons selected by the Parent (and subject to the approval of the Required Lenders, not to be unreasonably withheld, conditioned or delayed) not previously party to this Agreement (each Commitment increase or new commitment, an “Incremental Term Loan Commitment”, and each term loan, an “Incremental Term Loan”, and collectively, the “Incremental Term Loan Facilities” and each such existing Lender or other Person providing an Incremental Term Loan Facility, an “Incremental Lender” and, collectively, the “Incremental Lenders”) to make one or more additional Advances; provided that no Lender shall have any obligation to provide an Incremental Term Loan Facility and such determination of providing any Incremental Term Loan Facility will be in such Lender’s sole discretion; provided further that the aggregate amount of all Incremental Term Loan Facilities pursuant to this Agreement shall not exceed $41,554,255; provided further that the sum of (1) the aggregate principal amount of all Advances (including Incremental Term Loans) made pursuant to this Agreement and (2) the aggregate principal amount outstanding under the Commercial Credit Facility, shall not exceed $110,000,000 at the time of such applicable Advance (the “Aggregate Cap”).

2.7.2 Term Loan Commitment Effective Date and Allocations. Parent shall determine the effective date (the “Incremental Term Loan Effective Date”) and the final allocation of any Incremental Term Loan Facility. Parent shall notify all Lenders of the final allocation of any Incremental Term Loan Facility and the Incremental Term Loan Effective Date on or prior to such Incremental Term Loan Effective Date.

2.7.3 Terms of Incremental Term Loan Commitments. The terms of each Incremental Term Loan Facility (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that:

(a) each such Incremental Term Loan Facility (a) shall have a final maturity that is no earlier than the final stated maturity date of the Advances outstanding at the time such Incremental Term Loan Facility is incurred (the “Existing Advances”), (b) shall have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the Existing Advances, (c) may share ratably in any prepayments of the Existing Advances unless the Co-Borrowers and the Incremental Lenders with respect to such Incremental Term Loan Facility agree to a less than pro rata share of such prepayments, (d) may provide for interest, fees, original issue discount, or other premiums, in each case as agreed among the Co-Borrowers and such Incremental Lenders with respect to such Incremental Term Loan Facility and

(e) except to the extent set forth in the foregoing clause (a) through (d), shall have the same terms as the Existing Advances; provided that additional terms and conditions may be added for the benefit of the Incremental Lenders (in their capacities as lenders hereunder) so long as such additional terms and conditions are also provided for the benefit of the Lenders holding any Existing Advances (the “MFN Provision”); and

(b) each Advance made pursuant to any Incremental Term Loan Facility and any accrued and unpaid interest thereon shall in each case, constitute Obligations of the Co-Borrowers.

2.7.4 Conditions to Effectiveness of Incremental Term Loan Facility. Subject in all respect to the MFN Provision (if applicable), (x) any Incremental Term Loan Facility shall become effective as of such Incremental Term Loan Effective Date and (y) any funding of an Incremental Term Loan and the effectiveness of any Incremental Term Loan Commitment, in each case, shall be subject to the following conditions precedent:

(a) the Co-Borrowers shall have executed an Incremental Amendment in form and substance reasonably acceptable to Parent and the applicable Incremental Lenders (and to the extent such Incremental Amendment provides any additional terms and conditions for the benefit of the Incremental Lenders (in their capacities as lenders hereunder), such Incremental Amendment shall give effect to the MFN Provision), which shall be part of and integrated with this Agreement upon the execution of such Incremental Amendment;

(b) the conditions of Section 3.2 have been satisfied with respect to such Incremental Term Loan Commitment.

2.7.5 Incremental Amendments. Each such Incremental Term Loan Commitment shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Co-Borrowers, and the applicable Incremental Lenders and acknowledged by the Collateral Agent (which acknowledgement shall not be unreasonably withheld, conditioned, delayed or denied), which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Parent, Collateral Agent and the Incremental Lenders, to effect the provisions of this Section 2.7; provided that, to the extent that such Incremental Amendment and such Incremental Term Loan Commitments do not violate any applicable provisions in this Agreement (including the MFN Provision, to the extent applicable), notwithstanding the foregoing or the requirements set forth in Section 12.7 or elsewhere in this Agreement, (a) such Incremental Amendment shall only be required to consist of (i) a joinder of and acknowledgment to this Agreement signed solely by each of the Incremental Lenders and the Co-Borrowers in the form attached as Exhibit E, (ii) a joinder with respect to any other applicable Loan Documents (including the Mitsui Intercreditor Agreement if applicable) signed by solely by each of the Incremental Lenders and the other parties to such Loan Documents (other than the Lenders), and (iii) a supplement to Schedule I hereof reflecting such Incremental Increases attached to such joinder and acknowledgment (the “Joinder Documentation”) and (b) neither the consent of any other Lender nor the consent of the Collateral Agent shall not be required with respect the execution and delivery of the Joinder Documentation.

2.8 Defaulting Lenders.

2.8.1 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.7.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders or Collateral Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise), shall be applied by the Co-Borrowers at such time or times as follows: first, as Parent may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Required Lenders (for the purposes of clarity, not inclusive of any Defaulting Lender) and Parent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to any Co-Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Co-Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Advances were made at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.8.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

2.8.2 Defaulting Lender Cure. If Parent and the Required Lenders (for the purposes of clarity, not inclusive of any Defaulting Lender) agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their applicable Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Co-Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The Lenders’ obligation to make the initial Advance on the Effective Date is subject to the condition precedent that the Lenders shall have received, in form and substance reasonably satisfactory to the Lenders, the following:

(a) delivery of this Agreement, duly executed by the parties hereto;

(b) delivery of (1) the Mitsui Intercreditor Agreement on the terms set forth in Exhibit F hereto and (2) the Mitsui Loan Agreement, and evidence of the funding thereunder, which shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement on the terms set forth in Exhibit G hereto;

(c) delivery of the other Loan Documents that are required to be executed on the Effective Date;

(d) delivery of the Equity Documents that are required to be executed on the Effective Date;

(e) the Collateral Agent shall have received a certificate of a Responsible Officer or applicable manager of each Co-Borrower, dated the Effective Date, certifying as to the Operating Documents of such Co-Borrower (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of such Co-Borrower’s board of directors, members, or managers, as applicable, approving the Loan Documents and the transactions contemplated thereby, the good standing, existence or its equivalent of such Co-Borrower and of the incumbency (including specimen signatures) of the Responsible Officers of such Co-Borrower;

(f) certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(g) (1) the Lenders shall have received a Solvency Certificate signed by a Responsible Officer of Parent that, after giving effect to the initial Advances under the Loan Documents and the other Transactions, Parent, together with its Subsidiaries on a consolidated basis, is Solvent and (2) Seahawk shall have received a certificate of a Responsible Officer of Parent, dated the Effective Date, certifying that (i) to the best of management’s knowledge, the consolidated income statement covering the period from January 2019 to September 2019 delivered to the Lender fairly presents in all material respects Parent and its Subsidiaries’ consolidated operating results as of the date and for the period presented therein and (ii) there has not been any material deterioration in Parent and its Subsidiaries’ consolidated financial condition since the last day of the period presented in such attached financial statements delivered to Seahawk;

(h) the Perfection Certificate of Co-Borrowers, together with the duly executed signature thereto

(i) the Collateral Agent shall have received copies of the Co-Borrowers certificates of insurance evidencing the insurance required by this Agreement;

(j) (1) payment of the fees and Lender Expenses and Agent Expenses then due as specified in Section 2.4 hereof; (2) payment of $7,100,000 to the Industrial JV on the Effective Date, (3) payment of $197,295 to Willkie Farr & Gallagher LLP for unreimbursed fees and expenses in connection with the Existing Loan and Security Agreement and (4) repayment on the Effective Date of the principal amount of all outstanding “Term Loans” as defined in and outstanding under the SVB Loan Agreement (together with all accrued and unpaid interest and fees thereon);

(k) receipt of evidence satisfactory to the Collateral Agent and Seahawk that Indebtedness incurred under the Existing Loan and Security Agreement to the lenders party thereto (other than Seahawk) has either been converted to Equity Interests in the Parent or paid off in full, terminated, discharged and of no further force and effect;

(l) the Co-Borrowers, in their capacity as members of the Industrial JV (as applicable), shall have delivered to Seahawk or its designated Affiliates an unconditional consent by the Co-Borrowers (as defined in the Loan Agreement), in their capacity as members of the Industrial JV (as defined in the Loan Agreement), to, ratify and approve the following: (1) Thales Alenia Space US Investment LLC (in its capacity as member of the Industrial JV) (together with any of its affiliates, “TAS USI”) shall have the sole power, authority and discretion to review and approve all agreements, documents, instruments, and certificates necessary and incidental (the “Skylark Transaction Documents”) for the Industrial JV to formalize a business arrangement between the Industrial JV and Thales Alenia Space France (or any of its affiliates), Northstar Earth & Space Inc. (or any of its affiliates) and other parties legally obligated to, or to which there exist legal obligations on behalf of, Seahawk and the Co-Borrowers directly in connection with the arrangement known as “Project Skylark”, which, for the avoidance of doubt, the Co-Borrowers acknowledge and agree they are aware of and familiar with, (2) once the Skylark Transaction Documents are approved by TAS USI in its sole discretion, (i) the Industrial JV may enter into one agreement to sell four or more Satellites (as defined in the Second Amended and Restated Limited Liability Company Agreement of LeoStella LLC) to Northstar and (ii) the Industrial JV will immediately provide to TAS USI and to Parent (in their capacities as members of the Industrial JV) copies of any agreement signed between Northstar and the Industrial JV for the sale of Satellites to Northstar (“Northstar Agreement”), and (3) the Northstar Agreement may not be amended without the prior written consent of the Parent;

(m) Lenders shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Co-Borrowers, regarding, amongst other things, their corporate status, the due authorization, execution, delivery and enforceability of the Loan Documents, no conflicts with laws and material agreements, perfection and registration of the security interests and investment company status;

(n) the conditions precedent set forth in Section 3.2 with respect to the initial Advance have been satisfied to the extent required therein; and

(o) the Collateral Agent shall have received the Amendment Agreement, together with the duly executed signatures thereto.

3.2 Conditions Precedent to all Advances. The agreement of the Lenders to make each Advance, including the initial Advance on the Effective Date or any Incremental Term Loan, and the effectiveness of any Incremental Loan Commitment, in each case, is subject to the following (unless waived by the Lenders funding such Advance):

(a) each of the representations and warranties in this Agreement shall be true and accurate in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) on the date of such Advance or the effectiveness of such Incremental Loan Comment;

(b) no Default or Event of Default shall have occurred and shall be continuing or would result from such Advance; and

(c) with respect to any Advance, timely receipt of an executed Payment/Advance Form and any materials and documents required by Section 2.2.2.

3.3 Covenant to Deliver. The Co-Borrowers agree to deliver to each Lender each item required to be delivered to each Lender under this Agreement as a condition precedent to any Advance. The Co-Borrowers expressly agree that an Advance made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of the Co-Borrowers’ obligation to deliver such item, and the making of any Advance in the absence of a required item shall be in each Lender’s sole discretion.

3.4 Post-Closing Covenant to Deliver. Following the Effective Date, the Co-Borrowers agree to deliver the following items within the time periods set forth therein:

(a) Within three (3) Business Days following the Effective Date, delivery and receipt of evidence satisfactory to Seahawk that (1) payment in the amount of $7,100,000 has, on the Effective Date, been made to the Industrial JV for overdue amounts owed to the Industrial JV by the Co-Borrowers and (2) payment in the amount of $197,295 has, on the Effective Date, been made to Willkie Farr & Gallagher LLP for unreimbursed fees and expenses in connection with the Existing Loan and Security Agreement; and

(b) Within three (3) Business Days following the Effective Date, delivery and receipt of evidence satisfactory to the Lenders confirming (1) the repayment on the Effective Date of the principal amount of all outstanding “Term Loans” as defined and outstanding under the SVB Loan Agreement (and all accrued and unpaid interest and fees thereon) and (2) the release of all liens on Collateral securing the SVB Loan Agreement (other than any liens maintained by SVB on segregate cash collateral accounts otherwise permitted hereunder).

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Co-Borrower hereby grants Collateral Agent for the benefit of all Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, to and under and pledges to Collateral Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Co-Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a perfected security interest in the Collateral subject only to Permitted Liens. If any Co-Borrower shall at any time acquire a commercial tort claim valued by such Co-Borrower at more than One Hundred Thousand Dollars ($100,000), such Co-Borrower shall promptly notify the Lenders in a writing signed by such Co-Borrower of the general details thereof and grant to Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Required Lenders.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Collateral Agent shall promptly, at the Co-Borrowers’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to the Co-Borrowers.

4.2 Authorization to File. Each Co-Borrower hereby authorizes Collateral Agent to (i) file financing statements, without notice to such Co-Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights hereunder and (ii) file the Intellectual Property Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office to perfect or protect Collateral Agent’s interest in or rights hereunder. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Collateral Agent’s discretion (at the direction of the Required Lenders).

5. REPRESENTATIONS AND WARRANTIES

Each Co-Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Co-Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Co-Borrower has delivered to Collateral Agent a completed certificate signed by Co-Borrower, entitled Perfection Certificate (the “Perfection Certificate”). Co-Borrower represents and warrants to Collateral Agent that, in each case, except as may have been updated by a notification to Collateral Agent pursuant to Section 7.2, (a) Co-Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Co-Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Co-Borrower’s organizational identification number or accurately states that Co-Borrower has none; (d) the Perfection Certificate accurately sets forth Co-Borrower’s place of business, or, if more than one, its chief executive office as well as Co-Borrower’s mailing address (if different than its chief executive office); (e) other than as set forth on the Perfection Certificate, Co-Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Co-Borrower and each of its Subsidiaries is true, accurate and complete in all material respects (it being understood and agreed that Co-Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Co-Borrower is not now a Registered Organization but later becomes one, Co-Borrower shall promptly notify Lender of such occurrence and provide Lender with Co-Borrower’s organizational identification number.

The execution, delivery and performance by Co-Borrower of the Loan Documents to which it is a party have been duly authorized by such Co-Borrower, and do not (i) conflict with any of Co-Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Co-Borrower or any of its Subsidiaries or any of their property or assets are bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect Liens granted under the Loan Documents or are being obtained pursuant to Section 6.1(b) of this Agreement) or (v) constitute an event of default under any material agreement by which Co-Borrower is bound. Co-Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Effect.

5.2 Collateral. Co-Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Co-Borrower has no deposit accounts other than those described in the Perfection Certificate delivered to Lender in connection herewith or those for which Co-Borrower has given Collateral Agent notice and taken such actions as are necessary to give Lender a perfected security interest therein pursuant to the terms of and to the extent required by Section 6.5.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Co-Borrower is the sole owner of the Intellectual Property which it owns or purports to own. To the best of Co-Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Co-Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Co-Borrower owns or purports to own and which is material to each

Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part. No claim has been made in writing that any part of its owned Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to result in a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed to Collateral Agent pursuant to Section 6.9(b) of this Agreement, Co-Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. Other than as disclosed in the Perfection Certificate or as otherwise disclosed in writing pursuant to Section 6.2, there are no actions or proceedings pending or, to the knowledge of such Co-Borrower’s Responsible Officers, threatened in writing by or against Co-Borrower or any Subsidiary that would reasonably be expected to result in a fine, penalty or other monetary damages of more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).

5.4 No Material Deviation in Financial Statements and Deterioration in Financial Condition. To the best of management’s knowledge, the consolidated income statement covering the period from January 2019 to September 2019 delivered to the Lender fairly presents in all material respects the Borrower and its Subsidiaries’ consolidated operating results as of the date and for the period presented therein. The parties acknowledge that associated balance sheet and statement of cash flows remain subject to audit and other accounting adjustments that will be posted upon completion of the Company’s 2018 financial audit. There has not been any material deterioration in Co-Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Collateral Agent.

5.5 Solvency. After giving effect to the transactions entered into or effected on or about the Effective Date: (i) the fair salable value on a going concern basis of the Co-Borrowers’ assets on a consolidated basis (including goodwill minus disposition costs) will exceed the fair value of their liabilities; (ii) the Co-Borrowers on a consolidated basis will not be left with unreasonably small capital after the transactions contemplated by this Agreement to be effected on the Effective Date; and (iii) Parent, taken on a consolidated basis with its Subsidiaries will be able to pay its debts (including trade debts) generally as they mature.

5.6 Regulatory Compliance. Co-Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Co-Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Co-Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Co-Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Effect. None of Co-Borrower’s or any Subsidiary’s properties or assets has been used by Co-Borrower or any Subsidiary or, to the best of Co-Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with the law. Co-Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, in each case, except to the extent that any non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.7 Subsidiaries. Co-Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Co-Borrower and each Subsidiary have (i) timely filed all required federal tax returns and timely paid all federal taxes owed by Co-Borrower and each Subsidiary, and (ii) timely filed or obtained extensions for filing all required material foreign, state and local tax returns and reports, and Co-Borrower and each Subsidiary have timely paid all material foreign, state and local taxes, assessments, deposits and contributions owed by Co-Borrower and each Subsidiary except to the extent such taxes, individually or in the aggregate, are less than One Hundred Thousand Dollars ($100,000). Notwithstanding the forgoing, Co-Borrower may defer payment of any contested taxes in accordance with Section 6.3. Co-Borrower is unaware of any claims or adjustments proposed for any of Co-Borrower’s prior tax years which could result in additional taxes becoming due and payable by Co-Borrower in excess of One Hundred Thousand Dollars ($100,000). Co-Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Co-Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Full Disclosure. No written representation, warranty or other statement of Co-Borrower in any certificate or written statement given to Collateral Agent, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized by Collateral Agent and the Lenders that any projections and forecasts provided by Co-Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.10 Other Agreements. The Industrial JV LLCA, the Satellite Program Contract, the Technology License Agreement and the JCMA have not been amended or modified in any way not previously disclosed in writing to the Lenders prior to the Effective Date and remain in full force and effect as of the Effective Date, in each case, except to the extent modified by or in connection with the consent contemplated in Section 3.1(l) hereof.

5.11 2018 Audited Financial Statements. The delay of the delivery of the Parent’s financial audit for the fiscal year ending December 31, 2018 shall not result in a default under any Material Agreement (other than the Mitsui Loan Agreement and the SVB Loan Agreement) to which any Co-Borrower or any of its Subsidiaries is a party, in and of itself or as a result of the occurrence of a default under the Mitsui Loan Agreement or the SVB Loan Agreement, resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness under a Material Agreement or otherwise terminate such Material Agreement, as applicable. “Material Agreement” is any agreement in respect of Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or the subject matter of which has a contract value in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

6. AFFIRMATIVE COVENANTS

The Co-Borrowers shall do all of the following:

6.1 Government Compliance.

(a) Except as permitted by Sections 7.2 and 7.3, maintain their and all their Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Effect. The Co-Borrowers shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably result in a Material Adverse Effect.

(b) Obtain all of the Governmental Approvals necessary for the performance by the Co-Borrowers of their obligations under the Loan Documents to which it is a party and the grant of a security interest to Collateral Agent in the Collateral. The Co-Borrowers shall promptly provide copies of any such obtained Governmental Approvals to each Lender.

(c) Deliver to each Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates; Access to Collateral and Books and Records.

(a) Deliver to each Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated balance sheet and income statement covering the Co-Borrowers’ and each of their Subsidiary’s operations during the period certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent (at the direction of the Required Lenders); (ii) with respect to each fiscal year of Parent (commencing with respect to the fiscal year 2019), as soon as available, but no later than one hundred eighty (180) days after the last day of such fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than “going concern” or similar qualification relating to liquidation) on the financial statements from an independent certified public accounting firm reasonably acceptable to Collateral Agent (at the direction of the Required Lenders); (iii) in the event that a Co-Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all statements, reports and notices made available to such Co-Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the SEC; (iv) a prompt report of any legal actions pending or threatened against any Co-Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to any Co-Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (v) as soon as available, but no later than the earlier of (I) fifteen (15) days after approval by Parent’s Board of Directors or (II) January 31st of each year, annual financial projections approved by Parent’s Board of Directors and commensurate in form and substance with those provided to Parent’s venture capital investors, together with any related business forecasts used in the preparation of such annual financial plans and projections; (vi) such other budgets, sales projections, operating plans or other financial information reasonably requested by Collateral Agent (at the direction of the Required Lenders); (vii) on the fifteenth (15th) business day after the end of each fiscal quarter, an updated business plan (including a reforecast of the monthly cash flow, an update on the commercial activity, a backlog projection and a detailed aging report); (viii) promptly following the receipt of net proceeds of Twenty-Five Million Dollars ($25,000,000) (the “Stock Sale Threshold”) or more from the sale of any Co-Borrower’s equity securities, whether individually or in the aggregate, to one or more purchasers (or upon entry into any warrants, purchase or similar agreements (in each case, excluding the issuance of options or other equity securities of any Co-Borrower or their Subsidiaries pursuant to equity incentive plans, employee benefit plans and other similar employee compensation arrangements with officers, employees, consultants and directors of any Co-Borrower or their Subsidiaries), individually or in the aggregate, at or above the Stock Sale Threshold, prompt notification of the same) an updated capitalization table; provided that an updated capitalization table shall not be required until such sale is consummated and (viii) solely so long as the Mitsui Loan Agreement is in effect, on the later of (x) the first Business Day of the first full week or (y) four (4) Business Days following the Effective Date, and each two week anniversary thereof: (i) bi-weekly accounts receivable agings, aged by invoice date, (ii) biweekly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (iii) bi-weekly reconciliations of accounts receivable agings (aged by invoice date), (iv) a Deferred Revenue report, and (v) detailed reports of the cash inflows and cash outflows of Parent and Spaceflight, Inc. each on a standalone basis.

(b) Allow Collateral Agent (at the direction of the Required Lenders) to inspect the Collateral and audit and copy each Co-Borrower’s Books, including, but not limited to, such Co-Borrower’s Accounts, upon reasonable notice to such Co-Borrower and during normal business hours. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. After the occurrence and during the continuance of an Event of Default, Collateral Agent (at the direction of the Required Lenders) may audit the Co-Borrowers’ Collateral at the Co-Borrowers’ expense, including, but not limited to, the Co-Borrowers’ Accounts as frequently as Collateral Agent (at the direction of the Required Lenders) deems necessary at the Co-Borrowers’ expense and at Collateral Agent’s (at the direction of the Required Lenders) sole and exclusive discretion, without notification to and authorization from the Co-Borrowers. Promptly notify and allow any one (1) officer, director, employee or consultant of the Collateral Agent to attend and observe each meeting of the board of directors or other equivalent governing body of each Co-Borrower.

(c) Provide each Lender with each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) or any regulatory entity concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Co-Borrower or any Subsidiary thereof.

(d) Promptly, but in any event within two (2) Business Days, notify each Lender:

(i) of the occurrence of any known Default or Event of Default;

(ii) of any (i) known breach or non-performance of, or any default under, a contractual obligation of any Co-Borrower or any Subsidiary; (ii) any known dispute, litigation, investigation, proceeding or suspension between any Co-Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Co-Borrower or any Subsidiary, in each case, that would reasonably be expected to result in a fine, penalty or other monetary damages of more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000); and

(iii) of any material change in accounting policies or financial reporting practices by any Co-Borrower or any Subsidiary thereof.

Each notice pursuant to the foregoing Sections 6.2(d)(i) and (ii) shall be accompanied by a statement of a Responsible Officer of Parent setting forth details of the occurrence referred to therein and, to the extent applicable, stating what action Parent has taken and proposes to take with respect thereto. Each notice pursuant to the foregoing Section 6.2(d)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

(e) Concurrently with the delivery of materials pursuant to subsection 6.2(a)(ii), the Co-Borrowers will notify the Collateral Agent in writing of any acquisition by the Co-Borrowers of any registration of or application for any material Copyright, Patent or Trademark constituting Collateral, and each applicable Co-Borrower shall take such actions as may be reasonably requested by the Collateral Agent to perfect the security interest granted to the Collateral Agent and the other Lenders, to the extent provided herein in respect of any Copyright, Patent or Trademark constituting Collateral, by the making of appropriate filings in the United States Patent and Trademark Office or United States Copyright Office.

6.3 Taxes. Make, and cause each Subsidiary to make, timely payment of all federal and all material foreign, state, and local taxes or assessments, in each case, other than taxes and assessments which the Co-Borrowers (a) (i) contest in good faith, with adequate reserves maintained in accordance with GAAP, (ii) notify each Lender in writing of the commencement of, and any material development in, the proceedings and (iii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien” or (b) to the extent such taxes, individually or in the aggregate, are less than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Insurance. Keep their businesses and the Collateral insured for risks and in amounts standard for companies in the Co-Borrowers’ industry and location. Insurance policies shall be in a form and in amounts customary for companies in Co-Borrowers’ industry and location. All property policies with respect to Collateral shall have a lender’s loss payable endorsement showing Collateral Agent as a lender loss payee. All liability policies with respect to Collateral shall show, or have endorsements showing, Collateral Agent as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give

Collateral Agent at least twenty (20) days’ notice before canceling, materially amending, or declining to renew its policy. At Collateral Agent’s (at the direction of the Required Lenders) request, the Co-Borrowers shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option (at the direction of the Required Lenders), be payable to Collateral Agent on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, each of the Co-Borrowers shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property useful to such Co-Borrower’s business or acquiring other property otherwise used or useful in any Co-Borrower’s business; provided that any such replaced or repaired or new property shall be deemed Collateral unless otherwise excluded or permitted to be excluded hereunder, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent (at the direction of the Required Lenders), be payable to Collateral Agent on account of the Obligations. If an Event of Default has occurred and is continuing and if the Co-Borrowers fail to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Collateral Agent (at the direction of the Required Lenders) deems prudent.

6.5 Deposit Accounts. Promptly notify each Lender in writing upon the acquisition or creation by any Co-Borrower or by any Subsidiary of any Co-Borrower of any Collateral Account not listed on the Perfection Certificate provided to Collateral Agent as of the Effective Date. Within forty-five (45) days of (a) the Effective Date with respect to Collateral Accounts held by the Co-Borrowers on the Effective Date and (b) in all other cases, the acquisition or creation of a Collateral Account, provide for the execution of a Control Agreement with respect thereto. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, the provisions of the foregoing shall not apply to Excluded Accounts.

6.6 Inventory; Returns; Certain Notices. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Co- Borrowers and their Account Debtors shall follow the Co-Borrowers’ customary practices as they exist at the Effective Date. If, at any time during the term of this Agreement, any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, the Co-Borrowers will promptly advise each Lender.

6.7 Further Assurances. Execute any further instruments and take further action as Collateral Agent (at the direction of the Required Lenders) reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents.

6.8 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that a Co-Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), such Co-Borrower shall, within thirty (30) days of such acquisition (a) cause such new Subsidiary to provide to Collateral Agent a joinder to the Loan Agreement to cause such Subsidiary to become a Co-Borrower, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Collateral Agent (as directed by the Required Lenders) (including being sufficient to grant Collateral Agent a Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Collateral Agent (as directed by the Required Lenders), and (c) provide to Collateral Agent all other documentation in form and substance reasonably satisfactory to Collateral Agent (as directed by the Required Lenders), which in its reasonable determination is necessary and appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.8 shall be a Loan Document.

6.9 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly, but no later than 10 days after discovery of such material infringement, advise Lender in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to a Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s (at the direction of the Required Lenders) written consent.

(b) Provide written notice to each Lender within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public and other non-material Intellectual Property licenses to Co-Borrower).

6.10 Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent, without expense to Collateral Agent, the Co-Borrowers and their officers, employees and agents and each Co-Borrower’s Books, to the extent that Collateral Agent (at the direction of the Required Lenders) may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent with respect to any material portion of the Collateral or involving a Co-Borrower with respect to the Loan Documents.

6.11 Sale of the Launch Business. Promptly following the Sale of the Launch Business, the Co-Borrowers shall apply the net proceeds from the Sale of the Launch Business (other than proceeds required to be applied to repay the obligations outstanding under the Mitsui Loan Agreement and the other Mitsui Loan Documents, amounts required or contemplated to be paid under the Mitsui Share Purchase Agreement, and any amounts outstanding under the SVB Loan Agreement) to repay overdue amounts owed to the Industrial JV as of the date of the Sale of the Launch Business.

6.12 Maintenance of Security Interest. Such Co-Borrower shall defend the security interest created by this Agreement in such Co-Borrower’s Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Co-Borrower, such Co-Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Co-Borrower.

7. NEGATIVE COVENANTS

The Co-Borrowers shall not do any of the following without Collateral Agent’s (at the direction of the Required Lenders) prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively a “Transfer”), or permit any of their Subsidiaries to Transfer, all or any part of their businesses or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus, or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments or transactions permitted pursuant to Section 7.3; (d) consisting of existing, as of the Effective Date, licenses for the use of the property or other assets of a Co-Borrower or its Subsidiaries granted to Seahawk, Telespazio SpA or the Industrial JV, and any amendments or modifications thereto to the extent such amendments or other modifications are not materially adverse to the Lenders (in their capacity as lenders hereunder); (e) consisting of Borrower’s or a Subsidiary’s use or transfer of money or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of the Mitsui Collateral, only to the extent used exclusively by Spaceflight, Inc. or to the extent required by the Mitsui Share Purchase Agreement upon the entry into and effectiveness thereof; (g) consisting of the sale or issuance of any stock of any Co-Borrower permitted under Section 7.2 of this Agreement; (h) by a Co-Borrower to another Co-Borrower and by any Subsidiary to a Co-Borrower; provided that any Transfer to Spaceflight, Inc. shall be limited to Mitsui Collateral, only to the extent used exclusively by Spaceflight, Inc. or to the extent required by the Mitsui Share Purchase Agreement upon the entry into and effectiveness thereof; (i)(a) of non-exclusive licenses for the use of the property of a Co-Borrower or its Subsidiaries in the ordinary course of business and (b) licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, in each case, in the ordinary course of business; and (j) that are not otherwise permitted under this Section 7.1 in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of Parent.

7.2 Changes in Business, Management, Ownership, Control, Business Locations, Operating Documents, Fiscal Year. (a) Engage in or permit any of their Subsidiaries to engage in any business other than the businesses currently engaged in by Co-Borrowers and their Subsidiaries, as applicable, and any other business activities which are extensions thereof or otherwise incidental, complimentary or reasonably related or incidental thereto or ancillary to the foregoing; (b) liquidate or dissolve; (c)(i)consummate any transaction or series of related transactions in which the stockholders of Parent who were not stockholders immediately prior to the first such transaction own more than forty-nine (49%) of the voting stock of Parent immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Parent’s equity securities in a public offering), (ii) consummate any transaction or series of related transactions in which any stockholder of Parent who was a stockholder immediately prior to the first such transaction owns more than forty-nine (49%) of the voting stock of Parent immediately after giving effect to such transaction or related series of such transactions, (iii) consummate any transaction or series of related transactions which result in the sale or disposition of all or substantially all assets of the Co-Borrowers, taken as a whole, or (iv) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Co- Borrower cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (the transaction or series of transactions described by this clause (c), a “Change of Control”); provided that, none of the foregoing clauses (a) through (c) shall apply with respect to the entry into and effectiveness of the Mitsui Share Purchase Agreement or the consummation of the transactions contemplated thereby, (d) amend or modify in any manner materially adverse to the Lenders (solely in their capacity as lenders hereunder): (i) any Operating Document of a Co-Borrower or (ii)(A) the SVB Loan Agreement or any “Loan Document” thereunder, (B) the Mitsui Loan Agreement and any other Mitsui Loan Document, or (C) the Industrial JV LLC Agreement (except to the extent modified by or in connection with the consent contemplated in Section 3.1(l) hereof), or (e) change the fiscal year of the Co-Borrowers (other than in connection with the entry into and effectiveness of the Mitsui Share Purchase Agreement or the consummation of the transactions contemplated thereby).

No Co-Borrower shall, without at least five (5) days prior written notice (or such other period as determined in the Collateral Agent’s reasonable discretion) to each Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations collectively contain less than One Hundred Thousand Dollars ($100,000) in such Co-Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee, unless (i) all such bailee locations contain less than One Hundred Thousand Dollars ($100,000) in such Co-Borrower’s assets or property (other than Inventory maintained with Co-Borrower’s vendors for a period of time not to exceed ninety (90) days provided that such Inventory is covered by insurance reasonably acceptable to Collateral Agent (at the direction of the Required Lenders) no later than thirty five (35) days after the Effective Date) or (ii) such Co-Borrower has used commercially reasonable efforts to obtain from such bailee a bailee agreement governing both the Collateral and the location to which such Co-Borrower intends to deliver the Collateral.

Each Co-Borrower hereby agrees upon such Co-Borrower adding any new domestic office or business location, including any warehouse, such Co-Borrower will use commercially reasonable efforts to cause its landlord to enter into a landlord consent in favor of Collateral Agent prior to such new office or business location containing Two Hundred Fifty Thousand Dollars ($250,000) of Collateral; provided that the foregoing obligations shall not apply with respect to the leased location at 13241 Woodland Park Road, Suite 300, Herndon, VA 20171.

In the event that any Co-Borrower acquires any real property owned in fee simple which has a fair market value in excess of $250,000 and such interest has not otherwise been made subject to the Lien in favor of the Collateral Agent, for the benefit of the Lenders, then such Co-Borrower, no later than one ninety (90) days (or such later date agreed to by the Collateral Agent) following the acquisition of such real property, will take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable mortgage, deed of trust, deed to secure debt or other security document, in each case, covering such interest in such real property, in each case, in form and substance reasonable satisfactory to the Parent and the Collateral Agent.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of their Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of their Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) total consideration including cash and the value of any non-cash consideration for all such transactions does not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year of any Co-Borrower; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) a Co-Borrower is the surviving legal entity. Notwithstanding the foregoing, (x) a Subsidiary may merge or consolidate into another Subsidiary or into a Co-Borrower and (y) this Section 7.3 will not apply to the entry into and effectiveness of the Mitsui Share Purchase Agreement or the consummation of the transactions contemplated thereby.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the security interest granted herein except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Co-Borrower or any Subsidiary from validly assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of a Co-Borrower’s or any Subsidiary’s Intellectual Property in favor of the Collateral Agent, except (i) as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein and (ii) to the extent related to entry into and effectiveness of the Mitsui Share Purchase Agreement or the consummation of the transactions contemplated thereby.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5 of this Agreement.

7.7 Distributions; Investments. (a) Make any Investment in any Person, or permit any of their Subsidiaries to do so, in each case, other than Permitted Investments; (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (c) enter into any Swap Agreement; provided that Co-Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and issue capital stock in connection with the exercise of warrants or options, (ii) pay dividends solely in capital stock, (iii) repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements with an aggregate purchase price not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of the Parent so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, (iv) make payments in lieu of the issuance of fractional shares, (v) make any dividends or distributions or payments or redemptions required in connection with or expressly contemplated by the Mitsui Share Purchase Agreement or the consummation of the transactions contemplated thereby, and (vi) enter into Swap Agreements in the ordinary course of any Co-Borrower’s financial planning to hedge currency and interest rate risks (and not for speculative purposes) subject to the Collateral Agent’s consent (not to be unreasonably withheld, conditioned or delayed).

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Co-Borrower, except for (i) transactions that are in the ordinary course of a Co-Borrower’s business, upon fair and reasonable terms that are no less favorable to such Co-Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Section 7.2 of this Agreement, (ii) transactions between or among the Co-Borrowers, their Subsidiaries, or between or among the Co-Borrowers and their Subsidiaries, (iii) compensation agreements approved by each Co-Borrower’s board of directors, members, or managers, or a duly authorized committee thereof, as applicable, (iv) equity and Subordinated Debt financings with Co-Borrower’s existing investors, and (v) the entry into and effectiveness of the Mitsui Share Purchase Agreement and the Mitsui Loan Documents, and the consummation of the transactions contemplated thereby.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision or grant a waiver with respect to any document relating to the Subordinated Debt which would increase the aggregate principal amount thereof, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction as defined in ERISA, or (c) comply with the Federal Labor Standards Act, if the failure of any of the conditions in clauses (a) through (c) could reasonably be expected to have a Material Adverse Effect, or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect or permit any Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of the Co-Borrowers, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. The Co-Borrowers fail to pay any of the Obligations when due.

8.2 Covenant Default.

(a) If a Co-Borrower fails to perform any obligation under Sections 6.2, 6.3, 6.4, 6.5, or 6.8 of this Agreement or violates any of the covenants contained in Article 7 of this Agreement, or

(b) If a Co-Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, and as to any default under such other term, provision, condition, covenant or agreement related to the Loan Documents that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Co-Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Co-Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be made during such cure period). Grace periods provided under this Section 8.2(b) shall not apply to any covenants that are required to be satisfied, completed or tested by a date certain or as set forth in clause (a) above;

8.3 Material Adverse Change. The Lenders unanimously determine that a Material Adverse Change occurs.

8.4 Attachment; Levy; Restraint on Business.

(a) a notice of lien or levy is filed against any of a Co-Borrower’s assets by any government agency, and the foregoing are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, no Advances shall be made during any ten (10) day cure period; or

(b) (i) any material portion of a Co-Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Co-Borrower from conducting any material part of its business; provided that the Event of Default under this Section 8.3(b) shall be cured or waived for the purposes of this Agreement upon each Lender receiving written evidence that the same under sub-clauses (i) and (ii) hereof have, within ten (10) days after the occurrence thereof, been discharged or stayed (whether through the posting of a bond or otherwise); provided further that no Advances shall be made during any such ten (10) day cure period.

8.5 Insolvency. (a) A Co-Borrower or any of its Subsidiaries ceases to be solvent as described under Section 5.5 hereof; (b) a Co-Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Co-Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Advances shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which any Co-Borrower or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) (including, without limitation, the SVB Loan Agreement and the Mitsui Loan Agreement, if applicable) or (b) any default by such Co-Borrower, the result of which the Lenders unanimously determine could result in a Material Adverse Change;

8.7 Judgments. One or more final judgments, orders, fines, penalties or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (unless covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against a Co-Borrower and the same are not, within twenty (20) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Any Co-Borrower or any Person acting for a Co-Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to any Lender or to induce any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any subordination agreement with respect to any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than any Lender or Collateral Agent) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, except as may be permitted pursuant to the terms of such subordination agreement or Permitted Liens;

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal as set forth in the forgoing clause (a) and (b) (i) has, or could reasonably be expected to have, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of a Co-Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of a Co-Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8.11 Amendment Agreement. The Seahawk License Agreement and the Seahawk Escrow Agreement shall fail to be terminated pursuant to the requirements of the Amendment Agreement.

9.	AGENT’S AND LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent (at the direction of the Required Lenders), may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 of this Agreement occurs, all Obligations are immediately due and payable without any action by Collateral Agent);

(b) settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Collateral Agent (at the direction of the Required Lenders) considers advisable and notify any Person owing a Co-Borrower money of Collateral Agent’s security interest in such funds and verify the amount of such account and such Co-Borrower shall collect all payments in trust for Collateral Agent and, if requested by Collateral Agent (at the direction of the Required Lenders), immediately deliver the payments to each applicable Lender in the form received from the Account Debtor, with proper endorsements for deposit;

(c) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral, the Co-Borrowers shall assemble the Collateral if Collateral Agent (at the direction of the Required Lenders) requests and make it available as Collateral Agent (at the direction of the Required Lenders) designates and Collateral Agent (at the direction of the Required Lenders) may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien (other than the IP Holdco Liens) which appears to be prior or superior to its security interest and pay all expenses incurred, with each Co-Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(d) apply to the Obligations any (i) balances and deposits of a Co-Borrower it holds, or (ii) any amount held by Collateral Agent owing to or for the credit or the account of a Co-Borrower;

(e) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral (subject to the IP Holdco Liens), with Collateral Agent hereby being granted a non-exclusive, royalty-free license or other right to use, without charge, a Co-Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, all other Intellectual Property and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, a Co-Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent’s benefit;

(f) place a “hold” on any account maintained with Collateral Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(g) demand and receive possession of each Co-Borrower’s Books; and

(h) exercise all rights and remedies available to Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Protective Payments. If a Co-Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which such Co-Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent (at the direction of the Required Lenders) may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Agent Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide the Co-Borrowers with notice of Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s or the Lenders’ waiver of any Event of Default.

9.3 Collateral Agent’s Liability for Collateral. So long as Collateral Agent treats the Collateral with substantially the same standard of care as it would its own property and complies with the Code regarding the safekeeping of Collateral in the possession of, or under the control of Collateral Agent, Collateral Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Co-Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.4 No Waiver; Remedies Cumulative. Collateral Agent’s or any Lender’s failure, at any time or times, to require strict performance by Co-Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender’s thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Collateral Agent’s or each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Agent and each Lender has all rights and remedies provided under the Code, by law, or in equity. Collateral Agent’s or each Lender’s exercise of one right or remedy is not an election and shall not preclude Collateral Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Collateral Agent’s or each Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5 Demand Waiver. Each Co-Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which such Co-Borrower is liable.

9.6 Co-Borrower Liability. Each Co-Borrower hereby appoints the other Co-Borrowers as agent for itself for all purposes hereunder, including with respect to requesting Advances hereunder. Each Co-Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Co-Borrower actually receives said Advances, as if each Co-Borrower hereunder directly received all Advances. Each Co-Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Co-Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent may exercise or not exercise any right or remedy it has against any Co-Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Co-Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Co-Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Co-Borrower to the rights of Collateral Agent or any Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Co-Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Co-Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Co-Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.6 shall be null and void. If any payment is made to a Co-Borrower in contravention of this Section 9.6, such Co-Borrower shall hold such payment in trust for Collateral Agent or the applicable Lender and such payment shall be promptly delivered to Collateral Agent or the applicable Lender for application to the Obligations, whether matured or unmatured.

9.7 Agency Appointment and Duties.

9.7.1 Appointment of Collateral Agent. Seahawk hereby resigns as Collateral Agent under the Existing Loan and Security Agreement and each Lender hereby irrevocably appoints Intelsat (together with any successor Collateral Agent pursuant to Section 9.8) as Collateral Agent hereunder and other Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Co-Borrowers on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto. Notwithstanding anything to the contrary in this Agreement, the Existing Loan and Security Agreement or the Loan Documents (as defined in the Existing Loan and Security Agreement), Seahawk shall have no further obligations or liabilities in its capacity as Collateral Agent under the Existing Loan and Security Agreement after the Effective Date.

9.7.2 Duties as Collateral Agent. Without limiting the generality of Section 9.7.1, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any proceeding described in Section 8.4 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (ii) act as collateral agent for each Lender for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iii) manage, supervise and otherwise deal with the Collateral, (iv) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (v) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable Requirement of Law or otherwise, (vi) enter into any subordination agreement or intercreditor agreement with respect to Indebtedness of any Co-Borrower permitted hereunder (including, without limitation, the Mitsui Intercreditor Agreement if applicable), (vii) enter into non-disturbance agreements and similar agreements and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent and/or bailee for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral that are assets which, in accordance with the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Collateral Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of Collateral Agent as secured party; provided further that should any Lender obtain possession or control of any such Collateral, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Co-Borrowers by their execution and delivery of this Agreement hereby consent to the foregoing.

9.7.3 Binding Effect. Each Lender agrees that (a) any action taken by Collateral Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (c) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, in each case, shall be authorized and binding upon all of the Lenders.

9.7.4 Release; Covenant Not to Sue.

(a) In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Co-Borrower, on behalf of itself and its successors, assigns, and other legal representatives (each Co-Borrower and all such other Persons being hereinafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Seahawk, and its successors and assigns, and their present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives, and other representatives (Seahawk and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all known demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever of every name and nature, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Effective Date, in any way related to or in connection with Seahawks role as Collateral Agent under the Existing Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto (individually, a “Released Claim” and collectively, “Released Claims”).

(b) Each Releasor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Releasor hereby agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

Each Releasor hereby absolutely, unconditionally, and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised, and discharged by any Releasor pursuant to this Section 9.7.4. If any Releasor violates the foregoing covenant, each Releasor for itself and its successors and assigns, and other legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9.8 Successor Collateral Agents. Collateral Agent may at any time give notice of its resignation to the Lenders and the Co-Borrowers. Upon receipt of any such notice of its resignation, the Required Lenders shall have the right, subject to the consent of Parent (such consent not to be unreasonably withheld or delayed) to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders, appoint a successor Collateral Agent, subject to the consent of Parent (such consent not to be unreasonably withheld or delayed). Effective immediately upon its resignation, (i) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents (other than remaining named as a “secured party” or similar capacity on any financing statements on behalf of all the

Lenders or on any agreements entered into for the purpose of perfection, in each case, until such time as a successor agent is appointed), (ii) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the retiring Collateral Agent and its Affiliates shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents and (iv) the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

9.9 Collateral Agent Indemnification and Reimbursement. To the extent not reimbursed by the Co-Borrowers, Collateral Agent shall be indemnified by the Lenders (an “Indemnifying Lender”), on a several basis in proportion to each Lender’s Pro Rata Share, and each Indemnifying Lender agrees to reimburse the Collateral Agent for the Indemnifying Lender’s Pro Rata Share of the following items (an “Indemnified Payment”):

9.9.1 all reasonable out-of-pocket costs and expenses of the Collateral Agent incurred by the Collateral Agent in connection with the discharge of its activities under this Agreement, including reasonable legal expenses and attorneys’ fees; provided, that the Collateral Agent shall consult with the other Lenders regarding the incurrence of such costs and expenses at reasonable intervals (but not more often than monthly); and

9.9.2 from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, or any action taken or omitted by the Collateral Agent hereunder; provided that the Indemnifying Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, if the same results from the Agent’s gross negligence or willful misconduct.

9.10 Release of Collateral or Co-Borrowers. Each Lender hereby consents to the release and hereby directs Collateral Agent to automatically release or subordinate the following (and the Collateral Agent acknowledges and agrees to the same) without any further action by any other party:

9.10.1 any Co-Borrower (other than the Parent) of its obligations hereunder (including any guaranty of the Obligations) if all of the Equity Interests in such Co-Borrower owned by any other Co-Borrower or any of its Subsidiaries are disposed in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Person would not be required to be a Co-Borrower or otherwise guarantee any Obligations hereunder; and

9.10.2 any Lien held by Collateral Agent for the benefit of the Lender against (i) any Collateral that is disposed of by an Co-Borrower in any transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to the Loan Documents after giving effect thereto have been granted, (ii) any property subject to a Lien described in clause (c) of the definition of Permitted Liens and (iii) all of the Collateral and all Co-Borrowers, upon (A) termination of the aggregate Commitments and (B) payment and satisfaction in full of all Loans and all other Obligations (other than inchoate indemnity obligations) that Collateral Agent has been notified in writing are then due and payable.

Each Lender hereby directs Collateral Agent, and Collateral Agent hereby agrees, upon receipt of reasonable advance notice from Parent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10, which shall include, without limitations, all Lien releases with respect to any Mitsui Collateral transferred pursuant to the Mitsui Share Purchase Agreement which are required or reasonably requested by any Co-Borrower in connection with the entry into and effectiveness of the Mitsui Share Purchase Agreement and the Mitsui Loan Documents, and the consummation of the transactions contemplated thereby.

9.11 Exculpatory Provisions.

9.11.1 The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or applicable law , including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Co-Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

9.11.2 The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Collateral Agent shall be deemed not to have knowledge of any default or Event of Default unless and until notice describing such default or Event of Default is given in writing to the Collateral Agent by the Co-Borrowers or a Lender.

9.11.3 The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

9.12 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of each Lender, the Collateral Agent may presume that such condition is satisfactory to such Lender unless the Collateral Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Advance. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.13 Additional Lenders. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Person that is not then currently a Lender (including, without limitation, as an Incremental Lender pursuant to Section 2.7) as long as, by accepting such benefits, such Person agrees to be bound by (and, if requested by Collateral Agent (as directed by the Required Lenders), shall confirm such agreement in a writing in form and substance acceptable to Collateral Agent) this Section 9 and the decisions and actions of Collateral Agent and the Required Lenders to the same extent any Lender is or would be bound and such Person agrees that it will be bound by and comply with all provisions of this Agreement and the other Loan Documents.

9.14 Application of Payments to Obligations During Enforcement.

9.14.1 After the exercise of remedies provided for in Section 9.1 (or after the Advances have automatically become immediately due and payable as set forth in the parenthetical of clause (a) of Section 9.1), any amounts received on account of the Obligations shall be applied by the Collateral Agent in the following order:

(a) first, to the Collateral Agent to repay Agent Expenses then due and owing in accordance with Section 2.3,

(b) second, to the Lenders in accordance with each such Lender’s Pro Rata Share to repay all Lender Expenses then due and owing in accordance with Section 2.3,

(c) third, to the Lenders in accordance with each such Lender’s Pro Rata Share, to the payment in full of all accrued and unpaid interest on the Advances,

(d) fourth, to the Lenders in accordance with each such Lender’s Pro Rata Share, to the payment in full of the then outstanding principal amount of the Advances,

(e) fifth, to the Lenders in accordance with each such Lender’s Pro Rata Share, to payment in full of all other costs, expenses or fees (including, without limitation, the premium set forth in Section 2.1.3(b)(y), if applicable) and other sums, if any, then due and payable hereunder, and

(f) sixth, any remaining amounts to be paid over to the Parent and the other Co-Borrowers.

Whether or not an Insolvency Proceeding has commenced, any Collateral, distributions in respect thereof or proceeds thereof received by any Lender, including any such Collateral constituting proceeds, or any payment or distribution that may be received by any Lender, including, but not limited to, (1) in connection with the exercise of any right or remedy (including any right of set-off or recoupment) against the Collateral, (2) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the Collateral, or (3) from the collection or other disposition of, or realization on, the Collateral in any foreclosure (or similar) action or in any Insolvency Proceeding, shall be segregated and held in trust and promptly paid over to the Collateral Agent, in the same form as received, with any necessary endorsements and shall be applied by the Collateral Agent in accordance with this Section 9.14.

9.15 Entry into Intercreditor Arrangements. In addition to the rights and requirements set forth herein or any other Loan Document:

9.15.1 in connection with entry into the Mitsui Loan Agreement and Mitsui Loan Documents, Intelsat (in its capacity as Collateral Agent and Lender) (or any successor Collateral Agent) and each other Lender hereunder acknowledges and agrees to enter into the Mitsui Intercreditor Agreement, and acknowledges, agrees and authorizes the Collateral Agent to enter into the Mitsui Intercreditor Agreement and make any changes hereunder or under the other Loan Documents to effect such entry into such the Mitsui Intercreditor Agreement, and each Lender hereby directs Collateral Agent, and Collateral Agent hereby agrees, in connection therewith, to enter into the Mitsui Intercreditor Agreement that, among other things, provides that Mitsui has a first priority Lien on the Mitsui Priority Collateral, and, in each case, make such changes as Mitsui and Parent (in consultation with the Required Lenders) request hereunder or the other Loan Documents to effect such entry into the Mitsui Intercreditor Agreement, including, without limitation, adding a legend to this Agreement and any other applicable Loan Document to the extent required by the Mitsui Intercreditor Agreement; and

9.15.2 in connection with entry into any Commercial Credit Facility, Collateral Agent and each other Lender hereunder acknowledges and agrees to enter into a pari passu collateral sharing arrangement, intercreditor agreement or subordination agreement, in each case as applicable, on terms acceptable to the Required Lenders (not to be unreasonably withheld, conditioned, delayed or denied) (the “Commercial Credit Intercreditor”), and acknowledges, agrees and authorizes the Collateral Agent to enter into the Commercial Credit Intercreditor and make any changes hereunder or under the other Loan Documents to effect such entry into such the Commercial Credit Intercreditor, and each Lender hereby directs Collateral Agent, and Collateral Agent hereby agrees, in connection therewith, to enter into the Commercial Credit Intercreditor, and, in each case, make such changes as to this Agreement or the other Loan Documents to effect such entry into the Commercial Credit Intercreditor, including, without limitation, adding a legend to this Agreement and any other applicable Loan Document to the extent required by the Commercial Credit Intercreditor.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.

Collateral Agent, any Lender or any Co-Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Co-Borrowers:	SPACEFLIGHT INDUSTRIES, INC.
1505 Westlake Avenue N, Suite 600
Seattle, WA 98109
Attn: Legal Department
Email: legal@spaceflightindustries.com

If to Collateral	INTELSAT JACKSON HOLDINGS S.A.
Agent:	4, rue Albert Borschette
L-1246 Luxembourg
Attn: General Counsel
Email: michelle.bryan@intelsat.com

If to any Lender	To the address and other notice contact set forth
on Schedule I or otherwise in accordance with this Section 10

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. The Co-Borrowers, Collateral Agent and the Lenders each submit to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided that nothing in this Agreement shall be deemed to operate to preclude Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Collateral Agent. Each Co-Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Co-Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Co-Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Co-Borrower at the address set forth in, or subsequently provided to such Co-Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a Co-Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE CO-BORROWERS, COLLATERAL AGENT AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Co-Borrowers may not assign this Agreement or any rights or obligations under it without each Lender’s prior written consent (which may be granted or withheld in such Lender’s discretion). Each Lender has the right, with the prior written consent of Parent so long as no Event of Default has occurred and is continuing (which shall not be unreasonably withheld, conditioned or delayed and will be deemed provided if no response is provided to such Lender within five (5) Business Days of Lender providing Parent notice of such proposed assignment), to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that if Seahawk and its Affiliates no longer own (or provide the Collateral Agent and Parent with a copy of a fully executed agreement providing for Seahawk’s and/or its Affiliates’ sale of all of the preferred stock, limited or general partnership interests, common stock or any limited liability company membership interests of Parent owned by all such entities to a bona fide third-party purchaser) any preferred stock, limited or general partnership interests, common stock or any limited liability company membership interests of Parent or Co-Borrowers, Seahawk may sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Seahawk’s Advances, obligations, rights, and benefits under this Agreement and the other Loan Documents to any entity that is not a Disqualified Assignee without prior consultation with or consent of any Co-Borrower, Parent or any other Lender. Such Lender, acting solely for this purpose as an agent of the Co-Borrowers, shall maintain at one of its offices a copy of each sale or assignment of each Lender’s interest pursuant to this Section 12.1 and a register for the recordation of the names and addresses of any successors, assigns or participants and the principal amounts (and stated interest) of any Advances owing to such successors, assigns or participants pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Co-Borrowers and Collateral Agent and applicable Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the beneficial owner of such Person’s applicable portion of the Advances and rights under the Loan Documents hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Co-Borrower at any reasonable time and from time to time upon reasonable prior notice. The parties agree that the foregoing is intended to comply with the definition of “registered form” as provided in Section 5f.103-1(c) of the Treasury Regulations promulgated under the Tax Code and shall be interpreted consistently therewith.

12.2 Indemnification. The Co-Borrowers agree to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or any Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Agent Expenses and Lender Expenses provided for under this Agreement), in the case of the foregoing clauses (a) and (b), in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Collateral Agent, the Lenders and the Co-Borrowers contemplated by the Loan Documents (including reasonable and documented attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Each Co-Borrower hereby grants to each Lender, a lien, security interest and right of setoff as security for all Obligations to such Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender or any entity under the control of such Lender (including a subsidiary of such Lender) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, such Lender may set off the same or any part thereof and apply the same to any liability or obligation of Co-Borrowers even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO

REQUIRE AGENT ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF CO-BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Collateral Agent provides the Co-Borrowers with written notice of such correction and allows the Co-Borrowers at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Collateral Agent and the Co-Borrowers.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. The provisions of this Agreement and the other agreements enumerated below may be modified, amended or waived only by a written instrument signed by (i) the Co-Borrowers and (ii) the Required Lenders; provided that no such modification, amendment or waiver shall, without the written consent of all of the affected Lenders, (a) reduce the principal amount of any Advance, (b) reduce the rate of interest of any Advance, (c) increase the Commitment of any Lender, (d) modify the payment waterfall provisions of Section 9.14 or Section 2.1.3(d), (e) except as otherwise permitted by this Section 12.7, change any provision of this Section 12.7 or reduce the percentages specified in the definitions of “Required Lenders”, (f) modify in any respect materially adverse to the Lenders (in their capacities as lenders hereunder): (i) the Industrial JV LLCA (except to the extent modified by or in connection with the consent contemplated in Section 3.1(l) hereof), (ii) the Mitsui Intercreditor Agreement, Mitsui Loan Agreement or any Mitsui Loan Document, or (iii) the SVB Loan Agreement, the other “Loan Documents” as defined under the SVB Loan Agreement or any loan or security documents entered into in connection with the Commercial Credit Facility, in each case, in any respect, taken as a whole, (g) release Co-Borrowers comprising all or substantially all of the credit support for the Obligations Agreement (other than as authorized hereunder or the other Loan Documents), (h) release all or substantially all of the Collateral (other than as authorized hereunder or the other Loan Documents) or (i) subordinate the Obligations owed to one party hereunder to those of another party hereunder (other than as authorized hereunder or the other Loan Documents); provided, however, that no waiver of or consent to an Event of Default (or any event or violation that gives rise to an Event of Default), waiver of any prepayment, or any amendment of any financial covenant (or any related financial definition) shall be deemed to be a reduction of principal or interest. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

12.8 Joinder. Without duplication of any other requirements hereunder (including, without limitation, those requirements set forth in Section 2.7), in the event that this Agreement is amended, restated or otherwise modified from time to time to provide for additional Commitments, including, without limitation, in connection with any Incremental Term Loan Commitment pursuant to Section 2.7 (a “Subsequent Closing”), (i) any Person that is not a Lender prior to such Subsequent Closing under this Agreement shall, prior to the effectiveness of such Subsequent Closing, execute all documents reasonably requested by the Co-Borrowers and Required Lenders immediately prior to the Subsequent Closing, including, without limitation, a joinder in the form of Exhibit E and any other necessary joinder or amendments to this Agreement and any applicable intercreditor agreements, including, without limitation, becoming a party to the Mitsui Intercreditor Agreement if applicable, and (ii) Schedule I hereto shall be supplemented to reflect such additional Commitments and such Person as a new Lender hereunder.

12.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.10 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of the Co-Borrowers in Section 12.2 of this Agreement to indemnify Collateral Agent and the Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.11 Confidentiality. In handling any confidential information, Collateral Agent, the Lenders and the Co-Borrowers shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (a) to Collateral Agent’s and the Lenders’ Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Collateral Agent and the Lenders, each a “Lender Entity” and collectively, the “Lender Entities”) or to the Co-Borrowers’ Subsidiaries or Affiliates provided that such Subsidiaries or Affiliates shall agree to be bound by the confidentiality provisions set forth in this Section 12.11; (b) with respect to any Lender, to prospective transferees or purchasers of any interest in the

Advances (provided, however, such Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.11); (c) as required by law, regulation, subpoena, or other order; (d) to Collateral Agent’s or any Lender’s or Co-Borrowers’ regulators or as otherwise required in connection with Collateral Agent’s, the Lenders’ or Co-Borrowers’ examination or audit; (e) with respect to Collateral Agent, as Collateral Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Collateral Agent, the Lenders or the Co-Borrowers so long as such service providers have executed a confidentiality agreement with Collateral Agent, the Lenders or the Co-Borrowers, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Collateral Agent’s the Lenders’ or Co-Borrowers’, as applicable breach of this section or is in Collateral Agent’s, the Lenders’ or Co-Borrowers’, as applicable, possession when disclosed to Lender or the Co-Borrowers, as applicable; or (ii) disclosed to Collateral Agent, the Lenders or the Co-Borrowers, as applicable by a third party on a non-confidential basis if Collateral Agent, the Lenders or the Co-Borrowers, as applicable, do not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by the Co-Borrowers. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

Notwithstanding anything set forth in this Agreement to the contrary, whether express or implied, in no event shall Collateral Agent or any Lender take any action with respect to any Collateral that could reasonably result in, or is intended to result in, any limitation, cancelation or termination of, or any interference with the exercise of, any rights, licenses or remedies of Seahawk or Industrial JV in, to or under any IP Holdco Lien.

13.	RESTATEMENT

13.1 As of the Effective Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan and Security Agreement are simultaneously amended and restated in their entirety, and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents executed or delivered on the Effective Date, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of any Co-Borrowers for the Obligations heretofore incurred and the security interests, liens and other interests in the Collateral heretofore granted, pledged or assigned by any Co-Borrowers to the Lenders and/or the Collateral Agent (or any predecessor of the Collateral Agent).

13.2 The amendment and restatement of the Existing Loan and Security Agreement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations of any Co-Borrower evidenced by or arising under any of the Loan Documents existing prior to the date hereof, and the liens and security interests of the Lenders or the Collateral Agent (or any predecessor of the Collateral Agent) securing such Obligations and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of the Lenders and/or the Collateral Agent (or any predecessor of the Collateral Agent).

13.3 All loans, advances and other financial accommodations under any of the Existing Loan and Security Agreement or any of the other Loan Documents existing prior to the date hereof and all other Obligations to the Lenders and/or the Collateral Agent (or any predecessor of the Collateral Agent) which are outstanding and unpaid (and are not otherwise converted into Equity Interest of the Parent as of the Effective Date) pursuant to the Existing Loan and Security Agreement or any of the other Loan Documents existing prior to the date hereof or otherwise shall be deemed Obligations of the Borrower pursuant to the terms hereof.

14.	DEFINITIONS

14.1 Definitions.

As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Co-Borrower.

“Account Debtor” is as defined in the Code.

“Advance” is defined as any borrowing by the Co-Borrowers from the Lenders hereunder.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and out of pocket expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“Agreement” is defined in the preamble of this Agreement.

“Aggregate Cap” is defined in Section 2.7.1 of this Agreement.

“Alternate Assignee” is defined in Section 12.1 of this Agreement.

“Amendment Agreement” means that certain Amendment Agreement, by and between Spaceflight Industries, Inc., Spaceflight Systems, Inc., Blacksky Global, LLC, BlackSky Geospatial Solutions Inc., Spaceflight, Inc., SFI Holdco, LLC and Seahawk SPV Investment LLC and Thales Alenia Space France, dated as of October 31, 2019.

“ASU” is defined in Section 1 of this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s (or any other comparable United States based commercial or retail bank or financial institution with assets in excess of $500,000,000) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change of Control” is defined in Section 7.2 of this Agreement.

“Claims” is defined in Section 12.2 of this Agreement.

“Co-Borrower” and “Co-Borrowers” are defined in the preamble of this Agreement.

“Co-Borrower’s Books” are all of a Co-Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Co-Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Co-Borrowers described on Exhibit A.

“Collateral Agent” is defined in the preamble of this Agreement.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commercial Credit Facility” means (1) the SVB Loan Agreement and the other “Loan Documents” as defined under the SVB Loan Agreement or (2) to the extent the SVB Loan Agreement has been terminated or otherwise is not outstanding, any other Indebtedness incurred by the Co-Borrowers or any of their Subsidiaries on or after the date hereof (“SVB Replacement Facility”), in each case, to the extent the maximum aggregate principal amount of Indebtedness outstanding and commitments thereunder do not exceed $25,000,000 (such amount, the “Commercial Debt Cap”); provided that such other Indebtedness must either (a) be entered into with the prior written approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed) or (b) must (i) be in an aggregate principal amount of not greater than the Commercial Debt Cap, (ii) be subject to terms and conditions (other than pricing terms and maturity (except that such maturity date shall be no earlier than twelve (12) months from the Effective Date)) no less favorable taken as a whole (including any covenant and mandatory prepayment provisions) to the Co-Borrowers and their Subsidiaries than this Agreement, and (iii) be subject to one or more intercreditor agreements which are reasonably acceptable to the Required Lenders.

“Commercial Debt Cap” is defined in the definition of “Commercial Credit Facility”.

“Commitments” shall mean the Effective Date Commitment and any Incremental Term Loan Commitments.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements or indemnities or warranties provided in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by Co-Borrower in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Contribution Agreement” has the meaning set forth in the Stock Purchase Agreement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Co-Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Co-Borrower maintains a Securities Account or a Commodity Account, such Co-Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) over such Collateral Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, whether or not the same also constitutes a trade secret, in each case in any and all jurisdictions throughout the world.

“Default” shall mean any event, occurrence or condition which, upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.8, any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Advances, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Collateral Agent and the Co-Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (b) has notified any Co-Borrower or any Lender or Collateral Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Collateral Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.8) upon delivery of written notice of such determination to the Co-Borrowers and each Lender.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disqualified Assignee” means, at the time of such sale, transfer, or assignment pursuant to Section 12.1, (a) any Sanctioned Person, Sanctioned Entity, or any suspended or debarred entities listed on http://www.sam.gov, (b) Maxar Technologies Inc., Airbus SE, and Planet Labs, Inc. and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by Parent from time to time or (ii) known or reasonably identifiable as Affiliates.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Effective Date Commitment” means, with respect to each Lender, the obligation of such Lender to make Advances in accordance with the terms and conditions of this Agreement on the Effective Date; provided that, no Lender shall be obligated to make any Advances in an excess of such Lender’s respective commitment amount set forth on Schedule I hereto. For the avoidance of doubt, the aggregate amount of the Effective Date Commitments on the Effective Date is $68,445,745.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Documents” means that certain Omnibus Agreement, by and among the Co-Borrowers, Seahawk and the other parties from time to time thereto, the warrants issued in connection therewith, that certain Right of First Offer Agreement, by and between the Company and Intelsat, and that certain Amended and Restated Certificate of Incorporation of the Company, in each case of even date herewith.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 8 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of any Co-Borrower’s employees and identified to Collateral Agent as such, (ii) any segregated cash collateral accounts maintained with SVB, (iv) any Collateral Account that is not located in the United States and (v) any Collateral Account the maximum daily balance of which does not exceed Fifty Thousand Dollars ($50,000) individually, or in the aggregate, together with the maximum daily balance of all such other Collateral Accounts excluded pursuant to this definition at any time, One Hundred Fifty Thousand Dollars ($150,000).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of such Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.3(c)(v), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Loan and Security Agreement” is defined in the preamble of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to entered into pursuant to Section 1471(b)(1) of the Tax Code and any intergovernmental agreement, treaty, regulations, guidance or any other agreement entered into in order to comply with, facilitate, supplement or implement the foregoing.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is any “general intangible” as defined in the Code with such additions to such term as may hereafter be made.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Incremental Amendment” is defined in Section 2.7.5 of this Agreement.

“Incremental Lender” is defined in Section 2.7.1 of this Agreement.

“Incremental Term Loan” is defined in Section 2.7.1 of this Agreement.

“Incremental Term Loan Commitment” is defined in Section 2.7.1 of this Agreement.

“Incremental Term Loan Effective Date” is defined in Section 2.7.2 of this Agreement.

“Incremental Term Loan Facilities” is defined in Section 2.7.2 of this Agreement.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations with respect to the Indebtedness of the types specified in the foregoing clauses (a) through (c) of this definition.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Co-Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Industrial JV” means Leostella LLC, a Delaware limited liability company.

“Industrial JV LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of Leostella, LLC, dated as of October 30, 2018, by and among TAS USI and Spaceflight Industries, Inc., a Delaware corporation.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Co-Borrower’s right, title, and interest in and to the following, whether now owned, or hereafter acquired by any Co-Borrower:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all inventions and design rights which may be available to a Co-Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all other intellectual property of every kind and nature, including licenses of Patents, Trademarks and Copyrights, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Security Agreements” means the Grant of Security Interest in Trademarks and Grant of Security Interest in Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Co- Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Holdco Liens” means, collectively, the Technology License Agreement, the Seahawk Escrow Agreement and the Seahawk License Agreement, only for so long as each such agreement is in full force and effect.

“JCMA” has the meaning set forth in the Stock Purchase Agreement.

“Launch Business” means all assets of Spaceflight, Inc. and the shares of Spaceflight, Inc. held by Parent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, governmental licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender” is defined in the preamble of this Agreement.

“Lender Entities” is defined in Section 12.10 of this Agreement.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and out-of-pocket expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Mitsui Intercreditor Agreement (if applicable), the Perfection Certificate, any subordination agreement, the Intellectual Property Security Agreements, any note, or notes or guaranties executed by a Co-Borrower in connection with this Agreement, and any other present or future agreement between a Co-Borrower and/or for the benefit of Collateral Agent or the Lenders entered into in connection with this Agreement (solely with respect to which the Lenders are acting as lenders under this Agreement or the Collateral Agent is acting as a collateral agent under this Agreement and, in each case, not in any other capacity), all as amended, restated, or otherwise modified. For the avoidance of doubt, the Stock Purchase Agreement or any documents related thereto are not a Loan Documents.

“Material Adverse Change” or “Material Adverse Effect” is: (a) a material adverse impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of a Co-Borrower; or (c) a material adverse impairment of the prospect of repayment of any material portion of the Obligations.

“Maturity Date” means October 31, 2024.

“Mitsui” is MITSUI & CO. (U.S.A.), INC., a New York corporation (together with its Affiliates and their successors and assigns).

“Mitsui Collateral” means the “Mitsui Collateral” as defined under the Mitsui Intercreditor Agreement.

“Mitsui Intercreditor Agreement” means that certain Subordination Agreement by and between Mitsui, Intelsat (as Collateral Agent and Lender), Seahawk (as Lender) and the other Lenders party thereto, Parent and Spaceflight, Inc., pursuant to which the Collateral Agent and the Lenders subordinate their security interests in the Launch Business to Mitsui under the Mitsui Loan Agreement and the other Mitsui Loan Documents (subject to the terms set forth therein), substantially in the form attached hereto as Exhibit F and with such other amendments or other changes as agreed to by the Required Lenders (not to be unreasonably withheld, conditioned or delayed) (or, once executed, as permitted by Section 12.7 hereof).

“Mitsui Loan Agreement” means that certain Loan and Security Agreement by and between Parent, as borrower, and Mitsui, as lender, pursuant to which Mitsui shall make a term loan to Parent in an aggregate principal amount equal to Twenty Six Million Dollars ($26,000,000) as of the Effective Date, representing a portion of the purchase price of the Launch Business, substantially in the form attached hereto as Exhibit G and together with such other amendments or other changes as agreed to among the parties thereto; provided that any changes that are materially adverse to the interests of the Lenders shall require the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

“Mitsui Loan Documents” means the “Loan Documents” as defined under the Mitsui Loan Agreement.

“Mitsui Priority Collateral” means the “Mitsui Priority Collateral” as defined under the Mitsui Intercreditor Agreement.

“Mitsui Share Purchase Agreement” means that certain Share Purchase Agreement by and among Parent, Spaceflight, Inc. and Mitsui pursuant to which Mitsui will purchase the Launch Business, substantially in the form attached hereto as Exhibit B and together with such other amendments or other changes as agreed to among the parties thereto; provided that any changes that are materially adverse to the interests of the Lenders shall require the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

“Obligations” are any Co-Borrower’s obligation to pay when due any debts, principal, interest, Agent Expenses, Lender Expenses, and other amounts a Co-Borrower owes Collateral Agent or the Lenders now or later, whether under this Agreement or any other Loan Documents, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Co-Borrower assigned to Collateral Agent in connection with the Loan Documents. For the avoidance of doubt, obligations of any Co-Borrower to Seahawk or any other Lender under any documents not constituting Loan Documents shall not be considered Obligations.

“OFAC” means the United States Treasury Department’s Office of Foreign Assets Control.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means any and all patents in any country or jurisdiction, patent applications in the United States or the equivalent thereof in any other country or jurisdiction and like protections including without limitation improvements, provisionals, divisionals, continuations, renewals, reissues, reexaminations, revisions, extensions and continuations-in-part of the same, and the inventions or designs disclosed or claimed therein, including the right to make, use, import and/or sell the inventions or designs disclosed or claimed therein, in each case, in any and all jurisdictions throughout the world.

“Payment/Advance Form” is that certain form attached hereto as Exhibit D.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Indebtedness” is:

(a) the Co-Borrowers’ Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date, the principal amount of which shall not exceed the amounts set forth on the Perfection Certificate;

(c) Subject to the Aggregate Cap and the Commercial Credit Debt Cap, the Indebtedness arising under the Commercial Credit Facility (which, for the avoidance of doubt shall, as of the Effective Date, include the Indebtedness arising under the SVB Loan Agreement and the other “Loan Documents” thereunder);

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) of any Co-Borrower incurred on corporate credit cards in the ordinary course of such Co-Borrower’s business;

(f) Indebtedness with respect to surety, indemnity, or appeal bonds and similar obligations in the ordinary course of a Co-Borrower’s business;

(g) Indebtedness constituting a Permitted Investment;

(h) customer deposits and advance payments received in the ordinary course of a Co-Borrower’s business;

(i) Indebtedness consisting of guaranties of Permitted Indebtedness;

(j) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(k) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(l) (i) Indebtedness of a Co-Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of such Co-Borrower (provided that the primary obligations are not prohibited hereby), (ii) Indebtedness of a Subsidiary that is not a Co-Borrower to any Subsidiary that is not a Co-Borrower, and Contingent Obligations of any Subsidiary that is not a Co-Borrower with respect to obligations of such other Subsidiary that is not a Co-Borrower (provided that the primary obligations are not prohibited hereby) and (iii) Indebtedness of any Subsidiary (other than Spaceflight, Inc.) to a Co-Borrower in an aggregate principal amount not to exceed One Hundred Thousand Dollars ($100,000), which, in each case pursuant to this clause (l) shall, solely with respect to Indebtedness of any Co-Borrower to a Subsidiary that is not a Co-Borrower, be subordinate to the Obligations hereunder;

(m) other Indebtedness not otherwise permitted not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time;

(n) Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) of any Co-Borrower consisting of reimbursement obligations with respect to letters of credit incurred in the ordinary course of such Co-Borrower’s business;

(o) Indebtedness under the Mitsui Loan Documents;

(p) unsecured Subordinated Debt to the extent consented to by the Required Lenders in writing; and

(q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness listed in clauses (a) through (l) (other than clause (c)) and (o) above), provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon a Co-Borrower or its Subsidiary, taken as a whole, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by a Co-Borrower’s investment policy, as amended from time to time, provided that such amendment to the investment policy has been approved in writing by the Collateral Agent (at the direction of the Required Lenders);

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Co-Borrower;

(d) Investments consisting of deposit accounts in which Collateral Agent has a perfected security interest and Investments consisting of deposit accounts of Subsidiaries in the ordinary course of business;

(e) Investments accepted in connection with Transfers permitted by Section 7.1 of this Agreement;

(f) Investments (i) by a Co-Borrower in any other Co-Borrower, (ii) by a Co-Borrower in Subsidiaries (other than Spaceflight, Inc.) not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year and (iii) by Subsidiaries in other Subsidiaries or in a Co-Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Co-Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Co-Borrower’s board of directors, members, or managers, as applicable;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other Advances, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of a Co-Borrower in any Subsidiary;

(j) advances, extensions of trade credit or prepayments to suppliers, manufacturers or service partners, in each case, in the ordinary course of business or consistent with past or industry practice;

(k) Investments permitted by Section 7.3 hereof;

(l) Investments in the Industrial JV required under the Industrial JV LLCA, the Contribution Agreement, the Technology License Agreement or the JCMA, in each case, as in effect on the Effective Date and including any amendments or modifications thereto to the extent such amendments or other modifications are not materially adverse to the Lenders (in their capacity as lenders hereunder); provided that any amendment or other modification that increases the amount of the capital or loan to be provided by a Co-Borrower required under the foregoing agreements in excess of $1,000,000 from those in effect on the Effective Date shall be deemed to be materially adverse to the Lenders;

(m) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment; and

(n) other Investments not otherwise permitted not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Co-Borrower maintains adequate reserves on such Co-Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens with respect to any capital lease arrangements or any purchase money obligations, in each case, including Liens on obligations incurred in connection with the acquisition, repair, construction or improvement of property; provided that (i) the aggregate principal amount of Indebtedness secured by liens permitted under this clause (c) shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, and (ii) such Liens are solely on the assets being financed, acquired, repaired, constructed or improved, the products and proceeds thereof, and the books and records related thereto;

(d) Liens of carriers, warehousemen, landlords, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; provided that the aggregate principal amount of Indebtedness secured by liens permitted under this clause (d) shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens to secure the performance of bids, tenders, contracts (other than the repayment of Indebtedness for borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds arising in the ordinary course of business;

(g) any Liens incurred pursuant to the Technology License Agreement, the Satellite Program Contract or the JCMA, in each case, as of the Effective Date and including any amendments or modifications thereto to the extent such amendments or other modifications are not materially adverse to the Lenders (in their capacity as lenders hereunder);

(h) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(j) leases or subleases of real property granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(k) (i) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and (ii) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case, in the ordinary course of business;

(l) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7 of this Agreement;

(m) cash collateral securing letter of credit reimbursement obligations and credit card obligations, in each case, permitted to be incurred pursuant to Section 7.1;

(n) Liens securing the Indebtedness under the Mitsui Loan Documents;

(o) Liens securing the Commercial Credit Facility (which, for the avoidance of doubt shall, as of the Effective Date, include the Liens arising under the SVB Loan Agreement and the other “Loan Documents” as defined thereunder);

(p) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Collateral Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required hereunder;

(q) Liens consisting of cash collateral securing corporate credit cards or letters of credit in each case to the extent relating to Permitted Indebtedness; and

(r) any Liens incurred pursuant to the Seahawk Escrow Agreement or the Seahawk License Agreement, in each case, as of the Effective Date and including any amendments or modifications thereto to the extent such amendments or other modifications are not materially adverse to the Lenders (in their capacity as lenders hereunder).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” is defined in Section 2.1.2(a) of this Agreement.

“PIK Interest Payment Date” is defined in Section 2.1.2(a) of this Agreement.

“PIK-Interest Period” is the period of time from the Effective Date through October 31, 2022.

“Pro Rata Advance Amount” means, with respect to each Lender and such Lenders applicable Commitment for Advances, an amount equal to (a) the amount of any individual Advance requested by Co-Borrowers pursuant to Section 2.1.1(a), multiplied by (b) an amount equal to (x) the applicable unfunded Commitment of such Lender, divided by (y) the aggregate applicable unfunded Commitments of all Lenders.

“Pro Rata Share” means, with respect to each Lender, a ratio of (a) the aggregate outstanding principal amount of all Advances funded by such Lender to the Co-Borrowers under this Agreement to (b) the aggregate outstanding principal amount of all Advances under this Agreement.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Released Claims” and “Released Claim” are defined in Section 9.7.4(a) of this Agreement.

“Releasees” and “Releasee” are defined in Section 9.7.4(a) of this Agreement.

“Releasors” and “Releasor” are defined in Section 9.7.4(a) of this Agreement.

“Required Lenders” means, at any time, Lenders holding at such time in excess of fifty percent (50%) of the aggregate outstanding principal amount of all Advances at such time, excluding, for the avoidance of doubt, the aggregate principal amount of any outstanding Advances owing to any Defaulting Lender.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Secretary or Controller of a Co-Borrower.

“Restricted License” is any material license agreement with respect to which a Co-Borrower is the licensee that validly prohibits or otherwise restricts such Co-Borrower from granting a security interest in such Co-Borrower’s interest in such license or agreement or any other property subject to such license agreement.

“Sale of the Launch Business” means the consummation of a sale of the Launch Business in accordance with the Mitsui Share Purchase Agreement.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other Governmental Authority with jurisdiction over any Co-Borrower, any of their respective Subsidiaries or any party hereto.

“Sanctioned Entity” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of any comprehensive Sanctions program administered and enforced by OFAC (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List or any applicable other Sanctions-related list maintained by any applicable Governmental Authority, (b) a Person or legal entity that is the subject of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity to the extent it would be prohibited by Sanctions, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Satellite Program Contract” has the meaning set forth in the Stock Purchase Agreement.

“Seahawk” means Seahawk SPV Investment LLC, a Delaware limited liability company.

“Seahawk Assignee” is defined in Section 12.1 of this Agreement.

“Seahawk Escrow Agreement” means that certain Three-Party Escrow Service Agreement among Seahawk, IP Holdco and Iron Mountain Intellectual Property Management, Inc. dated July 5, 2019.

“Seahawk License Agreement” means that certain License Agreement between Seahawk and IP Holdco dated April 15, 2019.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit C.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person as a going concern is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person as a going concern is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Purchase Agreement” means that certain Amended and Restated Series C Preferred Stock Purchase Agreement, dated as of March 12, 2018, by and among Parent and the purchasers party thereto, as amended by that certain First Amendment to the Amended and Restated Series C Preferred Stock Purchase Agreement, dated as of October 30, 2018 and as such agreement may be amended or otherwise modified from time to time.

“Stock Sale Threshold” is defined in Section 6.2(a) of this Agreement.

“Subordinated Debt” is indebtedness incurred by a Co-Borrower which does not mature prior to the Maturity Date and which is subordinated to all of such Co-Borrower’s now or hereafter Indebtedness to the Collateral Agent (on behalf of itself and the Lenders) (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Required Lenders entered into between the Collateral Agent (on behalf of the Lenders) and the other creditor), on terms acceptable to the Required Lenders.

“Subsequent Closing” has the meaning set forth in Section 11.8.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Co-Borrower.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“SVB” means Silicon Valley Bank, a California corporation.

“SVB Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of June 27, 2018, by and among SVB, and the Co-Borrowers as in effect on the Effected Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent not prohibited under Section 12.7.

“SVB Replacement Facility” is defined in the definition of “Commercial Credit Facility”.

“TAS USI” is defined in Section 3.1(l) of this Agreement.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology License Agreement” has the meaning set forth in the Stock Purchase Agreement.

“Trademarks” any and all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof.

“Transaction” means the entry into this Agreement and the other Loan Documents on or about the Effective Date and the entry into of the Mitsui Loan Agreement and the other documents contemplated therein and related thereto.

“Transfer” is defined in Section 7.1 of this Agreement.

“Voting Agreement” means the Amended and Restated Voting Agreement dated as of October 19, 2017, by and among Parent, each holder of Parent’s Series A Preferred Stock, each holder of Parent’s Series B Preferred Stock, each holder of Parent’s Series B-1 Preferred Stock, each holder of Parent’s Series C Preferred Stock and the other of Parent’s stockholders and holders of options or warrants to acquire shares of capital stock of Parent party thereto, as may be amended or otherwise modified from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

SPACEFLIGHT INDUSTRIES INC., as a Co-Borrower

By:	/s/ Brian O’Toole

Name: Brian O’Toole
Title: President

SPACEFLIGHT INC., as a Co-Borrower

By:	/s/ Curt Blake

Name: Curt Blake
Title: President

SPACEFLIGHT SYSTEMS, INC., as a Co-Borrower

By:	/s/ Nicholas Merski

Name: Nicholas Merski
Title: President

BLACKSKY GLOBAL LLC, as a Co-Borrower

By:	/s/ Brian Daum

Name: Brian Daum
Title:_ Manager

BLACKSKV GEOSPATIAL SOLUTIONS, INC., as a Co-Borrower

By:	/s/ Brian O’Toole

Name: Brian O’Toole
Title: President

[Signature Page to Amended and Restated Loan and Security Agreement]

SFI IP HOLDCO, LLC, as a Co-Borrower

By:	/s/ Brian O’Toole

Name: Brian O’Toole
Title: President

[Signature Page to Amended and Restated Loan and Security Agreement]

INTELSAT JACKSON HOLDINGS SA, as a Lender and as the Collateral Agent

By:	/s/ Jose Toscano

Name: Jose Toscano
Title: Chairman & Chief Executive Officer

SEAHAWK SPV INVESTMENT LLC, as a Lender

By:	/s/ Alan Kessler

Name: Alan Kessler
Title: President

[Signature Page to Amended and Restated Loan and Security Agreement]

SCHEDULE I

COMMITMENTS

LENDER	EFFECTIVE DATE COMMITMENT
INTELSAT JACKSON HOLDINGS SA	$50,000,000
SEAHAWK SPV INVESTMENT LLC	$18,445,745

TOTAL COMMITMENTS	$68,445,745

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Co-Borrowers’ right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, Intellectual Property and financial assets, whether now owned or hereafter acquired, wherever located; and all Co-Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include:

(a)	any interest of Co-Borrower as a lessee or sublessee under a real property lease;

(b)

any license, instrument, franchise, charter, authorization, contract or other agreement to which any Co-Borrower is a party, and any of its rights or interest thereunder, and any assets to the extent that a security interest therein: (i) is prohibited by or in violation of any law, rule or regulation applicable to such Co-Borrower or would require regulatory or governmental approval, consent or authorization not obtained, (ii) is prohibited by or in violation of the terms of any such license, instrument, franchise, charter, authorization, contract or other agreement or would create a right of termination in favor of any other party thereto (other than any Co-Borrower and its Subsidiaries) or would require any consent, approval, license or other authorization of any third party (other than any Co-Borrower and its Subsidiaries), (iii) in the case of assets subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, purchase money debt or capital lease obligations, in each case, permitted under the Loan Documents, to the extent and for so long as the agreements governing such debt or capital lease obligations do not permit the grant of a security interest in such assets or require the consent of any person (other than any Co-Borrower and its Subsidiaries) as a condition to the creation of any other security interest on such asset or if the granting of a security interest in such assets would create a right of termination in favor of any other party thereto, or (iv) to the extent and for so long as the grant of a security interest in such asset is not permitted pursuant to the terms of a contract binding on such asset at the time of acquisition thereof and was not entered into in contemplation of such acquisition, in each case of clauses (i) through (iv), after giving effect to the applicable anti-assignment provisions of the Code and other applicable Laws;

(c)

any “intent-to-use” trademark or service mark application, filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable federal Law;

(d)	any asset, to the extent that a security interest therein reasonably would be expected to result in adverse tax consequences to any Co-Borrower or any Subsidiary;

(e)

any property or asset with respect to which the Collateral Agent and Parent shall have mutually determined in their reasonable discretion that the cost of obtaining, perfecting or maintaining a security interest in such property or asset exceeds the value of the security afforded thereby; or

(f)	any cash collateral maintained securing letter of credit reimbursement obligations and credit card obligations, in each case, permitted under Section 7.5;

provided that upon termination of any and all such applicable prohibitions, such interest shall immediately become Collateral without any action by Co-Borrower or Collateral Agent.

EXHIBIT B

Draft Mitsui Share Purchase Agreement

(attached)

O’Melveny Comments 10/30/2019

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

SHARE PURCHASE AGREEMENT

BY AND AMONG

[BRAVO]1,

SPACEFLIGHT, INC.

AND

SPACEFLIGHT INDUSTRIES, INC.

Dated as of [•], 2019

[***]

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
TABLE OF ANNEXES

Annex A	Defined Terms	A-1
Annex B	Seller Business Employees	B-1
Annex C	Permitted Leakage	C-1

TABLE OF EXHIBITS

Exhibit A	Net Assets Calculation
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Resignation Letter
Exhibit D	Disclosure Schedule
Exhibit E	Illustrative Calculation of Normalized EBITDA
Exhibit F	Signing Date Net Working Capital
Exhibit G	Specified Accounting Principles
Exhibit H	Example Calculations of Earn-Out Payments, Offset and Indemnity Cap
Exhibit I	Illustrative Calculation of Net Working Capital Adjustment Amount

-v-

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

SHARE PURCHASE AGREEMENT2

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of [•], 2019 by and among [BRAVO], a [•]3 (“Buyer”), Spaceflight, Inc., a Washington corporation (the “Company”), Spaceflight Industries. Inc., a Delaware corporation and the sole owner of the Company Shares (the “Seller”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

RECITALS

WHEREAS, the Company is engaged in the business of providing space launch brokerage and space mission management services, including satellite rideshare products and services, rideshare launch offerings and satellite payload integration relating to such space launches (the “Business”).

WHEREAS, the Seller, as the sole owner of 100% of the issued and outstanding shares of capital stock of the Company (the “Company Shares”), has agreed to sell to Buyer, and Buyer has agreed to purchase from the Seller, 100% of the Company Shares upon the terms and subject to the conditions set forth herein.

WHEREAS, in order for the Business to be operated entirely through the Company, Seller and certain of its Affiliates will transfer prior to the Closing assets and personnel used in the Business pursuant to a plan of reorganization (the “Plan of Reorganization”) approved in writing by Buyer (the “Reorganization”);

WHEREAS, as a result of the transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”), at and following the Closing, Buyer will own 100% of the issued and outstanding Company Shares and the Company will be a wholly-owned Subsidiary of Buyer or Buyer’s designee.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of Company Shares.

(a) Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer or Buyer’s designee, all of the Company Shares, free and clear of all Liens and any other rights or claims of others, and Buyer or Buyer’s designee shall purchase such Company Shares from the Seller, for the consideration set forth in Section 1.1(b). The Seller and the Company shall perform and comply with all of their respective obligations under this Agreement. The Seller and Buyer intend the sale of Company

[***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

Shares pursuant to this Agreement to be a taxable transaction for U.S. federal income tax purposes, and shall, in accordance with Section 6.6, prepare all Tax Returns consistent with, and shall not take any position inconsistent with, such intention, unless otherwise required by a taxing authority.

(b) Payment of Consideration to Seller.

(i) Purchase Price. Subject to the adjustment in accordance with Section 1.1(c) below, the aggregate purchase price for the Company Shares shall be sum of (A) the Final Purchase Price and (B) the aggregate Earn-Out Payments (if any, and subject to Offset pursuant to Section 1.1(d)(iii)(8)).

(ii) Closing Payments. At the Closing, Buyer shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:

(1) to the applicable holders (the “Debt Payoff Recipients”) thereof in accordance with payment instructions set forth in the Payoff Letter(s), the Closing Indebtedness set forth on Section 1.1(b)(ii)(1) of the Disclosure Schedule (the “Payoff Indebtedness”);4

(2) to the applicable recipients thereof as set forth on the Estimated Closing Statement, the Transaction Expenses that have not been separately paid by the Seller, the Company, or on their behalf prior to the Closing, in accordance with payment instructions delivered in writing by or on behalf of the Company to Buyer at least two (2) Business Days prior to the Closing Date; and

(3) to the Seller, an amount in cash equal to the sum of (A) the EBITDA Condition Payment (if any) minus the Contingent Holdback Amount (if any), each as determined in accordance with Section 1.4(a), (B) the Adjusted Purchase Price as set forth on the Estimated Closing Statement, and (C) any amounts required to be reimbursed to the Seller in respect of any New Mission Failure Contribution or Cash Management Change Contribution pursuant to Section 6.18(c), to the account designated by the Seller in writing no less than two (2) Business Days prior to the Closing Date.

(c) Purchase Price Adjustments.

(i) Promptly, but in any event within ninety (90) days after the Closing, Buyer shall deliver or cause to be delivered to the Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculations, together with reasonably detailed supporting documents, of (A) the Pre-Closing Leakage Amount, (B) the aggregate amount of all Closing Indebtedness, (C) the aggregate amount of the Transaction Expenses that were not separately paid by the Seller, the Company, or on their behalf prior to the Closing, (D) the Normalized EBITDA, (E) the Net Working Capital Adjustment Amount, (F) the resulting calculation of the Adjusted Purchase Price and (F) the Net Assets of the Company. Unless, within the thirty (30) day period following the Seller’s receipt of the Closing Statement (the “Review Period”), the Seller delivers written notice to Buyer (the “Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Pre-Closing Leakage Amount, the Closing Indebtedness, the Transaction Expenses that were not paid prior to the Closing, the Net Working Capital Adjustment Amount and the Adjusted Purchase Price, in each case as set forth on the Closing Statement (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon the Seller and Buyer. The Seller shall use its reasonable commercial efforts to cooperate with Buyer in connection with the preparation of the Closing Statement. After the delivery of the Closing Statement, Buyer shall cause the Company to reasonably cooperate with the Seller in connection with its review of the Closing Statement, including, without limitation, by providing the Seller and its accountants reasonable access, during normal business hours and upon reasonable advance notice, to materials used in the preparation of the Closing Statement to the extent reasonably necessary for the Seller and its accountants to complete such review.

[***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

(ii) If the Seller delivers the Dispute Notice to Buyer prior to the termination of the Review Period, Buyer and the Seller shall use reasonable efforts for a period of thirty (30) days (or such longer period agreed in writing between Buyer and the Seller) after Buyer’s receipt of the Dispute Notice (the “Discussion Period”) to resolve the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution. During the Discussion Period, Buyer and the Seller shall be permitted to discuss with the other party the Dispute Notice and shall be provided copies of such work papers and supporting records related to the items set forth on the Dispute Notice as it may reasonably request from the other party so as to allow it to become informed regarding the calculation of such items and the accounting procedures, methodologies, tests and approaches used in connection therewith; provided that neither party’s accountants shall be obligated to make any work papers available except in accordance with such accountants’ normal disclosure procedures and then only upon execution of a customary agreement relating to such access to work papers in form and substance reasonably satisfactory to such accountants. If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all of the parties hereto. If one or more Items of Dispute remains unresolved after the expiration of the Discussion Period, or at any time prior thereto to the extent mutually agreed-upon by the parties, Buyer or the Seller may submit such Items of Dispute to the Neutral Arbiter. Buyer and the Seller shall request that the Neutral Arbiter render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and the parties hereto shall cooperate with the Neutral Arbiter so as to enable it to make such determination as quickly and as accurately as practicable. The Neutral Arbiter’s role shall be limited to resolving the submitted Items in Dispute and determining the correct calculations to be used on only such Items in Dispute in a manner consistent with this Section 1.1(c), and the Neutral Arbiter shall not make any other determination, including any determination as to whether any other items on the Closing Statement are correct, except as required in connection with the Neutral Arbiter’s resolution of such Items of Dispute. The Neutral Arbiter shall (x) use the definitions set forth herein with no consideration given to any modification of such definitions, (y) be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (z) not assign a value to any item greater than the greatest value for such item claimed by the Seller or Buyer or less than the smallest value for such item claimed by the Seller or Buyer, and the Neutral Arbiter’s determination shall be based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The Neutral Arbiter’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the parties hereto (absent manifest error, fraud or willful misconduct as determined by a non-appealable and binding decision of a court of law having jurisdiction over the parties), and the Closing Statement shall be modified to the extent necessary to reflect such determination. The Seller and Buyer shall make available to the Neutral Arbiter (if applicable) such books, records and other information (including work papers) as the Neutral Arbiter may reasonably request in order to review the Closing Statement and the Dispute Notice. The fees and expenses of the Neutral Arbiter shall be allocated to be paid by Buyer, on the one hand, and/or the Seller, on the other, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Neutral Arbiter. Subject to the foregoing sentence, each of Buyer and the Seller shall be responsible for each of its own fees and expenses incurred in connection with this Section 1.1(c).

(iii) The final, binding and conclusive calculation of the Pre-Closing Leakage Amount, the aggregate amount of all Closing Indebtedness, the aggregate amount of the Transaction Expenses that were not separately paid by the Seller, the Company, or on their behalf prior to the Closing, the Net Assets of the Company and the Net Working Capital Adjustment Amount, based either upon agreement or deemed agreement by Buyer and the Seller or the written determination delivered by the Neutral Arbiter, in each case, in accordance with this Section 1.1(c), will be the “Final Pre-Closing Leakage Amount”, “Final Closing Indebtedness”, “Final Transaction Expenses”, “Final Net Assets” and “Final Net Working Capital Adjustment Amount”, respectively, for all purposes of this Agreement.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

(iv) Within ten (10) Business Days after the Closing Statement becomes final and binding upon the parties hereto in accordance with the terms of this Section 1.1(c), the Adjusted Purchase Price shall be adjusted as follows (as so adjusted, the “Final Purchase Price”) and the following applicable payments shall be made or caused to be made by the applicable parties by wire transfer of immediately available funds:

(1) if the Final Pre-Closing Leakage Amount is less than the Estimated Pre-Closing Leakage Amount, then Buyer shall make, or cause the Company to make, a cash payment to the Seller equal to the amount of such difference;

(2) if the Final Pre-Closing Leakage Amount is greater than the Estimated Pre-Closing Leakage Amount, then the Seller shall make a cash payment to Buyer equal to the amount of such difference;

(3) if the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Seller shall make a cash payment to Buyer equal to the amount of such difference;

(4) if the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, then Buyer shall make, or cause the Company to make, a cash payment to the Seller equal to the amount of such difference;

(5) if the Final Transaction Expenses are greater than the Estimated Transaction Expenses, then the Seller shall make a cash payment to Buyer equal to the amount of such difference;

(6) if the Final Transaction Expenses are less than the Estimated Transaction Expenses, then Buyer shall make, or cause the Company to make, a cash payment to the Seller equal to the amount of such difference;

(7) if, notwithstanding any Net Asset Increase Event, the Final Net Assets are less than [***] (the amount of any such difference, the “Net Asset Shortfall”), then the Seller shall make a cash payment to Buyer equal to the amount of the Net Asset Shortfall;

(8) if the Final Net Working Capital Adjustment Amount is greater than the Estimated Net Working Capital Adjustment Amount, then the Seller shall make a cash payment to Buyer equal to the amount of such difference; and

(9) if the Final Net Working Capital Adjustment Amount is less than the Estimated Net Working Capital Adjustment Amount, then Buyer shall make, or cause the Company to make, a cash payment to the Seller equal to the amount of such difference.

(v) Any adjustments to the Adjusted Purchase Price and any required payments between Buyer and the Seller under (A) Section 1.1(c)(iv) may be netted against each other as applicable and (B) Sections 1.1(c)(iv)(2), 1.1(c)(iv)(3), 1.1(c)(iv)(5), 1.1(c)(iv)(7) and 1.1(c)(iv)(8) may, subject to the proviso in Section 1.4(c)(i), to the extent not paid by the Seller, and without limitation to any of Buyer’s other remedies hereunder, be Offset by Buyer against the Contingent Holdback Amount (if any) and any Earn-Out Payments.

(vi) Any payments made pursuant to this Section 1.1(c) will be treated as adjustments to the Adjusted Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Legal Requirements.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

(d) Earn-Out.

(i) Earn-Out Payments. Following the final determination of each of the Earn-Out Payments (if any) in accordance with the procedures and timing set forth in Section 1.1(d)(iii), Buyer shall, consistent with the time periods set forth in such Section and net of any Contingent Holdback Amount provided for in Section 1.4(a), pay, or cause the Company to pay, to the Seller, the Earn-Out Payments (if and to the extent payable). For purposes of this Agreement, the “Earn-Out Payments” shall consist of the EBITDA Condition Payment (if any) plus the Blacksky Condition Payment (if any) plus the Orders Condition Payment (if any); provided that the aggregate amount of any and all Earn-Out Payments made pursuant to this Agreement shall not exceed [***].

(ii) Earn-Out Covenants. Buyer shall at all times act in good faith with respect to its obligations in this Section 1.1(d), provided, that nothing in this Agreement shall be deemed to require Buyer or any of its Affiliates (including, from and after the Closing, the Company) engaged in the operation or conduct of the business of the Company to be under any obligation to operate the business of Buyer or any of its Affiliates (including, from and after the Closing, the Company) so as to maximize the amount of the Earn-Out Payments (if any); and provided, further, and without limiting the foregoing proviso, that nothing in this Agreement will prohibit Buyer or its Affiliates (including, from and after the Closing, the Company) from making any business decisions or taking any actions regarding the operation of their respective businesses, including (A) integrating the operations of Company or its business with the other businesses and divisions of Buyer and its Affiliates, including compliance with the employment practices, regulatory matters, intellectual property protections and practices, accounting policies, internal controls and other general corporate policies of Buyer and its Affiliates, (B) reducing or downsizing the operations of the Company or its business, including the working capital, liquidity, capital expenditure and human resource levels and other support and development commitments with respect to the Company or its business, or (C) otherwise changing the businesses or business plans of Buyer or its Affiliates (including, from and after the Closing, the Company), except (x) to the extent any such business decision is made or other action taken for the sole purpose of reducing the amount of any Earn-Out Payments in accordance with this Agreement or (y) solely with respect to the Blacksky Condition, to the extent that Buyer intentionally or materially breaches any Blacksky Qualifying Contract and such breach results in the termination by Blacksky of such Blacksky Qualifying Contract in accordance with the terms thereof. The Seller agrees that it will have no claim or other rights related to decisions made or actions taken by Buyer and its Affiliates after the Closing made in accordance with this Section 1.1(d)(ii), even if such decisions or actions result in a reduction or elimination of any or all of the Earn-Out Payments.

(iii) Earn-Out Payments Calculation and Timing; Objections.

(1) Within sixty (60) days after each of the EBITDA Condition Date (if occurring after the Closing Date), the Blacksky Condition Date and the Orders Condition Date, Buyer shall deliver, or cause to be delivered, to the Seller a memorandum (an “Earn-Out Notice”), specifying in reasonable detail Buyer’s determination of the applicable Earn-Out Payments (if any) and their respective components.

(2) The Seller may within thirty (30) days of receiving an Earn-Out Notice make any objection in writing (an “Earn-Out Objection Notice”) to any item in such Earn-Out Notice (any such disputed item, a “Disputed Earn-Out Item”), and such Earn-Out Objection Notice must be delivered to Buyer prior to the expiration of such thirty (30)-day period. If no such Earn-Out Objection Notice is delivered to Buyer within such thirty (30)-day period, then the applicable Earn-Out Notice shall automatically become final and binding on Buyer and the Seller without further action by either party, and Buyer shall distribute (or cause the Company or any of their agents to distribute) any Earn-Out Payment set forth in such Earn-Out Notice to the Seller promptly, and in all events no later than thirty (30) days following the date upon which such Earn-Out Notice is so deemed final and binding.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

(3) At any time following delivery of an Earn-Out Objection Notice pursuant to Section 1.1(d)(iii)(2), Buyer and the Seller shall negotiate in good faith to resolve the Disputed Earn-Out Items set forth in the applicable Earn-Out Objection Notice, and Buyer’s obligation to make the disputed Earn-Out Payment shall be suspended until resolution of such Disputed Earn-Out Items in accordance with the terms hereof. If the Seller and Buyer are unable to reach agreement concerning any such Disputed Earn-Out Items, either of them may submit such dispute to the Neutral Arbiter for resolution pursuant to this Section 1.1(d)(iii) and instruct the Neutral Arbiter to review the Disputed Earn-Out Items or amounts for the purpose of finally determining such Earn-Out Notice and the amount of the applicable Earn-Out Payment, if any. In making such determination and calculations, the Neutral Arbiter shall consider only (a) those items or amounts in the applicable Earn-Out Notice as to which the Seller has made timely written objection pursuant to Section 1.1(d)(iii)(2) and which remain in dispute and (b) the methodologies set forth in this Section 1.1(d). The Neutral Arbiter may not assign a value to any Disputed Earn-Out Item greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Buyer and the Seller shall instruct the Neutral Arbiter to use its commercially reasonable efforts to deliver to the Seller and Buyer as promptly as practicable (but in no event later than thirty (30) days after submission) a report setting forth the Neutral Arbiter’s calculation of the Disputed Earn-Out Items. Such report shall be final, non-appealable and binding upon the Seller, Buyer and the Company, and the resulting Earn-Out Notice and calculation of the applicable Earn-Out Payment, if any, shall be final for all purposes of this Agreement and non-appealable. The fees and expenses of the Neutral Arbiter in connection with this Section 1.1(d)(iii) shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by Buyer, provided, that if the difference between the amount that would have resulted from the use of the proposed calculations of one party compared to the final determination of the Neutral Arbiter is more than twice as great as the amount that would have resulted from the use of the other party’s proposed calculations compared to the final determination of the Neutral Arbiter, the first party shall pay all of the fees and expenses of the Neutral Arbiter plus the other party’s reasonable costs and expenses associated with such dispute, including fees and expenses of such other party’s consultants and attorneys. To the extent not paid by the Seller, and without limitation to Section 1.1(d)(iii)(8), Buyer may offset against any of the Earn-Out Payments (or otherwise seek recourse in accordance with Section 1.4(c)), the portion of such fees and expenses for which Seller is responsible.

(4) Promptly following the resolution of any Disputed Earn-Out Items with respect to an Earn-Out Notice, Buyer shall distribute (or cause the Company or their agents to distribute) the agreed upon applicable Earn-Out Payment to the Seller.

(5) Notwithstanding anything in Section 1.1(d)(iii)(3) to the contrary, if Buyer delivers an Earn-Out Notice stating that an Earn-Out Payment is payable, and any Buyer Indemnified Party has the right for an Offset pursuant to Section 1.1(d)(iii)(8) for an outstanding claim for Losses against the Seller that have not yet been paid, then Buyer shall distribute (or cause the Company or their agents to distribute), subject to Section 1.1(c)(v)(B), the portion, if any, of such Earn-Out Payment that is in excess of such claimed and unpaid Losses to the Seller, and that portion of such Earn-Out Payment that is equal to such claimed and unpaid Losses may be retained by Buyer pending final resolution of such claim in accordance with this Agreement. Upon final resolution of such claim in accordance with this Agreement, then any such amount in dispute shall either be (A) distributed to the Seller or (B) permanently retained by Buyer in accordance with such resolution, and such retention shall be deemed appropriate (either partial or full, as applicable) satisfaction of any amounts owed by the Seller with respect to such Losses.

(6) The Seller may not sell, exchange, transfer or otherwise dispose of its right to receive any portion of the Earn-Out Payments, other than to its Affiliates.

(7) Buyer shall cause the Company to maintain adequate books and records sufficient to calculate the Earn-Out Payments and, following the issuance of each Earn-Out Notice, provide the Seller reasonable access to documentation reasonably supporting the calculations set forth in such Earn-Out Notice, during regular business hours as may be reasonably requested by the Seller in its review thereof.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

(8) Without limiting any other rights of the Buyer indemnified Parties under Section 1.4 or Article VIII Buyer may offset indemnification Claims for Losses arising under, and subject to the limitations of, Article VIII and withhold payments to the Seller (“Offset”), in the manner set forth in Section 1.4(c) and this Section 1.4(d), from any Earn-Out Payments that may become due and payable to the Seller pursuant to this Section 1.1(d); provided, that any exercise of such right of Offset by a Buyer Indemnified Party shall be permitted only after exhaustion of the Contingent Holdback Amount available as of the date of such indemnification Claim. Any amounts so Offset will operate as a discharge, to the extent of the amount withheld, of the Seller’s obligations under Article VIII. Any such amounts Offset by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach by Buyer of the obligation against which the amounts Offset was made or any covenant or agreement made by Buyer under this Agreement or otherwise. Neither the exercise of nor the failure to exercise such right of Offset will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it: provided, that the Buyer indemnified Parties shall not have a right to indemnification pursuant to Article VIII with respect to any Losses to the extent that such Losses are credited to Buyer pursuant to the right of Offset or are otherwise duplicative of Losses that have been previously recovered by the Buyer Indemnified Parties hereunder.

(e) Certain Definitions. For purposes of this Agreement, the following terms shall have the followhig meanings:

(i) “Adjusted Purchase Price” means an amount equal to the Base Purchase Price, less (i) the Pre-Closing Leakage Amount (if any), less (ii) the aggregate amount of all Closing Indebtedness (if any), less (iii) the aggregate amount of all Transaction Expenses that have not been separately paid by the Seller, the Company, or on their behalf prior to the Closing, less (iv) the EBITDA Adjustment Amount (if any), and less (v) the Net Working Capital Adjustment Amount (if any).

(ii) “Base Purchase Price” means [***]

(iii) “Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Closing.

(iv) “EBITDA Adjustment Amount” means an amount equal to the product of (x) the amount (if any) by which the Normalized EBITDA is less than the EBITDA Target multiplied by [***] provided that in no event shall the EBITDA Adjustment Amount be in excess of [***]. For the avoidance of doubt, if the Normalized EBITDA is greater than the EBITDA Target, the EBITDA Adjustment Amount shall be zero (0).

(v) “EBITDA Target” means [***]

(vi) “Transaction Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Seller, the Company or their Affiliates and for which the Company is or becomes liable in connection with the Transactions as a result of action taken by or on behalf of the Seller or the Company, includhig (i) all legal, accounting, financial advisory, consulting, finders and other fees, costs and expenses incurred or payable by or on behalf of the Seller or, prior to the Closing, the Company in connection with the Transactions; (ii) any success, bonus, severance, change-in-control payments, non-statutory termination, or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions) to any employee, consultant, officer or director of the

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

Company or the Business resulting from, or in connection with, the Transactions (including the Transaction Payroll Taxes payable upon Closing or thereafter and in connection with the consummation of the Transactions); (ii) the cost of the “tail” prepaid insurance policies as contemplated by Section 6.9; and (iv) the costs and expenses set forth on Section 1.1(e)(vi) of the Disclosure Schedule. For the avoidance of doubt, the foregoing definition shall: (A) specifically include any fees, costs, expenses, payments, compensation, or other payments or obligations of the Company to any employee, consultant, officer or director of the Company or the Business, due and payable in contingency upon the consummation of the Transactions contemplated hereby; and (B) specifically exclude any fees, costs, expenses, payments, compensation, or other payments or obligations of the Seller, or incurred, assumed, or otherwise accured for the benefit of the Company, in either case for which the Company is not liable, to any employee, consultant, officer or director of the Seller or the Company, as applicable, due or payable in contingency upon the consummation of the Transactions contemplated hereby.

(f) Signing Date Net Working Capital. Attached hereto as Exhibit F (an initial draft of which was provided by the Company to Buyer at least ten (10) Business Days prior to the date of this Agreement) is a calculation of an amount equal to the Net Working Capital of the Company as of the date of this Agreement, specifying in reasonable detail all components thereof, as determined in accordance with the Specified Accounting Principles (the “Signing Date Net Working Capital”).5

1.2 Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the closing of the Transactions (the “Closing”) shall occur on the first (1st) Business Day following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of the Company, unless another time or place is mutually agreed upon in writing by Buyer and the Seller. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

1.3 Closing Deliveries.

(a) General. The Company shall, and the Seller shall cause the Company to, deliver to Buyer, in the manner and form, and to the locations reasonably specified by Buyer, all of the documents contemplated to be delivered by the Company to Buyer pursuant to the terms of this Agreement at or prior to the Closing (including pursuant to the terms of Article VII).

(b) Estimated Closing Date Balance Sheet; Estimated Closing Statement. At least ten (10) Business Days prior to the Closing, the Seller shall deliver or cause to be delivered to Buyer a statement, in form and substance reasonably satisfactory to Buyer and prepared in accordance with the Specified Accounting Principles and in a manner consistent with the calculations set forth on Exhibit F (the “Estimated Net Working Capital Statement”), setting forth the Company’s good faith estimates, together with reasonably detailed supporting documentation, of (1) the Launch-Related Projected A/P as calculated on the basis of the Signing Date Net Working Capital Amount and as calculated as of the Closing Date. (2) the Launch-Related A/R Impairment (if any). (3) a list of all Active Customer Contracts that were amended or terminated prior to the Closing Date, (4) a schedule of Excess Capacity as of immediately prior to the Closing, (5) the Active Contracted Mission Expected Costs as of immediately prior to the Closing, and (6) the Net Working Capital Adjustment Amount (if any). At least five (5) Business Days prior to the Closing, the Seller shall deliver or cause to be delivered to Buyer an estimated unaudited consolidated balance sheet of the Company (excluding any intercompany accounts involving the Company, on one hand, and any Related Party, on the other hand), as of immediately prior to the Closing, which shall set forth the Company’s calculation of the Net Assets of the Company and be prepared in accordance

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with the Specified Accounting Principles (except that such balance sheet will not be required to include footnotes) and in a manner consistent with the calculations set forth on Exhibit A (the “Estimated Closing Date Balance Sheet”), and, based on the Estimated Closing Date Balance Sheet, a statement, in form and substance reasonably satisfactory to Buyer, setting forth the Company’s good faith estimates, together with reasonably detailed supporting documentation, of (i) the Pre-Closing Leakage Amount (the “Estimated Pre-Closing Leakage Amount”) and each individual dollar amount and component thereof, (ii) the aggregate amount of all Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the aggregate amount of the Transaction Expenses that will not have been separately paid by the Seller, the Company, or on their behalf prior to the Closing (the “Estimated Transaction Expenses”), (iv) the Normalized EBITDA, (v) the Net Working Capital Adjustment Amount as shown on the Estimated Net Working Capital Statement (the “Estimated Net Working Capital Adjustment Amount”), and (vi) the resulting calculation of the Adjusted Purchase Price (the “Estimated Closing Statement”), which shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company. The Estimated Closing Statement shall be based on the Estimated Closing Date Balance Sheet and shall fairly and accurately present the Adjusted Purchase Price (and the individual components thereof and the amount for each individual component of the Estimated Pre-Closing Leakage Amount). The Company shall prepare the Estimated Net Working Capital Statement, the Estimated Closing Date Balance Sheet and Estimated Closing Statement, as well as the calculations set forth therein, in accordance with the Specified Accounting Principles and in a manner consistent with the calculation set forth on Exhibit A and Exhibit F (as applicable). The Estimated Net Working Capital Statement, the Estimated Closing Date Balance Sheet and the Estimated Closing Statement shall be subject to the reasonable review and approval of Buyer, and with the approval of Buyer, shall be used to determine the amount of the Adjusted Purchase Price to be paid at Closing.

1.4 Contingent Holdback Amount.

(a) At the Closing, if any EBITDA Condition Payment shall by such time have been deemed payable in accordance with Section 1.1(d)(iii), Buyer shall not pay, but as described in Section 1.1(b)(ii)(3), shall withhold from any EBITDA Condition Payment, a cash amount equal to [***] the “Contingent Holdback Amount”) that is otherwise payable to the Seller pursuant to Section 1.1(d)(iii), as partial security for the satisfaction of any amounts owing from the Seller (x) to Buyer resulting from any post-Closing adjustment to the Adjusted Purchase Price pursuant to Section 1.1(c)(iv) or (y) to any Buyer Indemnified Party in connection with any Indemnification Claims pursuant to Article VIII.

(b) On the Expiration Date, Buyer shall pay or cause to be paid, by wire transfer of immediately available funds, any Contingent Holdback Amount to the account designated by the Seller in writing to Buyer at least two (2) Business Days prior to such date; provided that such amount to be paid to Seller (if any) shall be reduced dollar-for-dollar by the amount of any previous recovery or Offset against any Contingent Holdback Amount by Buyer or any other Buyer Indemnified Party pursuant to Section 1.1(c)(iv) or Article VIII, as applicable. Notwithstanding the foregoing, if any Buyer Indemnified Party has timely made one or more Indemnification Claims pursuant to Section 8.5 that has not been resolved as of the Expiration Date, then Buyer may withhold, with respect to each such Indemnification Claim, either (A) the amount up to the full amount of any Contingent Holdback Amount equal to the amount of the Losses that the Buyer Indemnified Parties have paid, incurred, suffered or sustained (or reasonably anticipate that they may pay, incur, suffer or sustain) as set forth in such Indemnification Claim and reasonably supported by applicable documentation thereof or (B) if the amount of the Losses that the Buyer Indemnified Parties have paid, incurred, suffered or sustained (or reasonably anticipate that they may pay, incur, suffer or sustain) with respect to such Indemnification Claim is not reasonably determinable, an amount up to the full amount of any Contingent Holdback Amount equal to Buyer’s reasonable and good faith estimate of the amount of such Losses paid, incurred, suffered, sustained or reasonably anticipated to be paid, incurred, suffered or sustained, in each case until such time as such Indemnification Claim has been finally resolved, upon which any Contingent Holdback Amount will be adjusted pursuant to Article VIII and the balance (if any) will be released to the account designated by the Seller to Buyer in writing (subject to any continued withholding with respect to other unresolved claims pursuant to this Section 1.4(b)).

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(c) Any Buyer Indemnified Party shall seek recovery for eligible Losses subject to indemnification under Section 8.2(a) from the following sources, and in the following sequence:

(i) Prior to the Expiration Date (but without limitation to the withholding provisions of Section 1.4(b)), from any Contingent Holdback Amount; provided, however, that Buyer may, in its sole discretion, require that any amounts due and payable pursuant to Section 8.2(a) in respect of any Pre-Closing Leakage Amount or Net Asset Shortfall be paid by Seller to the applicable Buyer Indemnified Party by wire transfer of immediately available funds, and such amount shall not be issued from, and shall not set off against or otherwise reduce, any remaining available monies retained by the Buyer as any Contingent Holdback Amount.

(ii) If the remaining funds comprising any Contingent Holdback Amount at any given time are not sufficient to cover the aggregate amount due and payable to any Buyer Indemnified Party from the Seller pursuant to Section 8.2(a), then Buyer shall inform the Seller in writing of such deficiency and, subject to the terms and conditions of Article VIII (including, without limitation, the Indemnity Cap (if applicable)), the Seller shall pay to the applicable Buyer Indemnified Party the amount of such deficiency due and payable pursuant to Article VIII by wire transfer of immediately available funds within fifteen (15) days of receipt of such written notice; provided that, if any such Losses in respect of a claim for indemnification pursuant to Section 8.2(a)(i) exceed the Indemnity Cap as calculated at the time of the applicable Indemnification Claim for such Losses is made, but the value of the Indemnity Cap is subsequently increased in accordance with the definition thereof as of the EBITDA Condition Date, Blacksky Condition Date or Orders Condition Date, as the case may be, and, as of such time, there remain amounts for Losses for which the applicable Buyer Indemnified Party is entitled to reimbursement or other recovery as provided herein, then the Seller shall pay to the applicable Buyer Indemnified Party the amount of such excess up to the then-applicable Indemnity Cap (other than (A) in the event of fraud or (B) with respect to any breach or failure to be true of, or any inaccuracy in, any of the Fundamental Representations or any of the representations and warranties in Section 2.23(c), with respect to which, pursuant to Article VIII, the Indemnity Cap will not apply) within fifteen (15) Business Days after any such increase(s)); provided further that, in the event such Losses arise from an Indemnification Claim pursuant to Section 8.2(a)(ii), (iv), or (vi), or any breach or failure to be true of, or inaccuracy in, any of the Fundamental Representations, the obligations of the Seller to make payment of funds as set forth in this Section 1.4(c) shall be limited to, and shall in no event exceed, the Total Consideration minus applicable sums included in, previously recovered against, or previously issued from, any Contingent Holdback Amount or Offset against any Earn-Out Payments. Notwithstanding the foregoing or anything in this Agreement to the contrary, and without prejudice to any other right or remedy Buyer has or may have, Buyer may Offset any amount to which it may be entitled under Article VIII from any Earn-Out Payments (including, without limitation, from any EBITDA Condition Payment not already paid in part and withheld in part at the Closing) payable either at the time of such Indemnification Claim or at any time thereafter.

(d) Notwithstanding anything to the contrary herein, Indemnification Claims timely made pursuant to Article VIII and for which the indemnifiable Losses of any applicable Buyer Indemnified Party exceed the then-applicable Indemnity Cap, shall not be deemed waived or otherwise prejudiced to the extent that Buyer’s recourse under Section 1.4(c) must await the EBITDA Condition Date (if any), Blacksky Condition Date or Orders Condition Date. Set forth on Exhibit H attached hereto are example calculations of the Earn-Out Payments, Offset and Indemnity Cap solely for illustrative purposes.

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1.5 Transition Services Agreement. At the Closing, Buyer and the Seller shall enter into a transition services agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”)6, containing certain covenants and other terms regarding post-Closing transition services and rights among the parties hereto, including, in particular, as relates to the sublease between the Company and the Seller with respect to certain property located at West Lake Union Center, 1505 Westlake Avenue North, Seattle, Washington 98109 in respect of that certain Lease dated May 14, 2015, between the Seller, as tenant and RREEF America REIT II Corp. XX, as landlord.

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY7

Subject to any exceptions that are expressly and specifically set forth in the Disclosure Schedule (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article II to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article II, and (B) any other representations and warranties set forth in this Article II (other than Section 2.7), to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other representations and warranties), each of the Seller and the Company hereby jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has the requisite corporate power and authority to carry on its business as and where currently conducted. The Company is duly qualified or licensed to do business, is not in a state of suspension, and is in good standhig in each jurisdiction where the character of the properties and assets of the Company, or the nature of the Business, makes such qualification or licensing necessar, except where the failure to so qualify would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, The Company has Made Available true, correct, complete and up-to-date copies of its articles of incorporation and bylaws (and any amendments thereto), each in full force and effect on the date hereof (collectively, the “Governing Documents”). The operations now being conducted by the Company are not now and have never been conducted by the Company under any name other than “Spaceflight”.

(b) The Company does not have, and has never had, any Subsidiaries and does not otherwise (i) own, and has never otherwise owned, any shares of capital stock or any interest in, (ii) control, or (iii) have any obligation or requirement to provide capital contributions to or invest in, directly or indirectly, any other corporation, limited liability company, unlimited liability company, partnership, association, or other business entity.

(c) A complete list of all of the directors and officers of the Company as of the date of this Agreement is set forth in Section 2.1(c) of the Disclosure Schedule.

2.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is or will be a party as reasonably required in connection herewith or otherwise contemplated hereby (collectively, the “Company Related Agreements”) and to perform its obligations hereunder and thereunder and otherwise necessary for the consummation of the Transactions. The execution, delivery and performance by the Company of this Agreement and the Company Related Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action

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on the part of the Company, including the unanimous consent of the board of directors of the Company, and no other corporate act or proceeding by or on behalf of the Company is necessary to authorize the execution, delivery and performance of this Agreement or the Company Related Agreements or the Transactions. This Agreement and the Company Related Agreements have been (or will be, when executed and delivered), duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or will constitute, when executed and delivered), a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.3 Governmental Approvals and Consents. Assuming the accuracy of the representations made by Buyer in Article IV of this Agreement, no consent, waiver, approval, order or authorization of, notice to, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the consummation of the Transactions.

2.4 No Conflicts. The execution and delivery of this Agreement and each Company Related Agreement, the compliance by the Company with the provisions of this Agreement and any such Company Related Agreement and the performance by the Company of its obligations under this Agreement and each Company Related Agreement (including the consummation of the Transactions), in each case, will not (a) conflict with or violate any term or provision of the Governing Documents, (b)(i) conflict with, (ii) result in a breach of or constitute (with or without due notice or lapse of time or both) a default under, (iii) result in the acceleration or termination of rights or obligations under, or create in any party the right to accelerate performance under, terminate, modify, amend or cancel, or cause a loss or adverse modification of, (iv) require any notice, consent or waiver under, or (v) impair or result in the loss of any right or benefit to which the Company is entitled under, in each case, any Material Contract, Company Authorization or Lien to which the Company is a party or by which the Company, the Business or any asset of the Company or other asset used in connection with the Business is subject to or bound, (c) result in the creation or imposition of any Lien upon the Company Shares, any assets of the Company or any assets used in connection with the Business, or (d) violate (with or without notice or lapse of time or both) in any respect any Legal Requirements applicable to the Company, any of the properties or assets of the Company or any of the other properties or assets used in connection with the Business (including, without limitation, ITAR and Export Laws), except, in each case of clauses (b)-(d) above, (A) for such breaches, defaults, conflicts, violations, amendments, cancellations, impairments, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and the Business, taken as a whole, and (B) for CFIUS Clearance and ITAR Clearance. Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers, notices and approvals of parties to any Contracts as are required thereunder in connection with the Transactions, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to not result in any of the conflicts, results, defaults, acceleration, rights or losses described in clauses (b)(i) through (v) above from and after the Closing (the “Consents”). Except for (x) restrictions imposed by the U.S. Government in connection with obtaining CFIUS Clearance and ITAR Clearance and the requirements of Export Laws and (y) restrictions that are generally applicable to any U.S. Person that owns or operates the Business, no Legal Requirement is currently in effect, and the Company is not aware of any Contract, that would impose any material restrictions on the ability of a non-U.S. Person to directly or indirectly own or operate the Business in the manner in which it is currently conducted.

2.5 Company Capital Structure.

(a) The authorized share capital of the Company consists of (i) 1,500,000 shares of Company common stock, of which, 829,303 shares of Company common stock are issued and outstanding and (ii) 386,399 shares of Company preferred stock, of which 386,397 shares of Company preferred stock are issued and

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outstanding. All of the issued and outstanding shares of Company common stock are held legally, beneficially and of record by the Seller. Other than the Governing Documents and this Agreement, there are no Contracts relating to voting, purchase, sale or transfer of any Company Shares, or that are between the Company, on the one hand, and the Seller, on the other hand.

(b) Except for the shares of Company common stock and Company preferred stock described in Section 2.5(a), (i) the Company has no Company Securities authorized, issued or outstanding and (ii) neither the Company nor any of its Representatives have made any offers (whether or not enforceable, written or oral) to issue any Company Securities. Other than this Agreement, there are no proxies, voting trusts, voting agreements or other Contracts relating to the issuance, sale or transfer of any Company Securities.

(c) All issued Company Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been issued in compliance with, and not in violation of any preemptive, subscription or similar rights under, all Legal Requirements, all requirements set forth in the Governing Documents and the terms of any Contract to which the Company is subject, bound or otherwise a party and (iii) are not subject to any Lien, outstanding subscriptions, preemptive rights or other rights to subscribe or purchase securities of the Company, any lock-up period, or any other restrictions (whether created by Legal Requirement, statute or otherwise). There are no declared or accrued dividends with respect to any of the Company Shares.

2.6 Company Financial Statements; Internal Financial Controls.8 The Company has Made Available to Buyer [(a) the unaudited balance sheets of the Company as of December 31, 2018 (such date, the “Balance Sheet Date”), December 31, 2017 and December 31, 2016, and the related unaudited income statements of the Company for the fiscal years then ended (the “Unaudited Financials”), and (b) the audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31, 2018, December 31, 2017 and December 31, 2016 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years then ended] (the “Audited Financials” and together with the Unaudited Financials and the related notes and schedule related to any of the foregoing, collectively, the “Financials”). The Financials are true and correct in all material respects and have been prepared from the books and records of the Company and the Seller and its Subsidiaries, as applicable, and in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Unaudited Financials do not need to contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly and accurately the financial condition, operating results and cash flows of the Company and the Seller and its Subsidiaries, as applicable, as of the dates and during the periods indicated therein, subject in the case of the Unaudited Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The books and records of the Company and the Seller and its Subsidiaries, as applicable, have been, and are being, maintained in all material respects in accordance with Legal Requirements and applicable accounting requirements and the Financials are consistent with such books and records. The Company, the Seller and its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP, which are designed and adequate to provide reasonable assurances regarding the reliability of the Financials.

2.7 No Undisclosed Liabilities. The Company does not, and the Seller and its Subsidiaries (in each case, solely in connection with their involvement with, and operation of, the Business) do not, have any Liabilities (whether or not required to be reflected in the Financials in accordance with GAAP), except (a) for Liabilities in the amounts disclosed in the Financials, (b) for Liabilities which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof that are not material to the

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Company or the Business as is presently conducted, individually or in the aggregate and (c) Transaction Expenses. None of the Company, the Seller or its Subsidiaries have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).

2.8 No Changes. Since the Balance Sheet Date:

(a) the Business has been conducted in the ordinary course consistent with past practice;

(b) there has not been any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(c) there has not been any event, circumstance or effect that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(d) without limiting the generality of the foregoing, neither the Company nor the Seller (with respect to the Business) has taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the consent of Buyer pursuant to Section 5.2.

2.9 Tax Matters.

(a) Tax Returns and Payments. Each Tax Return relating to any income or other material Taxes concerning or attributable to the Company or its operations or the Business (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared accurately and completely and in compliance with applicable Legal Requirements in all material respects. All income and other material Taxes required to be paid by or with respect to the Company or the Business have been timely paid (whether or not shown on any Tax Return). The Company has not been nor is liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxes. The Company has delivered or Made Available to Buyer accurate and complete copies of all Company Returns filed since inception of the Company for all periods for which the statute of limitations has not expired, including any pro forma Company Returns related to income Taxes.

(b) Reserves for Payment of Taxes. The Financials fully accrue all Liabilities of the Company for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, adequate reserves in accordance with GAAP for the payment of all Taxes owed by the Company for the period from the date of the Balance Sheet Date through the Closing Date. The Company has not incurred any Liability for Taxes since the Balance Sheet Date outside of the ordinary course of business consistent with past practice.

(c) Audits; Claims. No audit or other examination of any Tax Return of the Company or with respect to the Business is presently in progress, nor has the Seller or the Company been notified in writing of any request for such an audit or other examination.

(d) Legal Proceedings; Etc. The Company has not been delinquent in the payment of any Tax, and there are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax.

(e) Distributed Stock. The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(f) Third Party Taxes. The Company has not: (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Seller), (ii) ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (other than any commercial agreement entered into in the ordinary course of business, the primary purpose of which is not Tax-related) nor does the Company owe any amount under such an agreement or arrangement, (iii) any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)) as a transferee or successor, by Contract, by operation of law or otherwise, (iv) incurred a dual consolidated loss within the meaning of Section 1503 of the Code, or (v) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(g) FIRPTA. The Company is not nor has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company or Seller has filed Tax Returns. The Company is not subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i) Transfer Pricing. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) Tax Shelters; Listed Transactions. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law). The Company has not been a party to any transaction or series of transactions which is or forms part of a scheme for the illicit avoidance of Tax or which can reasonably be considered as such.

(k) Withholding. The Company: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

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(l) Change in Accounting Methods; Closing Agreements. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made prior to the Closing, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Tax law); (ii) closing agreement as described in Section 7121 (or any similar provision of state, local, or foreign Tax law) executed prior to the Closing; (iii) deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax Legal Requirement) with respect to any transaction entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received prior to the Closing; (vi) election under Section 108(i) of the Code (or any similar provision of applicable Legal Requirement) made prior to the Closing; or (vii) election under Section 965(h) of the Code.

2.10 Real Property. Section 2.10 of the Disclosure Schedule sets forth a complete and accurate list of all leases, subleases and other arrangements for the operation, occupation or use by the Company, or in connection with the Business (the “Real Property Leases” and the leasehold interests, the “Leased Real Property”). The Company or the Seller (in the case of Real Property leases to which Seller is a party) has a legal, valid, binding and enforceable leasehold or subleasehold interest in (or a valid right to use and occupy) each Leased Real Property, in each case free and clear of all Liens (other than liens of landlords arising in the ordinary course of business). None of the Real Property Leases is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company) any right to use or occupancy of such Leased Real Property or any part thereof, such as would materially affect or interfere with the use of such Leased Real Property by the Company in its ordinary course. There is no condemnation, eminent domain or taking proceeding pending or, to the Knowledge of the Company, threatened that affects any Leased Real Property. Each of the Company and the Seller, as applicable, is in compliance with the terms and provisions of each of the Real Property Leases. The Leased Real Property constitutes all of the real property used, held for use or intended for use in the Business. The Company does not own, and has never owned, any real property, and none of the Seller’s or the Company’s Affiliates owns, or has ever owned, any real property used in connection with or relating to the Business.

2.11 Environmental Laws. The Company is and has been in compliance in all material respects with all Environmental Laws and all Permits required to be obtained with respect to the operations of the Business under applicable Environmental Laws (“Environmental Permits”), and there are no failures to comply with any such Environmental Laws or Environmental Permits that would, individually or in the aggregate, reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions; none of the Seller, the Company or their respective Affiliates have received notice from any Governmental Entity of any proposed termination or adverse modification of any Environmental Permit; there has been no Release or threatened Release of any Hazardous Substance on, upon, into, at, under or from any real property currently or heretofore owned, leased or otherwise operated or used by the Company or in connection with the Business, or at any other location for which the Company may be liable; there have been no Hazardous Substances generated by the Company or the operations of the Business that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and no underground storage tanks or polychlorinated biphenyls (“PCB”) or PCB-containing equipment are currently or have been operated, and no Hazardous Substances are or have been stored on, any real property owned, leased, used or operated by the Company or in connection with the Business, except in compliance with Environmental Laws. There are no Actions instituted or pending or, to the Knowledge of the Company, threatened against the Company or against Seller or its Affiliates in respect of the Business that arise out of any alleged violation of or Liability under any Environmental Laws that relate to either (a) the operation of the Business or (b) any Release of Hazardous Substances on, upon, into, at, under or from any Leased Real Property or any off-site locations to which Hazardous Substances were transported from any property currently or previously owned, leased, operated or used in connection with the Business for treatment, storage, handling, reuse, recycling or disposal. The Company has Made Available to Buyer true and complete copies of all material environmental reports (including any Phase I and Phase II environmental reports, soil and groundwater investigation reports, asbestos reports and remediation reports), studies, results of tests, sampling data, site assessments, risk assessments, inspections, audits and investigations, notices of actual or potential violation or liability, records, certificates of need, Environmental Permits, pending Environmental Permit applications and other material environmental analyses relating to the Business or the Leased Real Property.

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2.12 Title to and Sufficiency of Assets.

(a) The Company has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, used in connection with the Business, free and clear of any Liens except materialmen’s liens, mechanics’ liens or encumbrances of similar effect, in each case arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate Actions.

(b) The assets owned or leased by the Company as of the date hereof constitute all of the assets (tangible and intangible, including Intellectual Property) that are used in connection with the Business as such business has been conducted in the twelve (12) months prior to the date of this Agreement, and such assets are adequate and sufficient to enable the Company to conduct the Business (including the use, operation, design, marketing, promotion, modification, development, licensing, distribution, delivery, provision, operation, support, administration, maintenance, and other exploitation of all products or service offerings provided, offered, licensed, manufactured, marketed, sold, or distributed by or for the Company or in connection with the Business) and perform the services in the conduct of the Business, and to own, use, and operate, design, market, promote, modify, license, distribute, deliver, provide, support, administer, maintain, and otherwise exploit the assets in a manner consistent with, and in substantially the same manner as, the conduct of the Business and the ownership, use and operation, design, marketing, promotion, modification, licensing, delivery, provision, support, administration, maintenance, and other exploitation of the assets on the date of this Agreement and during the twelve (12) months prior to the date hereof and in a manner that will not conflict with or violate any rights (including Intellectual Property Rights) of any Person. Except for the Consents, no licenses or consents from, or payments to, any other person are or will be necessary for the Company, Buyer or their respective Subsidiaries to use any of such assets after the Closing in the same manner in which such assets are currently used in the conduct of the Business prior to the Closing or to otherwise operate the Business in the manner in which it is currently conducted. The assets of the Company and the assets used in connection with the Business are in good working condition and repair (subject to normal wear and tear).

2.13 Intellectual Property.

(a) The Company owns, and has good and exclusive title to, each item of Company Intellectual Property, free and clear of any Liens, and possesses sufficient legal rights to all other Intellectual Property Rights used or held for use the Business. The Company Intellectual Property constitutes all Intellectual Property Rights necessary for the conduct of the Business. The Company has not (i) transferred or assigned ownership of any Company Intellectual Property that was, at the time of transfer or assignment, material to the Company; (ii) granted any exclusive license of or exclusive right to Company Intellectual Property; (iii) authorized or agreed to joint ownership of Company Intellectual Property; or (iv) permitted the Company’s rights in any Company Intellectual Property to lapse or enter the public domain. No Company Intellectual Property is subject to any order, decree, contract, or judgment of a Governmental Entity restricting the use, transfer, or exploitation thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. None of the Company’s Affiliates (including the Seller and its Affiliates other than the Company) own any Intellectual Property used, held for use, intended for use or necessary for, the conduct of the Business.

(b) The Company has obtained and possesses valid licenses to use all of the software programs provided by the Company (or by the Seller or its Affiliates in connection with the Business) on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business.

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(c) The Company, the Seller and their respective Affiliates take reasonable steps to protect the rights of the Company and its Affiliates in their confidential information and trade secrets and the confidential information and trade secrets of third parties that are provided to the Company or its Affiliates under an obligation of confidentiality. Each current and former employee, independent contractor and consultant of the Company has signed a written agreement with the Company that contains (i) a present and effective assignment to the Company of Intellectual Property Rights created, conceived of, reduced to practice, authored or developed by such employee, independent contractor or consultant (as applicable) as part of their services for the Company; and (ii) customary confidentiality provisions protecting the Company’s rights in confidential information and trade secrets such employees, independent contractors, or consultants may have access to in connection with their employment or engagement by the Company. To the Company’s Knowledge, no such employees, independent contractors or consultants have breached, or are in breach of, such agreements.

(d) The Company and the operation of the Business (as previously conducted and as currently conducted) has not infringed, violated, diluted, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or trade practices under applicable law, and does not infringe, violate, dilute, or misappropriate any Intellectual Property Rights of any Person or constitute unfair competition or trade practices under applicable law. There are no, and have been no, Actions alleging any such infringement, misappropriation, violation, dilution, unfair competition or trade practices and none of the Company, the Seller or any of their respective Affiliates has received any written communication alleging any such infringement, misappropriation, violation, dilution, unfair competition, or trade practices. None of the Company, the Seller or any of their respective Affiliates has received written notice claiming or demanding that the Company or its Affiliates (or the Seller or its Affiliates in connection with the Business) defend, indemnify, or hold harmless any other Person with respect to allegations of infringement, misappropriation, violation, or dilution of Intellectual Property Rights in connection with the operation of the Business.

(e) To the Company’s Knowledge, no Person has infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, the Company Intellectual Property. None of the Company, the Seller or any of their respective Affiliates has provided any Person with any notice alleging such infringement, violation, dilution, or misappropriation of the Company Intellectual Property. There are no, and have been no, Actions to which the Company, the Seller or any of their respective Affiliates is or was a party with respect to any allegations of infringement, violation, dilution, or misappropriation of Company Intellectual Property.

(f) None of this Agreement or the Company Related Agreements or the Transactions will result in, or give any other Person the right or option to cause (or purport to result in or give any other Person the right or option to cause), pursuant to any contract or agreement to which the Company, the Seller or their respective Affiliates is a party: (i) a loss of, or imposition of any Lien on, any Company Intellectual Property or Intellectual Property Rights owned by Buyer or Buyer’s Affiliates; (ii) the Company, Buyer or any of Buyer’s Affiliates granting or assigning to any Person any right in or license to any Intellectual Property Rights; (iii) the Company, Buyer or any of Buyer’s Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; or (iv) the Company, Buyer or any of Buyer’s Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date.

(g) Section 2.13(g) of the Disclosure Schedule sets forth a complete and accurate list of the Company Registered Intellectual Property, including for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number, and date of application, registration, or issuance, as applicable. There are no pending or threatened Actions (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority) before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or other Governmental Entity in which the Company Registered Intellectual Property is involved. Each item of Company Registered

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Intellectual Property is valid and subsisting, and excluding pending applications, enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property. The Company has recorded each assignment of rights in Company Registered Intellectual Property to the Company by a Person with the applicable Governmental Entity.

(h) None of the Company, the Seller any of their respective Affiliates has participated in any standards-setting process that includes any commitment or obligation to license, or offer to license, any Company Intellectual Property as a result of or in connection with participation in such standards-setting process.

(i) The Company, the Seller and their respective Affiliates have taken commercially reasonable steps to protect and ensure proper operation, monitoring and use of the Company IT Systems. None of the Company, the Seller or any of their respective Affiliates has experienced within the past thirty-six (36) months any material disruption to, or material interruption in, its conduct of their businesses or the Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems. There have been no material unauthorized intrusions or breaches of the security of the Company IT Systems, and the data and information which they store or process has not been corrupted in any discernible manner or accessed without the authorization of the Company. The Company, the Seller and their respective Affiliates have taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of the Company’s business and the Business without material disruption to, or material interruption in, the conduct of the Company’s business and the Business.

(j) The Company (and the Seller and its Affiliates in connection with the Business) does not target any goods or services at any individuals in the European Union. The European Community’s Regulation 2016/679 (also referred to as the General Data Protection Regulation) is not applicable to the Business.

2.14 Material Contracts; Actions.

(a) Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each of the following Contracts to which the Company is a party, by which the Company is bound, or that are used in connection with the Business, in each case, which such Contracts remain in full force and effect as of the date hereof (each, a “Material Contract”):

(i) any Contract for capital expenditures involving payments of more than $250,000 in the aggregate during any fiscal year;

(ii) any vendor Contract with a launch service provider and any Contract with a satellite operator related to the provision of launch services (other than Government Contracts), including, for the avoidance of doubt, any Active Customer Contracts (collectively, “Launch Contracts”);

(iii) any partnership, joint venture, strategic alliance or other similar Contract involving a sharing of profits, losses, costs or Liabilities with any other Person or involving sharing of equity;

(iv) any personal property lease or other Contract under which any material tangible personal property used or operated in the Business is owned by another Person;

(v) any Contract pursuant to which the Company has (i) guaranteed or otherwise agreed to cause or insure or (ii) pledged any assets of the Company or that are used in connection with the Business to secure, the performance or payment of any obligation or other Liability of any Person, in each case that is material to Business;

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(vi) (A) any Contract under which any Person has licensed, granted, assigned, transferred, or conveyed to the Company (or to the Seller or its Affiliates in connection with the Business) any Intellectual Property Rights, including any covenant not to sue, but excluding from the listing obligation, (1) non-disclosure agreements that do not contain an express license grant, (2) agreements with current and former employees and consultants entered into on the Company’s standard form thereof, and (3) agreements for commercially-available off-the-shelf Software (including Software made available as a service and Software licensed under open source licenses) with an aggregate cost to the Company of $25,000 per year or less and (B) any Contract under which the Company (or the Seller or its Affiliates in connection with the Business) has licensed, granted, assigned, transferred, or conveyed to any Person any Intellectual Property Rights, including any covenant not to sue, but excluding from the listing obligation, (1) nondisclosure agreements that do not contain an express license grant, (2) non-exclusive licenses entered into in the ordinary course of the Business, and (3) Incidental Outbound Licenses;

(vii) any Contract (other than a Company Employee Plan or an offer letter or similar agreement that provides for at-will employment and does not provide severance benefits except for the minimum severance or other payments required by applicable Legal Requirements) for the employment or engagement of any executive officer or any employee or independent contractor of the Company or the Business with annual base salary or compensation, as applicable, in excess of $100,000;

(viii) any Contract prohibiting the Company or the Business from freely engaging in its current business operations, or containing covenants that limit or purport to limit the ability of the Company to (A) compete in any business or with any Person or in any geographic area, (B) manufacture, produce, assemble, license, market, sell, supply, provide or distribute any service or product, including those services or products produced, assembled, licensed, marketed, sold, supplied, provided or distributed in connection with the Business, (C) hire or solicit Persons for employment, or (D) incur or guarantee any Indebtedness or grant a Lien on the assets of the Company or material assets used in connection with or relating to the Business, or (E) use or enforce any Intellectual Property (including Company Intellectual Property), including, in each case, any nondisclosure, non-competition, settlement, coexistence, standstill or confidentiality agreements;

(ix) any Government Contract or Contract with a public university;

(x) any Contract relating to the settlement of any Action entered into in the twelve (12) months prior to the date of this Agreement or pursuant to which the Company or the Business has any ongoing obligations or is subject to any ongoing limitations;

(xi) any Contract relating to the procurement of dispensers or payload adapters in excess of $50,000 individually or $250,000 in the aggregate;

(xii) any Contract relating to the acquisition or disposition (by merger, arrangement, amalgamation, consolidation or acquisition of shares or assets) of any Person or division thereof or collection of assets constituting all or substantially all of a business or business unit (A) entered into at any time during the three (3) years prior to the date of this Agreement or (B) under which the Company has any remaining material Liabilities as of the date hereof;

(xiii) any Contract (A) providing for rights to be an exclusive or preferred provider of any product or service, (B) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company or the Business or (C) containing a provision of the type commonly referred to as “most favored nation” provision;

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(xiv) any collective bargaining agreement or other Contract with any union, labor organization, works council or other employee representative of a group of employees;

(xv) any Real Property Lease;

(xvi) any Related Party Agreement;

(xvii) any Contract with a Top Customer or Top Supplier; and

(xviii) any other Contract involving obligations (contingent or otherwise) of or other payments by, or payments to, the Company or relating to the Business in excess of $250,000.

(b) Each Material Contract is in full force and effect, and constitutes legal, valid and binding obligations of the Company or any of its Affiliates that are party thereto and, to the Company’s Knowledge, the other party or parties thereto, enforceable in accordance with its terms, except for those Material Contracts which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions thereof and the provisions of Section 5.2, and subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity. The Company and its Affiliates are in compliance in all material respects with all terms and requirements of each Material Contract to which it is a party and, to the Company’s Knowledge, each other party thereto is in compliance in all material respects with all terms and requirements of each Material Contract. None of the Company or any of its Affiliates has: (A) received any written notice from any party terminating (or threatening to terminate) any Material Contract or exercising (or threatening to exercise) any option not to renew thereunder; (B) received any written show cause notices, written cure notices or written negative determinations of responsibility with respect to any Material Contract; (C) received any written notice from any party seeking the renegotiation of, or substitution of performance under, any Material Contract in any material respect; and (D) asserted any claim or request for equitable adjustment requesting any material amount of money, interpretation of material contract terms or other material relief under any Material Contract.

(c) The Company (i) has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) does not currently have any (1) outstanding indebtedness for money borrowed or (2) other obligations or liabilities individually in excess of $500,000 or in excess of $1,000,000 in the aggregate, (iii) does not currently have any outstanding loans or advances to any Person, other than advances for travel expenses in the ordinary course consistent with past practice, and (iv) has not sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business consistent with past practice. For the purposes of clauses (ii) and (iii) of this Section 2.14(c), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d) The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

(e) Except as set forth on Schedule 2.14(e) of the Disclosure Schedule, up to and until the Closing Date, to the extent that the Company has entered into one or more Launch Contracts with any applicable launch service providers and satellite operators, such Launch Contracts entered into on or prior to such date shall contain (regardless whether such launch is subject to the Commercial Space Launch Act of 1984) (i) cross-waiver provisions consistent in all material respects with the requirements set forth in 14 C.F.R. Section 440.17 (Reciprocal waiver of claims requirements) and (ii) third party liability insurance provisions consistent in all material respects with the requirements set forth in 14 CFR Section 440.9 (Insurance requirements for licensed or permitted activities), and the Company has been named as an additional insured on all such liability insurance policies.

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2.15 Employee Benefit Plans.

(a) Section 2.15(a) of the Disclosure Schedule sets forth a true and complete list of each material Company Employee Plan.

(b) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) and, to the Company’s Knowledge, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in a loss of such plan’s qualification or tax exempt status.

(c) No plan currently or in the past six (6) years maintained, sponsored, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates is or was in the past six (6) years (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) a plan subject to Title IV of ERISA.

(d) The execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Company Employee or Seller Business Employee to any payment, acceleration of benefits, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan or Seller Employee Plan, or (ii) give rise to any payment of any amount that would not be deductible under Section 280G of the Code.

2.16 Employment Matters.

(a) Neither the Company, nor the Seller or its Affiliates in connection with the Business, is a party to or bound by any collective bargaining agreement or other Contract or agreement with any labor organization or other Representative of any of the employees of the Company, and no collective bargaining agreement is being negotiated by the Company or Seller or such Affiliates. To the Company’s Knowledge, there are no strikes, labor disputes or union organization activities pending or threatened between the Company, the Seller or their respective Affiliates and any of the employees of the Company or the Business. Neither the Company, nor the Seller or its Affiliates in connection with the Business, is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, Contract with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or the Business.

(b) The Company and the Business are in material compliance (and have been in material compliance for the last (2) years) with all applicable Legal Requirements pertaining to employment and employment practices, including wage and hours (including overtime wages), collective bargaining, equal employment opportunity, workplace safety, affirmative action, immigration, layoffs, discrimination in employment, equal employment, fair employment practices, terms and conditions of employment, immigration status, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as employees, independent contractors, contractors or consultants), and health and employment practices. The Company and the Business have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar Legal Requirement. Neither the Company nor the Seller or any Affiliate with respect to the Business has engaged any employee whose employment would require special licenses or permits. There is no unfair labor practice charge, grievance, arbitration, charge, lawsuit, investigation, complaint or other Action against the Company, the Seller or any of their respective Affiliates pending or, to the Knowledge of the Company, threatened before a Governmental Entity, in each case with respect to any of the Company Employees or Seller Business Employees.

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(c) The Company, and the Seller and its Affiliates with respect to the Business, have paid in full to all directors, employees, independent contractors and consultants all wages, salaries, commissions, bonuses, and other incentive compensation due to be paid to or on behalf of such directors, employees, independent contractors and consultants. Neither the Company nor the Seller and its Affiliates with respect to the Business has any direct or indirect material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee; (b) any worker leased from another employer; or (c) any employee currently or formerly classified as exempt from overtime wages.

(d) Section 2.16(d) of the Disclosure Schedule sets forth a detailed description of all salary, bonus, severance obligations and deferred compensation paid or payable for each Company Employee and Seller Business Employee. Each person who is an employee of the Company or the Business is employed at will.

(e) To the Company’s Knowledge, and based on the information listed on the Form I-9 provided by the Company Employees and Seller Business Employees, all Company Employees and Seller Business Employees are authorized to work in the United States, a Form I-9 has been completed properly and retained with respect to each Company Employee and Seller Business Employee, and the Company (and the Seller and its Affiliates with respect to the Business) has complied with all applicable immigration-related Legal Requirements at all times.

(f) There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or the Business within the twelve (12) months prior to the date of this Agreement.

(g) To the Company’s Knowledge there has been no allegation brought (internally or otherwise) in the last three (3) years by any current or former Company Employee or any Seller Business Employee, or by any applicant for employment with the Company or with respect to the Business, that an officer, director, or senior management employee at the level of senior vice president or above of the Company or the Business has engaged in sexual harassment or misconduct. Neither the Company nor the Seller or its Affiliates with respect to the Business has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any officer, director, or senior management employee at the level of senior vice president or above of the Company or the Business.

(h) The Company Employees and the Seller Business Employees together constitute, to the best Knowledge of the Company, adequate and sufficient officers, employees and individual consultants and independent contractors to enable the Company to conduct the Business (including the use, operation, design, marketing, promotion, modification, development, licensing, distribution, delivery, provision, operation, support, administration, maintenance, and other exploitation of all products or service offerings provided, offered, licensed, manufactured, marketed, sold, or distributed by the Company or in connection with the Business) and perform the services in the conduct of the Business in a manner consistent with, and in substantially the same manner as, the conduct of the Business on the date of this Agreement and during the twelve (12) months prior to the date hereof and in a manner that will not conflict with or violate any rights of any Person.

2.17 Litigation. There is no (a) current or pending or, to the Knowledge of the Company, threatened Action in writing against or affecting the Company, the Business, any of the assets or properties of the Company or any assets or properties used in connection with or relating to the Business, or the Transactions, (b) current or pending inquiry or investigation by any Governmental Entity or, to the Knowledge of the Company, threatened inquiry or investigation by any Governmental Entity, against or affecting the Company, the Business or any of the assets or properties of the Company or any assets or properties used in connection with or relating to the Business (including any inquiry as to the qualification of the Company to hold or receive any Permit) or (c) to the Knowledge of the Company, any current, pending or threatened Actions against any Related Party in connection with the Business. Neither the Company nor the Business is (and neither of them has ever been) a party to, subject to or in default with respect to, any Order, writ, injunction or decree of any Governmental Entity known to or served upon the Company or the Business.

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2.18 Insurance. Section 2.18 of the Disclosure Schedule contains a correct and complete list of all policies of title, commercial and product liability, errors and omissions, fire, casualty, worker’s compensation, directors’ and officers’ and other forms of insurance carried by the Company or that are applicable to the Business (the “Insurance Policies”) and identifies any claims made thereon as of the date of this Agreement. Each of the Insurance Policies has coverage customary for companies similarly situated to the Company or involved in businesses similar to the Business. All of the Insurance Policies are in full force and effect, have been underwritten by unaffiliated insurers and are sufficient for all applicable Legal Requirements. The Company (or Seller, in the case of Insurance Policies of Seller) is in compliance with the terms of each Insurance Policy in all material respects. Except as set forth on Section 2.18 of the Disclosure Schedule, there are currently no claims pending under any of the Insurance Policies, and all premiums due and payable with respect to the Insurance Policies have been paid to date. Neither the Company nor any of its Affiliates has received any written or, to the Company’s Knowledge, oral notice of cancellation or termination of, or material premium increase relating to, any of the Insurance Policies or arrangements.

2.19 Compliance with Legal Requirements; Governmental Authorizations.

(a) Each of the Company and the Business is, and since January 1, 2015 has been, in compliance with all applicable Legal Requirements. None of the Company, Seller or, to the Knowledge of the Company, any of their respective Affiliates has received any written communication since January 1, 2016 from a Governmental Entity that alleges that the Company or the Business is not in compliance with any applicable Legal Requirements which has not heretofore been cured or for which there is any remaining liability as of the date hereof. The Company, the Seller and, to the Knowledge of the Company, their respective Affiliates have taken commercially reasonable steps to ensure that the directors, officers and employees of the Company and the Business comply with all applicable Legal Requirements.

(b) Each Permit (a) pursuant to which the Company currently operates or holds any interest in any of its properties or assets, or (b) which is used or required for the operation of the Business (collectively, “Company Authorizations”) has been issued or granted to the Company. Section 2.19(b) of the Disclosure Schedule lists all Company Authorizations, including the names and jurisdictions of such Company Authorizations and their dates of issuance and expiration. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the operation or conduct of the Business or hold any interest in the properties or assets used in connection with or relating to the Business, and none of the Company Authorizations is subject to any term, provision, condition or limitation which may materially adversely change or terminate such Company Authorizations by virtue of the completion of the Transactions. The Company has been and is in material compliance with the terms and conditions of the Company Authorizations. The Company has fulfilled all of the obligations necessary to maintain such Company Authorizations, has filed all reports, documents and other information required to be filed by Legal Requirement or requested in writing by any Governmental Entity, and the Company has no basis for believing that any such Company Authorization will not be renewable upon expiration or has expired without renewal.

(c) The Company does not have Knowledge of, nor has the Company received any written notice of, any event, inquiry, investigation or other Action that would reasonably be expected to result in the suspension, revocation, withdrawal, cancellation, limitation, restriction or material adverse modification of any such Company Authorization.

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2.20 Anti-Corruption and Anti-Bribery Laws. The Company (including any of its Affiliates, officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf or on behalf of the Business) has not, directly or indirectly, taken any action that would result in a violation by the Company (including by any of its Affiliates, officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf or on behalf of the Business) of any Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of this representation, the Company (including any of its Affiliates, officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf or on behalf of the Business) has not, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials; (c) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; (d) or otherwise taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. The Company maintains a system of policies, procedures and internal accounting controls adequate to ensure compliance with Anti-Corruption and Anti-Bribery Laws.

2.21 Top Customers and Top Suppliers. Section 2.21 of the Disclosure Schedule sets forth (a) a list of, and revenues received from, each of the ten (10) largest customers of the Business (based on revenue) for calendar year 2018 and calendar year 2017 (“Top Customers”) and (b) a list of, and dollar value of payments made by or on behalf of the Company to, the ten (10) largest launch providers or other suppliers of products and services to the Business (based on payments made) for calendar year 2018 and calendar year 2017 (“Top Suppliers”). To the Knowledge of the Company, none of the Company, the Seller or, any of their respective Affiliates have received any written or oral notice indicating that any Top Customer or Top Supplier: (A) intends or is threatening to terminate, cancel, or materially adversely change other material terms of, any Contract or relationship with, or materially reduce the volume of business transacted with, the Company or the Business; or (B) intends to file for bankruptcy or cessation of business. There are no disputes threatened in writing between or on behalf of the Company, on the one hand, and any of the Top Customers or Top Suppliers, on the other hand, that (i) could reasonably be expected to materially and adversely affect the relationship between the Company or the Business and any such customer or supplier or (ii) could reasonably be expected to materially and adversely affect the Company or the Business. None of the Top Customers is materially delinquent in payments owed to the Company, and the Company is not materially delinquent in payments owed to any Top Supplier.

2.22 Government Contracts.

(a) No Government Contract or Government Bid is based on the Company or the Business having §8(a) status, small business status, small disadvantaged business status, service-disabled veteran-owned small business status, protégé status, or other preferential status afforded by statute or regulation.

(b) The Company has not made any mandatory disclosure under FAR 52.203-13(b)(3)(i), FAR Part 9, or any other Legal Requirement, or any voluntary disclosure, to any Governmental Entity with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Bid, and to the Company’s Knowledge, there are no facts that would require mandatory disclosure under FAR 52.203-13(b)(3)(i), FAR Part 9, or any other statute or regulation.

(c) No material cost incurred by the Company or the Business pertaining to any Government Contract is currently being questioned or challenged by any Governmental Entity or any other Person, has been disallowed by any Governmental Entity or has been, or now is, the subject of an investigation, and no amount of money due to the Company or the Business under any Government Contract or Government Bid has been withheld or set off, nor has any claim been made to withhold or set off money. Neither any Governmental Entity, nor any prime contractor, subcontractor or other Person, has notified the Company in writing or, to the Knowledge of the Company, orally that the Company or the Business has breached or violated any Legal Requirement, certification, representation, warranty, covenant, clause, provision or requirement in any material respect pertaining to any Government Contract or Government Bid.

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(d) There are (i) no outstanding claims or requests for equitable adjustment against the Company or the Business by any Governmental Entity or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no outstanding material disputes between the Company or the Business, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act (41 U.S.C. §§ 7101-7109), False Claims Act (31 U.S.C. §§ 3729-3733) or any other statute or between the Company or the Business, on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party, on the other hand, arising under or relating to any such Government Contract or Government Bid. To the Knowledge of the Company, neither the Company nor the Business has any interest in any pending or potential claim against any Governmental Entity or any prime contractor, higher or lower tier subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(e) There has not been a finding of fraud or any claim of any material Liability as a result of defective pricing, mischarging, or improper payments on the part of the Company or the Business. Neither the Company nor the Business has undergone or received any communication that it will be subject to any audit, whether arising under or relating to any Government Contract or otherwise, other than routine audits conducted by the Company or the Business in the ordinary course of business consistent with past practice.

(f) Section 2.22(f) of the Disclosure Schedule sets forth a true and complete list of all facility security clearances held by the Company or related to the Business and all personnel security clearances held by the Company or any officer, director, Company Employee or Seller Business Employee (listed by category). There is no proposed or, to the Company’s Knowledge, threatened termination of any such facility or personnel security clearances.

2.23 Accounts Receivable; Accounts Payable; Signing Date Net Working Capital.

(a) Accounts Receivable. All of the accounts receivable reflected in the Unaudited Financials (i) represent bona fide transactions of the Company that arose in the ordinary course of business, (ii) are not subject to setoffs or counterclaims except as otherwise indicated therein, and (iii) do not represent obligations for goods sold on consignment. No Person has any Lien on any account receivable that is outstanding and, except in the ordinary course of business consistent with past practice, no request or agreement for material deduction or material discount has been made with respect to any account receivable of any Top Customer or Top Supplier. Neither the Company nor any its Affiliates has received written notice from any Top Customer or Top Supplier that such Top Customer or Top Supplier in connection with the Business does not intend to pay any material account receivable. As of the Balance Sheet Date, the aggregate dollar amount of the accounts receivable of the Company is $[•].

(b) Accounts Payable. All accounts payable of the Company arose in the ordinary course of business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment in any material respect or outside of the ordinary course of business of the Company. As of the Balance Sheet Date, the aggregate dollar amount of the accounts payable of the Company (and the Seller or its Affiliates in connection with the Business) is $[•].

(c) Signing Date Net Working Capital. Except as set forth on Section 2.23(c) of the Disclosure Schedule, as of the date of this Agreement: (i) there are no outstanding payment obligations owing (pursuant to any Material Contract or otherwise) from the Company to any Related Party, any member of the Seller Group or their respective Affiliates (other than the Company); and (ii) the Signing Date Net Working Capital is $[•].9

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2.24 Backlog. Section 2.24 of the Disclosure Schedule sets forth the aggregate amount of the Backlog of orders for the sale or lease of products or services of the Business for which revenues have not been recognized by the Company (or the Seller or its Affiliates in connection with the Business).

2.25 Bank Accounts; Letters of Credit; Performance Bonds. Section 2.25 of the Disclosure Schedule sets forth (a) the identity of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, the number of each such account or box and the names of all Persons authorized to draw thereon or having signatory power or access thereto, (b) each letter of credit with respect to which the Company is an applicant or of which the Company is a beneficiary (whether drawn or undrawn), and (c) each performance bond to which the Company is a party. No such performance bonds have been called.

2.26 Related Party Arrangements. Section 2.26 of the Disclosure Schedule sets forth all loans, leases, Contracts or other transactions, payment obligations, understandings or arrangements, in force or outstanding, between or on behalf of the Company, on the one hand, and any Related Party, on the other hand (each, a “Related Party Agreement”). 10 The Company is not indebted to any Related Party, and no Related Party is materially indebted to the Company or has any claim or right against the Company.

2.27 Brokers or Finders. The Company does not have, directly or indirectly, any liability for any investment bankers’, brokerage or finders’ fees, agents’ commissions or similar fees in connection with this Agreement or the Transactions.

2.28 Disclosure. The Company has disclosed to Buyer all facts material to the relationship of the Company and the Business with the customers and suppliers of the Company and the Business (including the operations, prospects, results of operations, cash flows and condition (financial or otherwise) of the Company and the Business). No representation or warranty or other statement made by the Company or the Seller in this Agreement, any Company Related Agreement or any Seller Related Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

Subject to any exceptions that are expressly and specifically set forth in the Disclosure Schedule, the Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Good Standing.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to impair, prevent or delay the consummation of the Transactions.

[***]

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3.2 Ownership of Company Securities. The Seller is the sole legal, record and beneficial owner of all of the Company Shares, which constitute all of the issued and outstanding Company Securities. Such Company Securities are not subject to any Liens or to any rights of first refusal of any kind, or any option or other Contract or commitment that could require the Seller to sell, transfer or otherwise dispose of the Company Securities. No Person other than the Seller has any beneficial interest in or a right to acquire any of such Company Securities. At the Closing, Buyer will receive good and valid title to such Company Securities, free and clear of all Liens. There are no outstanding loans from the Company to the Seller.

3.3 Litigation. There is no current, pending, or to the Knowledge of the Seller, threatened, Action of any nature against or affecting the Seller, arising out of or relating to (i) the Seller’s beneficial ownership of Company Securities or rights to acquire Company Securities, (ii) the Seller’s capacity as a party hereto, (iii) the Transactions, (iv) any contribution of assets (tangible and intangible) by the Seller (or any of its Affiliates) to the Company (or any of its Affiliates), or (v) any other agreement between the Seller (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the Knowledge of the Seller is there any reasonable basis therefor. There is no current, pending or, to the Knowledge of the Seller, threatened, Action against the Seller with respect to which the Seller has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor, to the Knowledge of the Seller, are there any facts or circumstances that would reasonably be expected to give rise to such an Action. The Seller does not have any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law.

3.4 Authority and Enforceability. The Seller has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is or will be a party (the “Seller Related Agreements”) and to perform its obligations hereunder and thereunder which are otherwise necessary for the consummation of the Transactions. The execution, delivery and performance by the Seller of this Agreement and any Seller Related Agreements and the performance of its obligations hereunder and thereunder (including the Transactions) have been duly and validly authorized by all necessary action on the part of the Seller, including the unanimous consent of the board of directors of the Seller and the consent of the holders of a majority of the outstanding capital stock of the Seller entitled to vote thereon, and no further action is required on the part of the Seller to authorize the execution, delivery and performance of this Agreement and any Seller Related Agreements and the Transactions. This Agreement and each of the Seller Related Agreements has been, duly and validly executed and delivered by the Seller, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.5 No Conflicts. The execution and delivery by the Seller of this Agreement and any Seller Related Agreement, the compliance by the Seller with the provisions of this Agreement and each Seller Related Agreement and the performance of the Seller’s obligations under this Agreement and each Seller Related Agreement, in each case, will not, (a) conflict with any term or provision of the certificate of incorporation, bylaws or other charter or organizational documents of the Seller, (b)(i) conflict with, (ii) result in a breach of or constitute (with or without due notice or lapse of time or both) a default under, (iii) result in the acceleration or termination of rights or obligations under, or create in any party the right to accelerate performance under, terminate, modify, amend or cancel, or cause a loss or adverse modification of, (iv) require any notice, consent or waiver under, or (v) impair or result in the loss of any right or benefit to which the Seller is entitled under, in each case, any material Contract, material Permit, or Lien to which the Seller is a party or by which the Seller or any of the Seller’s properties, assets (whether tangible or intangible) or business is subject to or bound, (c) violate (with or without notice or

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lapse of time or both) in any respect any Legal Requirement applicable to the Seller or any of the Seller’s properties or assets (whether tangible or intangible), or (d) prevent, alter or delay the Seller’s ability to consummate the Transactions, except, in each case of clauses (a)-(d) above, (A) for such breaches, defaults, conflicts, violations, amendments, cancellation, impairments, terminations, accelerations or Liens that would not reasonably be expected to have a material adverse effect on Seller’s ability to consummate the Transactions and (B) for CFIUS Clearance and ITAR Clearance.

3.6 Governmental Filings and Consents. No consent, waiver, approval, order or authorization of, notice to, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Related Agreements or the performance of its obligations hereunder and thereunder, except for CFIUS Clearance, ITAR Clearance and such consents, waivers, orders, authorizations, filings, qualifications, designations, declarations, approvals, notices and registrations which, if not obtained or made, would not prevent, alter or delay the Seller’s ability to consummate the Transactions.

3.7 Solvency. Upon giving effect to the Transactions: (a) the Fair Salable Value of the Seller Assets in the aggregate will exceed all of the probable liabilities of the Seller Business as they become absolute and matured; (b) the Seller will not have, or have access to, an unreasonably small amount of capital for the Seller Business; and (c) the Seller will be able to pay the liabilities of the Seller Business as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by the Seller Business and the timing of and amounts of cash to be payable on or in respect of any Indebtedness of the Seller Business. For purposes of this Section 3.7: (i) “Fair Salable Value” means the amount that may be realized if the aggregate assets (including goodwill) of the Seller Business are sold as an entirety with reasonable promptness in an arms’-length transaction under then-current conditions for the sale of comparable business enterprises; (ii) “Seller Assets” means all of the assets of the Seller and its Subsidiaries (other than the Company and other than the assets used, held for use or intended for use in connection with or relating to the Business); and (iii) “Seller Business” means the business of the Seller and its Subsidiaries (other than the Company and other than the Business).

3.8 Brokers or Finders. The Seller does not have, directly or indirectly, any liability for any investment bankers’, brokerage or finders’ fees, agents’ commissions or similar fees in connection with this Agreement or the Transactions.

3.9 No Other Representation or Warranties. Except for the representations and warranties contained in this Article III or as otherwise expressly set forth in Article II hereof, the Seller does not make any representation or warranty, express or implied. All such additional representations and warranties are hereby disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows:

4.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of [•] and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to impair, prevent or delay the consummation of the Transactions.

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4.2 No Conflicts. The execution and delivery of this Agreement by Buyer and any Buyer Related Agreement, the compliance by Buyer with the provisions of this Agreement and each Buyer Related Agreement, and the performance of Buyer’s obligations under this Agreement and each Buyer Related Agreement, in each case, will not: (a) conflict with or violate the certificate of incorporation, articles, bylaws or equivalent organizational or governing documents of Buyer; (b)(i) conflict with, (ii) result in a breach of or constitute (with or without due notice or lapse of time or both) a default under, (iii) result in the acceleration or termination of rights or obligations under, or create in any party the right to accelerate performance under, terminate, modify, amend or cancel, or cause a loss or adverse modification of, (iv) require any notice, consent or waiver under, or (v) impair or result in the loss of any right or benefit to which Buyer is entitled under, in each case, any material Contract, material Permit, or Lien to which Buyer is a party or by which Buyer or any of Buyer’s properties, assets (whether tangible or intangible) or business is subject to or bound, (c) violate (with or without notice or lapse of time or both) in any respect any Legal Requirement applicable to Buyer or any of Buyer’s properties or assets (whether tangible or intangible), or (d) prevent, alter or delay Buyer’s ability to consummate the Transactions, except, in each case of clauses (a)-(d) above, (A) for such breaches, defaults, conflicts, violations, amendments, cancellation, impairments, terminations, accelerations or Liens that would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions and (B) for CFIUS Clearance and ITAR Clearance.

4.3 Authority and Enforceability. Buyer has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is or will be a party (the “Buyer Related Agreements”) and to perform its obligations hereunder and thereunder which are otherwise necessary for the consummation of the Transactions. The execution, delivery and performance by Buyer of this Agreement and any Buyer Related Agreements and the performance of its obligations hereunder and thereunder (including the Transactions) have been duly and validly authorized by all necessary action on the part of Buyer, and no further action is required on the part of Buyer to authorize the execution, delivery and performance of this Agreement and any Buyer Related Agreements and the Transactions. This Agreement and each of the Buyer Related Agreements have been (or will be, when executed and delivered), duly and validly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute (or will constitute, when executed and delivered) the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

4.4 Governmental Filings and Consents. No consent, waiver, approval, order or authorization of, notice to, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Related Agreements or the performance of its obligations hereunder and thereunder, except for CFIUS Clearance, ITAR Clearance and such other consents, waivers, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings (i) as may be required under applicable securities laws and state “blue sky” laws, and (ii) which, if not obtained or made, would not prevent, alter or delay Buyer’s ability to consummate the Transactions.

4.5 Capital Resources. At the Closing, Buyer shall have sufficient immediately available funds, in cash, in an aggregate amount, to pay the Adjusted Purchase Price and to consummate the Transactions. Buyer understands that Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to Buyer or any of its Affiliates.

4.6 No Action. There is no Action pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates (a) challenging or seeking to restrain, delay or prohibit any of the Transactions or (b) preventing Buyer from performing in all material respects its obligations under any Related Agreements to which Buyer is or will be a party.

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4.7 Acknowledgement by Buyer.

(a) Buyer has conducted its own independent review and analysis of the Company, its business and the assets, Liabilities, results of operations and financial condition of the Company, and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Company for such purpose and that Buyer and its Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and the assets, Liabilities, results of operations and financial condition of the Company as Buyer and its Representatives have requested. Buyer is an informed and sophisticated participant in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the other agreements related hereto and the consummation of the Transactions.

(b) Buyer acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Company or the Seller or any other Person on behalf of the Company or the Seller except as expressly set forth in Article II or Article III (in each case, as modified by the Disclosure Schedule) or in any Company Related Agreement or Seller Related Agreement. Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement or in any Company Related Agreement or Seller Related Agreement, it is relying on its own investigation and analysis in entering into both the agreements contemplated hereby and the Transactions.

4.8 Brokers or Finders. Buyer does not have, directly or indirectly, any liability for any investment bankers’, brokerage or finders’ fees, agents’ commissions or similar fees in connection with this Agreement or the Transactions.

ARTICLE V

CONDUCT OF COMPANY BUSINESS PRIOR TO CLOSING

5.1 Affirmative Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Closing, the Company shall, and the Seller shall cause the Company to, (a) conduct the Business in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, (b) pay all Taxes of the Company or related to the Business when due, (c) pay and perform all other Liabilities and obligations of the Company or related to the Business when due, and (d) use commercially reasonable efforts to preserve intact the present business organizations, operations and goodwill of the Company and the Business and the commercial relationships with key Persons with whom they currently are party to legally binding arrangements or otherwise conduct business (including customers, launch providers and Governmental Entities).

5.2 Forbearance of the Company. In furtherance of and without limiting anything in Section 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not, and the Seller shall cause the Company not to, without the prior written consent of Buyer (such consent not to be unreasonably conditioned, withheld or delayed):

(a) form any Subsidiary or cause or permit any modifications, amendments or changes to the Governing Documents except as may be required by the Transactions (including, for the avoidance of doubt, the Reorganization) in form and substance satisfactory to Buyer;

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(b) notwithstanding anything set forth in Section 5.2 of the Disclosure Schedule to the contrary, (i) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any Company Securities, or split, combine or reclassify any Company Securities, or directly or indirectly repurchase, redeem or otherwise acquire any Company Securities, (ii) issue, pledge, dispose of, grant, transfer, deliver, encumber or sell or authorize or propose the issuance, pledge, disposition, grant, transfer, delivery, encumbrance or sale of Company Securities, (iii) grant any option or issue any warrant to purchase or subscribe for any Company Securities or issue any interests convertible into Company Securities, or (iv) amend, adjust or modify any Company Securities;

(c) sell, lease, abandon, license or otherwise transfer or dispose of any assets of the Company, any assets used in the Business, or any right under assets used in the Business, except for (i) the sale of inventory items in the ordinary course of business consistent with past practice, (ii) the sale of any assets that are obsolete or which have not been used in the Business during the twelve (12) months preceding the date hereof, and (iii) the transfer of any assets in connection with the Reorganization;

(d) (i) purchase or otherwise acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business entity or organization or division thereof; or (ii) make any material capital expenditures;

(e) extend, waive, renew, novate, terminate, amend or otherwise modify any Material Contract (other than extensions and renewals in the ordinary course of business or termination of Material Contracts occurring due to the expiration of the term thereof), or enter into any Contract that would be a Material Contract if entered into as of the date of this Agreement that is not consistent with, or contains terms inconsistent with, prior practices of the Company in the ordinary course of its business;

(f) except in the ordinary course of business and other than with Company Employees or Seller Business Employees who are transferred to the Company pursuant to the Reorganization, enter into any agreement, contract or commitment with any Person for the development of any Intellectual Property;

(g) relinquish any material right, including any right in or to Intellectual Property, or permit any item of Company Registered Intellectual Property to lapse, expire (other than expiration in accordance with an applicable statutory period), be cancelled or otherwise be abandoned or enter into any agreement, contract or commitment for the (i) sale, exclusive license or transfer of any Company Intellectual Property, or (ii) purchase or license of any Intellectual Property, in each case other than non-exclusive licenses entered into in the ordinary course of business;

(h) incur, assume or guarantee any Indebtedness, issue or sell any debt securities, or create or grant any Lien over any material asset (tangible or intangible) of the Company, or used in connection with the Business, or over any of the Company Shares;

(i) make any loan to any Person, purchase debt securities of any Person or amend the terms of any outstanding loan agreement, or amend or guarantee any Indebtedness of any Person, other than such amounts as would constitute Permitted Leakage;

(j) commence, comprise or settle any Action, other than to enforce its rights under this Agreement;

(k) adopt or change accounting methods, practices or policies (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by changes to GAAP arising after the date hereof;

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(l) except as otherwise required (i) by any Company Employee Plan existing on or prior to the date hereof, or (ii) under any applicable Legal Requirement, (A) increase or grant any increase in the compensation, severance, or employee benefits of, or pay, grant or promise any severance or bonus to, any current or former Company Employee or other current officer, director, employee, consultant or independent contractor of the Seller primarily working in connection with the Business (each of whom is identified in Annex B attached hereto) (a “Seller Business Employee”) other than any promotion- or merit-based increases in compensation in the ordinary course of business, (B) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Employee Plan or Seller Employee Plan, other than with respect to any equity awards granted under a Seller Employee Plan, for the benefit of any Company Employee or Seller Business Employee other than as may apply generally to all other similarly situated participants of any Seller Employee Plan, (C) hire any employee or consultant into the Business (other than to fill an open position or replace a terminating or terminated employee or consultant, in the ordinary course of business) other than in relation to transfers of Seller Business Employees to the Company pursuant to the Reorganization, or (D) terminate any Company Employee or Seller Business Employee, other than for cause and other than in relation to transfers of Seller Business Employees to the Company pursuant to the Reorganization;

(m) make or change any material Tax election, adopt or change any Tax accounting method, amend any income or other material Tax Returns, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) write-down or write-up the value of any asset, except for any assets the value of which may have changed, or may have been changed, as a result of ordinary appreciation or depreciation, as required by GAAP or the Specified Accounting Principles;

(o) except in the ordinary course of business consistent with past practices, (i) modify the cash management activities of the Company or the Business (including the extension of trade credit, the timing of invoicing and collection of receivables and the accrual and payment of payable and other current liabilities), or (ii) modify the manner in which the books and records of the Company or the Business are maintained;

(p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Business, except as may be required to consummate the Transactions in accordance with the Reorganization;

(q) fail to use commercially reasonable efforts to prevent any Company- or Seller-sponsored insurance policy of which the Business is a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies or with respect to policies that are being replaced with policies providing for substantially equivalent coverage;

(r) cancel, surrender, allow to expire, or fail to renew any material Permit;

(s) materially change an existing line of business or enter into any new line of business; or

(t) take, commit, or agree in writing or otherwise to take, any of the actions described in clause (a) – (s) of this Section 5.2, or any other action that would prevent the Seller or the Company from performing, or causing the Seller or the Company not to perform, the actions contemplated to be performed by them under this Agreement.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Efforts to Close.

(a) Subject to the terms and conditions provided in this Agreement and except as otherwise provided in this Agreement, each of the parties hereto shall cooperate with each other and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, or as required under applicable Legal Requirements, to consummate and make effective the Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Transactions set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered by such party hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) Each of the Seller, the Company and Buyer shall use their commercially reasonable best efforts to prepare and file all necessary documentation, effect all necessary applications, notices, petitions, registration, filings and other documents, and obtain the authorization, approval or consent of any Governmental Entity, whether U.S. federal, state, local or foreign, and all other approvals and consents from any other Person (including the Required Consents) that may be reasonably required in connection with the consummation of the Transactions. To the extent permitted by Legal Requirements, and subject to all applicable privileges (including the attorney-client privilege), each of the parties hereto shall promptly inform the other of any material communication between the Company or Buyer (as applicable) and any Governmental Entity regarding the Transactions. If the Company or Buyer or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Company or Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.

(c) Pursuant to Section 721 and the CFIUS Regulations, Buyer, and the Seller shall use their commercially reasonable best efforts to prepare and file with CFIUS (1) a draft joint voluntary notice of the Transactions within fifteen (15) Business Days following the date of this Agreement and (2) a formal joint voluntary notice pursuant to Section 721, as promptly as practicable after receipt of CFIUS comments on such draft joint voluntary notice or confirmation by CFIUS that it has no comments. Buyer or Seller shall make all commercially reasonable best efforts to secure CFIUS Clearance as promptly as practicable after the date of the filing of the joint voluntary notice; provided that for purposes of this Section 6.1(c), “commercially reasonable best efforts” shall mean, in respect of obtaining CFIUS Clearance, that each party shall pay all costs, expenses and fees incurred by each such party in connection therewith and the parties shall otherwise take all such commercially reasonable actions and agree to such commercially reasonable requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the CFIUS Clearance; provided, however, that Buyer shall not be required to enter into any agreement that materially interferes with Buyer’s ability to participate in the management, effective control or exercise of full rights of ownership of the Company, including any obligation to sell, transfer, hold separate, divest, or otherwise dispose of the Company’s businesses or assets or the assets of the Business.

(d) The Company and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with, any proposed written communication to CFIUS pertaining to the substance of the CFIUS notice or substantive matters related to the CFIUS process, and any party engaging in telephonic discussions with CFIUS shall promptly inform the other party of such discussion; provided that this Section 6.1(d) shall not apply to the extent such communications

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(a) involve confidential business information, or (b) relate purely to administrative matters such as the scheduling of calls, submission logistics, and non-substantive process steps. No party shall independently participate in any in person meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting.

(e) Pursuant to the ITAR, Buyer and the Seller shall cooperate to timely prepare and file the ITAR Notification with DDTC, and in any event, within fifteen (15) Business Days following the date of this Agreement. Seller shall take responsibility for preparation and submission of the ITAR Notification and Buyer shall promptly provide Seller all necessary information and otherwise assist Seller in order for Seller to complete preparation and submission of the ITAR Notification. Each party shall bear all of such party’s costs, expenses and fees inclined in connection with the preparation and filing thereof. Without limiting the foregoing, the Seller and, during the period from the date hereof until the date that is six months after the Closing Date (as such period may be extended based on good faith discussion among the parties, including with respect to technical assistance agreements in connection with the Business), the Company, shall use good faith efforts to cooperate with Buyer, upon Buyer’s reasonable request, to ensure that the Company continues to operate in compliance with applicable export control laws, including ensuring Company policies, procedures and technology control plans are in place upon Closing and submitting required notices and changes to ITAR registrations and any applications for, or transfers of, export licenses or technical assistance agreements in connection with the Business.

6.2 Access to information. The Company shall, and the Seller shall and shall cause the Company to, afford Buyer and its Representatives reasonable access during the period from the date hereof and prior to the Closing to (i) all of the properties, assets, books, records and Contracts of the Company in connection with or relating to the Business, and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Legal Requirements) of the Company or used in connection with or relating to the Business as Buyer may reasonably request. In furtherance of the foregoing, the Seller agrees to cause the Company to provide to Buyer and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon Buyer’s reasonable advance request.

6.3 Public Announcement; No Disclosures. Unless otherwise required by (a) law or applicable Legal Requirements, (b) rules and regulations of any stock exchange or trading system or (c) by subpoena, summons or legal process, the parties hereto shall not (and shall cause their respective Affiliates and Representatives not to), without the joint written approval of Buyer and the Seller, (i) issue any statement or communication, or make any press release or public announcement, with respect to this Agreement, any Related Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, and (ii) disclose any information with respect to this Agreement or the Transactions to any Person; provided that, prior to issuing any such statement or communication, or making any such announcement, as required by law or applicable Legal Requirements, rules and regulations of any stock exchange or trading system or subpoena, summons or legal process, the parties (or their applicable Affiliates) shall consult with each other with respect to the content thereof. Notwithstanding the foregoing, for the avoidance of doubt, the parties hereto agree that the Company, the Seller and Buyer may disclose the following information: [•]11.

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6.4 Notices and Consents. The Seller and the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals (including the Required Consents) of any third parties to any Contract to which the Company is a party, by which the Company is bound, or that are used in connection with the Business, as are required thereunder in connection with the Transactions in order for such Contracts to remain in full force and effect from and after the Closing in accordance with their respective terms and to preserve all rights of, and benefits to, Buyer and the Company or otherwise with respect to the Business under such Contracts from and after the Closing. Such consents, modifications, waivers and approvals shall be in a form and substance reasonably acceptable to Buyer.

6.5 Supplemental Disclosure. The Seller and the Company shall give Buyer prompt written notice of any event which occurs after the date hereof that causes any representation or warranty contained in this Agreement to be untrue or inaccurate; provided that in no event will the delivery of any such notice (a) limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement or (b) be deemed to supplement or amend the Disclosure Schedule, constitute an exception to or cure any breach of any representation, warranty, covenant or agreement. Without limiting the foregoing, prior to the Closing, the Seller and the Company shall supplement Section 2.26 of the Disclosure Schedule (Related Party Arrangements) to update any amounts owing to or by the Company under any Related Party Agreements as of the Closing.

6.6	Tax Matters.

(a) Preparation of Company Returns for Pre-Closing Tax Periods. The Seller shall prepare and timely file, or cause to be prepared and timely filed, at Seller’s expense, all income Tax Returns for the Company required to be filed with respect to any Pre-Closing Tax Period with respect to which the items of income, gain, loss, deduction or other Tax items pass through to the Seller (the “Income Tax Returns”). All such Income Tax Returns shall be prepared in accordance with applicable law and, to the extent not inconsistent with applicable law, the past practices of the Seller and the Company. The Seller shall provide Buyer each Income Tax Return no later than 30 days before the due date for such Income Tax Return and shall consider in good faith Buyer’s timely reasonable comments on such Income Tax Return. The Seller shall be solely responsible, and shall timely pay when due (or, at the option of Buyer, the Seller shall reimburse Buyer for), all Taxes reflected on such Income Tax Returns. Except as otherwise contemplated in this Section 6.6(a) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Company Returns for the Company required to be filed after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Governmental Entity all Taxes reflected on such Company Returns; provided however that, any amounts paid or otherwise reimbursed by the Seller pursuant to this Section 6.6 shall not be set off against, or otherwise reduce (A) Buyer’s ability, consistent with Section 1.1(d)(iii)(8), to withhold some or all of any Earn-Out Payment in connection with claims indemnifiable under Article VIII or (B) any remaining available monies retained by Buyer as any Contingent Holdback Amount.

(b) Cooperation. Buyer and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Company Returns, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations (a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Company Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Seller shall be entitled to control any Tax Contest that relates solely to an Income Tax Return; provided, however, that Buyer shall be entitled to participate in such Tax Contest at its own expense. Any Tax Contest not described in the immediately preceding sentence shall be treated as a third-party action pursuant to Section 8.5(e).

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(c) Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by Buyer; provided, however, that any additional Transfer Taxes imposed on the Company or the Seller solely as a result of making the Section 338(h)(10) Elections shall be borne by Buyer. The party responsible for filing any Tax Return with respect to Transfer Taxes shall pay the Transfer Taxes when due and, at its expense, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, if required by applicable law or Legal Requirements. The other party shall reimburse the filing party within fifteen (15) days following the deadline for such Tax payments. The parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation, as necessary.

(d) Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of a Straddle Period, the amount of Taxes of the Company that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be apportioned between such two (2) taxable years or periods on a daily basis.

(e) Section 338(h)(10) Elections.

(i) At the election of Buyer in its sole discretion, the Seller and Buyer shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations. The Seller and Buyer shall cooperate in all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of any required Tax Returns and the grant of consent to the Section 338(h)(10) Elections by the Seller. In the event that such Section 338(h)(10) Elections are made, then Buyer shall indemnify the Seller for the amount of any Incremental Taxes. For the avoidance of doubt, Buyer shall bear, and shall reimburse the Seller for, all reasonable and documented out-of-pocket costs of Seller’s outside accountants incurred by the Seller in determining whether the Section 338(h)(10) Elections are made. “Incremental Taxes” shall mean the amount by which (x) the amount of Taxes (other than Transfer Taxes) owed by the Seller as a result of the Transactions taking into account such Section 338(h)(10) Elections, exceeds (y) the amount of Taxes (other than Transfer Taxes) that would be owed by the Seller as a result of the Transactions if such Section 338(h)(10) Elections had not been made.

(ii) [Within ninety (90) days after Buyer’s delivery of notice that the Section 338(h)(10) Elections will be made, Buyer shall deliver to the Seller an allocation of the purchase price among the assets of the Company in accordance with Section 1060 of the Code (the “Allocation Statement”). The Seller shall have the right to review the Allocation Statement. Within forty-five (45) days after the Seller’s receipt of the Allocation Statement, the Seller shall indicate its concurrence therewith, or propose to Buyer any changes to the Allocation Statement. The Seller’s failure to notify Buyer of any objection to the Allocation Statement within forty-five (45) days after receipt thereof shall constitute the Seller’s concurrence therewith. Buyer shall consider in good faith any changes to the Allocation Statement proposed by the Seller. The allocation shall be binding on the parties, and all Tax Returns filed by Buyer, the Company, the Seller, and each of their Affiliates, if any, shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by applicable Legal Requirement).]12

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(iii) Within ninety (90) days after the finalization of the Allocation Statement pursuant to Section 6.6(e)(ii), the Seller shall provide Buyer with a written notice (the “Incremental Tax Notice”) setting forth the amount of the proposed Incremental Taxes, together with the manner in which it is calculated and supporting documentation. If Buyer objects to such Incremental Tax Notice, it will, within twenty (20) days after delivery of such Incremental Tax Notice, notify the Seller in writing that it so objects, specifying reasons for such objection. If a notice of objection is delivered, Buyer and the Seller will negotiate in good faith and use their reasonable best efforts to resolve their disagreement. If Buyer and the Seller are unable to reach such agreement within twenty (30) days after receipt by Buyer of such notice, the Neutral Arbiter shall compute the amount of Incremental Taxes and any determination by the Neutral Arbiter will be final. The costs, fees and expenses of the Neutral Arbiter will be borne by Buyer and the Seller in the same manner as described in Section 1.1(c)(iii).

(f) Certain Buyer Post-Closing Tax Actions. Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), following the Closing, Buyer shall not, and shall cause the Company to not, make, change or rescind any material Tax election of the Company for any Pre-Closing Tax Period, amend any Tax Return of the Company for any Pre-Closing Tax Period, file any Tax Return with respect to a Pre-Closing Tax Period in a jurisdiction in which the Company did not file previously, engage in or initiate any voluntary disclosure or similar process with a Governmental Entity with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or extend the statute of limitations with respect to any Tax of the Company (in each case, to the extent such action would reasonably be expected to result in an indemnifiable Tax under this Agreement).

(g) Tax Refunds. The Seller shall be entitled to any refund or credit of Taxes of the Company for any Pre-Closing Tax Period (including any statutory interest paid by a Governmental Entity relating thereto) net of any reasonably-incurred third party expenses in order to obtain such refund. Buyer and its Affiliates (including the Company after the Closing) shall take reasonable steps as may be requested by the Seller to obtain any such refund or credit of Taxes. Any such refund or credit received by Buyer or its Affiliates (including the Company after the Closing) shall be paid by Buyer to the Seller within 10 days of receipt thereof.

6.7 Waiver of Conflicts Regarding Representation. Notwithstanding that the Seller and the Company have been represented by Wilson Sonsini Goodrich & Rosati, P.C. (the “Firm”) in the preparation, negotiation and execution of this Agreement and any Related Agreements, Buyer acknowledges and agrees that, after the Closing, the Firm may represent the Seller and/or its Affiliates in matters related or unrelated to this Agreement and any Related Agreements, including in respect of any indemnification claims pursuant to this Agreement and any Related Agreements (the “Future Representation”). Accordingly, Buyer hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such Future Representation as such representation may relate to Buyer.

6.8 Post-Closing Confidentiality.

(a) For a period of four (4) years following the Closing, the Seller shall, and shall cause its Affiliates to, and shall instruct its and their Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Buyer, the Company, any of their respective Affiliates or the Business as conducted prior to the Closing (collectively, “Company Confidential Information”), except that the Seller shall not have any obligation under this Section 6.8(a) with respect to any Company Confidential Information that (a) after the Closing becomes generally available to the public other than through a breach by the Seller, any of its Affiliates or any of its or their Representatives of their respective obligations under this Section 6.8(a) or (b) is provided to the Seller or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer, the Company or any of their respective Affiliates. From and after the Closing, the Seller shall not, and

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shall cause its Affiliates not to, and shall instruct its Representatives not to, use any Company Confidential Information except as expressly authorized in writing by Buyer or the Company. Seller shall, and shall cause its Affiliates to, and shall instruct each of its and their respective Representatives to, take the same degree of care to protect the Company Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care. Seller agrees to accept responsibility for any breach of this Section 6.8(a) by any of its Affiliates or Representatives. For the avoidance of doubt, from and after the Closing, the Company shall be deemed an Affiliate of Buyer.

(b) For a period of four (4) years following the Closing, Buyer shall, and shall cause its Affiliates to, and shall instruct its and their Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning the Seller, any Seller Group member, or any of its or their respective Affiliates (other than any such information and materials relating to the Business as conducted following the Closing) (collectively, “Seller Confidential Information”), except that Buyer shall not have any obligation under this Section 6.8(b) with respect to any Seller Confidential Information that (a) after the Closing becomes generally available to the public other than through a breach by Buyer, any of its Affiliates or any of its or their Representatives of their respective obligations under this Section 6.8(b) or (b) is provided to Buyer or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to the Seller or any of its Affiliates. From and after the Closing, Buyer shall not, and shall cause its Affiliates not to, and shall instruct its Representatives not to, use any Seller Confidential Information except as expressly authorized in writing by the Seller or any Seller Group member. Buyer shall, and shall cause its Affiliates to, and shall instruct each of its and their respective Representatives to, take the same degree of care to protect the Seller Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care. Buyer agrees to accept responsibility for any breach of this Section 6.8(b) by any of its Affiliates or any of its or their respective Representatives. For the avoidance of doubt, from and after the Closing, the Company shall not be an Affiliate of the Seller.

6.9 D&O Insurance Policy. Prior to the Closing Date, the Company shall obtain a fully-paid irrevocable “tail” insurance policy naming each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date, a director or officer of the Company as direct beneficiaries with a claims period of at least six (6) years from the Closing from the Company’s existing insurance carrier, or a reasonably equivalent alternative insurance carrier with a credit rating as good as or better than that which is held by the Company’s existing insurance carrier, with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing.

6.10 Seller’s Restrictive Covenants.

(a) For a period of eighteen (18) months following the Closing Date (the “Restricted Period”), the Seller shall not, and shall not authorize its Affiliates and Representatives to, (i) engage, either directly or indirectly, for its own account in any business which directly competes with the Business (a “Competing Business”); (ii) solicit, directly or indirectly, any Competing Business from any Person other than to or for the benefit of Buyer or an Affiliate of Buyer; (iii) invest, either directly or indirectly, in any Person engaged in any Competing Business; (iv) divert or entice away from Buyer the business or patronage of any client, or attempt to do so, in each case, it being understood that upon consummation of the Transactions, the Company shall be an Affiliate of Buyer; provided, that nothing contained in this Section 6.10 shall be deemed to prevent the Seller or any Affiliate thereof from owning less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Seller or such Affiliate, as applicable, with such ownership interest does not have any active participation in the business or management of such entity; provided further however that, nothing contained herein shall in any way impair, affect or otherwise apply to the rights, privileges and obligations of the Seller and the Company pursuant to that certain Blacksky Agreement.

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(b) Without the written consent of Buyer, during the Restricted Period, the Seller shall not, and shall not authorize its Affiliates and Representatives to, directly or indirectly through any Person or contractual arrangement: (i) solicit, recruit or employ, or encourage, directly or indirectly, any Person who at any time on or after the date of this Agreement is an employee of the Company, or encourage any such employee to leave such employment; provided, that the foregoing shall not prohibit the Seller or its Affiliates or Representatives from soliciting any employee of the Company through a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any employee of the Company; or (ii) solicit or entice, or attempt to solicit or entice, any customers, suppliers, launch providers, vendors, licensees, licensors, clients or distributors of the Company or the Business or potential customers, suppliers, launch providers, vendors, licensees, licensors, clients or distributors of the Company or the Business for purposes of materially altering, materially reducing or terminating their business or services from the Company or relating to the Business.

(c) Each of the parties hereto acknowledges that the agreements and covenants contained in this Section 6.10 are reasonable and necessary to protect and preserve Buyer’s legitimate business interests and to prevent any unfair advantage conferred on the Seller. The Seller further acknowledges and agrees that if it breaches any provision of this Section 6.10, any remedy at law would be inadequate and insufficient and would cause Buyer irreparable harm. If any court of competent jurisdiction shall hold that the restrictions contained in this Section 6.10 are unreasonable, such restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

6.11 Buyer’s Restrictive Covenants.

(a) Without the written consent of Seller, during the Restricted Period, Buyer shall not, and shall not authorize its Affiliates and Representatives to, directly or indirectly through any Person or contractual arrangement, solicit, recruit or employ, or encourage, directly or indirectly, any Person who at any time on or after the date of this Agreement is an employee of Seller, or encourage any such employee to leave such employment; provided, that the foregoing shall not prohibit Buyer or its Affiliates or Representatives from soliciting any employee of the Seller through a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any employee of the Seller.

(b) Each of the parties hereto acknowledges that the agreements and covenants contained in this Section 6.11 are reasonable and necessary to protect and preserve Seller’s legitimate business interests and to prevent any unfair advantage conferred on Buyer. Buyer further acknowledges and agrees that if it breaches any provision of this Section 6.11, any remedy at law would be inadequate and insufficient and would cause Seller irreparable harm. If any court of competent jurisdiction shall hold that the restrictions contained in this Section 6.11 are unreasonable, such restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

6.12 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller and the Company shall not, and shall not permit any of the Seller Group entities or their respective Affiliates, officers, directors or employees, and shall direct their respective Representatives not to, take any action to solicit, encourage, initiate, engage in or continue discussions, negotiations or other communications with, provide any information to or otherwise cooperate in any way with, or accept any proposal or offer from, or enter into any agreement with any Person (other than Buyer and/or its Affiliates) concerning (a) any direct or indirect purchase, transfer or issuance of the Company Shares or any other Company Securities, (b) any merger, consolidation, statutory share exchange, business combination, recapitalization, reorganization, liquidation, dissolution, sale of stock or sale, lease, pledge

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or exchange of assets or similar transaction involving the Company or the Business, (c) any initial public offering or private placement of any securities of the Company or the Seller or (d) any other transaction involving the sale, lease, license or other transfer or disposition of any assets of the Company or any assets used in the Business, in connection with or relating to the Business, except for (i) the sale of inventory items in the ordinary course of business consistent with past practice and (ii) the sale of any assets that are obsolete or which have not been used in the Business during the twelve (12) months preceding the date of this Agreement.

6.13 Employment Matters. Following the date of this Agreement, the Company shall, and the Seller shall cause the Company to, use its commercially reasonable efforts to ensure that [***] remain employed by the Company, in substantially the same capacities or roles, and under substantailly the same terms of employment, consultancy or other arrangement as applied prior to the date hereof.

6.14 Reorganization. Seller, its applicable Affiliates, and the Company shall (i) no later than thirty (30) days after the date of this Agreement, provide Buyer with a proposed written Plan of Reorganization for Buyer’s review and approval and (ii) prior to the Closing, keep Buyer reasonably informed of their planning and progress with respect to the Reorganization; provided, that Seller and the Company shall not, and shall cause their applicable Affiliates not to, effectuate the Reorganization without the prior written consent of Buyer, and the Reorganization shall be effectuated in accordance with this Section 6.14. Pursuant to the Reorganization: (a) all of the properties and assets, real, personal and mixed, owned or leased by any member of the Seller Group or any of then respective Affiliates and used principally in connection with the Business shall be transferred to the Company, and, after giving effect to the Reorganization, the Company shall have good, valid and marketable title to (or in the case of leased properties and assets, valid leasehold interests in) such properties and assets, (b) no Indebtedness or other Liabilities of any member of the Seller Group or their respective Affiliates for which the Company is not already liable or has not already guaranteed or indemnified such other member of the Seller Group pursuant to a Contract set forth on Section 6.14(b) of the Disclosure Schedule shall be transferred to the Company, and the Company shall not assume any such Indebtedness or other Liabilities, other than pursuant to the express terms of a Contract disclosed on Section 6.14(b) of the Disclosure Schedule; and (c) the Company shall not waive, discount, forgive, defer, release or discharge (i) any amount, obligation or other Liability owed to the Company by any member of the Seller Group or their respective Affiliates or (ii) any claims by the Company in respect of any Contract with any member of the Seller Group or their respective Affiliates, in each of the foregoing cases (i) and (ii) other than pursuant to the express terms of a Contract disclosed on Section 6.14(c) of the Disclosure Schedule.

6.15 Leakage. the Seller agrees that other than Permitted Leakage or any Pre-Closing Leakage Amount deducted from the Final Purchase Price, in the period from (and including) the date of this Agreement through the Closing, there has not occurred, and nor will there be, any Leakage giving rise to any Losses for which the indemnification provisions of Article VIII provide an Indemnification Claim may be issued.

6.16 Further Assurances. From time to time following the Closing, each of the parties hereto shall, and shall cause then respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and the Transactions. Each party shall bear its own costs and expenses in compliance with this Section 6.16.

6.17 Disaster Recovery and Business Continuity Plan. Prior to the Closing, the Seller and the Company shall use commercially reasonable efforts to cooperate with Buyer to create and implement, as of the Closing, a disaster recovery and business continuity plan, including but not limited to a responsive action plan in the event of bodily injury or property damage arising from or in coimection with a launch failure.

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6.18 Cash Shortfall.

(a) In the event that additional capital is required to meet the Company’s liquidity needs during the period between the date of this Agreement and the Closing Date (including, without limitation, to enable the Company to comply with Section 5.1) (a “Cash Shortfall”):

(i) to the extent such Cash Shortfall is due, in whole or in part, to a failure by the Company to enter into new Contracts with satellite operators related to the provision by the Company of launch services for satellite missions or otherwise enter into new Active Contracted Missions, in each case after the date of this Agreement (a “New Mission Failure”), then the Seller shall, upon receipt of written approval from Buyer, contribute to the Company an amount in cash sufficient to eliminate that portion of the Cash Shortfall attributable to such New Mission Failure (the amount of such contribution, a “New Mission Failure Contribution”);

(ii) to the extent such Cash Shortfall is due, in whole or in part, to any change to the timing of (x) payment of accounts payable or (y) collection of accounts receivable, in each case with respect to Active Contracted Missions and whether as a result of the Company’s operations of the Business (a “Company Cash Management Change”) or as a result of factors other than the Company’s operations of the Business (a “No-Fault Cash Management Change” and, together with a Company Cash Management Change, a “Cash Management Change”), then the Seller shall, upon receipt of written approval from Buyer, contribute to the Company an amount in cash sufficient to eliminate that portion of the Cash Shortfall attributable to such Cash Management Change (in respect of a Company Cash Management Change, the amount of such contribution, a “Company Cash Management Change Contribution”, in respect of a No-Fault Cash Management Change, the amount of such contribution, a “No-Fault Cash Management Change Contribution” and, collectively, the amount of any such contribution, a “Cash Management Change Contribution”); and

(iii) to the extent such Cash Shortfall is due, in whole or in part, to the amendment or termination of one or more Active Customer Contracts or the Company’s failure to fill Excess Capacity (a “Contracting Failure”), then the Seller shall contribute to the Company an amount in cash sufficient to eliminate that portion of the Cash Shortfall attributable to such Contracting Failure (the amount of such contribution, a “Contracting Failure Contribution” and together with any New Mission Failure Contribution and any Cash Management Change Contribution, collectively, the “Seller Cash Contributions”).

(b) In the event of a Cash Shortfall, the Seller shall provide to Buyer (i) prior written notice detailing the amount of any proposed Seller Cash Contribution (and the components thereof) and the circumstances surrounding such Cash Shortfall, and (ii) evidence satisfactory to Buyer that any such Seller Cash Contribution was made by the Seller.

(c) At the Closing, Buyer shall reimburse the Seller in an aggregate amount equal to the sum of: (i) the amount of any New Mission Failure Contribution or No-Fault Cash Management Change Contribution, in each case plus simple interest on the amount of such New Mission Failure Contribution or No-Fault Cash Management Change Contribution, as applicable, at a fixed rate per annum equal to [***] during the period between the date of the New Mission Failure Contribution or No-Fault Cash Management Change Contribution, as applicable, and the Closing Date; and (ii) the amount of any Company Cash Management Change Contribution; provided, in each case that the Company and the Seller are at all times in compliance with Section 5.1.

(d) For the avoidance of doubt, Buyer shall have no obligation to reimburse the Seller pursuant to this Section 6.18 (x) in respect of any Contracting Failure Contribution or (y) if this Agreement is terminated for any reason.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

ARTICLE VII

CONDITIONS TO THE TRANSACTION13

7.1 Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate and effect the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Entities required to be obtained prior to the Closing in connection with the Transactions shall have been obtained and remain in full force and effect, and CFIUS Clearance and ITAR Clearance shall have been obtained.

(b) No Prohibitive Laws; No Injunctions. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Transactions illegal or otherwise prohibiting, preventing or restraining the consummation of the Transactions.

7.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each of the representations and warranties made by the Company or the Seller in this Agreement (other than the Fundamental Representations) that are not qualified by materiality or Company Material Adverse Effect shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (other than any such representations and warranties made only as of a specified date, to the extent not otherwise specified in such applicable representation or warranty, which shall be true and correct in all material respects as of such date). Each of (i) the Fundamental Representations of the Seller or the Company and (ii) the representations and warranties made by the Company or the Seller in this Agreement that are qualified by materiality or Company Material Adverse Effect shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (other than any such representations and warranties made only as of a specified date, to the extent not otherwise specified in such applicable representation or warranty, which shall be true and correct in all respects as of such date).

(b) Covenants. The Company and the Seller shall have, and the Seller shall have caused the Company to have, (A) performed and complied in all material respects with all covenants, obligations and agreements under this Agreement relating to actions to be taken (or not taken) by either the Company or the Seller at or prior to the Closing and (B) delivered to Buyer all certificates and other documents required to be delivered to Buyer by any of the Company or the Seller pursuant to this Agreement prior to the Closing, including the Estimated Closing Date Balance Sheet, the Estimated Closing Statement and all other deliveries required by and in accordance with Section 1.3.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or exist a Company Material Adverse Effect.

(d) Related Party Payments. All outstanding payment obligations owing (pursuant to Contract or otherwise) to the Company from any Related Party, or any member of the Seller Group, or their Affiliates, shall have been paid to the Company.

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(e) Closing Deliverables: The Seller and/or the Company (as applicable) shall have delivered or caused to be delivered to Buyer each of the following:14

(i) a certificate from the Company and the Seller, in form and substance reasonably satisfactory to Buyer, duly executed by the Chief Executive Officer, President or equivalent position of each of the Company and the Seller, on the Company’s and the Seller’s behalf (as applicable), dated as of the Closing Date, to the effect that, as of the Closing the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), this Section 7.2(e) and Section 7.2(h) have been satisfied (the “Company Closing Certificate”);

(ii) a certificate from the Company and the Seller, in form and substance reasonably satisfactory to Buyer, duly executed by the Secretary or Assistant Secretary of each of the Company and the Seller, as applicable, and dated as of the Closing Date, certifying as to (A) the Governing Documents of the Company and the Seller and (B) (1) the resolutions of the Company’s and the Seller’s respective boards of directors (or equivalent governing bodies) and (2) the written consent of the holders of the requisite threshold of the outstanding capital stock of the Seller entitled to vote thereon, in each case authorizing the execution, delivery and performance of this Agreement and the Company Related Agreements and Seller Related Agreements (as applicable) and approving the Transactions;

(iii) a certificate of good standing with respect to the Company from the Secretary of State of the State of Washington, and each other jurisdiction in which the Company is qualified to do business, in each case dated within five (5) Business Days prior to the date of this Agreement;

(iv) a certificate of good standing with respect to the Seller from the Secretary of State of the State of Delaware, dated within five (5) Business Days prior to the date of this Agreement;

(v) a statement meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) in a form reasonably acceptable to Buyer and dated as of the Closing Date;

(vi) any Tax reporting documents and similar information reasonably requested by Buyer (including validly completed and executed IRS Form W-9s);

(vii) with respect to each Debt Payoff Recipient, copies of customary payoff letters evidencing the discharge and payment in full of the Payoff Indebtedness (“Payoff Letters”), in each case duly executed by each Debt Payoff Recipient, together with all agreements, instruments, certificates and other documents (including termination statements on Form UCC-3), in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to effect the release of all Liens relating to such Payoff Indebtedness, and including proper authority to file such termination statements or other releases in connection with the Closing;

(viii) copies of customary agreements, instruments, certificates and other documents (including termination statements on Form UCC-3), in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to effect the release of the Company as a co-borrower and obligor and the release of all Liens on the Company Shares and the assets of the Company, in each case with respect to that certain Amended and Restated Loan and Security Agreement dated as of [•], 2019, among Seller, the Company, certain of other Affiliates of Seller named as co-borrowers therein, Intelsat Jackson Holdings SA, Seahawk Investment LLC, and the other lenders from time to time party thereto, as amended, restated or otherwise modified from time to time, and including proper authority to file such termination statements or other release in connection with the Closing;

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(ix) all corporate books and records of the Company, in the Seller’s or its Affiliates’ (other than the Company) possession or under the Seller’s or such Affiliates’ control; provided, however, that Seller may retain a copy of all any books and records to the extent subject to the Seller’s document retention policies in the ordinary course of business;

(x) the original certificates representing the Company Shares, duly endorsed in blank or accompanied by original stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed thereto;

(xi) the Transition Services Agreement, duly executed by the Seller;

(xii) a duly executed employment agreement, in form and substance satisfactory to Buyer, with [***];

(xiii) duly executed written resignations in the form attached hereto as Exhibit C of each director and each officer of the Company listed on Section 7.2(e)(xiii) of the Disclosure Schedule, effective as of and contingent upon the Closing;

(xiv) a payoff letter, in form and substance reasonably satisfactory to Buyer, from [Evercore Group L.L.C.], duly executed and in full force and effect confirming that upon payment of the amounts set forth in such payoff letter, all obligations under the engagement letter between [Evercore Group L.L.C.] and the Company will be satisfied in full, such engagement letter will be deemed terminated, and the Company, Buyer and its Affiliates will be released from any and all claims [Evercore Group L.L.C.] may have in respect of such engagement letter or related to the Transactions (provided that all indemnification provisions in such engagement letter or any exhibit or appendix thereto will survive such termination);

(xv) evidence, in form and substance reasonably satisfactory to Buyer, that the “tail” prepaid insurance policy as contemplated by Section 6.9 has been obtained and is in full force and effect;

(xvi) evidence, in form and substance reasonably satisfactory to Buyer, of the termination of each Related Party Agreement without Liability of the Company, Buyer or their respective Affiliates thereunder from and after the Closing, other than (A) any Related Party Agreement set forth on Schedule 7.2(e)(xvi) and (B) any Related Party Agreement the continuation of which Buyer has requested or which Buyer has approved in writing to not be so terminated;

(xvii) a duly executed master launch services agreement between the Company and Blacksky, in form and substance satisfactory to Buyer (the “Blacksky Agreement”);

(xviii) a duly executed assignment and assumption agreement, dated as of the Effective Date, with respect to that certain Sublease Agreement, dated as of July 2017, among the Seller, Northwest Hydra-Line Acquisition Company, Inc. and Harsch Investment Realty, LLC, Series E (the “Assignment of Sublease”);

(xix) a release letter, in form and substance reasonably satisfactory to Buyer, duly executed by the Seller and [***] providing for the irrevocable release of all obligations of the Company under that certain Warrant to Purchase Common Stock of the Company, dated as of January 10, 2012, between the Company and [***] and

(xx) evidence, in form and substance reasonably satisfactory to Buyer, of the termination of that certain Sales Representation Agreement dated as of January 6, 2017, as amended, between the Company and FocusOne Solutions Inc.

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(f) Estimated Net Working Capital Statement; Estimated Closing Date Balance Sheet; Net Asset Sufficiency. Each of the Estimated Net Working Capital Statement and the Estimated Closing Date Balance Sheet shall be in form and substance satisfactory to Buyer, and the Net Assets of the Company as set forth on the Estimated Closing Date Balance Sheet shall be no less than [***] provided that, during the period between the date of this Agreement and the Closing, any additional capital contributions (whether in cash or in-kind) by the Seller to the Company, asset transfers or forgiveness of any intercompany liabilities owed by the Company (a “Net Asset Increase Event”) shall be done only with the prior written consent of Buyer in a manner mutually agreed by the Seller and Buyer, which such consent shall not be unreasonably withheld.

(g) Third Party Consents. The Company shall have, and the Seller shall have caused the Company to obtain and deliver to Buyer duly executed copies of all of the consents, waivers and approvals specified on Section 7.2(g) of the Disclosure Schedule (collectively, the “Required Consents”).

(h) Reorganization. The Company shall have effectuated the Reorganization in accordance with Section 6.14 and the Plan of Reorganization approved by Buyer in writing, which such approval shall not be unreasonably withheld, conditioned or delayed.

(i) Blacksky Global Satellite Status. The Blacksky Global 5-8 satellites shall, to the reasonable mutual satisfaction of Buyer and Seller (determined in good faith based on applicable contractual requirements and consistent with the Company’s prior practices), be ready to ship to the launch site.

(j) Employment. [***] shall remain employed by the Company at all times through the Closing, and neither [***] nor the Company shall have given any notice intention to terminate [***] employment with the Company prior to, at or following the Closing; provided that, notwithstanding the foregoing, the occurrence of any act resulting in the death or mental or physical permanent disability or incapacity, as reasonably determined by Buyer and the board of directors of the Company, of [***] prior to or as of the Closing shall not be deemed a breach or default by, or failure of, the Company to fulfill its obligations as set forth in this Section 7.2(j) if the Company has used its reasonable best efforts to find a successor [***] reasonably acceptable to Buyer.

7.3 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be waived, in writing, exclusively by the Seller:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement that are not qualified by materiality shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the date of the Closing (other than any such representations and warranties made only as of a specified date, to the extent not otherwise specified in such applicable representation or warranty, which shall be true and correct in all material respects as of such date). Each of the representations and warranties made by Buyer in this Agreement that are qualified by materiality shall have been true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on and as of the Closing (other than any such representations and warranties made only as of a specified date, to the extent not otherwise specified in such applicable representation or warranty, which shall be true and correct in all respects as of such date).

(b) Covenants. Buyer shall have (A) performed and complied in all material respects with all covenants, obligations and agreements under this Agreement relating to actions to be taken (or not taken) by Buyer at or prior to the Closing and (B) delivered to the Seller or the Company, as applicable, all documents and other materials required to be delivered to the Seller or the Company, as applicable, by Buyer pursuant to this Agreement prior to or as of the Closing, including the payment of the purchase price (as described in Section 7.3(c)) and all other deliveries required by and in accordance with this Agreement.

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(c) Payment of the Purchase Price. Buyer shall have delivered, or caused to be delivered, the payments as provided in Section 1.1(b)(ii).

(d) Closing Deliverables. Buyer shall have delivered or caused to be delivered to the Seller, each of the following:

(i) a certificate duly executed by an officer of Buyer, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, to the effect that, as of the Closing the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”);

(ii) a certificate duly executed by an officer of Buyer and dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying as to (A) the articles of incorporation and bylaws (or equivalent organizational documents) of Buyer and (B) the resolutions of Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the Buyer Related Agreements and approving the Transactions;

(iii) a certificate of good standing with respect to Buyer from Buyer’s jurisdiction of organization (if applicable in such jurisdiction), dated within five (5) Business Days of the Closing; and

(iv) the Transition Services Agreement, duly executed by Buyer.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. The representations and warranties of the Company and the representations and warranties of the Seller contained in this Agreement, the Seller Related Agreements or the Company Related Agreements shall survive until 11:59 p.m. Pacific Time on the date that is eighteen (18) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that (a) Fundamental Representations shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations, and (b) a representation or warranty made by any party hereto shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in accordance with this Agreement prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Buyer contained in this Agreement or the Related Agreements to which Buyer is or will be a party shall survive for a period of eighteen (18) months following the Closing. All of the covenants and agreements set forth in this Agreement requiring performance after the Closing Date shall survive for a period of thirty-six (36) months following the Closing Date or for the period expressly specified therein. For the avoidance of doubt, except as expressly set forth herein, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter or longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced or lengthened, as applicable, to the shortened or lengthened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding anything in Section 1.4(c) or this Section 8.1 to the contrary, the limitations set forth in Section 1.4(c) or this Section 8.1 shall not apply in the event of fraud.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

8.2 Indemnification.

(a) Seller Indemnification. From and after the Closing, the Seller shall, subject to the limitations in this Article VIII, indemnify and hold harmless Buyer and its officers, directors, Affiliates, employees, agents and Representatives, including the Company (the “Buyer Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i) any breach or failure to be true of, or inaccuracy in, any representation or warranty of the Company or the Seller contained in this Agreement, any Company Related Agreement or any Seller Related Agreement as of the date of this Agreement or as of the Closing Date, as if made as of such date, as the case may be;

(ii) any breach of (A) any pre-Closing covenant, obligation or agreement by the Company in this Agreement or any Company Related Agreement or (B) any covenant, obligation or agreement by the Seller in this Agreement or any Seller Related Agreement;

(iii) any Pre-Closing Taxes, provided, however, that the Seller shall have no obligation to indemnify or hold harmless the Buyer Indemnified Parties for (x) any Taxes resulting from any action taken by the Company or any of its Affiliates after the Closing on the Closing Date outside the ordinary course of business (other than as explicitly contemplated by this Agreement) or (y) any Incremental Taxes (as determined pursuant to Section 6.6); provided, further, that this Section 8.2(a)(iii) shall not apply with respect to Transfer Taxes, which shall be the subject of Section 6.6(c);

(iv) any Seller Group Liabilities for which the Company is obligated, has guaranteed or indemnified, or for which the Company is otherwise liable as of the Closing and which, as of such date, remain outstanding, due and payable;

(v) any Pre-Closing Leakage Amount, Transaction Expenses or Indebtedness of the Business remaining unpaid at the Closing that is not accounted for in the calculation of the Final Purchase Price, and the amount of any Net Asset Shortfall;

(vi) any Liabilities arising from the Reorganization for which the Company is obligated, has guaranteed or indemnified, or for which the Company is otherwise liable as of or following the Closing and which, as of such date, remain outstanding, due and payable;

(vii) any Potential Impairment Amount; provided, however, that with respect to any Losses under this Section 8.2(a)(vii) for which the Buyer Indemnified Parties have at any time following the Closing already been indemnified by the Seller in accordance with this Article VIII, the Company shall use commercially reasonable efforts to collect any accounts receivable that constituted the Potential Impairment Amount and the Company shall, promptly after receipt thereof, repay the Seller any amount so collected up to the amount of such indemnified Losses; and

(viii) any of the matters described on Section 8.2(a)(viii) of the Disclosure Schedule.

(b) Buyer Indemnification. From and after the Closing, Buyer and, together with the Seller, each an “Indemnifying Party”) shall, subject to the limitations in this Article VIII, indemnify and hold harmless Seller and its officers, directors, Affiliates, employees, agents and Representatives (the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, together, the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i) any breach or failure to be true of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or any Buyer Related Agreement as of the date of this Agreement or as of the Closing Date, as if made as of such date, as the case may be;

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(ii) any breach of any pre-Closing covenant or agreement by Buyer in this Agreement or any Buyer Related Agreement; and

(iii) any of the matters described on Section 8.2(b)(iii) of the Disclosure Schedule.

8.3 Mitigation of Loss. Following the Closing, each Indemnified Party shall use such efforts as are required by applicable Legal Requirements to mitigate any indemnifiable Losses pursuant to this Article VIII incurred or reasonably expected to be incurred by it or any Indemnified Party that it controls upon becoming aware of any fact or event which would reasonably be expected to, or does, give rise to a claim for indemnification under Section 8.2.

8.4 Limitations on Indemnification.

(a) Indemnification of the Buyer Indemnified Parties.

(i) If the Transactions are consummated, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a)(i) until (A) the aggregate dollar amount for an individual Loss or group of related Losses, directly or indirectly paid, incurred, suffered or sustained by the Buyer Indemnified Parties (or any of them), exceeds [***] the “Minor Claims Amount”), and (B) the aggregate dollar amount of all Losses directly or indirectly paid, incurred, suffered or sustained by the Buyer Indemnified Parties (or any of them), subject to satisfaction of the Minor Claims Amount, exceeds, at any time, an amount equal to the product of (x) [***] multiplied by (x) the sum of the Base Purchase Price plus the aggregate Earn-Out Payments paid at such time (the “Threshold”), and if the aggregate amount of such indemnifiable Losses exceeds the Threshold as in effect at such time, then the Buyer Indemnified Parties shall be entitled to indemnification for all such Losses in excess of such Threshold that would otherwise be indemnifiable pursuant to Section 8.2(a)(i), subject to the other limitations and qualifications set forth in this Article VIII.

(ii) The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a)(i) or in respect of any Potential Impairment Amount for any amount of indemnifiable Losses in excess of the Indemnity Cap as calculated at the latest to occur of the EBITDA Condition Date, Blacksky Condition Date and Orders Condition Date, and Buyer, on behalf of itself and the other Buyer Indemnified Parties, hereby agrees not to seek, and shall not be entitled to recover, any Losses or other payments in respect of a claim for indemnification pursuant to Section 8.2(a)(i) or in respect of any Potential Impairment Amount in excess of such Indemnity Cap (except as otherwise provided herein). Except in the case of fraud and as otherwise specified herein, the aggregate amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) shall not exceed the Total Consideration. Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for any Losses or alleged Losses incurred by a Buyer Indemnified Party to the extent the amount of such Loss would constitute a duplicative payment of any Liability actually included in the calculation of the Final Purchase Price.

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(iii) The foregoing limitations in this Section 8.4(a) shall not apply (and will not limit the indemnification or other obligations of the Seller) (A) in the event of fraud or (B) to any breach or failure to be true of, or any inaccuracy in, any of the Fundamental Representations or any of the representations and warranties in Section 2.23(c); provided that, for purposes of calculating any Losses incurred in connection with any Indemnification Claims alleging breach, inaccuracy or failure to be true of any Fundamental Representation, such Losses for which the Seller has an obligation to indemnify the applicable Buyer Indemnified Party shall not exceed the Total Consideration. Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party shall be entitled to make any claim for recovery for any Loss related to or arising from (1) the amount or availability of any Tax asset or attribute of the Company, (2) the ability of any Buyer Indemnified Party to utilize any Tax asset or attribute of the Company following the Closing, or (3) any Taxes imposed on the Company for any taxable period (or portion thereof) beginning after the Closing (other than any such Losses resulting from a breach of the representations set forth in Sections 2.9(e), 2.9(f) and 2.9(l)).

(b) Indemnification of the Seller Indemnified Parties. Notwithstanding anything to the contrary contained in this Agreement:

(i) If the Transaction is consummated, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(b) unless and until (A) the aggregate dollar amount for an individual Loss or group of related Losses, directly or indirectly paid, incurred, suffered or sustained by the Seller Indemnified Parties (or any of them) exceeds the Minor Claims Amount, and (B) the aggregate dollar amount of all Losses directly or indirectly paid, incurred, suffered or sustained by the Seller Indemnified Parties (or any of them), subject to satisfaction of the Minor Claims Amount, exceeds the Threshold as in effect at a given time, and if the aggregate amount of such indemnifiable Losses exceeds the Threshold then in effect, then the Seller Indemnified Parties shall be entitled to seek indemnity recourse for any such indemnifiable Losses in excess of such Threshold that would otherwise be indemnifiable pursuant to Section 8.2(b), subject to the other limitations and qualifications set forth in this Article VIII.

(ii) The Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(b) for any amount of Losses in excess of the Indemnity Cap as calculated at the latest to occur of the EBITDA Condition Date, Blacksky Condition Date and Orders Condition Date, and the Seller, on behalf of itself and the other Seller Indemnified Parties, hereby agrees not to seek, and shall not be entitled to recover, any Losses or other payments in excess of such Indemnity Cap.

(iii) The foregoing limitations in this Section 8.4(b) shall not apply (and will not limit the indemnification or other obligations of Buyer) in the event of fraud.

(c) Exclusive Remedy. Following the Closing, recovery under the terms of this Article VIII shall be the sole and exclusive monetary remedy of the Indemnified Parties for any Losses incurred by any Indemnified Party or otherwise arising in connection with this Agreement, other than (x) in the case of fraud and (y) with respect to matters covered by Section 10.6, and no Person shall have any other liability for monetary damages or other remedies or recourse arising out of, in connection with or related to this Agreement, any Related Agreement or the Transactions or any breach of any representation, warranty, covenant or agreement contained herein or therein. Notwithstanding anything else in this Section 8.4(c), this Section 8.4(c) will not apply with respect to matters covered by Section 1.1(c) or Section 6.6(e)(iii) or serve to limit (i) an Indemnified Party’s right to seek specific performance or other equitable relief under this Agreement or (ii) the liability of any Indemnifying Party for fraud.

(d) For purposes of this Article VIII, qualifications as to materiality, Company Material Adverse Effect or other qualifiers of similar import contained in any representation or warranty shall not be given effect for purposes of determining whether a breach of such representations or warranties has occurred or for purposes of calculating any Losses in connection with a breach of any such representation or warranty so qualified.

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(e) The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under any applicable insurance policy (other than self-insurance programs) in connection with the subject of the Losses that form the basis of the Indemnified Party’s Indemnification Claim hereunder.

8.5 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in this Article VIII, if an Indemnified Party wishes to make an indemnification claim under this Article VIII (each an “Indemnification Claim”), such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain, Losses, and (ii) specifying in reasonable detail the amount of such Losses (if known, or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific facts and circumstances, in reasonable detail to the extent known, relating to such Losses. The Indemnified Parties may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date an Indemnification Claim Notice was initially delivered. If an Indemnification Claim under this Article VIII may be brought under different or multiple sections, clauses or sub-clauses of Section 8.2 (or with respect to different or multiple representations, warrants or covenants in this Agreement or any Related Agreement), then the Indemnified Parties shall have the right to bring such Indemnification Claim under any such section, clause, subclause, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision.

(b) If the Indemnifying Party does not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice (the “Indemnification Objection Period”) by delivery of a written notice of objection, containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled, subject to the other terms and conditions of this Article VIII, to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

(c) In the event that the applicable Indemnifying Party delivers an Indemnification Claim Objection Notice in accordance with Section 8.5(b) prior to the expiration of the Indemnification Objection Period, the applicable Indemnifying Party and Indemnified Parties shall attempt in good faith to resolve such claims. If the Indemnifying Party and Indemnified Parties should so agree on a resolution, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if applicable, the Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Parties the amount agreed to be paid in such memorandum.

(d) If the Seller is the Indemnifying Party, any Indemnification Claim will be paid in accordance with the recourse provisions set forth in Section 1.4(c); provided, however, that notwithstanding anything to the contrary in this Agreement, any Seller liability with respect to an Indemnification Claim that arises from (A) any Pre-Closing Leakage Amount not reflected in the Final Pre-Closing Leakage Amount, (B) fraud, (C) Pre-Closing Taxes or (D) breach or failure to be true of, or inaccuracy in, any Fundamental Representation, then subject to the other terms of this Article VIII, the remaining amount of such Indemnification Claim (taking into account all previous amounts actually recovered in accordance with Section 1.4(c) (but for the avoidance of doubt, not taking into account any contingent future recovery against any then-indeterminate Earn-Outs Payments)) shall be paid promptly after the resolution thereof (whether pursuant to Section 8.5(b) or in accordance with Section 10.9) to Buyer by the Seller.

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(e) Third Party Actions. In the event any Action is instituted against an Indemnified Party by any Person who is not a party to this Agreement, an Affiliate of a party to this Agreement or a Representative of any of the foregoing (a “Third Party Action”), or an Indemnified Party receives notice of the assertion of any Third Party Action or threat of Third Party Action, in each case with respect to which the Indemnifying Party would reasonably be expected to be obligated to provide indemnification under this Agreement, such Indemnified Parties will, as promptly as practicable after receipt of notice of any such Third Party Action, notify the Indemnifying Party of the commencement thereof. The failure to so promptly notify the Indemnifying Party will not, however, relieve the Indemnifying Party from its indemnification obligations in connection therewith, except and only to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend against such Third Party Action or otherwise perform its obligations hereunder. The Indemnified Parties shall have the right, in their sole discretion, to control the defense and the settlement, adjustment or compromise of such Third Party Action. The Indemnifying Party shall make available to the Indemnified Parties any documents and materials in its possession or control necessary to the defense or settlement of such Third Party Action, and the costs and expenses incurred by the Indemnified Parties in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which the Indemnified Parties may seek indemnification pursuant to this Article VIII; provided, however, that the Indemnifying Party and its counsel (at the sole expense of the Indemnifying Party) may participate in (but not control the conduct of) the defense of such Action; provided further that, except with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third Party Action shall be determinative of the amount of Losses relating to such matter that are indemnifiable by the Indemnifying Party pursuant to this Article VIII.

8.6 Tax Adjustments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Final Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Legal Requirements.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by mutual written agreement of the Seller and Buyer;

(b) by Buyer or the Seller, by written notice to the other, if the Closing Date shall not have occurred on or before the date that is twelve (12) months after the date of this Agreement (as may be extended pursuant to this Section 9.1(b), the “End Date”); provided, however, if on such date that is twelve (12) months after the date of this Agreement, the conditions in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than those conditions that, by their nature, would be satisfied only at the Closing and are capable of being satisfied if the Closing were to occur on such date), except that any of the conditions set forth in Section 7.1(a) or Section 7.1(b) solely as it relates to Section 7.1(a) or Section 7.1(b), as applicable, shall not have been satisfied, then the End Date shall be automatically extended until any such approvals, authorizations and consents have been obtained or are denied; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

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(c) by Buyer, by written notice to the Seller, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement made by the Company or the Seller in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VII for the benefit of Buyer are incapable of being satisfied on or before the End Date;

(d) by the Seller, by written notice to Buyer, if there has been a breach of or inaccuracy in any representation. warranty, covenant or agreement made by Buyer in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VII for the benefit of the Seller are incapable of being satisfied on or before the End Date; or

(e) by Buyer or the Seller, by written notice to the other, if any Legal Requirement shall have been enacted, issued or promulgated which has the effect of making the Transactions illegal or otherwise permanently prohibiting, preventing or restraining the consummation of the Transactions.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, the Company or the Seller, or their respective officers, directors. Affiliates or shareholders or other equityholders, if applicable, and all rights and obligations of the parties hereto shall cease; provided, however, that each party hereto shall remain liable for any breaches of this Agreement or any Related Agreements prior to its termination; and provided further, however, that (a) the provisions of the Confidentiality Agreement, Section 6.3 (Public Announcements), Article X (General Provisions) and this Section 9.2 (and any defined terms associated therewith) shall remain in full force and effect and survive any termination of this Agreement pursuant to their respective terrns.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified U.S. mail, return receipt requested, postage prepaid, (ii) one (1) day after being sent by a nationally-recognized overnight courier, fees prepaid, or (iii) on the date of receipt of transmission by electronic mail or facsimile, in each case to the intended recipient utilizing the following contact information.

(a)	if to Buyer, to:

[BRAVO]15

Attention: [***]

Telephone [***]

Facsimile [***]

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

400 South Hope Street. 18th Floor

Los Angeles, California 90071

Attention: Scott Sugino, Esq. and Mark Easton, Esq.

Email: ssugino@omm.com and measton@omm.com

Facsimile No.: (213) 430-6407

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(b)	if to the Company (prior to the Closing) or to the Seller, to:

Spaceflight Industries, Inc.

13241 Woodland Park Road

Suite 300

Herndon, VA 20171

Attention: Legal Department

Email: legal@spaceflightindustries.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104-7036

Attention: Craig E. Sherman

Email: CSherman@wsgr.com

Telephone No.: (206) 883-2510

Facsimile No.: (206) 883-2699

Any party may, from time to time, designate any other address to which any such notice to it or such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

10.2 Interpretation. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All payments to be made under this Agreement shall be made in U.S. dollars. All references to “$” herein refer to U.S. Dollars. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to currency herein are to lawful money of the United States unless otherwise indicated. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. For purposes of this Agreement, whenever the context requires, (i) the singular number will include the plural, and vice versa; (ii) the masculine gender will include the feminine and neuter genders; (iii) the feminine gender will include the masculine and neuter genders; and (iv) the neuter gender will include the masculine and feminine genders. The word “will” shall be construed to have the same meaning as the word “shall”. The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”. The word “or” shall not be exclusive. Where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Unless the context otherwise requires, all references in this Agreement to (x) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and (y) “days” will be to calendar days. Unless otherwise expressly provided in this Agreement, the measure of a period of one (1) month or one (1) year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however,

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that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date (for example, one (1) month following February 18th is March 18th, and one (1) month following March 31 is May 1); and provided further at if the last day of a period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

10.3 Entire Agreement. This Agreement, the Exhibits, Schedules and Annexes hereto, the Disclosure Schedule, the Related Agreements, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.4 Assignment. This Agreement and the rights, covenants and obligations hereunder shall not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of Buyer and the Seller; provided, however, that without such prior written consent, Buyer may assign its rights and delegate its obligations hereunder (a) to its Affiliates, as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder, or (b) to a joint venture to be formed between Buyer (or its Affiliate) and Yamasa Co., Ltd. (or its Affiliate). Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the parties and their permitted successors and assigns, and any reference to a party shall also be a reference to a permitted successor or assign. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.4 shall be void.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such void or unenforceable provision in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.6 Specific Performance. The parties hereto agree that irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other parties (as applicable) and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive the defense that a remedy at law would be adequate and any requirements for posting a bond in connection with any such action. No party hereto shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement.

10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

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10.9 Binding Arbitration.

(a) Except as set forth in Section 1.1(c) or 8.4(c), any dispute, controversy, or claim directly or indirectly under, arising out of, or relating in any way to this Agreement, the Related Agreements, or the negotiation, inducement, validity, interpretation, enforcement or breach thereof will be resolved solely and exclusively by binding arbitration. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made, and the provisions of this Section 10.9. In the event of a conflict between the provisions of this Section 10.9 and the Commercial Arbitration Rules, the provisions of this Section 10.9 will govern.

(b) Any dispute, controversy, or claim will be deemed submitted to arbitration under this Section 10.9 upon the filing with the American Arbitration Association and delivery to the parties hereto of a written demand for arbitration, which demand will describe in reasonable detail the facts and legal grounds forming the basis for the claim and any request for relief. The arbitration will be conducted before a sole arbitrator who is mutually agreeable to the parties hereto. If the parties hereto cannot mutually agree upon the selection of an arbitrator, the arbitrator will be selected in accordance with the rules of the then-effective Commercial Arbitration Rules of the American Arbitration Association. The arbitration will be held in New York, New York, or at another location if agreed to by all parties.

(c) The arbitration hearing will commence within one hundred and twenty (120) calendar days of the selection of the arbitrator and will proceed and be completed expeditiously thereafter.

(d) In rendering an award, the arbitrator will determine the rights and obligations of the parties according to the laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the parties, and without giving effect to otherwise applicable principles of conflicts of laws that would give effect to the laws of another jurisdiction.

(e) The arbitrator will not have the power to award damages that are specifically excluded under this Agreement, and each party hereto hereby irrevocably waives any claim to such damages. The decision and award of the arbitrator will be final and binding on the parties hereto and will not be subject to appeal, including no party shall seek to vacate or oppose confirmation of the award or appeal from a court judgment entered upon the award. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f) Notwithstanding anything to the contrary in this Agreement, in the event of arbitration and notwithstanding any rule or procedure to the contrary in the Commercial Arbitration Rules of the American Arbitration Association, the prevailing party will be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys’ fees, the arbitrator’s fees, court reporter fees and any and all other administrative costs of the arbitration. Any dispute as to the reasonableness of costs and expenses will be determined by the arbitrator. Any party unsuccessfully refusing to comply with an order of the arbitrator will be liable for costs and expenses, including reasonable attorneys’ fees, incurred by the other party in enforcing the order.

10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE

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OR ENFORCEMENT HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION OR PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, whether by law or by equity, or result in any Person being deemed a third-party beneficiary of this Agreement, other than the rights of the Indemnified Parties pursuant to Article VIII, other than (a) if Closing does not occur, the rights of the Company to claim and pursue claims for damages and other relief.

10.12 Exhibits and Schedules. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.14 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of all of the parties.

10.15 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Company and Seller, on the other hand, may, to the extent permitted under any Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, including the End Date, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid and enforceable against a party only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

10.16 Fees and Expenses. Whether or not the Transactions are consummated, except as expressly set forth in this Agreement, each party hereto shall be responsible for its own fees, expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, including, in particular, all amounts comprising the Transaction Expenses, which shall be separately paid by the Seller, the Company, or on their behalf prior to the Closing or which shall be otherwise netted out of the calculation of the Final Purchase Price. Notwithstanding the foregoing, the Seller will pay all of the costs and expenses of the “tail” prepaid insurance policies as contemplated by Section 6.9 and (b) all filing fees and similar expenses incurred in connection with the filings required to be made with any Governmental Entity and the authorizations, clearances and consents to be received from any Governmental Entity, in each case in connection with the Transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, the Company and the Seller have caused this Agreement to be executed as of the date first written above.

[BRAVO][16]

By:

Name:
Title:

SPACEFLIGHT, INC.

By:

Name:
Title:

SPACEFLIGHT INDUSTRIES, INC.

By:

Name:
Title:

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[SIGNATURE PAGE TO PURCHASE AGREEMENT]

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ANNEX A

DEFINED TERMS

As used in the Agreement, the following terms shall have the following meanings:

1. “Action” means any action, suit, claim, demand, charge, complaint, litigation, inquiry, examination, investigation, audit, proceeding, hearing, audit, arbitration, mediation, or other similar dispute of any nature.

2. “Active Contracted Mission Expected Costs” means the Monthly Mission Costs as of the end of each month following the date of this Agreement, calculated as a function of the expected total cash inflows of the Company for each such month.

3. “Active Contracted Missions” means, as of any time, collectively, all satellite missions that have not at such time been fully performed and with respect to which an Active Customer Contract is then in full force and effect.

4. “Active Customer Contracts” means all Contracts as of the date of this Agreement between the Company and a satellite operator related to the provision by the Company of launch services for satellite missions and which are then in full force and effect and are otherwise at such time not fully performed or paid.

5. “Active Launch Provider Contracts” means all vendor Contracts in effect on the date of this Agreement between the Company and a launch service provider related to the provision by such launch service provider of relevant services and which are then in full force and effect and are otherwise at such time not fully performed or paid.

6. “Adjusted Base Purchase Price” means an amount equal to (a) the Base Purchase Price less (b) the EBITDA Adjustment Amount (if any).

7. “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, such first Person.

8. “Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable anti-corruption or anti-bribery law or any similar law of any other jurisdiction where the Company operates.

9. “Backlog” means the gross revenues projected as of [•]17 to be recognized from signed contracts on hand (with respect to which cancellation or reduction is not anticipated by the Company, the Seller or any of their respective Affiliates).

10. “Blacksky” means Blacksky Global LLC, a Delaware limited liability company.

11. “Blacksky Condition” means that, as of the [***] of the Closing Date, Blacksky Qualifying Contracts providing for an aggregate of [***] or more satellites either (i) remain in effect or (ii) have been paid in full, with all other obligations thereunder fully performed or discharged.

12. “Blacksky Condition Date” means the earliest date on which the satisfaction or failure of the Blacksky Condition is reasonably determinable.

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13. “Blacksky Condition Payment” means, in the event that the Blacksky Condition is satisfied, the amount of [***]

14. “Blacksky Qualifying Contracts” means each Launch Contract, between Blacksky or any wholly-owned subsidiaries thereof on the one hand, and the Company on the other hand, that is executed before the second (2nd) anniversary of the Closing Date (including any such Launch Contract entered into or executed prior to the date hereof and effective as of the date hereof) and that in each case (i) is consistent with the provisions of the Blacksky Agreement, (ii) is negotiated on a third-party arms’ length basis and (iii) provides for the Company to provide launch services to Blacksky in connection with the launch of one or more Blacksky satellites.

15. “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Seattle, Washington, New York, New York or Tokyo, Japan are authorized or obligated by law or executive order to close.

16. “CFIUS” shall mean the Committee on Foreign Investment in the United States, and each member agency thereof acting in such capacity.

17. “CFIUS Clearance” shall mean (a) written notice from CFIUS to the effect that either (i) the Transactions are not subject to Section 721, or (ii) CFIUS has concluded all action with respect to its review or investigation (as the case may be) of the Transactions and has determined that there are no unresolved national security issues with respect to the Transactions; or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transactions, either (i) the President of the United States has announced a decision not to suspend or prohibit such transactions pursuant to his authorities or (ii) the President shall have taken no action within fifteen (15) days after receiving the report from CFIUS.

18. “CFIUS Regulations” shall mean 31 C.F.R. Part 800 and any other regulations or orders implementing Section 721.

19. “Code” shall mean the Internal Revenue Code of 1986, as amended.

20. “Company Employee” shall mean any officer, director, employee, or individual consultant or independent contractor of the Company.

21. “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control compensation, termination pay, retention, deferred compensation, performance awards, stock or stock-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits, vacation, health, medical, profit sharing, payroll practice or other pay or employee benefits or remuneration of any kind, whether funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or has been maintained by the Company for the benefit of any current or former Company Employee or any Seller Business Employee who is transferred to the Company pursuant to the Reorganization, or with respect to which the Company has or may have any Liability or obligation following the Closing.

22. “Company Intellectual Property” shall mean all Intellectual Property Rights owned or purported to be owned by the Company.

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23. “Company IT Systems” means any and all information technology and computer systems (including Software, hardware and other equipment, firmware and embedded Software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in the conduct of the business of the Company or the Business.

24. “Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, occurrence, series of events or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, is or could reasonably be expected to (a) have or result in a material adverse effect on the ability of the Company to consummate the Transactions or perform its obligations under this Agreement, any Company Related Agreement or any Seller Related Agreement in accordance with the terms hereof and thereof and Legal Requirements, or (b) be materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, condition (financial or otherwise), prospects, cash flows or results of operations of the Company and the Business, as a whole and not individually; provided, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent resulting primarily from any of the following: (i) any changes in, or conditions affecting, the national or international economy generally or the industry in which the Company and the Business operate, (ii) any changes or proposed changes in applicable laws or GAAP (or the interpretation thereof), (iii) acts of war or terrorism, (iv) the announcement of the Transactions contemplated by this Agreement or the Company Related Agreements or the Seller Related Agreements, (v) any action required by the explicit terms and conditions of this Agreement or the Related Agreements to be taken by the Company, any Affiliate of the Company, the Seller or otherwise, or any action taken or not taken with the written consent or waiver of, or at the request of, Buyer, (vi) any adverse effect resulting from the failure of the Seller to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company for any period (provided that the facts and circumstances underlying such failure may be considered in determining whether there has been or could reasonably be expected to be a Company Material Adverse Effect), including with respect to projections regarding revenue, earnings, cash flow or cash position, and (vii) any adverse effect result from the existence, occurrence or continuation of any force majeure events (provided, that in the case of clauses (i), (ii) and (iii), any such Effects that have a disproportionate adverse effect on the Company and the Business relative to other companies operating in the industry or market in which the Company and the Business operate may be taken into account in determining whether there has been, or could reasonably be expected to be, a Company Material Adverse Effect).

25. “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

26. “Company Securities” shall mean all Securities of the Company.

27. “Confidentiality Agreement” shall mean the confidentiality and non-disclosure agreement dated December 18, 2018, between Mitsui &. Co., Ltd. And the Seller.

28. “Contract” means any contract, mortgage, indenture, note, bond, deed of trust, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license (whether written or oral).

29. “Creditworthy” means a customer that is (a) a governmental entity, (b) an accredited research institution, (c) a repeat customer of the Company, (d) an active participant in the same industry as the Business and which has had its satellites on two (2) or more launches, or (e) otherwise reasonably deemed creditworthy by Buyer (upon Buyer’s prior written consent) under the circumstances.

30. “Disclosure Schedule” means the disclosure schedule attached hereto as Exhibit D.

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31. “DDTC” means the United States Department of State, Directorate of Defense Trade Controls.

32. “EBITDA Condition Date” means, only if such date occurs after the Closing Date, the earliest date on which the Normalized EBITDA is reasonably determinable; provided that, for the avoidance of doubt, if such date occurs before the Closing Date, then any EBITDA Condition Payment payable shall be paid in part and held back in part at Closing, as set forth in Section 1.1(b)(ii)(3).18

33. “EBITDA Condition Payment” means (a) in the event that the Normalizes EBITD is a at least [***]

34. “Environmental Laws” means all Legal Requirements (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which relate to pollution, protection of the environment, natural resources, or which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity, or relate to public or occupational health and safety.

35. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

36. “ERISA Affiliate” means any Person that is treated as a single employer with the Company for purposes of Section 414 of the Code.

37. “Excess Capacity” means, as of any time, the launch vehicle capacity procured by the Company under Active Launch Provider Contracts on launches of a primary payload that is then available to be sold by the Company to a satellite operator (and which capacity has not, as of such time, been allocated to a Contract with a satellite operator).

38. “Expected Launch Related Cost” shall mean, (A) with respect to any satellite mission for which all capacity in such mission has been sold as of the start of such mission, $[•], and (B) with respect to any satellite mission for which additional capacity in such mission is unsold as of the start of such mission, but for which there is a reasonable expectation to sell such capacity after the start of such mission: (i) for missions expected to launch within three (3) months from the Closing Date, [***] of the unaccrued launch costs for such unsold capacity, (ii) for missions expected to launch after three (3) months from, but before six (6) months after, the Closing Date, [***] of the unaccrued launch costs for such unsold capacity, (iii) for missions expected to launch after six (6) months from, but before rune (9) months after, the Closing Date, [***] of the unaccrued launch costs for such unsold capacity, (iv) for missions expected to launch after nine (9) months from, but before twelve (12) months after, the Closing Date, [***] of the unaccrued launch costs for such unsold capacity and (v) for missions expected to launch after twelve(12) months from the Closing [***] of the unaccrued launch costs for such unsold capacity.

39. “Export Laws” means laws and regulations governing the exportation, re-exportation, or re-transfer of goods, services, technology, technical data, materials, software, and other items, including but not limited to the ITAR, the Export Administration Regulations, and the sanctions and embargoes administered by the Office of Foreign Assets Control.

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40. “Fundamental Representations” shall mean, collectively, (a) the representations and warranties of the Company contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability), 2.3 (Governmental Approvals and Consents), subsections (a), (c) and (d) of Section 2.4 (No Conflicts), 2.5 (Company Capital Structure), 2.9 (Tax Matters), 2.11 (Environmental Laws), 2.12(a) (Title to and Sufficiency of Assets), 2.20 (Anti-Corruption and Anti-Bribery Laws), 2.26 (Related Party Arrangements) and 2.27 (Brokers or Finders) and (b) the representations and warranties of the Seller contained in Sections 3.1 (Organization and Good Standing), 3.2 (Ownership of Company Securities), 3.3 (Litigation), subsections (a), (c) and (d) of Section 3.4 (Authority and Enforceability), 3.5 (No Conflicts), 3.6 (Governmental Filings and Consent), 3.7 (Solvency) and 3.8 (Brokers or Finders).

41. “GAAP” shall mean United States generally accepted accounting principles consistently applied.

42. “Government Bid” shall mean a bid, tender or proposal which, if accepted, would result in a Government Contract.

43. “Government Contract” shall mean any Contract, including any indefinite delivery/indefinite quantity contract, firm-fixed price contract, individual task order, purchase order, blanket purchase order or basic ordering agreement, between any Governmental Entity and the Company (or otherwise used, held for use or intended for use in connection with or relating to the Business), and any subcontract or other arrangement by which (a) the Company has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to the Company or with respect to the Business, where, in the case of (a) or (b), such goods or services ultimately will benefit or be used by a Governmental Entity.

44. “Government Official” means any director, officer, employee, agent or other person acting on behalf of a Governmental Entity.

45. “Governmental Entity” shall mean any court, tribunal, or arbitral (or similar dispute-resolving panel or body) or judicial body (including any grand jury), administrative agency or commission, including government-owned or controlled entities or enterprises, or other federal, state, county, local or other foreign governmental, legislative, administrative, regulatory, or quasi-governmental authority, instrumentality, agency or commission.

46. “Hazardous Substance” means any material, substance or waste for which liability or standards of conduct may be imposed pursuant to Environmental Laws or that has been designated by any Governmental Entity or by Legal Requirement as a pollutant, contaminant or material of environmental concern or to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, or words of similar import, including PCBs, asbestos, petroleum, petroleum-based substances or wastes, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

47. “Hazardous Substance Activity” means the transportation, transfer, recycling, disposal, handling, storage, use, treatment, manufacture, removal, remediation, Release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

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48. “Incidental Outbound License” means any Contract entered into by the Company (or by the Seller or its Affiliates in connection with the Business) in the ordinary course of business in which the only license to, or right to use, Intellectual Property Rights granted by the Company (or by the Seller or its Affiliates in connection with the Business) in such Contract is non-exclusive and incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a license agreement with a third-party IT provider of the Company or the Business that includes a license from the Company (or from the Seller or its Affiliates in connection with the Business) to such third-party IT provider to the extent the Company (or the Seller or its Affiliates) provides any feedback or suggestions with respect to the operation of the applicable Technology provided by such third-party IT provider to the Company (or to the Seller or its Affiliates).

49. “Incremental Taxes” means the amount by which (x) the amount of Taxes (other than Transfer Taxes) owed by the Seller as a result of the Transactions taking into account the Section 338(h)(10) Elections (if applicable), exceeds (y) the amount of Taxes (other than Transfer Taxes) that would be owed by the Seller as a result of the Transactions if such Section 338(h)(10) Elections had not been made.

50. “Indebtedness” means, with respect to any Person, all Liabilities, without duplication, including any applicable interest and premiums, penalties, fees, expenses, breakage costs, or repayment costs, (i) for borrowed money or in respect of loans or advances (excluding outstanding balances under credit cards, to the extent such amounts have been Made Available to Buyer and were incurred in the ordinary course, consistent with past practice, and were first billed to the Company in a credit card statement dated no more than thirty (30) days prior to the Closing Date (such amounts that are so excluded from the definition of Indebtedness are referred to herein as the “Credit Card Debt”)), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business, provided that any such trade payables that are more than 120 days past due will be included as Indebtedness), including purchase price adjustments, “holdback” or similar payments and the maximum amount of any potential earnout payments, (iv) under leases required under GAAP to be capitalized, (v) in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (vi) under any interest rate cap agreements, interest rate swap agreements, foreign currency swap or exchange agreements and other interest-bearing obligations or hedging agreements or arrangements, (vii) secured by a Lien or (viii) in the nature of guarantees of the obligations described in the preceding clauses (i)–(vii), inclusive, of any other Person. For the avoidance of doubt, any penalties, premiums, termination or other fee payable by the Company in connection with the termination or repayment of any Indebtedness shall constitute Indebtedness.

51. “Indemnity Cap” shall mean, at any time, (a) if the sum of the Adjusted Base Purchase Price plus the aggregate Earn-Out Payments (if any) is less than or equal to the Base Purchase Price, an amount equal to [***] and (b) if the sum of the Adjusted Base Purchase Price plus the aggregate Earn-Out Payments (if any) is greater than the Base Purchase Price, an amount equal to the product of (x) [***] multiplied by (y) the sum of the Adjusted Base Purchase Price plus the aggregate Earn-Out Payments.

52. “Intellectual Property” shall mean Technology and Intellectual Property Rights.

53. “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto

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throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (viii) rights associated with works of authorship, including exclusive exploitation rights, and moral rights; and (ix) all rights in databases and data collections.

54. “ITAR” means the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130).

55. “ITAR Clearance” shall mean that a period of sixty (60) days shall have elapsed following the submission of the ITAR Notification to the DDTC, or, if such period has not elapsed, DDTC has otherwise confirmed to the Seller that it has completed its review of the Transactions pursuant to the Arms Export Control Act (22 U.S.C. ch. 39) and the ITAR.

56. “ITAR Notification” shall mean written notice to DDTC of the change of ownership of the Company pursuant to the ITAR.

57. “Knowledge” means (i) with respect to the Company, the actual knowledge, of Curt Blake, Melissa Wuerl and Devon Papandrew, (ii) with respect to the Seller, the actual knowledge, of Henry Dubois, Brian E. O’Toole, Brian Daum and Eric Kronman, and (iii) with respect to Buyer, the actual knowledge of Tomohiro Musha, Yohei Oyama and Kazutomi Shigeeda, in the case of each of clauses (i), (ii) and (iii), after due and diligent inquiry of all relevant employees, consultants and advisors of the Company, the Seller or Buyer (as applicable) who would reasonably be expected to have knowledge of the matters in question.

58. “Launch-Related A/R Impairment” means the amount (if any) by which (a) the aggregate carrying amounts of the Launch-Related Accounts Receivables as of the date of this Agreement, calculated on the basis of the Signing Date Net Working Capital and determined in accordance with the Specified Accounting Principles, exceed the estimated fair value of the recoverable amounts of the Launch-Related Accounts Receivable as of the date of this Agreement, calculated as of the Closing Date and determined in accordance with the Specified Accounting Principles.

59. “Launch-Related Accounts Payable” means, as of any time, an amount equal to (a) the contracted value under all Active Launch Provider Contracts in effect as of such time, minus (b) the aggregate amount of payments already paid as of such time by the Company to the applicable launch service providers in respect of such Active Launch Provider Contracts, plus (c) the expected cost to the Company to sell any Excess Capacity to satellite customers, reasonably determined by the Company in good faith (taking into account the total contracted launch vehicle capacity procured by the Company, the contract price under applicable Active Launch Provider Contracts, the mass of customer satellites under applicable Active Customer Contracts then in effect, and such other factors as reasonably determined by the Company in good faith), in each case determined in accordance with the Specified Accounting Principles.

60. “Launch-Related Accounts Receivable” means, as of any time, an amount equal to (a) the aggregate contracted sales amount under all Active Customer Contracts in effect as of such time, minus (b) the aggregate amount of all payments already received as of such time by the Company from the applicable satellite operators in respect of such Active Customer Contracts, plus (c) the expected sales amount, reasonably determined by the Company in good faith, with respect to potential customer contracts for the provision by the Company of launch services in respect of any Excess Capacity, in each case determined in accordance with the Specified Accounting Principles.

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61. “Launch-Related Projected A/P” means the cash outflows projected in respect of the Launch-Related Accounts Payable as of the date of this Agreement, determined in accordance with the Specified Accounting Principles.

62. “Leakage” means any of the following, without duplication:

(a) any dividend or distribution (cash or non-cash) of profits or assets declared, paid, made or agreed or obligated to be made by the Company to the Seller in respect of the Seller’s equity interests in the Company, or the issue or sale of any securities of the Company to any Person;

(b) any royalty payments, management fees or monitoring fees paid, made or agreed to be made by the Company to or for the benefit of any member of the Seller Group or their respective Affiliates;

(c) any transfer or surrender of assets, rights or other benefits of the Company to or for the benefit of any member of the Seller Group or their respective Affiliates or the assumption of any liabilities, the provision of any guarantee of or indemnity with respect to any liabilities, or the creation of any Lien, by the Company in favor, or for the benefit, of any member of the Seller Group or any their respective Affiliates, in each case other than pursuant to the express terms of a Contract disclosed on the Disclosure Schedule or except as expressly required in connection with the Reorganization;

(d) other than payments in the ordinary course of business, pursuant to the express terms of a Contract disclosed on the Disclosure Schedule or contemplated by the express terms of this Agreement, or required pursuant to the express terms of a Company Employee Plan or Seller Employee Plan, any payment by the Company to any current or former employee, advisor, consultant, officer, manager or director the Company (i) in respect of severance or (ii) in connection with an increase in compensation, benefits or retirements;

(e) any purchase, redemption, repurchase, repayment or acquisition of any equity securities of the Company, or any return of capital to any member of the Seller Group or their respective Affiliates;

(f) any assumption by the Company of any Indebtedness or other Liability of any member of the Seller Group or their respective Affiliates, other than pursuant to the express terms of a Contract disclosed on the Disclosure Schedule;

(g) any waiver, discount, forgiveness, deferral, release or discharge by the Company of (1) any amount, obligation or other Liability owed to the Company by any member of the Seller Group or their respective Affiliates or (2) any claims by the Company in respect of any Contract with any member of the Seller Group or their respective Affiliates, in each case other than as expressly permitted pursuant to clause (i) below;

(h) any other payments (other than in respect of the matters set forth in subclauses (a) through (g) above) made by the Company for the benefit of any member of the Seller Group or their respective Affiliates, in each case other than payments in the ordinary course of business, as and when due pursuant to the express terms of an arms’-length Contract entered into prior to the date of this Agreement and disclosed on the Disclosure Schedule;

(i) the incurrence or payment by the Company of any Tax liabilities, fees, costs or other amounts with respect to any of the matters set forth in subclauses (a) through (h) above; or

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(j) any agreement, arrangement or other commitment by the Company to do or give effect to any of the matters set out in subclauses (a) through (i) above.

63. “Legal Requirement” means any applicable U.S., foreign or other federal, provincial, state, local law or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, published administrative position or any statement, guidance or practice released by any Governmental Entity, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

64. “Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, fixed or unfixed, liquidated or unliquidated, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise, direct or indirect), including accounts payable, all liabilities and obligations related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

65. “Lien” means any lien, pledge, charge, claim, mortgage, security interest, restriction on the right to sell or dispose (and, in the case of securities, vote) or other encumbrance of any kind or character whatsoever, whether arising by contract, operation of law or otherwise and whether voluntary or involuntary.

66. “Loan Agreement” means that certain Loan and Security Agreement dated as of [•], 2019, between Mitsui & Co. (U.S.A.), Inc., as lender, and the Seller, as borrower

67. “Loss” or “Losses” means, without duplication, all losses, Liabilities, deficiencies, damages, Taxes, claims, awards, judgments, fines, interest, penalties, obligations, assessments, settlements, diminution in value, costs or other expenses (including reasonable attorneys’, consultants’, experts’ and other professional fees and expenses), and including any and all reasonable fees, expenses and costs paid in the investigation, collection, prosecution defense and enforcement of any matter or Action (or allegation) or with respect to the Indemnified Parties’ rights under this Agreement.

68. “Made Available” means that the Company has posted such materials to the virtual data room hosted by Merrill DatasiteOne made available to Buyer and its Representatives during the negotiation of this Agreement and at any time up to three (3) Business Days prior to the date of this Agreement.

69. “Monthly Mission Costs” means, as of the end of each month following the date of this Agreement, an amount per month equal to (i) in respect of Monthly Mission Costs attributable to the aggregate non-launch vehicle cost of goods sold of the Company, which such portion shall, for the avoidance of doubt, exclude all direct labor costs of the Company, an amount equal to [***] of the Company’s net cash flow for such month, (ii) in respect of Monthly Mission Costs attributable to the direct labor costs of the Company, an amount equal to [***] of the Company’s net cash flow for such month, and (iii) in respect of Monthly Mission Costs attributable to the operating expenses of the Company, an amount equal to [***] of the Company’s net cash flow for such month, in each case as is reasonably expected to be generated by the Company on a monthly basis to implement all Active Contracted Missions as of such time.19

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70. “Net Assets” means, with respect to the Company as of immediately prior to the Closing, (i) the aggregate amount, without duplication, of all assets of the Company minus (ii) the aggregate amount, without duplication, of all Liabilities of the Company, in each case, as determined in accordance with the Specified Accounting Principles. An illustrative calculation of the Net Assets of the Company as of [***] is set forth on Exhibit A attached hereto.

71. “Net Working Capital” means, as of any time, an amount equal to (a) the Launch-Related Accounts Receivable of the Company as of such time, minus (b) the Launch-Related Accounts Payable of the Company as of such time, plus (c) the Active Contracted Mission Expected Costs as of such time.

72. “Net Working Capital Adjustment Amount” means the sum of the following, in each case calculated on the basis of the Net Working Capital of the Company as of immediately prior to the Closing:

(a) an amount equal to the value of any Launch-Related A/R Impairment, to the extent such Launch-Related A/R Impairment results from or relates to (i) any amendment to or termination of, prior to the Closing Date, any Active Customer Contracts or (ii) the failure, prior to the Closing Date, of the Company to sell or otherwise obtain customer or service commitments in connection with any Excess Capacity pursuant to an enforceable Contract between the Company and a satellite operator related to the provision by the Company of launch services for satellite missions; plus

(b) the amount (if any) equal to the amount by which (i) Launch-Related Projected A/P as calculated as of the Closing Date exceeds (ii) the Launch-Related Projected A/P as calculated on the basis of the Signing Date Net Working Capital, to the extent such difference results from or relates to any amendment to or replacement of, prior to the Closing Date, any Active Launch Provider Contract that corresponds to an Active Customer Contract; minus

(c) the amount (if any) equal to the amount by which (i) the Launch-Related Projected A/P as calculated on the basis of the Signing Date Net Working Capital exceeds (ii) the Launch-Related Projected A/P as calculated as of the Closing Date, to the extent such difference results from or relates to any amendment to or replacement of, prior to the Closing Date, any Active Launch Provider Contract that corresponds to an Active Customer Contract.

An illustrative calculation of the Net Working Capital Adjustment Amount is set forth on Exhibit I attached hereto.

73. “Neutral Arbiter” means KPMG or, if KPMG cannot or does not agree to serve, another independent accounting firm mutually acceptable to Buyer and the Seller.

74. [“Normalized EBITDA” means the Company’s “EBITDA” (as reported in a standard GAAP income statement) for the fiscal year ending December 31, 2019, as adjusted for:

(a) amounts accrued in 2019 relating to corrections or adjustments from prior years’ activities, subject to the consent of Buyer (not to be unreasonably withheld);

(b) accrued expenses in 2019 to the extent associated revenue is not accrued in 2019, but excluding any accrued expenses for which the associated revenue is not recorded as of the Closing Date; provided that the following adjustments should also apply with respect to accrued expenses for any satellite mission for which additional capacity in such mission is unsold as of the start of such mission, but for which there is a reasonable expectation to sell such capacity after the start of such mission: (i) for missions expected to launch within three (3) months from the Closing Date, 100% of the excess capacity cost should be accrued; (ii) for missions expected to launch after three (3) months from, but before six (6) months after, the Closing Date, 75% of the excess capacity cost should be accrued; (iii) for missions expected to launch after six (6) months from, but before nine (9) after, the

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Closing Date,[***] of the excess capacity should be accrued; (iv) for missions expected to launch after nine (9) months from, but before twelve (12) months after, the Closing Date, [***] of the excess capacity cost should be accrued; and (v) for missions expected to launch after twelve (12) months from the Closing Date, [***] of the excess capacity cost should be accrued; and provided, further, that no additional adjustments under this clause (b), other than those consistent with Exhibit E, shall be made without Buyer’s prior written consent (not to be unreasonable withheld);

(c) investments treated as expenses for GAAP purposes and subject to the consent of Buyer (not to be unreasonably withheld); provided, that no additional adjustments under this clause (c), other than those consistent with Exhibit E, shall be made without Buyer’s prior written consent (not to be unreasonably withheld);

(d) corporate charges adjusted to a theoretical run-rate for the Business;

(e) accrued launch vehicle-related costs for satellite missions under Contracts in effect as of December 31, 2019 between the Company and a satellite operator for the provision of launch services, for which a corresponding vendor Contract between the Company and a launch service provider was not then in effect but was subsequently entered into prior to the Closing Date; provided, however, that any such adjustments shall only be applied if the revenues recorded in 2019 under any such satellite operator Contracts are in excess of [***] in the aggregate: and

(f) other anomalous or one-off, non-recurring transactions subject to the consent of Buyer (not to be unreasonably withheld).

An illustrative calculation of the Normalized EBITDA (as if Normalized EBITDA were calculated for the fiscal year ending December 31, 2018) is set forth on Exhibit E attached hereto.]20

75. “Order” means any order, writ, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

76. “Orders Condition” means the condition that, during both (a) the [***]                                                              and (b) the period commencing on [***]                                                                  Qualifying Launch Contracts that in both such periods (x)(i) have been executed during such respective periods and remain in effect as of the last day thereof or (ii) have been executed and paid in full and all obligations thereunder have been performed during such respective periods, and (y) provide for aggregate consideration to the Company in excess of the applicable Orders Condition Thresholds.

77. “Orders Condition Date” means the earliest date on which the satisfaction or failure of the Orders Condition is reasonably determinable.

78. “Orders Condition Payment” means, in the event that the Orders Condition is satisfied as of the last day of the month in which the Closing Date occurs, the amount of [***]                                             ; provided, however, that if the Orders Condition is satisfied as of the last day of month in which the Closing Date occurs in all respects except that Qualifying Launch Contracts during the period commencing on [***]                                                                  occurs provide for aggregate consideration to the Company in excess of [***]                                         but less than one [***]                         of the applicable Orders Condition Threshold, the amount of [***]

[***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

79. “Orders Condition Threshold” means, in the case of (a) the [***]                            , an amount of [***]                             , and (b) the period commencing on January 1, 2020 and ending on the last day of the month in which the Closing Date occurs, an amount corresponding to the following table, in each case in addition to all amounts accrued pursuant to clause (a) hereof:

If the Closing Date occurs in...	then an amount equal to...
January 2020		[***]
February 2020		[***]
March 2020		[***]
April 2020		[***]
May 2020		[***]
June 2020		[***]
July 2020		[***]
August 2020		[***]
September 2020		[***]
October 2020		[***]
November 2020		[***]
December 2020		[***]

80. “Permits” means all notifications, consents, permits, concessions, grants, franchises, licenses, certificate, registration, accreditation and other governmental authorizations and approvals.

81. “Permitted Leakage” means any of the following:

(a) payments made in respect of the Payoff Indebtedness with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(b) payments made in connection with the “tail” prepaid insurance policy as contemplated by Section 6.9;

[***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

(c) payments made or incurred in respect of Transaction Expenses;

(d) payments made by the Company (i) approved by Buyer in writing or (ii.) as expressly contemplated or required by this Agreement;

(e) any ordinary course compensatory payment to an equityholder of the Company or any Affiliate thereof, in each case, who is an employee of the Company, any member of the Seller Group, or any of its or their respective Affiliates, in each case pursuant to the express terms of a Contract disclosed on the Disclosure Schedule or contemplated by the express terms of this Agreement, or required pursuant to the express terms of a Company Employee Plan or Seller Employee Plan; or

(f) any of the payments set forth on Annex c.22

82. “Person” means an individual or entity, including a partnership, a limited liability company, an unlimited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other similar entity, whether or not a legal entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

83. “Potential Impairment Amount” means, at any time, an amount equal to the aggregate accounts receivable of the Company in respect of Active Customer Contracts that are overdue by at least [***]        (as adjusted for delays in the applicable target launch date), it being understood that such amount shall include the total amounts of any such accounts receivable overdue as of any date plus all future cumulative accounts receivable in respect of the applicable Active Customer Contract.

84. “Pre-Closing Leakage Amount” shall mean the aggregate dollar amount of any and all Losses which the Company has actually suffered, incurred or accrued and arising out of, based upon or otherwise in respect of any Leakage (other than Permitted Leakage) from (and including) the date of this Agreement through the Closing.

85. “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.

86. “Pre-Closing Taxes” means (a) any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Company, (b) any Taxes for which the Company has any Liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Legal Requirements as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, (c) any Taxes for which the Company has any Liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company on or prior to the Closing Date or an event or transaction occurring before the Closing, (d) any unpaid Taxes arising under Section 965 of the Code, including any Taxes arising as a result of the election under Section 965(h) of the Code, (e) any Taxes arising as a result of the Reorganization, and (f) any Taxes arising as a result of a Net Asset Increase Event.

87. “Projected Gross Margin Rate” shall mean, with respect to any satellite mission subject to a Qualifying Contract, the amount, expressed as a percentage, equal to the quotient of (a) an amount equal to the difference of the [***]                                minus the [***]                        divided by (b) [***]

[***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

88. “Qualifying Launch Contract” means a Launch Contract between the Company and a counterparty that is Creditworthy; provided that a Launch Contract shall not, without the consent of Buyer (such consent to be withheld in Buyer’s sole discretion) be deemed a Qualifying Launch Contract for purposes of the Orders Condition if such Launch Contract provides, with respect to each satellite mission under such Launch Contract, for a Projected Gross Margin Rate for the Company of less than [***]

89. “Registered Intellectual Property” shall mean all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority (including any domain name registrar) anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

90. “Related Agreements” means, collectively, the Estimated Closing Date Balance Sheet, the Estimated Closing Statement, the Company Closing Certificate, the Buyer Closing Certificate, the Transition Services Agreement and the Assignment of Sublease.

91. “Related Party” means any current or former stockholder (including the Seller), member, partner, senior management-level employee, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act).

92. “Release” means any spill, emission, discharge, leaking, pumping, injection, dumping, disposal, discharge or leaching into the environment.

93. “Representative” with respect to any Person, means such Person’s Affiliates, directors, officers, management-level employees, stockholders, members, agents or other representatives.

94. “Section 721” shall mean Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565).

95. “Securities” shall mean with respect to any Person (x) any shares of capital stock, options, warrants or other securities of such Person, including all subscriptions, warrants, preemptive rights, call rights, options and other rights (contingent or otherwise) to purchase, subscribe to or acquire (or any other Contract of any character obligating such Person to issue) any shares of capital stock or other securities of such Person and all other rights or securities (whether contingent, vested, unvested or otherwise) that are convertible into, or exercisable or exchangeable for, shares of capital stock or other securities or interests of such Person, (y) any bonds, debentures, notes or other indebtedness of such Person having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which the shareholders or other equity holders of such Person may vote, and (z) any outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the capital stock of, or other equity or voting interests in, such Person (whether payable in shares, cash or otherwise).

96. “Securities Act” means the Securities Act of 1933, as amended.

97. “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control compensation, termination pay, retention, deferred compensation, performance awards, stock or stock-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits, vacation, health, medical, profit sharing, payroll practice or other pay or employee benefits or remuneration of any kind, whether

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or has been maintained, contributed to, or required to be contributed to, by the Seller, or with respect to which the Seller has or may have any Liability or obligation, in each case for the benefit of any Company Employee or Seller Business Employee, but excluding any Company Employee Plan.

98. “Seller Group” means, collectively, the Seller, Blacksky and each of their respective Subsidiaries (other than the Company).

99. “Seller Group Liabilities” means, with respect to any Liability existing as of or following the Closing, all Liabilities of any member of the Seller Group, including (a) any Liabilities arising from or related to any Indebtedness of the Seller Group and (b) any Liabilities relating to the employment by any member of the Seller Group of any and all current or former employees (other than employees of the Seller that are transferred to the Company pursuant to the Reorganization or any Company Employees) of any member of the Seller Group (including all Liabilities relating to the termination by such member of the Seller Group thereof, and any obligation to provide severance or other payments with respect to such termination, and any and all notice or other requirements or Liabilities with respect to such termination under WARN or any similar Legal Requirements), and all Liabilities arising under or relating to any Seller Employee Plan of the Seller Group (including any Seller Employee Plan for the benefit of the Company Employees and Seller Business Employees).

100. “Software” shall mean any and all computer software and code, including applications, operating systems, libraries, assemblers, compilers, design tools, Source Code, object code, firmware, data (including image and sound data), software models, and user interfaces, in any form or format, however fixed, and related documentation.

101. “Source Code” shall mean Software, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form or from which object code can be derived by compilation or otherwise.

102. [“Specified Accounting Principles” means GAAP, consistent with the accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and methodologies that the Company used to prepare the Financials, in each case subject to the exceptions set forth on Exhibit G.]23

103. “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

104. “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries or (ii) such Person or any Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

[***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

105. “Tax” (or collectively “Taxes”) shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and Liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or have been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of any Legal Requirement.

106. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

107. “Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including but not limited to, Source Code and object code, whether embodied in Software, firmware or otherwise; (ii) development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded; (iii) mask works; (iv) inventions (whether or not patentable), improvements, and technology; (v) proprietary and confidential information, trade secrets and know-how; (vi) databases, data compilations and collections, customer lists models, and technical data; (vii) logos, trade names, trade dress, trademarks and service marks; and (viii) tools, methods and processes.

108. “Total Consideration” means an amount equal to the sum of (a) the Final Purchase Price plus (b) the aggregate Earn-Out Payments (if any) plus (c) the aggregate amount of all outstanding Indebtedness (including principal and Cash Interest (as defined in the Loan Agreement), but specifically excluding any Accruing Interest and Conditional Default Interest (each as defined in the Loan Agreement)) under the Loan Agreement as of immediately prior to the Closing.

109. “Transaction Payroll Taxes” means the employer portion of any payroll or similar Taxes incurred in connection with bonus, severance, change-in-control or other compensatory payments made in connection with the Transactions.

110. “Transfer Taxes” shall mean all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and other similar Taxes, charges and fees (including any penalties and interest) incurred in connection with the consummation of the Transactions, including any such Taxes arising from the Section 338(h)(10) Elections but other than any such Taxes arising from the Reorganization.

111. “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

As used in the Agreement, the following terms are defined in the respective Sections of the Agreement indicated:

Term	Section
Adjusted Purchase Price	Section 1.1(e)(i)
Agreement	Introduction
Allocation Statement	Section 6.6(e)(ii)
Audited Financials	Section 2.6
Balance Sheet Date	Section 2.6
Base Purchase Price	Section 1.1(e)(ii)
Blacksky Agreement	Section 7.2(e)(xvii)
Business	Recitals
Buyer	Introduction
Buyer Closing Certificate	Section 7.3(d)(i)
Buyer Indemnified Parties	Section 8.2(a)
Buyer Related Agreements	Section 4.3
Cash Management Change	Section 6.18(a)(ii)
Cash Management Change Contribution	Section 6.18(a)(ii)
Cash Shortfall	Section 6.18(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Indebtedness	Section 1.1(e)(iii)
Closing Statement	Section 1.1(c)(i)
Company	Introduction
Company Authorizations	Section 2.19(b)
Company Closing Certificate	Section 7.2(e)(i)
Company Confidential Information	Section 6.8(a)
Company Related Agreements	Section 2.2
Company Returns	Section 2.9(a)
Company Shares	Recitals
Competing Business	Section 6.10(a)
Consents	Section 2.4
Contingent Holdback Amount	Section 1.4(a)
Contracting Failure	Section 6.18(a)(iii)
Contracting Failure Contribution	Section 6.18(a)(iii)
Credit Card Debt	Annex A, Item 35
Debt Payoff Recipients	Section 1.1(b)(ii)(1)
Discussion Period	Section 1.1(c)(ii)
Dispute Notice	Section 1.1(c)(i)
Disputed Earn-Out Item	Section 1.1(d)(iii)(2)
Earn-Out Notice	Section 1.1(d)(iii)(1)
Earn-Out Objection Notice	Section 1.1(d)(iii)(2)
Earn-Out Payments	Section 1.1(d)(i)
EBITDA Adjustment Amount	Section 1.1(e)(iv)
EBITDA Target	Section 1.1(e)(v)
End Date	Section 9.1(b)
Environmental Permits	Section 2.11
Estimated Closing Date Balance Sheet	Section 1.3(b)
Estimated Closing Indebtedness	Section 1.3(b)
Estimated Closing Statement	Section 1.3(b)
Estimated Pre-Closing Leakage Amount	Section 1.3(b)
Estimated Transaction Expenses	Section 1.3(b)
Estimated Net Working Capital Statement	Section 1.3(b)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

Term	Section
Estimated Net Working Capital Adjustment Amount	Section 1.3(b)
Expiration Date	Section 8.1
Fair Salable Value	Section 3.7
Final Closing Indebtedness	Section 1.1(c)(iii)
Final Net Assets	Section 1.1(c)(iii)
Final Net Working Capital Adjustment Amount	Section 1.1(c)(iii)
Final Pre-Closing Leakage Amount	Section 1.1(c)(iii)
Final Purchase Price	Section 1.1(c)(iv)
Final Transaction Expenses	Section 1.1(c)(iii)
Financials	Section 2.6
Firm	Section 6.7
Future Representation	Section 6.7
Governing Documents	Section 2.1(a)
Income Tax Returns	Section 6.6(a)
Incremental Tax Notice	Section 6.6(e)(iii)
Indemnification Claim	Section 8.5(a)
Indemnification Claim Notice	Section 8.5(a)
Indemnification Claim Objection Notice	Section 8.5(b)
Indemnification Objection Period	Section 8.5(b)
Indemnified Parties	Section 8.2(b)
Indemnifying Party	Section 8.2(b)
Insurance Policies	Section 2.18
Item of Dispute	Section 1.1(c)(i)
Launch Contracts	Section 2.14(a)(ii)
Leased Real Property	Section 2.10
Material Contract	Section 2.14(a)
Minor Claims Amount	Section 8.4(a)(i)
Net Asset Increase Event	Section 7.2(f)
Net Asset Shortfall	Section 1.1(c)(iv)(7)
New Mission Failure	Section 6.18(a)(i)
New Mission Failure Contribution	Section 6.18(a)(i)
Offset	Section 1.1(d)(3)(8)
Payoff Indebtedness	Section 1.1(b)(ii)(1)
Payoff Letters	Section 7.2(e)(vii)
PCB	Section 2.11
Plan of Reorganization	Recitals
Real Property Leases	Section 2.10
Related Party Agreement	Section 2.26
Reorganization	Recitals
Required Consents	Section 7.2(g)
Restricted Period	Section 6.10(a)
Review Period	Section 1.1(c)(i)
Section 338(h)(10) Elections	Section 6.6(e)
Seller	Introduction
Seller Assets	Section 3.7
Seller Business	Section 3.7
Seller Business Employee	Section 5.2(l)
Seller Cash Contributions	Section 6.18(a)(iii)
Seller Confidential Information	Section 6.8(b)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

Term	Section
Seller Indemnified Parties	Section 8.2(b)
Seller Related Agreements	Section 3.4
Signing Date Net Working Capital	Section 1.1(f)
Subject Provision	Section 8.5(a)
Tax Contest	Section 6.6(b)
Third Party Action	Section 8.5(e)
Threshold	Section 8.4(a)(i)
Top Customers	Section 2.21
Top Suppliers	Section 2.21
Transaction Expenses	Section 1.1(e)(vi)
Transactions	Recitals
Transition Services Agreement	Section 1.5
Unaudited Financials	Section 2.6

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

ANNEX B

SELLER BUSINESS EMPLOYEES

[•]

B-1

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

ANNEX C

PERMITTED LEAKAGE

[Seller to propose]

C-1

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT A

NET ASSETS CALCULATION

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT C

FORM OF RESIGNATION LETTER

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT D

DISCLOSURE SCHEDULE

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT E

ILLUSTRATIVE CALCULATION OF NORMALIZED EBITDA

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT F

SIGNING DATE NET WORKING CAPITAL

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT G

SPECIFIED ACCOUNTING PRINCIPLES

(See Attached)

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT H

EXAMPLE CALCULATIONS OF

EARN-OUT PAYMENTS, OFFSET AND THE INDEMNITY CAP

The following examples are for illustrative purposes only and assume that (x) each of the Pre-Closing Leakage Amount, Closing Indebtedness and unpaid Transaction Expenses is $0 and (y) the EBTIDA Condition Date occurs prior to the Closing Date.

EXAMPLE A [***]

EXAMPLE B [***]

EXAMPLE C [***]

EXAMPLE D [***]

EXAMPLE E [***]

EXAMPLE F [***]

EXAMPLE G [***]

**CONFIDENTIAL AND ATTORNEY-CLIENT PRIVILEGED**

EXHIBIT I

ILLUSTRATIVE CALCULATION OF NET WORKING CAPITAL ADJUSTMENT AMOUNT

(See Attached)

EXHIBIT D

Payment/Advance Form

(attached)

LOAN PAYMENT/ADVANCE REQUEST FORM

Fax To:	Date:

LOAN PAYMENT:

Spaceflight Industries, Inc., on behalf of all “Co-Borrowers”

From Account #________________________________	To Account # of each Lender___________________________

(Deposit Account #)	(Loan Account #)

Principal Payment Amount	and/or Interest Payment Amount
(for each Lender)	(for each Lender)

Authorized Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________	To Account #_________________________

(Loan Account #)	(Deposit Account #)

Amount of Advance $

(a)

All the Co-Borrowers’ representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for this advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and accurate in all material respects as of such date and (b) No Default (as defined in the Loan and Security Agreement) or Event of Default (as defined in the Loan and Security Agreement) shall have occurred and shall be continuing or would result from this advance; and

(b)	the Co-Borrowers confirm that the use of this advance is in compliance with Section 2.6 of the Loan and Security Agreement.

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

EXHIBIT A discussion of use of proceeds:

EXHIBIT E

Joinder to Loan Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [____], 20[__], is entered into among SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation (“Parent”), SPACEFLIGHT, INC., a Washington corporation (“Spaceflight, Inc.”), SPACEFLIGHT SYSTEMS, INC., a Washington corporation (“Spaceflight Systems”), BLACKSKY GLOBAL LLC, a Delaware limited liability company (“Blacksky Global”), BLACKSKY GEOSPATIAL SOLUTIONS, INC. (F/K/A OPENWHERE, INC.), a Delaware corporation (“Blacksky Geospatial”, and together with Parent, Spaceflight, Inc., Spaceflight Systems, and Blacksky Global, and any other Co-Borrower under the Loan Agreement (as defined herein), each, a “Co-Borrower” and collectively, the “Co-Borrowers”) and [____] ([each a “New Lender”, together ]the “New Lender[s]”) under that certain Loan and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of October 31, 2019, between INTELSAT JACKSON HOLDINGS SA as collateral agent (“Collateral Agent”) for the Lenders, the Lenders party thereto from time to time, and the Co-Borrowers from time to time party thereto, hereby agree as follows:

[Each][The] New Lender, for the benefit of the Co-Borrowers, Collateral Agent and other Lenders, hereby agree as follows:

1) [Each][The] New Lender hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such New Lender will be deemed to be a “Lender” for all purposes of the Loan Agreement and other Loan Documents and shall have all of the obligations of a Lender thereunder as if it had executed the Loan Agreement on the initial date thereof. [Each][The] New Lender hereby agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement and other Loan Documents, including without limitation, all of the requirements, provisions, limitations and obligations set forth in Section 2 and Section 9 of the Loan Agreement.

2) If required, [each][the] New Lender is, simultaneously with the execution of this Agreement, executing and delivering such other documents and instruments as reasonably requested by the Collateral Agent and Co-Borrowers in accordance with the Loan Agreement and other Loan Documents.

3) [In connection with its joining as a Lender to the Loan Agreement, [each][the] New Lender agrees to provide the following Incremental Commitments as set forth in Schedule A hereof, and hereby appends such entries in Schedule A hereof to Schedule I of the Loan Agreement for all purposes under the Loan Agreement and other Loan Documents.]

4) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

CO-BORROWERS:

SPACEFLIGHT INDUSTRIES INC.

By:

Name:
Title:

SPACEFLIGHT INC.

By:

Name:
Title:

BLACKSKY GLOBAL LLC

By:

Name:
Title:

BLACKSKY GEOSPATIAL SOLUTIONS, INC.

By:

Name:
Title:

[NEW LENDER[S]]

By:

Name:
Title:

SCHEDULE A

COMMITMENTS

LENDER	INCREMENTAL TERM LOAN COMMITMENT
[NEW LENDER]	$0

EXHIBIT F

Form of Mitsui Intercreditor Agreement

(attached)

Execution Version

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (the “Agreement”) is made as of October 31, 2019, by and between MITSUI & CO. (U.S.A.), INC., a New York corporation (the “Senior Creditor”), INTELSAT JACKSON HOLDINGS SA, (as replacement collateral agent for the Subordinated Creditors (defined below), “Intelsat” and, as a lender under the Subordinated Loan Agreement, “Intelsat Lender”), SEAHAWK SPV INVESTMENT LLC, a Delaware limited liability company (as a lender under the Subordinated Loan Agreement, “Seahawk”), and each other Person that becomes party to this agreement pursuant to Section 22 below (collectively, the “Subordinated Lenders”, and together with Intelsat Lender and Seahawk, each a “Subordinated Creditor” and collectively, the “Subordinated Creditors”).

Recitals

A. SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation (“Parent”), SPACEFLIGHT, INC., a Washington corporation (“Spaceflight”), SPACEFLIGHT SYSTEMS, INC., a Washington corporation, BLACKSKY GLOBAL LLC, a Delaware limited liability company, BLACKSKY GEOSPATIAL SOLUTIONS, INC. (F/K/A OPENWHERE, INC.), a Delaware corporation, and SFI IP HOLDCO, LLC, a Delaware limited liability company (each of the foregoing, a “Borrower” and collectively, “Borrowers”), have requested and/or obtained certain loans or other credit accommodations from the Subordinated Creditors pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of the date hereof, by and among Borrowers, Intelsat, Seahawk and the other Subordinated Lenders party thereto (as amended, modified, restated, replaced or supplemented from time to time to the extent not prohibited by this Agreement, the “Subordinated Loan Agreement”) which are or may be from time to time secured in part by the Collateral.

B. Parent has requested and/or obtained certain loans or other credit accommodations from Senior Creditor pursuant to that certain Loan and Security Agreement by and between Parent, as borrower, and the Senior Creditor, as lender, dated as of October 31, 2019 (as may be amended, modified, restated, replaced or supplemented from time to time to the extent not prohibited by this Agreement, the “Senior Loan Agreement”), which may be from time to time secured in part by the Collateral. In connection with the Senior Loan Agreement, Borrowers (other than Parent) (together with Parent, each a “Senior Loan Party” and collectively, the “Senior Loan Parties”) have executed that certain Guaranty dated as of October 31, 2019 in favor of Senior Creditor (as may be amended, modified, restated, replaced or supplemented from time to time to the extent not prohibited by this Agreement, the “Senior Guaranty”) and that certain Senior Security Agreement (as hereinafter defined).

C. To induce Senior Creditor to extend the Senior Debt, each Subordinated Creditor is willing to subordinate all of such Subordinated Creditor’s security interests in the Mitsui Priority Collateral which secures, in part, the Subordinated Debt, if any, to all of Senior Creditor’s security interests in the Mitsui Priority Collateral which secures the Senior Debt, and Senior Creditor is willing to subordinate all of Senior Creditor’s security interests in the Intelsat Priority Collateral which secures, in part, the Senior Debt, if any, to all of each Subordinated Creditor’s security interests in the Intelsat Priority Collateral.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. General Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined. Defined terms used herein but not otherwise defined herein have the meaning assigned such terms in the Senior Loan Agreement.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Borrower” and “Borrowers” are defined in the Recitals to this Agreement.

“Collateral” means, collectively, the Mitsui Collateral and the Intelsat Collateral.

“Discharge of Senior Debt Obligations” means (a) indefeasible payment in full of all outstanding Senior Debt Obligations (which, subject to the terms and conditions of the Senior Loan Agreement, payment may be made in part by offsetting certain of the Senior Debt Obligations against a portion of the purchase price due to Parent under the SI Share Purchase Agreement), (b) termination or expiration of all commitments to extend credit that would be Senior Debt Obligations and (c) no Person has any further right to obtain any loans or other extensions of credit under the documents relating to such Senior Debt Obligations.

“Discharge of Subordinated Debt Obligations” means (a) indefeasible payment in full of all outstanding Subordinated Debt Obligations, (b) termination or expiration of all commitments to extend credit that would be Subordinated Debt Obligations and (c) no Person has any further right to obtain any loans or other extensions of credit under the documents relating to such Subordinated Debt Obligations.

“Disposition” means any sale, assignment, lease, license, conveyance, transfer or other disposition of any property by any Person (including any sale-leaseback transaction), and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means with respect to any indebtedness or obligation, whether or not in an Insolvency Proceeding, (a) any payment or distribution by or on behalf of any Senior Loan Party of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by or on behalf of any Senior Loan Party, in each case, to the extent such payment, distribution, redemption, purchase or acquisition of such indebtedness or obligation is made with Collateral or from the Proceeds of Collateral.

“Intelsat Collateral” means the “Collateral” as defined in Section 14.1 of the Subordinated Loan Agreement as in effect on the date hereof.

“Intelsat Priority Collateral” means all Intelsat Collateral except for Mitsui Priority Collateral.

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“Insolvency Proceeding” means, as to any Senior Loan Party, any of the following: (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Minimum Purchase Price” the lesser of (a) $30,000,000 and (b) 90% of the purchase price to be paid by the purchaser pursuant to SI Share Purchase Agreement (if executed by the parties thereto), subject to such closing adjustments as are contemplated in the draft SI Share Purchase Agreement attached to the Senior Loan Agreement as Exhibit A as in effect on the date hereof.

“Mitsui Collateral” means “Collateral” as defined in Section 13.1 of the Senior Loan Agreement as in effect on the date hereof.

“Mitsui Priority Collateral” means the following Mitsui Collateral: (a) the “Borrower Collateral” (as defined in Section 13.1 of the Senior Loan Agreement as in effect on the date hereof); and (b) the “Spaceflight Collateral” (as defined in Section 13.1 of the Senior Loan Agreement as in effect on the date hereof).

“Obligations” means, with respect to any Senior Loan Party, all amounts, advances, obligations, liabilities, covenants and duties of every type and description owing by such Senior Loan Party to either Senior Creditor or Subordinated Creditors arising out of, under, or in connection with, any agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money (including all interest, fees, expenses, and charges whether or not accruing after the filing of any Insolvency Proceeding with respect to any Obligations, whether or not a claim for such post-filing or post-petition interest, fees, expenses, and charges is allowed or allowable in any such proceeding), including all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Senior Loan Party under any agreement, including without limitation, the “Obligations” (as such term is defined in the Senior Loan Agreement and the Subordinated Loan Agreement).

“Parent” is defined in the Recitals to this Agreement.

“Person” means a natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

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“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Code, of the Collateral, (b) whatever is recovered when the Collateral is sold, exchanged, collected or Disposed of, whether voluntarily or involuntarily, and (c) any additional or replacement Collateral provided during any Insolvency Proceeding and the “proceeds” of such additional or replacement Collateral as described in clauses (a) and (b) hereof.

“Senior Debt” means all of the Senior Loan Parties’ indebtedness and obligations to Senior Creditor now existing or hereafter arising pursuant to the Senior Loan Agreement and the other Senior Loan Documents, together with all costs of collecting such obligations (including reasonable attorneys’ fees) and including all interest accruing after the commencement by or against Senior Loan Parties of any bankruptcy, reorganization or similar proceeding; including without limitation, all “Obligations” (as such term is defined in the Senior Loan Agreement).

“Senior Debt Obligations” means all Obligations of the Senior Loan Parties in connection with the Senior Debt under (a) the Senior Loan Documents, and (b) all other “Obligations”, as such term is defined in the Senior Loan Documents. Notwithstanding any other provision hereof, the term “Senior Debt Obligations” will include accrued interest, fees, costs, expenses, indemnification and other charges incurred under the Senior Loan Documents, whether incurred before or after the commencement of an Insolvency Proceeding, and whether or not allowed or allowable in an Insolvency Proceeding. To the extent that any payment with respect to the Senior Debt Obligations (whether by or on behalf of any Senior Loan Party, as proceeds of security, enforcement of any right of set-off or recoupment, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Guaranty” is defined in the Recitals to this Agreement.

“Senior Loan Documents” means the “Loan Documents” as defined in the Senior Loan Agreement and includes, without limitation, the Senior Guaranty and Senior Security Agreement.

“Senior Loan Party” and “Senior Loan Parties” are defined in the Recitals to this Agreement.

“Senior Security Agreement” means that certain Security Agreement dated as of October 31, 2019 between Senior Loan Parties and Senior Creditor (as may be amended, modified, restated, replaced or supplemented from time to time to the extent not prohibited by this Agreement).

“SI Shares” means all of the equity interests of Spaceflight.

“Spaceflight” is defined in the Recitals to this Agreement.

“Strict Foreclosure Procedures” means the process and procedures described in Section 9.1(b)-(d) of the Senior Loan Agreement as in effect on the date hereof.

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“Subordinated Debt” means all of Senior Loan Parties’ indebtedness and obligations to the Subordinated Creditor now existing or hereafter arising pursuant to the Subordinated Loan Agreement, the other Subordinated Loan Documents or any other documents, together with all costs of collecting such obligations (including reasonable attorneys’ fees) and including all interest accruing after the commencement by or against Senior Loan Parties of any bankruptcy, reorganization or similar proceeding; including without limitation, all “Obligations” (as such term is defined in the Subordinated Loan Agreement).

“Subordinated Debt Obligations” means all Obligations of Senior Loan Parties in connection with the Subordinated Debt under (a) the Subordinated Loan Documents, and (b) any other agreement or instrument granting or providing for the perfection of a lien securing any of the foregoing, including all “Obligations”, as such term is defined in the Subordinated Loan Agreement. Notwithstanding any other provision hereof, the term “Subordinated Debt Obligations” will include accrued interest, fees, costs, expenses, indemnification and other charges incurred under the Subordinated Loan Documents, whether incurred before or after the commencement of an Insolvency Proceeding, and whether or not allowed or allowable in an Insolvency Proceeding. To the extent that any payment with respect to the Subordinated Debt Obligations (whether by or on behalf of any Senior Loan Party, as proceeds of security, enforcement of any right of set-off or recoupment, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Subordinated Loan Agreement” is defined in the Recitals to this Agreement.

“Subordinated Loan Documents” means “Loan Documents” as defined in the Subordinated Loan Agreement.

2. Subject to the terms of this Agreement:

(a) Each Subordinated Creditor subordinates to Senior Creditor any security interest or lien that such Subordinated Creditor may have in any Mitsui Priority Collateral which secures the Subordinated Debt Obligations to any security interest or lien of Senior Creditor in such Mitsui Priority Collateral which secures the Senior Debt Obligations. Notwithstanding the respective dates of attachment or perfection of the security interests of each Subordinated Creditor and the security interests of Senior Creditor, all now existing and hereafter arising security interests of Senior Creditor in the Mitsui Priority Collateral shall at all times be senior to the security interests of each Subordinated Creditor in the Mitsui Priority Collateral. Each of the Subordinated Creditors and Senior Creditor hereby acknowledges that the other secured parties (each Subordinated Creditor or Senior Creditor, as applicable) have been granted security interests in the Mitsui Priority Collateral to secure their respective Obligations. A lien on Mitsui Priority Collateral securing or purporting to secure any Senior Debt Obligations will at all times be senior and prior in all respects to a lien on such Mitsui Priority Collateral securing or purporting to secure any Subordinated Debt Obligations, and a lien on Mitsui Priority Collateral securing or purporting to secure any Subordinated Debt Obligations will at all times be junior and subordinate in all respects to a lien on such Mitsui Priority Collateral securing or purporting to secure any Senior Debt Obligations.

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(b) Senior Creditor subordinates to each Subordinated Creditor any security interest or lien that Senior Creditor may have in any Intelsat Priority Collateral which secures the Senior Debt Obligations to any security interest or lien of each Subordinated Creditor in such Intelsat Priority Collateral which secures the Subordinated Debt Obligations. Notwithstanding the respective dates of attachment or perfection of the security interests of Senior Creditor and the security interests of each Subordinated Creditor, all now existing and hereafter arising security interests of each Subordinated Creditor in the Intelsat Priority Collateral shall at all times be senior to the security interests of Senior Creditor in the Intelsat Priority Collateral. Each of Senior Creditor and the Subordinated Creditors hereby acknowledges that the other secured parties (Senior Creditor or each Subordinated Creditor, as applicable) have been granted security interests in the Intelsat Priority Collateral to secure their respective Obligations. A lien on Intelsat Priority Collateral securing or purporting to secure any Subordinated Debt Obligations will at all times be senior and prior in all respects to a lien on such Intelsat Priority Collateral securing or purporting to secure any Senior Debt Obligations, and a lien on Intelsat Priority Collateral securing or purporting to secure any Senior Debt Obligations will at all times be junior and subordinate in all respects to a lien on such Intelsat Priority Collateral securing or purporting to secure any Subordinated Debt Obligations.

3. Each Subordinated Creditor hereby (a) acknowledges and consents to (i) Senior Loan Parties granting to Senior Creditor a security interest in the Collateral, (ii) Senior Creditor filing any and all financing statements and other documents as deemed necessary by Senior Creditor in order to perfect Senior Creditor’s security interest in the Collateral, and (iii) the entering into of the Senior Loan Documents, (b) acknowledges and agrees that the Senior Debt Obligations, the entering into of the Senior Loan Documents and all documents in connection therewith by Senior Loan Parties, and the security interest granted by Senior Loan Parties to Senior Creditor in the Collateral shall be permitted under the provisions of the Subordinated Loan Documents (notwithstanding any provision of the Subordinated Loan Documents to the contrary), (c) acknowledges, agrees and covenants that such Subordinated Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Senior Creditor’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that Senior Creditor’s security interest in the Collateral (or any portion thereof) shall be unperfected. Senior Creditor (a) acknowledges and consents to (i) Senior Loan Parties granting to each Subordinated Creditor a security interest in the Collateral, (ii) each Subordinated Creditor filing any and all financing statements and other documents as deemed necessary by such Subordinated Creditor in order to perfect such Subordinated Creditor’s security interest in the Collateral, and (iii) the entering into of the Subordinated Loan Documents, (b) acknowledges and agrees that the Subordinated Debt, the Subordinated Loan Documents, and the security interest granted by Senior Loan Parties to each Subordinated Creditor in the Collateral shall be permitted under the provisions of the Senior Loan Agreement (notwithstanding any provision of the Senior Loan Agreement to the contrary), (c) acknowledges, agrees and covenants that Senior Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of any Subordinated Creditor’s security interest in the Collateral, or the validity, priority or enforceability of the Subordinated Debt, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that any Subordinated Creditor’s security interest in the Collateral (or any portion thereof) shall be unperfected.

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4.

(a) Prior to and during the Intelsat Standstill Period (as it may be extended pursuant to Section 5(a)), no Subordinated Creditor will exercise any remedy with respect to any Mitsui Priority Collateral (including, without limitation, judicial foreclosure upon, or seeking or obtaining a judgment lien on, the Mitsui Priority Collateral, or sending a notice of exclusive control or similar notice with respect to any deposit account constituting Mitsui Priority Collateral) or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against (x) Parent (solely with respect to the Mitsui Priority Collateral) or (y) Spaceflight until the Discharge of Senior Debt Obligations; and in addition, if any Subordinated Creditor intends to commence, prosecute or participate in any action against Parent prior to or during the Intelsat Standstill Period, such Subordinated Creditor shall give Senior Creditor prior written notice. Whether or not an Insolvency Proceeding has commenced, any Mitsui Priority Collateral, Distributions in respect thereof or Proceeds thereof received by Senior Creditor or a Subordinated Creditor, including any such Mitsui Priority Collateral constituting Proceeds, or any payment or Distribution that may be received by any Subordinated Creditor or Senior Creditor (a) in connection with the exercise of any right or remedy (including any right of set-off or recoupment) against the Mitsui Priority Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the Mitsui Priority Collateral, or (c) from the collection or other Disposition of, or realization on, the Mitsui Priority Collateral in any foreclosure (or similar) action or in any Insolvency Proceeding, shall be segregated and held in trust and promptly paid over to the Senior Creditor, in the same form as received, with any necessary endorsements and shall be applied as follows: (i) first, in respect of the Senior Debt Obligations and permanent reduction thereof in accordance with the Senior Loan Documents; and (ii) second, after the Discharge of Senior Debt Obligations, in respect of the Subordinated Debt Obligations. Each Subordinated Creditor hereby agrees that in any Insolvency Proceeding no Mitsui Priority Collateral constituting Proceeds, payment or Distribution or Proceeds thereof may be received by any Subordinated Creditor until the occurrence of the Discharge of Senior Debt Obligations. Until the occurrence of the Discharge of Senior Debt Obligations, any Mitsui Priority Collateral, including without limitation any such Mitsui Priority Collateral constituting proceeds, that may be received by a Subordinated Creditor in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Senior Creditor, in the same form as received, with any necessary endorsements, and each Subordinated Creditor hereby authorizes the Senior Creditor to make any such endorsements as agent for such Subordinated Creditor (which authorization, being coupled with an interest, is irrevocable) and shall be applied as set forth in this Section 4(a). For the avoidance of doubt, in any jointly administered Insolvency Proceeding involving any or all of the Senior Loan Parties, nothing contained in this Section 4(a) shall prohibit the Subordinated Creditors from taking any actions against the Senior Loan Parties (other than Spaceflight or Parent (solely in respect of the Mitsui Priority Collateral)).

(b) Prior to and during the Mitsui Standstill Period (as it may be extended pursuant to Section 5(b)), Senior Creditor will not exercise any remedy with respect to any Intelsat Priority Collateral (including, without limitation, judicial foreclosure upon, or seeking or obtaining a judgment lien on, the Intelsat Priority Collateral, or sending a notice of exclusive control or similar notice with respect to any deposit account constituting Intelsat Priority Collateral) or commence, or cause to commence, prosecute or participate in any administrative, legal or

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equitable action against any Senior Loan Party (other than (x) Parent (where the primary purpose of such action is to enforce against Mitsui Priority Collateral) or (y) Spaceflight), in each case until the Discharge of Subordinated Debt Obligations; and in addition, if Senior Creditor intends to commence, prosecute or participate in any action against Parent prior to or during the Mitsui Standstill Period, Senior Creditor shall give Subordinated Creditors prior written notice. Whether or not an Insolvency Proceeding has commenced, any Intelsat Priority Collateral, Distributions in respect thereof or Proceeds thereof received by a Subordinated Creditor or Senior Creditor, including any such Intelsat Priority Collateral constituting Proceeds, or any payment or Distribution that may be received by Senior Creditor or any Subordinated Creditor (a) in connection with the exercise of any right or remedy (including any right of set-off or recoupment) against the Intelsat Priority Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the Intelsat Priority Collateral, or (c) from the collection or other Disposition of, or realization on, the Intelsat Priority Collateral in any foreclosure (or similar) action or in any Insolvency Proceeding, shall be segregated and held in trust and promptly paid over to the Subordinated Creditors, in the same form as received, with any necessary endorsements and shall be applied as follows: (i) first, in respect of the Subordinated Debt Obligations and permanent reduction thereof in accordance with the Subordinated Loan Documents; and (ii) second, after the Discharge of Subordinated Debt Obligations, in respect of the Senior Debt Obligations. Senior Creditor hereby agrees that in any Insolvency Proceeding no Intelsat Priority Collateral constituting Proceeds, payment or Distribution or Proceeds thereof may be received by Senior Creditor until the occurrence of the Discharge of Subordinated Debt Obligations. Until the occurrence of the Discharge of Subordinated Debt Obligations, any Intelsat Priority Collateral, including without limitation any such Intelsat Priority Collateral constituting proceeds, that may be received by Senior Creditor in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Subordinated Creditors, in the same form as received, with any necessary endorsements, and Senior Creditor hereby authorizes each Subordinated Creditor to make any such endorsements as agent for Senior Creditor (which authorization, being coupled with an interest, is irrevocable) and shall be applied as set forth in this Section 4(b). For the avoidance of doubt, in any jointly administered Insolvency Proceeding involving any or all of the Senior Loan Parties, nothing contained in this Section 4(b) shall prohibit the Senior Creditor from taking any actions against Spaceflight or Parent (in respect of the Mitsui Priority Collateral).

5.

(a) Notwithstanding anything to the contrary set forth in this Agreement but subject to the payment priorities set forth in this Agreement with respect to the Mitsui Priority Collateral and proceeds thereof, if an Event of Default (as defined in the Subordinated Loan Agreement) has occurred and is continuing under the Subordinated Loan Agreement, each applicable Subordinated Creditor may exercise its rights or remedies with respect to the Mitsui Priority Collateral or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Spaceflight under the Subordinated Loan Agreement only after the passage of a period of ninety (90) days (an “Intelsat Standstill Period”) commencing on the date on which the Senior Creditor receives a written notice (an “Intelsat Standstill Notice”) from any Subordinated Creditor to Senior Creditor stating that (a) an Event of Default (as defined in the Subordinated Loan Agreement) under the Subordinated Loan Agreement has occurred and is continuing, (b) that, as a consequence thereof, such Subordinated Creditor has

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accelerated the applicable Subordinated Debt Obligations (provided that, in the case of an Insolvency Proceeding, the Subordinated Debt Obligations shall be deemed to be automatically accelerated) and (c) that such notice is an “Intelsat Standstill Notice” under this Agreement; provided further, however, that in no event shall any Subordinated Creditor exercise any rights or remedies with respect to the Mitsui Priority Collateral or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Spaceflight if prior to the expiration of the Standstill Period (or thereafter but prior to the commencement of any exercise of rights or remedies with respect to the Mitsui Priority Collateral by such Subordinated Creditor with respect to all or any material portion of the Mitsui Priority Collateral) (i) Senior Creditor has commenced a judicial proceeding or non-judicial action to collect or enforce the Senior Debt (including, but not limited to, Senior Creditor’s or Buyer’s, as applicable, lone or joint filing with CFIUS of a voluntary notice, mandatory declaration, or other submission with respect to Senior Creditor’s or Buyer’s purchase of the SI Shares or Spaceflight’s assets or Senior Creditor’s foreclosure on any Mitsui Priority Collateral for the Senior Debt, in each case pursuant to Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all implementing regulations thereof, for a period of up to 180 days following the expiration of the Intelsat Standstill Period) or foreclosed on any Mitsui Priority Collateral for the Senior Debt, or a case or proceeding by or against a Senior Loan Party is commenced under the Bankruptcy Code or any other insolvency law, and in either case above, the Intelsat Standstill Period shall be extended for the duration of such proceedings and actions until the payment in full of the Senior Debt or (ii) Subordinated Creditors have not offered Senior Creditor the opportunity to strictly foreclose on the Mitsui Priority Collateral in accordance with the Strict Foreclosure Procedures for a purchase price of no less than the Minimum Purchase Price (it being understood that such purchase price may be paid by offsetting the same against the Senior Debt Obligations).

Each Subordinated Creditor hereby acknowledges and agrees that the Strict Foreclosure Procedures and Minimum Purchase Price are commercially reasonable under the Uniform Commercial Code as in effect in any applicable jurisdiction and waives its right to object to such a strict foreclosure proceeding. Upon the request of Senior Creditor, each Subordinated Creditor shall provide Senior Creditor with a written consent of such Subordinated Creditor to any such strict foreclosure proceeding.

(b) Notwithstanding anything to the contrary set forth in this Agreement but subject to the payment priorities set forth in this Agreement with respect to the Intelsat Priority Collateral and proceeds thereof, if an Event of Default (as defined in the Senior Loan Agreement) has occurred and is continuing under the Senior Loan Agreement, Senior Creditor may exercise its rights or remedies with respect to the Intelsat Priority Collateral under the Senior Loan Agreement only after the passage of a period of ninety (90) days (a “Mitsui Standstill Period”) commencing on the date on which the Subordinated Creditors receive a written notice (a “Mitsui Standstill Notice”) from Senior Creditor to the Subordinated Creditors stating that (a) an Event of Default (as defined in the Senior Loan Agreement) under the Senior Loan Agreement has occurred and is continuing, (b) that, as a consequence thereof, Senior Creditor has accelerated the Senior Debt Obligations (provided that, in the case of an Insolvency Proceeding, the Senior Debt Obligations shall be deemed to be automatically accelerated) and (c) that such notice is a “Mitsui Standstill Notice” under this Agreement; provided further, however, that in no event shall Senior Creditor exercise any rights or remedies with respect to

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the Intelsat Priority Collateral if prior to the expiration of the Mitsui Standstill Period (or thereafter but prior to the commencement of any exercise of rights or remedies with respect to the Intelsat Priority Collateral by Senior Creditor with respect to all or any material portion of the Intelsat Priority Collateral) any Subordinated Creditor has commenced a judicial proceeding or non-judicial action to collect or enforce the applicable Subordinated Debt or foreclosed on any Intelsat Priority Collateral for the applicable Subordinated Debt, or a case or proceeding by or against a Senior Loan Party is commenced under the Bankruptcy Code or any other insolvency law, and in either case above, the Mitsui Standstill Period shall be extended for the duration of such proceedings and actions until the payment in full of the Subordinated Debt.

6. In the event of any Insolvency Proceeding of any Senior Loan Party, (a) this Agreement shall remain in full force and effect, and shall constitute a “Subordination Agreement”, in each case, in accordance with Section 510(a) of the Bankruptcy Code, (b) the Mitsui Priority Collateral shall include, without limitation, all Mitsui Priority Collateral arising during or after any such Insolvency Proceeding, (c) the Intelsat Priority Collateral shall include, without limitation, all Intelsat Priority Collateral arising during or after any such Insolvency Proceeding, and (d) (i) no payments from the value or proceeds of the Mitsui Priority Collateral may be made to Subordinated Creditor until the Discharge of Senior Obligations, including, without limitation, debt or equity securities of a reorganized Spaceflight that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in an Insolvency Proceeding that has been confirmed pursuant to Section 1129 of the Bankruptcy Code and (ii) no payments from the value or proceeds of the Intelsat Priority Collateral may be made to Senior Creditor until the Discharge of Subordinated Obligations, including, without limitation, debt or equity securities other than those of a reorganized Spaceflight or Parent that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in an Insolvency Proceeding that has been confirmed pursuant to Section 1129 of the Bankruptcy Code.

7. In the event that a Subordinated Creditor provides Senior Loan Parties with written notice of the occurrence of any default or event of default under any document, instrument or agreement evidencing or relating to the Subordinated Debt, then such Subordinated Creditor shall simultaneously provide Senior Creditor with a copy of such notice of default given to Senior Loan Parties. In the event that Senior Creditor provides Senior Loan Parties with written notice of the occurrence of any default or event of default under any document, instrument or agreement evidencing or relating to the Senior Debt, then Senior Creditor shall simultaneously provide each Subordinated Creditor with a copy of such notice of default given to Senior Loan Parties. Each Subordinated Creditor acknowledges and agrees that any default or event of default under the Subordinated Loan Documents shall be deemed to be a default and an event of default under the Senior Loan Documents. Each Senior Creditor acknowledges and agrees that any default or event of default under the Senior Loan Documents shall be deemed to be a default and an event of default under the Subordinated Loan Documents.

8. Until the Discharge of Senior Debt Obligations, each Subordinated Creditor irrevocably appoints Senior Creditor as such Subordinated Creditor’s attorney-in-fact, and grants to Senior Creditor a power of attorney with full power of substitution, in the name of such Subordinated Creditor or in the name of Senior Creditor, for the use and benefit of Senior Creditor, without notice to such Subordinated Creditor, to perform at Senior Creditor’s option the following acts in any Insolvency Proceeding involving any Senior Loan Party:

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(a) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of such Subordinated Creditor if such Subordinated Creditor does not do so prior to 5 Business Days before the expiration of the time to file claims in such Insolvency Proceeding and if Senior Creditor elects, in its sole discretion, to file such claim or claims; and

(b) To accept or reject any plan of reorganization or arrangement on behalf of such Subordinated Creditor and to otherwise vote such Subordinated Creditor’s claims in respect of any Subordinated Debt in any manner that Senior Creditor deems appropriate for the enforcement of its rights hereunder if such Subordinated Creditor does not do so prior to 5 Business Days before the expiration of the time to accept or reject such plan and if Senior Creditor elects, in its sole discretion, to do so; provided, however, Senior Creditor will not accept any plan of reorganization or arrangement on behalf of any Subordinated Creditor that does not provide for the Subordinated Creditors receiving 100% of the value of the Intelsat Priority Collateral or otherwise result in any Subordinated Creditor being “unimpaired” under the Bankruptcy Code.

Until the Discharge of Senior Debt Obligations, each Subordinated Creditor irrevocably appoints Senior Creditor as gratuitous bailee and/or gratuitous agent for perfection for the benefit of such Subordinated Creditor with respect to the Mitsui Collateral as secured party and Senior Creditor agrees to hold all Mitsui Collateral in its possession or control as gratuitous bailee and/or gratuitous agent for perfection for the benefit of such Subordinated Creditor as secured party, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the Uniform Commercial Code of the State of New York and upon satisfaction of the Senior Debt Obligations in full, Senior Creditor will deliver or transfer control of any Mitsui Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty), to Intelsat (for the benefit of the Subordinated Creditors) if any Subordinated Debt Obligations remain outstanding, or otherwise to Parent. The duties or responsibilities of Senior Creditor under this Section will be limited solely to possessing or controlling the Mitsui Collateral as bailee and/or agent for perfection in accordance with this Section and delivering the Mitsui Collateral upon a satisfaction in full of Senior Debt Obligations.

In addition to and without limiting the foregoing: until the Senior Debt Obligation has been fully paid and Senior Creditor’s commitment or obligation to lend any further funds to the Senior Loan Parties are permanently and irrevocably terminated, (x) no Subordinated Creditor shall commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Parent or Spaceflight, and (y) if an Insolvency Proceeding occurs: (i) each Subordinated Creditor shall not assert, without the prior written consent of Senior Creditor, any claim, motion, objection or argument in the Insolvency Proceeding that is inconsistent with the terms of this Agreement in respect of the Mitsui Priority Collateral, including, without limitation, any claim, motion, objection or argument seeking adequate protection (unless Senior Creditor is granted or proposed to be granted adequate protection and such Subordinated Creditor’s request for adequate protection is junior in priority to Senior Creditor’s adequate protection) or relief from the automatic stay in respect of the Mitsui Priority Collateral, (ii) Senior Creditor may consent to

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the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of any Subordinated Creditor as (if applicable) holder of an interest in the Mitsui Priority Collateral, (iii) if use of cash collateral by Parent or Spaceflight are consented to by Senior Creditor, no Subordinated Creditor shall oppose such use of cash collateral on the basis that such Subordinated Creditor’s interest in the Mitsui Priority Collateral (if any) is impaired by such use or inadequately protected by such use (provided that if Senior Creditor is granted or proposed to be granted adequate protection such Subordinated Creditor may request adequate protection junior in priority to Senior Creditor’s adequate protection with respect to the Mitsui Priority Collateral), or on any other ground, and (iv) no Subordinated Creditor shall object to, or oppose, any sale or other Disposition of any assets comprising all or part of the Mitsui Priority Collateral, free and clear of security interests, liens and claims of any party, including each Subordinated Creditor, under Section 363 of the Bankruptcy Code or otherwise, on the basis that the interest of such Subordinated Creditor in the Mitsui Priority Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Senior Creditor, such Subordinated Creditor shall affirmatively and promptly consent to such sale or Disposition of such assets), if Senior Creditor has consented to, or supports, such sale or Disposition of such assets and the liens securing the Senior Debt and the Subordinated Debt will attach to the proceeds of the sale on the same basis of priority as provided herein. Nothing herein shall prohibit any Subordinated Creditor from bidding, credit bidding or otherwise purchasing the Mitsui Collateral at any disposition under the Uniform Commercial Code or in a sale pursuant to Section 363 of the Bankruptcy Code; provided that any credit bid in respect of the Subordinated Debt Obligations shall be sufficient to cause the payment in full of the Senior Debt Obligations.

9. Until the Discharge of Subordinated Debt Obligations, Senior Creditor irrevocably appoints each Subordinated Creditor as Senior Creditor’s attorney-in-fact, and grants to each Subordinated Creditor a power of attorney with full power of substitution, in the name of Senior Creditor or in the name of such Subordinated Creditor, for the use and benefit of such Subordinated Creditor, without notice to Senior Creditor, to perform at such Subordinated Creditor’s option the following acts in any Insolvency Proceeding involving any Senior Loan Party:

(a) To file the appropriate claim or claims in respect of the Senior Debt on behalf of Senior Creditor if Senior Creditor does not do so prior to 5 Business Days before the expiration of the time to file claims in such Insolvency Proceeding and if such Subordinated Creditor elects, in its sole discretion, to file such claim or claims; and

(b) To accept or reject any plan of reorganization or arrangement on behalf of Senior Creditor and to otherwise vote Senior Creditor’s claims in respect of any Senior Debt in any manner that such Subordinated Creditor deems appropriate for the enforcement of its rights hereunder if Senior Creditor does not do so prior to 5 Business Days before the expiration of the time to accept or reject such plan and if such Subordinated Creditor elects, in its sole discretion, to do so; provided, however, such Subordinated Creditor will not accept any plan of reorganization or arrangement on behalf of Senior Creditor that does not provide for Senior Creditor receiving 100% of the value of the Mitsui Priority Collateral or otherwise result in Senior Creditor being “unimpaired” under the Bankruptcy Code.

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Until the Discharge of Subordinated Debt Obligations, Senior Creditor irrevocably appoints each Subordinated Creditor as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Senior Creditor with respect to the Intelsat Collateral as secured party and each Subordinated Creditor agrees to hold all Intelsat Collateral in its possession or control as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Senior Creditor as secured party, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the Uniform Commercial Code of the State of New York and upon satisfaction of the Subordinated Debt Obligations in full, each Subordinated Creditor will deliver or transfer control of any Intelsat Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty), to Senior Creditor if any Senior Debt Obligations remain outstanding, or otherwise to Parent. The duties or responsibilities of each Subordinated Creditor under this Section will be limited solely to possessing or controlling the Intelsat Collateral as bailee and/or agent for perfection in accordance with this Section and delivering the Intelsat Collateral upon a satisfaction in full of Subordinated Debt Obligations.

In addition to and without limiting the foregoing: until the Subordinated Debt Obligation has been fully paid and each Subordinated Creditor’s commitment or obligation to lend any further funds to Senior Loan Parties are permanently and irrevocably terminated, (x) Senior Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Senior Loan Parties (other than Parent or Spaceflight), and (y) if an Insolvency Proceeding occurs: (i) Senior Creditor shall not assert, without the prior written consent of the Subordinated Creditors, any claim, motion, objection or argument in the Insolvency Proceeding that is inconsistent with the terms of this Agreement in respect of the Intelsat Priority Collateral, including, without limitation, any claim, motion, objection or argument seeking adequate protection (unless each Subordinated Creditor is granted or proposed to be granted adequate protection and Senior Creditor’s request for adequate protection is junior in priority to each Subordinated Creditor’s adequate protection) or relief from the automatic stay in respect of the Intelsat Priority Collateral, (ii) the Subordinated Creditors may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Senior Creditor as (if applicable) holder of an interest in the Intelsat Priority Collateral, (iii) if use of cash collateral by Senior Loan Parties (other than Spaceflight) are consented to by Subordinated Creditors, Senior Creditor shall not oppose such use of cash collateral on the basis that Senior Creditor’s interest in the Intelsat Priority Collateral (if any) is impaired by such use or inadequately protected by such use (provided that if Subordinated Creditors are granted or proposed to be granted adequate protection Senior Creditor may request adequate protection is junior in priority to Subordinated Creditor’s adequate protection with respect to the Intelsat Priority Collateral), or on any other ground, and (iv) Senior Creditor shall not object to, or oppose, any sale or other Disposition of any assets comprising all or part of the Intelsat Priority Collateral, free and clear of security interests, liens and claims of any party, including Senior Creditor, under Section 363 of the Bankruptcy Code or otherwise, on the basis that the interest of Senior Creditor in the Intelsat Priority Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by any Subordinated Creditor, Senior Creditor shall affirmatively and promptly consent to such sale or Disposition of such assets), if such Subordinated Creditor has consented to, or supports, such sale or Disposition of such assets and the liens securing the Subordinated Debt and the Senior Debt will attach to the proceeds of the

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sale on the same basis of priority as provided herein. Nothing herein shall prohibit the Senior Creditor from bidding, credit bidding or otherwise purchasing the Intelsat Collateral at any disposition under the Uniform Commercial Code or in a sale pursuant to Section 363 of the Bankruptcy Code; provided that any credit bid in respect of the Senior Debt Obligations shall be sufficient to cause the payment in full of the Subordinated Debt Obligations.

10.

(a) Each Subordinated Creditor shall immediately affix a legend to the Subordinated Loan Agreement and shall use commercially reasonable efforts to affix a legend to each of the other instruments evidencing the Subordinated Debt, in each case stating that the agreements or instruments are subject to the terms of this Agreement. By the execution of this Agreement, each Subordinated Creditor hereby authorizes Senior Creditor to amend any financing statements filed by such Subordinated Creditor against Senior Loan Parties as follows: “In accordance with a certain Intercreditor Agreement by and among the Secured Party, the Debtor, Intelsat Jackson Holdings SA, the other parties thereto and Mitsui & Co. (U.S.A.), Inc., the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Mitsui & Co. (U.S.A.), Inc. in [all assets of][the equity interests of Spaceflight, Inc. and certain related rights and assets and the proceeds thereof owned by]1 the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Mitsui & Co. (U.S.A.), Inc.”

(b) Senior Creditor shall immediately affix a legend to the Senior Loan Agreement and shall use commercially reasonable efforts to affix a legend to each of the other instruments evidencing the Senior Debt, in each case stating that the agreements or instruments are subject to the terms of this Agreement. By the execution of this Agreement, Senior Creditor hereby authorizes each Subordinated Creditor to amend any financing statements filed by Senior Creditor against Senior Loan Parties (other than Spaceflight) as follows: “In accordance with a certain Intercreditor Agreement by and among the Secured Party, the Debtor, Intelsat Jackson Holdings SA and the other parties thereto, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interests of Intelsat Jackson Holdings SA and the other parties thereto in [all assets of][all assets of (other than the equity interests of Spaceflight, Inc. and certain related rights and assets and the proceeds thereof owned by)]2 the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party, Intelsat Jackson Holdings SA and the other parties thereto.”

11. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of the Subordinated Loan Documents in any manner which would:

(a) contravene the provisions of this Agreement or prohibit Senior Loan Parties from making any payment with respect to the Senior Debt which is permitted under the terms of the Subordinated Loan Agreement as of the date hereof; or

[1]	Choose the first alternative for Spaceflight, Inc. as debtor and the second for Parent as debtor.
[2]	Choose the first alternative for any Borrower (other than Parent or Spaceflight, Inc.) as debtor and the second for Parent as debtor.

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(b) increase the rate of interest with respect to the Subordinated Debt by more than 300 basis points.

Senior Creditor shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other Disposition of Mitsui Priority Collateral of Senior Loan Parties except in accordance with the terms of the Senior Debt. Upon written notice from Senior Creditor to each Subordinated Creditor of Senior Creditor’s agreement to release its lien on all or any portion of the Mitsui Priority Collateral in connection with the sale, transfer or other Disposition thereof by Senior Creditor (or by Senior Loan Parties with consent of Senior Creditor), each Subordinated Creditor shall be deemed to have also, automatically and simultaneously, released its lien on the Mitsui Priority Collateral, and each Subordinated Creditor shall upon written request by Senior Creditor, immediately take such action as shall be necessary or appropriate to evidence and confirm such release. All proceeds resulting from any such sale, transfer or other Disposition shall be applied first to the Senior Debt until payment in full thereof and second to the Subordinated Debt until payment in full thereof, with the balance, if any, to any other entitled party. If a Subordinated Creditor fails to release its lien as required hereunder, such Subordinated Creditor hereby appoints Senior Creditor as attorney in fact for such Subordinated Creditor with full power of substitution to release such Subordinated Creditor’s liens as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

Notwithstanding anything in this Agreement to the contrary, no refinancing of any Subordinated Debt shall be permitted unless the lender providing such refinancing agrees to be bound as a Subordinated Creditor pursuant to an intercreditor agreement consistent with the terms of this Agreement.

12. No amendment of the documents evidencing or relating to the Senior Debt shall directly or indirectly modify the provisions of the Senior Loan Documents in any manner which would:

(a) contravene the provisions of this Agreement or prohibit Senior Loan Parties from making any payment with respect to the Subordinated Debt which is permitted under the terms hereof as of the date hereof; or

(b) increase the rate of interest with respect to the Senior Debt by more than 300 basis points.

The Subordinated Creditors shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other Disposition of Intelsat Priority Collateral of Senior Loan Parties except in accordance with the terms of the Subordinated Debt. Upon written notice from the Subordinated Creditors to Senior Creditor of the Subordinated Creditors’ agreement to release their liens on all or any portion of the Intelsat Priority Collateral in connection with the sale, transfer or other Disposition thereof by the Subordinated Creditors (or by Senior Loan Parties with consent of the Subordinated Creditors), Senior Creditor shall be deemed to have also, automatically and simultaneously, released its lien on the Intelsat Priority Collateral, and Senior Creditor shall upon written request by the Subordinated Creditors, immediately take such action as shall be necessary or appropriate to evidence and confirm such

15

release. All proceeds resulting from any such sale, transfer or other Disposition shall be applied first to the Subordinated Debt until payment in full thereof and second to the Senior Debt until payment in full thereof, with the balance, if any, to any other entitled party. If Senior Creditor fails to release its lien as required hereunder, Senior Creditor hereby appoints each Subordinated Creditor as attorney in fact for Senior Creditor with full power of substitution to release Senior Creditor’s liens as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

Notwithstanding anything in this Agreement to the contrary, no refinancing of the Senior Debt shall be permitted unless the lender providing such refinancing agrees to be bound as a Senior Creditor pursuant to an intercreditor agreement consistent with the terms of this Agreement.

13. All necessary action on the part of each Subordinated Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of such Subordinated Creditor hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of each Subordinated Creditor, enforceable against such Subordinated Creditor in accordance with its terms. The execution, delivery and performance of and compliance with this Agreement by each Subordinated Creditor will not (a) result in any material violation or default of any term of any of such Subordinated Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation. All necessary action on the part of Senior Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Senior Creditor hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of Senior Creditor, enforceable against Senior Creditor in accordance with its terms. The execution, delivery and performance of and compliance with this Agreement by Senior Creditor will not (a) result in any material violation or default of any term of Senior Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation.

14. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Senior Creditor for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Subordinated Creditor shall immediately pay over to Senior Creditor all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. If, at any time after payment in full of the Subordinated Debt any payments of the Subordinated Debt must be disgorged by any Subordinated Creditor for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Senior Creditor shall immediately pay over to the applicable Subordinated Creditor (at the direction of the Subordinated Creditors) all payments received with respect to the Senior Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to each

16

Subordinated Creditor or to Senior Creditor, as the case may be, Senior Creditor and each Subordinated Creditor, as applicable, may take such actions (other than actions expressly prohibited by this Agreement) with respect to the Senior Debt as Senior Creditor, in its sole discretion, or with respect to the Subordinated Debt as a Subordinated Creditor, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Senior Loan Parties, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt or Subordinated Debt, as applicable, and any Collateral securing the Senior Debt or Subordinated Debt, as applicable, and enforcing or failing to enforce any rights against Senior Loan Parties or any other person. No such action or inaction shall impair or otherwise affect Senior Creditor’s or any Subordinated Creditor’s rights hereunder.

15. This Agreement shall bind and benefit any successors or assignees of each Subordinated Creditor and Senior Creditor, provided, however, each Subordinated Creditor and Senior Creditor agrees that, prior and as conditions precedent to such Subordinated Creditor or Senior Creditor assigning all or any portion of the Subordinated Debt: (a) such Subordinated Creditor shall give Senior Creditor prior written notice of any such assignment by such Subordinated Creditor and Senior Creditor shall give each Subordinated Creditor prior written notice of any such assignment by Senior Creditor, and (b) such successor or assignee, as applicable, shall execute a written agreement whereby such successor or assignee expressly agrees to assume and be bound by all terms and conditions of this Agreement with respect to such Subordinated Creditor or Senior Creditor, as applicable. This Agreement shall remain effective until the Discharge of Senior Debt Obligations and the Discharge of Subordinated Debt Obligations. This Agreement is solely for the benefit of each Subordinated Creditor and Senior Creditor and not for the benefit of Senior Loan Parties or any other party.

16. Each Subordinated Creditor and Senior Creditor hereby agrees to execute such documents and/or take such further action as any Subordinated Creditor or Senior Creditor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by Senior Creditor or any Subordinated Creditor.

17. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

18. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Each party hereto submits to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any party hereto from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security

17

for the Obligations, or to enforce a judgment or other court order in favor of such party. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth below its signature hereto, or subsequently provided by such party and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY AND OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 18 shall survive the termination of this Agreement.

19. Notwithstanding any other provisions of this Agreement to the contrary, each Subordinated Creditor’s obligations under this Agreement shall only apply to such Subordinated Creditor in its capacity as a holder of Subordinated Debt and not any equity securities of Senior Loan Parties that do not constitute Subordinated Debt, and Senior Creditor’s obligations under this Agreement shall only apply to Senior Creditor in its capacity as a holder of Senior Debt and not any equity securities of Senior Loan Parties that do not constitute Senior Debt. Notwithstanding anything to the contrary in this Agreement, each Subordinated Creditor and Senior Creditor may exercise rights and remedies as an unsecured creditor against any Senior Loan Party in accordance with the terms of the Subordinated Loan Documents and Senior Loan Documents, respectively, and applicable law.

20. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Each Subordinated Creditor is not relying on any representations by Senior Creditor or Senior Loan Parties in entering into this Agreement, Senior Creditor is not relying on any representations by Subordinated Creditors or Senior Loan Parties in entering into this Agreement, and each

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Subordinated Creditor and Senior Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Senior Loan Parties. This Agreement may be amended only by written instrument signed by each Subordinated Creditor and Senior Creditor.

21. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

22. As a condition of each assignment or joinder of a Person as a Subordinated Lender to the Subordinated Loan Agreement, each such assignee or joining Subordinated Lender (each, an “Additional Subordinated Lender”) shall execute and deliver to the Senior Creditor an acknowledgment to this Agreement, substantially in the form of Exhibit A hereto, acknowledging the agreement of such Additional Subordinated Lender to be bound by the terms hereof as a Subordinated Creditor for all purposes hereunder.

23. The words “execution,” “signed,” “signature” and words of like import in any this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

“Senior Creditor”

MITSUI & CO (U.S.A.), INC.

By:

Name: Masaki Arashiba
Title: General Manager of Mobility Business Department

Address:

MITSUI & CO. (U.S.A.), INC.

[***]

With copy to:

Mitsui & Co. (U.S.A.), INC.

[***]

[Signature Page to Intercreditor Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

“Intelsat”, as collateral agent for the Subordinated Creditors and as a “Subordinated Creditor”

INTELSAT JACKSON HOLDINGS SA

By:

Name:

Title:

Address:

Each of the following Subordinated Lenders as “Subordinated Creditors”

SEAHAWK SPV INVESTMENT LLC

By:

Name:

Title:

Address:

INTELSAT JACKSON HOLDINGS SA

By:

Name:

Title:

Address:

[Signature Page to Intercreditor Agreement]

The undersigned approve of the terms of this Agreement

“Borrowers” and “Senior Loan Parties”

SPACEFLIGHT INDUSTRIES, INC.

By:

Name:

Title:

Address:

SPACEFLIGHT, INC.

By:

Name:

Title:

Address:

SPACEFLIGHT SYSTEMS, INC.

By:

Name:

Title:

Address:

[Signature Page to Intercreditor Agreement]

BLACKSKY GLOBAL LLC

By:

Name:

Title:

Address:

BLACKSKY GEOSPATIAL SOLUTIONS, INC.

By:

Name:

Title:

Address:

SFI IP HOLDCO, LLC

By:

Name:

Title:

Address:

[Signature Page to Intercreditor Agreement]

EXHIBIT A

CREDITOR JOINDER AND ACKNOWLEDGMENT

TO INTERCREDITOR AGREEMENT

Reference is hereby made to the Intercreditor Agreement (the “Agreement”), dated as of October 31, 2019, by and between MITSUI & CO. (U.S.A.), INC., a New York corporation (the “Senior Creditor”), INTELSAT JACKSON HOLDINGS SA, (as replacement collateral agent for the Subordinated Creditors (defined below), “Intelsat” and, as a lender under the Subordinated Loan Agreement, “Intelsat Lender”), SEAHAWK SPV INVESTMENT LLC, a Delaware limited liability company (as a lender under the Subordinated Loan Agreement, “Seahawk”), and each other Person that becomes party to this agreement pursuant to Section 22 below (collectively, the “Subordinated Lenders”, and together with Intelsat Lender and Seahawk, each a “Subordinated Creditor” and collectively, the “Subordinated Creditors”). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement or the Subordinated Loan Agreement, as applicable.

The undersigned Additional Subordinated Lender [has executed a joinder to the Subordinated Loan Agreement [in the form of Exhibit E thereof]] [entered into an assignment arrangement with a Lender in connection with Section 12.1]thereof] [has executed the [____] [Amendment] to the Subordinated Loan Agreement] and hereby acknowledges the terms and conditions of the Agreement and agrees to be bound thereby as a Subordinated Creditor for all purposes thereunder.

ADDITIONAL SUBORDINATED LENDER:

[                ]

By:

Name:

Title:

Address:

EXHIBIT G

Form of Mitsui Loan Agreement

(attached)

Execution Version

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), DATED AS OF OCTOBER 31, 2019, AMONG INTELSAT JACKSON HOLDINGS SA, SEAHAWK SPV INVESTMENT LLC, THE OTHER PARTIES THERETO AND MITSUI & CO. (U.S.A.). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated and effective as of October 31, 2019 (the “Effective Date”), by and between SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation (“Borrower”), and MITSUI & CO. (U.S.A.), INC., a New York corporation (the “Lender”), provides the terms on which the Lender shall lend to Borrower and Borrower shall repay the Lender. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP unless otherwise provided herein; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP; provided further that if at any time any change in GAAP would affect the computation of any requirement set forth in any Loan Document, and either the Borrower or the Lenders shall so request, the Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; and provided further that, until so amended: (a) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Term Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Term Loan.

(a) Availability. Subject to and upon the terms and conditions of this Agreement, on the Effective Date, Lender shall make a single term loan to Borrower in the original principal amount equal to [***] (the “Term Loan”), which shall be used for working capital of Spaceflight and for general corporate purposes. After repayment, the Term Loan (or any portion thereof) may not be re-borrowed.

(b) Repayment.

(i) Repayment on the Maturity Date. Unless prepaid in accordance with Section 2.2(c), the Term Loan and other Obligations shall be payable in cash on the Maturity Date, and shall include all outstanding principal and accrued and unpaid interest (including Accruing Interest) on the Term Loan and any other Obligations then due and owing under the Loan Documents; provided, however, that if the SI Share Purchase is consummated prior to repayment in full of the Obligations, then automatically upon such consummation, all accrued and unpaid Accruing Interest and any Conditional Default Interest shall be forgiven for all purposes hereunder and Borrower shall be relieved of all liability for such Accruing Interest and Conditional Default Interest under this Agreement.

(ii) Extension of the Scheduled Repayment Date. If the SI Share Purchase Agreement has not been executed and delivered by Borrower or Spaceflight by the SPA Execution Deadline due to (A) a delay by Buyer in the execution and delivery of, or the failure of Buyer to obtain corporate approval to execute and deliver, the SI Share Purchase Agreement in substantially the form attached hereto as Exhibit A (with (x) such reasonable changes proposed in good faith based on any disclosures and other information provided in connection with the draft SPA Disclosure Schedules or the 2018 Audited Financial Statements, it being understood that (i) any good faith reductions to the purchase price for the SI Shares based on a 20% or greater (1) reduction in any of revenue, net income or total assets or (2) increase in cost of goods sold, of Spaceflight and its business shown in the 2018 Audited Financial Statements, as compared to the revenue, net income or total assets reflected in the Spaceflight Carveout Balance Sheet (as shown under the line items “Revenue”, “Net Income”, “Total Assets”, “COS - Launch Providers or “COS - Other” in the Spaceflight Carveout Balance Sheet) (any such deviation in clause (1) or (2), a “Financial Statements Deviation”), (ii) any revisions to the SI Share Purchase Agreement to reflect the removal of the EBITDA Condition Payment (as defined in the SI Share Purchase Agreement) and related changes based on a 10% or greater Financial Statements Deviation, and (iii) any good faith revisions, based on advice from Lender’s accounting advisors, to (x) the working capital adjustment provisions in the SI Share Purchase Agreement (including, without limitation, the definitions of “Net Working Capital” and “Net Working Capital Adjustment Amount” and the components thereof (including the definitions comprising such components)) or (y) the definition of “Normalized EBITDA” in the

SI Share Purchase Agreement (any change to the SI Share Purchase Agreement referred to in the foregoing clauses (i), (ii) or (iii), a “Reasonable SPA Modification”), in each case, shall be deemed to be reasonable and not materially adverse to the Intelsat Lenders or Silicon Valley Bank, or (y) such non-material changes reasonably proposed as a result of Buyer’s or its equityholders’ corporate approval process) or (B) the failure of Borrower and Spaceflight to reach agreement with Buyer regarding any material changes proposed by Buyer to the form of SI Share Purchase Agreement attached as Exhibit A (other than Reasonable SPA Modifications), then the Scheduled Repayment Date shall automatically be extended by one day for each day after the SPA Execution Deadline that the SI Share Purchase Agreement has not been executed and delivered so long as the reason for the delay is that the conditions described in clause (A) above or clause (B) above still exist; provided that in all cases, the Scheduled Repayment Date shall not be extended to a date more than twenty-four (24) months after the Effective Date unless otherwise agreed by Borrower and the Lender.

(c) Prepayment.

(i) Voluntary Prepayment. Borrower shall have the option to prepay all, but not less than all, of the outstanding principal amount of the Term Loan (together with accrued and unpaid interest thereon), together with any applicable Prepayment Fee and all other outstanding Obligations at any time prior to the Maturity Date in cash; provided that Borrower (A) delivers written notice to the Lender of its election to prepay the Obligations at least ten (10) days prior to such prepayment, and (B) pays, on the date of such prepayment, (x) all outstanding principal of the Term Loan, plus accrued and unpaid interest thereon (including Accruing Interest), (y) the Prepayment Fee, if payable in accordance with Section 2.4(a), and (z) all other sums and other outstanding Obligations, if any, that shall have become due and payable hereunder or under the other Loan Documents.

(ii) Mandatory Prepayment upon Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall promptly (and in any event within fourteen (14) days) pay to the Lender an amount in cash equal to the sum of (A) all outstanding principal of the Term Loan, plus accrued and unpaid interest thereon (including Accruing Interest), and (B) all other sums and other outstanding Obligations, if any, that shall have become due and payable hereunder or under the other Loan Documents.

(iii) Mandatory Prepayment upon Termination of the SI Share Purchase Agreement. If, following the execution in full of the SI Share Purchase Agreement, the SI Share Purchase Agreement is terminated prior to consummation of the SI Share Purchase (x) by Borrower for any reason (other than pursuant to the right of Borrower to terminate the SI Share Purchase Agreement pursuant to Section 9.1(d) of the SI Share Purchase Agreement in the form attached hereto as Exhibit A (or the equivalent provision in the execution version of the SI Share Purchase Agreement) or (y) in connection with a failure to obtain CFIUS Clearance, Borrower shall promptly (and in any event within fourteen (14) days) pay to the Lender an amount in cash equal to the sum of (A) all outstanding principal of the Term Loan, plus accrued and unpaid interest thereon (including Accruing Interest), and (B) all other sums and other outstanding Obligations, if any, that shall have become due and payable hereunder or under the other Loan Documents; provided, however, that if the SI Share Purchase Agreement is terminated due to the failure to obtain CFIUS Clearance, no such prepayment shall be required until the date that is ninety (90) days following (a) if the SI Share Purchase Agreement is terminated by Buyer, the date that Borrower is notified of such termination, and (b) if the SI Share Purchase Agreement is terminated by Borrower or Spaceflight, the date on which Borrower is notified of the failure to obtain CFIUS Clearance.

(iv) Mandatory Prepayment upon Failure to Execute the SI Share Purchase Agreement. Unless otherwise agreed by the Lender, if the primary reason for the failure of the SI Share Purchase Agreement to be executed and delivered is the failure by the Borrower or Spaceflight to execute and/or deliver the SI Share Purchase Agreement in substantially the form attached as Exhibit A (with (x) Reasonable SPA Modifications, or (y) such non-material changes reasonably proposed as a result of Buyer’s or its equityholders’ corporate approval process) or as otherwise mutually agreed among Borrower, Spaceflight and Buyer (other than due to the failure of Buyer to obtain any necessary corporate approvals to execute and deliver the SI Share Purchase Agreement in such form unless such failure is due to Borrower’s failure to deliver the 2018 Audited Financial Statements on or prior to December 31, 2019 (in which case, for the avoidance of doubt, the Prepayment Fee shall be payable by Borrower in accordance with this clause (iv))) on or before the SPA Execution Deadline, Borrower shall promptly (and in any event within fourteen (14) days) pay to the Lender an amount in cash equal to the sum of (A) all outstanding principal of the Term Loan, plus accrued and unpaid interest thereon (including Accruing Interest), (B) the Prepayment Fee, and (C) all other sums and other outstanding Obligations, if any, that shall have become due and payable hereunder or under the other Loan Documents. For the avoidance of doubt, Borrower agrees that if Borrower or Spaceflight fails to execute and deliver the SI Purchase Agreement as a result of any proposal by the Lender of (I) reasonable changes to the form of SI Share Purchase Agreement attached hereto as Exhibit A proposed by Buyer in good faith based on any disclosures or other information provided in connection with the draft SPA Disclosure Schedules or the 2018 Audited Financial Statements, it being understood that any Reasonable SPA Modifications shall be deemed to be reasonable, or (II) such non-material changes reasonably proposed as a result of Buyer’s or its equityholders’ corporate approval process, Borrower shall remain liable for the Prepayment Fee under this Section 2.2(c)(iv).

(v) Mandatory Prepayment upon Failure of Borrower to Receive the New Intelsat Term Loan. If the New Intelsat Term Loan is not received by Borrower on the Effective Date, Borrower shall pay to the Lender no later than the Business Day following the Effective Date an amount in cash equal to the sum of (A) all outstanding principal of the Term Loan, plus accrued and unpaid interest thereon (including Accruing Interest), and (B) all other sums and other outstanding Obligations, if any, that shall have become due and payable hereunder or under the other Loan Documents.

(vi) Mandatory Prepayment upon Change of Control (as defined in any Founder Note). If a Change of Control (as defined in any Founder Note) occurs, then Borrower shall pay to the Lender, no later than the earlier of (x) fourteen (14) days following such Change of Control (as defined in any Founder Note) and (y) December 31st of the year in which such Change of Control (as defined in any Founder Note), an amount in cash equal to the Change of Control Prepayment Amount for such Change of Control (as defined in the applicable Founder Note(s)).

2.3 Payment of Interest on the Term Loan.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue simple interest at a fixed rate per annum equal to nine percent (9%), payable (i) six percent (6%) in cash (any interest payable in cash shall be referred to as “Cash Interest”), which such Cash Interest shall be payable in accordance with Section 2.3(c) below, and (ii) three percent (3%) by accrual (any interest payable by accrual shall be referred to as “Accruing Interest”), which Accruing Interest shall be payable on the Maturity Date in accordance with Section 2.3(c) below (except as expressly provided in Section 2.2(b)(i)).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear simple interest accruing at a rate per annum which is five percentage points (5%) above the rate that is otherwise applicable thereto unless the Lender otherwise elects from time to time in its sole discretion to impose a smaller increase (the lesser of five percent (5%) and such smaller percentage elected by the Lender, the “Incremental Default Rate” and any interest accrued at such rate, the “Incremental Accruing Default Interest”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c) Payment; Interest Computation. Cash Interest is payable semi-annually in arrears on the first (1st) calendar day of the months of November and May, commencing May 1, 2020, upon prepayment of the Term Loan and on the Maturity Date or earlier acceleration of the Obligations following an Event of Default, and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Subject to Section 2.2(b)(i), Accruing Interest and any Incremental Accruing Default Interest is payable in cash upon prepayment of the Term Loan and on the Maturity Date or earlier acceleration of the Obligations following an Event of Default. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Term Loan shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on the Term Loan.

(d) Maximum Rate. Notwithstanding the foregoing provisions of this Section 2.3, in no event shall the rate of interest payable by Borrower with respect to the Term Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.4 Fees.

(a) Prepayment Fee upon Voluntary Prepayment. If the Term Loan is prepaid pursuant to Section 2.2(c)(i), the Prepayment Fee shall be payable by Borrower if: (1) such prepayment occurs on or prior to the SPA Execution Deadline; and (2) the SI Share Purchase Agreement has not been executed and delivered by Borrower and Spaceflight on such prepayment date unless such failure to execute and deliver the SI Share Purchase Agreement is due to (A) a delay by Buyer in the execution and delivery of, or the failure of Buyer to obtain corporate approval to execute and deliver the SI Share Purchase Agreement (unless such failure is due to Borrower’s failure to deliver the 2018 Audited Financial Statements on or prior to December 31, 2019 (in which case, for the avoidance of doubt, the Prepayment Fee shall be payable by Borrower)) in substantially the form attached hereto as Exhibit A (with (x) Reasonable SPA Modifications, or (y) such non-material changes reasonably proposed as a result of Buyer’s or its equityholders’ corporate approval process) or (B) the failure of Borrower and Spaceflight to reach agreement with Buyer regarding any material changes proposed by Buyer to the form of SI Share Purchase Agreement attached as Exhibit A (other than reasonable changes proposed in good faith based on any disclosures and other information provided in connection with the draft SPA Disclosure Schedules or the 2018 Audited Financial Statements, it being understood that any Reasonable SPA Modifications shall be deemed to be reasonable). For the avoidance of doubt, Borrower agrees that if Borrower or Spaceflight fails to execute and deliver the SI Purchase Agreement as a result of any proposal by the Lender of (I) reasonable changes to the form of SI Share Purchase Agreement attached hereto as Exhibit A proposed by Buyer in good faith based on any disclosures or other information provided in connection with the draft SPA Disclosure Schedules or the 2018 Audited Financial Statements, it being understood that any Reasonable SPA Modifications shall be deemed to be reasonable, or (II) such non-material changes reasonably proposed as a result of Buyer’s or its equityholders’ corporate approval process, Borrower shall remain liable for the Prepayment Fee under this Section 2.4(a).

(b) Lender Expenses. Except as expressly set forth in this Agreement, each party hereto shall be responsible for its own fees, expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, that Borrower shall pay to the Lender, all Lender Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement), when due (or, if no stated due date, upon demand by the Lender), up to an aggregate amount of [***] of Lender Expenses.

(c) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by the Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by the Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of the Lender’s obligations to make a loan hereunder.

2.5 Payments; Application of Payments; Apportionment of Payments.

(a) All payments to be made by any Loan Party under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim except as expressly provided in Section 2.2(b)(i), before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Except as expressly provided in Section 2.2(b)(i), the Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which the Lender shall allocate or apply any payments required to be made by any Loan Party to the Lender or otherwise received by the Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6 Taxes and Withholding.

(a) For purposes of this Section 2.6, the term “applicable law” includes FATCA. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes except as required by applicable law. If applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any payments made by Borrower (including payments under this paragraph), then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.6) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon Lender request, as soon as practicable after any payment of Taxes by Borrower to a Governmental Authority, as provided in this Section 2.6, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender. Upon Lender request, the Borrower will confirm that it has paid the Taxes required under this Section 2.6 by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Lender shall be conclusive absent manifest error.

(d) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any tax credit in lieu of a refund) as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to indemnified party the amount paid over pursuant to this paragraph (b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the Lender be required to pay any amount to Borrower pursuant to this paragraph (d) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) The Lender shall deliver to Borrower at the time or times reasonably requested by Borrower such properly completed and executed documentation reasonably requested by the Borrower as may permit payments under any Loan Documents to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if and to the extent reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

2.7 The Register. The Lender, acting for these purposes solely as an agent of Borrower (it being acknowledged that the Lender, in such capacity, and its officers, directors, employees, agents and Affiliates shall constitute Indemnified Persons under Section 12.3), shall maintain at its address referred to in Section 10 a register for the recordation of, and shall record, the name and address of the Lender and the amount of the Term Loan from time to time (the “Register”). Borrower and the Lender shall deem and treat the Persons listed as lender in the Register as the holder and owners of the Terms Loan listed therein for all purposes hereof; all amounts owed with respect to the Term Loan shall be owed to the lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as the lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the Term Loan. The Lender shall record on its internal records the amount of the Term Loan and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with the Lender’s records. Failure to make any recordation in the Register or in the Lender’s records, or any error in such recordation, shall not affect the Term Loan or any Obligations in respect of the Term Loan.

2.8 Optional Notes. If so requested by the Lender by written notice to Borrower at least three (3) Business Days prior to the Effective Date or at any time thereafter, Borrower shall execute and deliver to the Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of the Lender) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Borrower’s receipt of such notice) a promissory note to evidence the Term Loan, substantially in the form attached hereto as Exhibit B, with appropriate insertions (a “Term Note”).

3. CONDITIONS OF LOAN

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the conditions precedent that the Lender shall have received, in form and substance satisfactory to the Lender, such documents, and completion of such other matters, as the Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) the Loan Documents, together with duly executed signatures thereto;

(b) a substantially final form of SI Share Purchase Agreement (which form is attached hereto as Exhibit A);

(c) a certificate of a Responsible Officer or manager of each Loan Party, dated the Effective Date, certifying as to such Loan Party’s Operating Documents (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the Borrowing Resolutions for each Loan Party, good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation and each jurisdiction in which such Loan Party is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date, and the incumbency (including specimen signatures) of the Responsible Officers of such Loan Party;

(d) original certificates representing one hundred percent (100%) of the SI Shares, together with original stock powers endorsed in blank;

(e) the Intercreditor Agreement, together with the duly executed signatures thereto;

(f) the Guaranty, together with the duly executed signatures thereto;

(g) the Security Agreement, together with the duly executed signatures thereto;

(h) the ROFR Agreement, together with the duly executed signatures thereto;

(i) certified copies, dated as of a recent date, of financing statement searches, as the Lender may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the making of the Term Loan on the Effective Date, will be terminated or released;

(j) the Solvency Certificate, signed by a Responsible Officer of Borrower;

(k) to the extent requested by the Lender, evidence satisfactory to the Lender that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Lender;

(l) payment of the Lender Expenses then due as specified in Section 2.4(b) in an amount not to exceed [***]

(m) evidence reasonably satisfactory to the Lender that Borrower shall have made reasonable progress towards completing a series D preferred stock equity financing round, along with a certificate executed by a Responsible Officer of Borrower covenanting that Borrower will continue to use commercially reasonable efforts to obtain such equity financing;

(n) an executed copy of the Intelsat Loan Agreement in form and substance reasonably satisfactory to the Lender and reasonably satisfactory evidence that the same is effective;

(o) evidence reasonably satisfactory to the Lender that, as of the Effective Date, an aggregate amount of no less than [***] of a new money term loan (the “New Intelsat Term Loan”) from Intelsat or its Affiliates (exclusive of any loans from Seahawk) shall have been drawn under the Intelsat Loan Agreement;

(p) evidence reasonably satisfactory to the Lender that the TAS Loan Agreement has been amended and restated in its entirety and replaced with the Intelsat Loan Agreement and that any previously outstanding obligations of the Loan Parties under the TAS Loan Agreement have either been converted into equity interests of the Borrower or, in the case of obligations owing to Seahawk only, are evidenced by the Intelsat Loan Agreement;

(q) evidence reasonably satisfactory to the Lender that any Liens of the TAS Collateral Agent have either been terminated and released or assigned to Intelsat as collateral agent under the Intelsat Loan Agreement;

(r) evidence reasonably satisfactory to the Lender that each of the Existing Defaults (as defined in that certain Forbearance to Amended and Restated Loan and Security Agreement, dated as of July 8, 2019, among Silicon Valley Bank, Borrower and the other Loan Parties) and any other “Defaults” or “Events of Default” under the SVB Loan Agreement have been or will be waived by Silicon Valley Bank or cured prior to or concurrently with the effectiveness of this Agreement;

(s) evidence reasonably satisfactory to the Lender of the effectiveness of an amendment to the SVB Loan Agreement and other release and termination documents, in each case, in form and substance satisfactory to Lender, providing for the termination and release of SVB’s liens on the assets and equity interests of the Loan Parties (other than any Excluded Accounts of the type described in clause (ii)(x) of the definition thereof), permitting the consummation of the SI Share Purchase and providing for the release of Spaceflight as an obligor under the SVB Loan Agreement upon the consummation of the SI Share Purchase;

(t) delivery and receipt of evidence reasonably satisfactory to the Lender confirming the repayment or the substantially concurrently with the Effective Date repayment of the principal amount of all outstanding “Term Loans” as defined and outstanding under the SVB Loan Agreement (and all accrued and unpaid interest and fees thereon);

(u) evidence reasonably satisfactory to the Lender of the termination of Series C Omnibus Agreement;

(v) evidence reasonably satisfactory to the Lender of the conversion of any unsecured investor notes (other than the Founder Notes) issued by the Borrower to its shareholders, including pursuant to the Series C Omnibus Agreement, into Equity Interests of the Borrower;

(w) evidence reasonably satisfactory to the Lender of the execution and delivery by the parties thereto of and effectiveness of the Omnibus Amendment;

(x) evidence reasonably satisfactory to the Lender that no “Defaults” or “Events of Default” under the Intelsat Loan Agreement exist;

(y) a certificate executed by a Responsible Officer of each of Borrower and Spaceflight certifying (i) that each of Borrower and Spaceflight is in compliance with its obligations under that certain letter agreement regarding projections, dated as of October 31, 2019, delivered by Borrower and Spaceflight to Lender (the “Comfort Letter”), and (ii) that the Comfort Letter is in full force and effect;

(z) [reserved];

(aa) the Comfort Letter, together with duly executed signatures thereto;

(bb) the Spaceflight Carveout Balance Sheet in form and substance satisfactory to the Lender; and

(cc) the Amendment Agreement, together with the duly executed signatures thereto.

3.2 Conditions Precedent to the Term Loan. The Lender’s obligation to make the Term Loan on the Effective Date is subject to the following conditions precedent:

(a) all of the conditions precedent set forth in Section 3.1 shall have occurred or shall occur concurrently with the making of the Term Loan;

(b) the Lender shall have timely received an executed Request Form and any materials and documents required by Section 3.4;

(c) the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate and correct in all material respects on the date of the proposed Request Form and on the Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the making of the Term Loan. The Request Form is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement and the other Loan Documents remain true, accurate, and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and correct in all material respects as of such date;

(d) the Lender determines to its satisfaction that there has not been a Material Adverse Change; and

(e) no Default or Event of Default shall exist or would result from effectiveness of this Agreement or the other Loan Documents or the transactions associated herewith or therewith.

3.3 Covenant to Deliver. Borrower agrees to deliver, and to cause each Guarantor to deliver, to the Lender each item required to be delivered to the Lender under this Agreement as a condition precedent to the Term Loan. Borrower expressly agrees that the making of the Term Loan prior to the receipt by the Lender of any such item shall not constitute a waiver by the Lender of Borrower’s obligation to deliver such item, and the making of the Term Loan in the absence of a required item shall be in the Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan, Borrower (via a Responsible Officer of Borrower) shall notify the Lender (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date. Such notice shall be in a written format acceptable to the Lender that is executed by a Responsible Officer of Borrower. The Lender shall have received satisfactory evidence that the board of directors of Borrower has approved that such Responsible Officer may provide such notices and request the Term Loan. In connection with any such notification, Borrower must promptly deliver to the Lender by electronic mail such reports and information as the Lender may request in its reasonable discretion. The Lender may make the Term Loan under this Agreement based on instructions from a Responsible Officer.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants the Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Lender, the Borrower Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, the Lender’s Lien in the Borrower Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), the Lender shall, at the sole cost and expense of Borrower, take such actions as may be reasonably requested by Borrower to evidence the termination and release of such Liens in the Borrower Collateral and all rights therein shall revert to Borrower.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein with respect solely to the Borrower Collateral is and shall at all times continue to be a first priority perfected security interest in the Borrower Collateral (subject only to Permitted Liens described in clauses (b) and (l) of the definition of “Permitted Liens”, provided that Borrower shall cause any such Permitted Liens to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) after such Borrower Collateral becomes subject to such Permitted Liens).

4.3 Authorization to File Financing Statements. Borrower hereby authorizes the Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Lender’s interest or rights hereunder. Any such financing statements may indicate the Borrower Collateral in a manner consistent with the definition of “Borrower Collateral” under this Agreement.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lender, on behalf of itself and each Guarantor, as follows:

5.1 Due Organization, Authorization; Power and Authority. Each Loan Party is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Loan Party’s business. Except as notified to the Lender pursuant to Section 7.2: (a) each Loan Party’s exact legal name is that indicated on Schedule 5.1 and on the signature page of each Loan Document to which such Loan Party is a party; (b) each Loan Party is an organization of the type and is organized in the jurisdiction set forth on Schedule 5.1; (c) Schedule 5.1 accurately sets forth each Loan Party’s organizational identification number; (d) Schedule 5.1 accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as each Loan Party’s mailing addresses (if different than its chief executive office); (e) except as noted on Schedule 5.1, no Loan Party (and none of their respective predecessors) has, in the past five (5) years, changed its jurisdiction of formation, legal name, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Schedules pertaining to each Loan Party and each of their respective Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information on the Schedules after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by such Loan Party, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with, or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, (v) constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound or (vi) require the consent of any Person except for such consents as have been obtained. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Loan Party’s business.

5.2 Collateral. Each of the Loan Parties has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under any Loan Document, free and clear of any and all Liens except Permitted Liens. No Loan Party has any Collateral Accounts at or with any bank or financial institution except for the Collateral Accounts described in Schedule 5.2 or Collateral Accounts established from time to time in accordance with Section 6.6 and, in each case, with respect to which such Loan Party has given the Lender notice and taken such actions as are necessary to give the Lender a perfected security interest therein pursuant to the terms of and to the extent required by Section 6.6. The Accounts of each Loan Party are bona fide, existing obligations of the Account Debtors. All Inventory of each Loan Party is in all material respects of good and marketable quality, free from material defects.

As of the Effective Date, Schedule 5.2 sets forth all locations where each Loan Party maintains books or records relating to any of the Collateral. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in Schedule 5.2 or as permitted pursuant to Section 7.2 of this Agreement. None of the components of the Collateral are currently being maintained at locations other than as provided in Schedule 5.2 or as permitted pursuant to Section 7.2 of this Agreement.

All of the Pledged Equity described on Schedule 5.2 has been duly authorized and validly issued and is fully paid and non-assessable. The Pledged Equity constitutes all of the issued and outstanding Equity Interests in Spaceflight, and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Equity.

Upon (a) the filing of UCC financing statements naming any Loan Party as “debtor”, naming the Lender as “secured party” and describing the Collateral in the filing offices listed on Schedule 5.2 or any other locations from time to time notified to the Lender pursuant to Section 7.2, (b) the filing of the IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (c) the execution and delivery of all Collateral Documents required hereunder, and (d) in the case of Collateral consisting of certificated securities or evidenced by Instruments, in addition to filing such financing statements, delivery of the certificates representing such certificated securities and delivery of such Instruments to the Lender, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, the security interests in the Collateral (other than the Excluded Accounts), granted to the Lender, will constitute perfected security interests therein prior to (in the case of Borrower Collateral and Spaceflight Collateral) all other Liens (other than (i) in the case of Borrower Collateral, Permitted Liens described in clauses (b) and (l) of the definition thereof and (ii) in the case of Spaceflight Collateral, Permitted Liens described in clauses (a), (b), (c), (d), (e), (f), (h), (i) (l) and (p) of the definition thereof, provided that, in each case, the Loan Parties shall cause any such Permitted Liens (other than Permitted Liens described in clauses (a), (c), (d), (e), (f),(i) (solely with respect to clauses (a) and (c)) of the definition thereof) and (p)) to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) after such applicable Collateral becomes subject to such Permitted Liens) securing the payment of the Obligations.

5.3 Intellectual Property. Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own. To the best of Borrower’s knowledge, each Patent which any Loan Party owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which such Loan Party owns or purports to own and which is material to such Loan Party’s business has been judged invalid or unenforceable, in whole or in part. No claim has been made in writing that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on such Loan Party’s business. Except as noted on Schedule 5.3 or as disclosed to the Lender pursuant to Section 6.8(b) of this Agreement, none of the Loan Parties is a party to, or is bound by, any Restricted License.

5.4 Litigation. Except as disclosed on Schedule 5.4 or as otherwise disclosed pursuant to Section 6.2(h), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing by or against any Loan Party or any of its Subsidiaries that would reasonably be expected to result in a fine, penalty or other monetary damages of more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).

5.5 Financial Statements; Financial Condition. To the best of management’s knowledge, the consolidated income statement covering the period from January 2019 to September 2019 delivered to the Lender fairly presents in all material respects the Borrower and its Subsidiaries’ consolidated or Spaceflight’s, as applicable, operating results as of the date and for the period presented therein. The parties acknowledge that associated balance sheet and statement of cash flows remain subject to audit and other accounting adjustments that will be delivered to the Lender upon completion of the Borrower’s fiscal year 2018 financial audit. There has not been any material deterioration in Borrower’s and its Subsidiaries’ consolidated or Spaceflight’s, financial condition since the date of the most recent financial statements submitted to the Lender or any of its Affiliates.

5.6 Solvency. The fair salable value of Borrower’s and its Subsidiaries’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s and its Subsidiaries’ liabilities; Borrower, taken on a consolidated basis with its Subsidiaries, is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower, taken on a consolidated basis with its Subsidiaries, is able to pay its debts (including trade debts) generally as they mature.

5.7 Regulatory Compliance. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. None of the Loan Parties is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party (a) has complied in all material respects with all Requirements of Law and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of the Loan Parties’ or any of their respective Subsidiaries’ properties or assets have been used by any Loan Party or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with the law. Each Loan Party and each of their Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted , in each case, except to the extent that any non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.8 Subsidiaries; Investments. None of the Loan Parties owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Except to the extent set forth in Schedule 5.9, each Loan Party has timely filed all required federal and all other material tax returns and reports, and each Loan Party has timely paid all federal and material foreign, state and local taxes, assessments, deposits and contributions owed by such Loan Party except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000).

To the extent any Loan Party defers payment of any contested taxes, Borrower shall (i) notify the Lender in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” As of the Effective Date, except to the extent set forth in Schedule 5.9, no Loan Party is aware of any claims or adjustments proposed for any of the Loan Party’s prior tax years which could result in additional taxes becoming due and payable by any Loan Party in excess of One Hundred Thousand Dollars ($100,000). Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely (a) in an amount of at least [***] (which as of the Effective Date is the amount required by Spaceflight for working capital purposes), for working capital purposes of Spaceflight, and (b) for general corporate purposes, and in any case not for consumer, personal, family, household or agricultural purposes.

5.11 Defaults and Events of Default. Borrower has provided Lender with true and correct copies of all of the documents evidencing or relating to all of the Loan Parties’ indebtedness and obligations (a) to Silicon Valley Bank pursuant to the SVB Loan Agreement and (b) to the Intelsat Lenders pursuant to the Intelsat Loan Agreement. There are no “Defaults” or “Events of Default” under the SVB Loan Agreement or the Intelsat Loan Agreement, in each case that have not been (or will not be) waived by Silicon Valley Bank or Intelsat Jackson Holdings SA and the Intelsat Lenders, as applicable, or cured prior to or concurrently with the effectiveness of this Agreement and no “Default” or “Event of Default” under the SVB Loan Agreement or the Intelsat Loan Agreement that would result from the effectiveness of this Agreement or the other Loan Documents or the transactions associated herewith or therewith. No Default or Event of Default under this Agreement or the other Loan Documents exists or would result from the effectiveness of this Agreement and the other Loan Documents or the transactions associated herewith or therewith.

5.12 Indebtedness. Borrower and its Subsidiaries have no outstanding Indebtedness other than Permitted Indebtedness and there are no outstanding Liens on the assets of Borrower and its Subsidiaries other than Permitted Liens.

5.13 Full Disclosure. No written representation, warranty or other statement of any Loan Party in any certificate or written statement given to the Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to the Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized by the Lender that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.14 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of any Loan Party.

5.15 Other Agreements. The Borrower has delivered true, correct and complete copies of the Industrial JV LLCA, the Contribution Agreement, the Satellite Program Contract, the Technology License Agreement, the Seahawk Escrow Agreement, Seahawk License Agreement and the JCMA and any amendments thereto to the Lender and the same have not been amended or modified in any way not previously disclosed in writing to the Lenders prior to the Effective Date and remain in full force and effect as of the Effective Date.

5.16 2018 Audited Financial Statements. The delay of the delivery of the Borrower’s financial audit for the fiscal year ending December 31, 2018 shall not result in a default under any Material Agreement (other than this Agreement and the SVB Loan Agreement) to which any Loan Party or any of its Subsidiaries is a party, in and of itself or as a result of the occurrence of a default under this Agreement or the SVB Loan Agreement, resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness under a Material Agreement or otherwise terminate such Material Agreement, as applicable. “Material Agreement” is any agreement in respect of Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or the subject matter of which has a contract value in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

6. AFFIRMATIVE COVENANTS

Borrower shall, and shall cause the other Loan Parties to, do all of the following:

6.1 Government Compliance.

(a) Except as permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by each Loan Party of such Loan Party’s obligations under the Loan Documents to which it is a party and the grant of a security interest to the Lender in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to the Lender.

6.2 Financial Statements, Reports, Certificates. Provide the Lender with the following:

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a Borrower-prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiaries’ operations for such month certified by a Responsible Officer of Borrower and in a form acceptable to the Lender (the “Monthly Financial Statements”);

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such month, each Loan Party was in full compliance with all of the terms and conditions of each Loan Document to which it is a party, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as the Lender may reasonably request;

(c) Annual Operating Budget and Financial Projections. Within the earlier of (i) fifteen (15) days after approval by Borrower’s board of directors or (ii) January 31st of each year, (A) annual operating budgets of Borrower and its Subsidiaries (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year, and (B) annual financial projections for Borrower and its Subsidiaries for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(d) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year (except in the case of the 2018 Audited Financial Statements, which shall be provided no later than December 31, 2019; provided that, notwithstanding anything in this Agreement to the contrary, failure to so deliver the 2018 Audited Financial Statements shall not be an Event of Default unless the Borrower fails to deliver the 2018 Audited Financial Statements by January 30, 2020), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than “going concern” or similar qualification relating to liquidation) on the financial statements from an independent certified public accounting firm reasonably acceptable to the Lender;

(e) Accounts Receivable, Accounts Payable, Deferred Revenue Report and Cash Reports. On the later of (x) the first Business Day of the first full week or (y) four (4) Business Days following the Effective Date and each two week anniversary thereof: (i) bi-weekly accounts receivable agings, aged by invoice date, (ii) bi-weekly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (iii) bi-weekly reconciliations of accounts receivable agings (aged by invoice date), (iv) a Deferred Revenue report, and (v) detailed reports of the cash inflows and cash outflows of Borrower and Spaceflight each on a standalone basis (collectively, the “Bi-Weekly Reports”);

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or to any holders of Subordinated Debt in their capacity as such;

(g) SEC Filings. In the event that a Loan Party becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by such Loan Party with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Loan Party posts such documents, or provides a link thereto, on such Loan Party’s website on the Internet at Loan Party’s website address; provided, however, Borrower shall promptly notify the Lender in writing (which may be by electronic mail) of the posting of any such documents;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in damages or costs to a Loan Party or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(i) Equity Issuance. Promptly following the receipt of net proceeds of [***] the “Stock Sale Threshold”) or more from the sale of any Loan Party’s equity securities, whether individually or in the aggregate, to one or more purchasers, an updated capitalization table (or upon entry into any warrants, purchase or similar agreements (in each case, excluding the issuance of options or other equity securities of any Co-Borrower or their Subsidiaries pursuant to equity incentive plans, employee benefit plans and other similar employee compensation arrangements with officers, employees, consultants and directors of any Co-Borrower or their Subsidiaries), individually or in the aggregate, at or above the Stock Sale Threshold, prompt notification of the same); provided that an updated capitalization table shall not be required until such sale is consummated;

(j) Promptly, but in any event within two (2) Business Days, notify each Lender:

(i) of the occurrence of any known Default or Event of Default;

(ii) of any (i) known breach or non-performance of, or any default under, a contractual obligation of any Loan Party or any Subsidiary; (ii) any known dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, in each case, that would reasonably be expected to result in a fine, penalty or other monetary damages of more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000); and

(iii) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(k) Business Plan. On the fifteenth (15th) business day after the end of each fiscal quarter, an updated business plan (including a reforecast of the monthly cash flow, an update on the commercial activity, a backlog projection and a detailed aging report).

(l) Other Financial Information. Other financial information reasonably requested by the Lender.

Each notice pursuant to the foregoing Sections 6.2(j)(i) and (ii) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, to the extent applicable, stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to the foregoing Section 6.2(j)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.3 Inventory; Returns. Keep, and cause its Subsidiaries to keep, all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Effective Date.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required federal and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all federal and material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof or any taxes, assessments, deposits or contributions that do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000) at any time outstanding, and shall deliver to the Lender, promptly on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep, and cause its Subsidiaries to keep, their respective businesses, the Collateral and assets insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ respective industries and locations. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, and in amounts that are reasonably satisfactory to the Lender. All property policies of each Loan Party or for the benefit of any Loan Party or its business shall have a lender’s loss payable endorsement showing the Lender as lender loss payee. All liability policies of each Loan Party or for the benefit of any Loan Party or its business shall show, or have endorsements showing, the Lender as an additional insured. The Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Proceeds payable under any property policy of each Loan Party or for the benefit of any Loan Party or its business are, at the Lender’s option, payable to the Lender on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be deemed Collateral in which the Lender has been granted a security interest (which, in the case of Borrower Collateral or Spaceflight Collateral, shall be a first priority security interest) unless otherwise excluded or permitted to be excluded hereunder, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy in respect of Collateral shall, at the option of the Lender, be payable to the Lender, on account of the Obligations.

(c) At the Lender’s request, Borrower shall deliver certified copies of insurance policies of the Loan Parties and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender twenty (20) days prior written notice before any such policy or policies shall be materially altered or canceled. If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Lender, the Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies the Lender deems prudent.

6.6 Operating Accounts. Provide the Lender five (5) days prior written notice before establishing any Collateral Account of any Loan Party. For each Collateral Account that any Loan Party at any time maintains, Borrower shall (or shall cause such other Loan Party to) cause the applicable bank or financial institution at or with which any such Collateral Account is maintained to, within thirty (30) days of the acquisition or creation of such Collateral Account or, with respect to Collateral Accounts existing on the Effective Date (other than Collateral Accounts of Spaceflight, which for the avoidance of doubt, shall be subject to Control Agreements within 2 Business Days of the Closing Date), within thirty (30) days of the Effective Date, execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Lender’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Lender or upon termination of this Agreement in accordance with its terms. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and identified to the Lender by Borrower as such, (ii) segregated cash collateral or escrow accounts containing cash collateral or restricted cash (x) set forth on Schedule 6.6. which in the case of Spaceflight are not in excess of [***] in the aggregate, and in the case of such accounts for all Loan Parties are not in excess of [***] in the aggregate, (y) used to secured Indebtedness of the type set forth in clause (e) or (q) of the definition of “Permitted Indebtedness”, and ( z) other amounts in an aggregate amount not to exceed [***] (iii) any Collateral Account that is not located in the United States (iv) any Collateral Account the maximum daily balance of which does not exceed [***] individually, or in the aggregate, together with the maximum daily balance of all such other Collateral Accounts excluded pursuant to the foregoing clauses (i) through (iii) at any time, [***] (collectively, the “Excluded Accounts”).

6.7 Reserved.

6.8 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain, and cause its Subsidiaries to protect, defend and maintain, the validity and enforceability of its and its Subsidiaries’ material Intellectual Property; (ii) promptly, but no later than 10 days after discovery of such material infringement, advise the Lender in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its or its Subsidiaries’ Intellectual Property, taken as a whole; and (iii) not allow any Intellectual Property material to Borrower’s or its Subsidiaries’ businesses to be abandoned, forfeited or dedicated to the public without the written consent of the Lender.

(b) Provide written notice to the Lender within thirty (30) days of entering into or becoming bound by, or its Subsidiaries’ entering into or becoming bound by, any Restricted License (other than over-the-counter software that is commercially available to the public and other non-material Intellectual Property licenses to Borrower or its Subsidiaries).

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to the Lender, without expense to the Lender, the Loan Parties and their respective officers, employees and agents and Borrower’s and its Subsidiaries’ books and records, to the extent that the Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Lender with respect to any Collateral or relating to any Loan Party or its Subsidiaries.

6.10 Access to Collateral; Books and Records. Allow the Lender, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Books and Records. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as the Lender shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be One Thousand Dollars ($1,000) per person per day, plus reasonable out-of-pocket expenses. In the event Borrower and the Lender schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to the Lender, then (without limiting the Lender’s rights or remedies), Borrower shall pay the Lender a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by the Lender to compensate the Lender for the anticipated costs and expenses of the cancellation or rescheduling. Borrower shall also make reasonably available one or more employees or officers in Borrower’s finance department with knowledge of the Bi-Weekly Reports to discuss the Bi-Weekly Reports with the Lender upon request of the Lender.

6.11 Ordinary Course of Business; Cash Management. (a) Conduct, and cause each of its Subsidiaries to conduct, their respective businesses in the ordinary course consistent with their respective business practices on or prior to the Effective Date; and (b) manage, and cause Spaceflight to manage, the cash (including cash inflows and cash outflows) of Spaceflight in good faith to prevent the insolvency of Spaceflight and the institution of any Insolvency Proceeding by or against Spaceflight.

6.12 Further Assurances. Execute any further instruments and take further action as the Lender reasonably requests to perfect or continue the Lender’s Lien in the Collateral or to effect the purposes of this Agreement. Promptly deliver to the Lender copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.13 SPA Disclosure Schedules. Borrower shall, and shall cause Spaceflight to, use commercially reasonable efforts to deliver to the Lender a substantially complete draft of the SPA Disclosure Schedules within three (3) weeks following the Effective Date.

6.14 Voting Rights, Profits, Interest and Dividends.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Borrower Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement;

(ii) Borrower shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all payments, including but not limited to profits, dividends and other distributions, paid in respect of the Borrower Collateral; provided, however, that any and all

(A) profits, dividends, and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Borrower Collateral,

(B) profits, dividends and other distributions paid or payable in cash in respect of any Borrower Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, and

(C) cash paid, payable or otherwise distributed in redemption of or in exchange for any Borrower Collateral,

shall be, and shall forthwith be delivered to the Lender to hold as, Borrower Collateral and shall, if received by Borrower, be received in trust for the benefit of the Lender, be segregated from the other property or funds of Borrower and be forthwith delivered to the Lender as Borrower Collateral in the same form as so received (with all necessary endorsements); and

(iii) Borrower shall execute and deliver (or cause to be executed and delivered) to the Lender such proxies and other instruments as the Lender may from time to time reasonably request for the purpose of enabling (A) any United States bank or other trustee appointed by the Lender to exercise the voting and other consensual rights that it or the Lender is entitled to exercise hereunder following the occurrence and during the continuance of an Event of Default and (B) the Lender to receive the profits, dividends and other distributions that it is authorized to receive and retain hereunder.

(b) Upon the occurrence and during the continuation of an Event of Default:

(i) upon written notice from the Lender to Borrower, all rights of Borrower to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6.14(a)(i) shall cease, and all such rights shall thereupon become vested in any United States bank or other trustee appointed by the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights;

(ii) all rights of Borrower to receive any and all payments under or in connection with each Operating Document, including but not limited to the profits, dividends, and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 6.14(a)(ii), shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to receive and hold such payments as Borrower Collateral; and

(iii) all payments which are received by Borrower contrary to the provisions of Section 6.14(b)(ii) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over to the Lender as Borrower Collateral in the same form as so received (with any necessary endorsement).

6.15 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.8 hereof, at the time that a Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), such Loan Party shall, within thirty (30) days of such acquisition (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement to cause such Subsidiary to become a Loan Party, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance reasonably satisfactory to Lender, which in its reasonable determination is necessary and appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16 Maintenance of Security Interest. Each Loan Party shall defend the security interest created by this Agreement and the other Loan Documents in such Loan Party’s Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender and at the sole expense of such Loan Party, such Loan Party will promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the other Loan Documents and of the rights and powers herein granted by such Loan Party.

6.17 Plan of Reorganization. Borrower shall, and shall cause Spaceflight to, deliver to the Lender a fulsome draft of the plan of reorganization referred to in Section 7.6(a) within 45 days of the Closing Date.

6.18 Landlord Consents. Borrower shall use commercially reasonable efforts to cause its landlords to enter into landlord consents in favor of Lender for the properties located at (i) 1505 Westlake Ave. N., Suite 600, Seattle, King County, WA 98109 and (ii) 1220 37th St NW Ste 102 Auburn, WA 98001 within 45 days of the Closing Date.

7. NEGATIVE COVENANTS

Borrower shall not, and shall cause its Subsidiaries not to, do any of the following without the Lender’s prior written consent (provided that, notwithstanding anything in this Agreement to the contrary and with respect to Spaceflight only, any provisions in Section 7.6 that are more restrictive on Spaceflight shall control over any inconsistent provisions elsewhere in this Article 6.15):

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any Subsidiary to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower or such Subsidiary (as applicable), no longer economically practicable to maintain or useful in the ordinary course of business; (c) consisting of (i) Permitted Liens, provided that in the case of Permitted Liens on any Borrower Collateral or Spaceflight Collateral, Borrower shall, and shall cause Spaceflight to, cause any such Permitted Liens (other than Permitted Liens described in clauses (a), (c), (d), (e), (f), (g), (i) (solely with respect to clauses (a) and (c)), (j), (k), (m), (n) and (p) of the definition thereof) on any Borrower Collateral or Spaceflight Collateral to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) after such Collateral becomes subject to such Permitted Liens, and (ii) Permitted Investments or transactions permitted pursuant to Section 7.3; (d) consisting of the sale or issuance of any stock of Borrower or a Subsidiary (other than Spaceflight) permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s or a Subsidiary’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (f) consisting of (i) non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and (ii) licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, in each case, in the ordinary course of business; (g) to Spaceflight of assets and personnel used in the business of Spaceflight in connection with the Reorganization; (h) by a Loan Party (other than Spaceflight) to another Loan Party and by any Subsidiary (other than Spaceflight) to any other Loan Party, (i) consisting of existing as of the Effective Date, licenses for the use of the property or other assets of a Loan Party (other than Spaceflight) or its Subsidiaries (other than Spaceflight) granted to Seahawk, Telespazio SpA or the Industrial JV, and any amendments or modifications thereto to the extent such amendments or other modifications are not materially adverse to Lender (in its capacity as lender hereunder); (j) consisting of the sale of any stock of any Loan Party permitted under Section 7.2 of this Agreement; and (k) that are not otherwise permitted under this Section 7.1 in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of Borrower. Without limiting the foregoing and notwithstanding anything in any Loan Document to the contrary, Borrower shall not Transfer or otherwise mortgage, pledge, grant a security interest in or upon or encumber any of the SI Shares or other Borrower Collateral (other than Permitted Liens described in clause (b), (l), (m) and (n) of the definition thereof, provided that Borrower shall cause any such Permitted Liens (other than Permitted Liens described in clauses (m) and (n) of the definition thereof) to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) after such Borrower Collateral becomes subject to such Permitted Liens).

7.2 Changes in Business, Management, Ownership, Control, Business Locations, Operating Documents, Fiscal Year. (a) Engage in, or permit any of its Subsidiaries to engage in, any business other than the business currently engaged in by Borrower or such Subsidiary, as the case may be, and, except in the case of Spaceflight, any other business activities which are extensions thereof or otherwise incidental, complimentary or reasonably related or ancillary thereto or to the foregoing; (b) liquidate or dissolve; or (c) (i) fail to use commercially reasonable efforts to prevent any Key Person from no longer being in a senior management position for Spaceflight (or to use commercially reasonable efforts to hire a successor to any Key Person should such Key Person retire), (ii) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Spaceflight within five (5) days after his or her departure from Spaceflight, or (iii) consummate any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction after the Effective Date own more than forty nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of transactions (other than by the sale of Borrower’s equity securities in a public offering), (iv) consummate any transaction or series of related transactions in which any stockholder of Borrower who was a stockholder immediately prior to the first such transaction owns more than forty-nine (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions, (v) consummate any transaction or series of related transactions which result in the sale or disposition of all or substantially all assets of the Loan Parties, taken as a whole or (vi) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Loan Party cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (the transaction or series of transactions described by this clause (c)(iv) and clause (c)(iii), a “Change of Control”); provided that, for the avoidance of doubt, none of the foregoing clauses (a) through (c) shall apply with respect to the entry into and effectiveness of the SI Share Purchase Agreement or the consummation of the transactions contemplated thereby, (d) amend or modify in any manner materially adverse to the Lender (solely in its capacity as a lender hereunder): (i) any Operating Document of a Loan Party or (ii)(A) the SVB Loan Agreement or any “Loan Document” thereunder, (B) the Intelsat Loan Agreement and any other “Loan Document” thereunder, or (C) the Industrial JV LLCA, or (e) change the fiscal year of the Loan Parties.

Borrower shall not, and shall cause each Guarantor not to, without at least five (5) days prior written notice to the Lender (or such other period as determined in Lender’s reasonable discretion): (1) add any new offices or business locations, including warehouses (unless such new offices or business locations collectively contain less than One Hundred Thousand Dollars ($100,000) in such Loan Party’s assets or property) or deliver any portion of the Collateral to a bailee, unless (i) all such bailee locations contain less than One Hundred Thousand Dollars ($100,000) in such Loan Party’s assets or property (other than Inventory maintained with such Loan Party’s vendors for a period of time not to exceed ninety (90) days provided that such Inventory is covered by insurance reasonably acceptable to Lender no later than thirty five (35) days after the Effective Date) or (ii) such Loan Party has used commercially reasonable efforts to obtain from such bailee a bailee agreement governing both the Collateral and the location to which such Loan Party intends to deliver the Collateral, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

Each Loan Party hereby agrees upon such Loan Party adding any new domestic office or business location, including any warehouse, such Loan Party will use commercially reasonable efforts to cause its landlord to enter into a landlord consent in favor of Lender prior to such new office or business location containing Two Hundred Fifty Thousand Dollars ($250,000) of Collateral; provided that the foregoing obligations shall not apply with respect to the leased location at 13241 Woodland Park Road, Suite 300, Herndon, VA 20171.

In the event that any Loan Party acquires any real property owned in fee simple which has a fair market value in excess of $250,000 and such interest has not otherwise been made subject to the Lien in favor of the Lender, then such Loan Party, no later than one ninety (90) days (or such later date agreed to by the Lender) following the acquisition of such real property, will take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable mortgage, deed of trust, deed to secure debt or other security document, in each case, covering such interest in such real property, in each case, in form and substance reasonable satisfactory to the Borrower and the Lender.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except, solely in the case of Borrower and its Subsidiaries (other than Spaceflight), where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year of Borrower; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) if a Loan Party is a party to such transaction, the Loan Party is the surviving legal entity. Notwithstanding the foregoing, a Subsidiary of Borrower (other than Spaceflight) may merge or consolidate into Borrower or another Subsidiary (other than Spaceflight). For the avoidance of doubt, notwithstanding anything in any Loan Document to the contrary, Spaceflight shall not be permitted to merge or consolidate with another Person or create or acquire any Subsidiaries.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens (provided that, with respect to any Borrower Collateral or Spaceflight Collateral, Borrower shall, and shall cause Spaceflight to, cause any such Permitted Liens (other than Permitted Liens described in clauses (a), (c), (d), (e), (f), (i) (solely with respect to clauses (a) and (c)), (j), (k), (m), (n) and (p) of the definition thereof) to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) after such Collateral becomes subject to such Permitted Liens); (b) permit any Borrower Collateral or Spaceflight Collateral not to be subject to the first priority security interest granted herein (except for (i) in the case of Borrower Collateral, Permitted Liens described in clauses (b) and (l) of the definition thereof and (ii) in the case of Spaceflight Collateral, Permitted Liens described in clauses (a), (b), (c), (d), (e), (f), (h), (i), (l) and (p) of the definition thereof, provided that, in each case, the Loan Parties shall cause any such Permitted Liens (other than Permitted Liens described in clauses (a), (c), (d), (e), (f), (i) (solely with respect to clauses (a) and (c)) of the definition thereof) and (p) on any Borrower Collateral or Spaceflight Collateral to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) after such applicable Collateral becomes subject to such Permitted Liens), permit any other Collateral to not be subject to the security interest granted herein (except for Permitted Liens) or enter or permit any of its Subsidiaries to enter into any agreement, document, instrument or other arrangement (except with or in favor of the Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s Intellectual Property in favor of the Lender, except as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein.

7.6 Forbearance of Spaceflight. Except (i) as expressly set forth on Schedule 7.6, (ii) as set forth in or required pursuant to the Reorganization, (iii) as required in connection with entry into or expressly permitted by the SI Share Purchase Agreement (including, without limitation, as set forth in Section 5.2 thereof) and (iv) upon execution and delivery of the SI Share Purchase Agreement by the parties thereto, as set expressly set forth on Schedule 5.2 to the SI Share Purchase Agreement, permit Spaceflight to do any of the following without the prior written consent of the Lender (such consent not to be unreasonably conditioned, withheld or delayed):

(a) form any Subsidiary or cause or permit any modifications, amendments or changes to the Operating Documents except as may be required by the transactions contemplated by the entry into of the SI Share Purchase Agreement and consented to by the Lender (including, for the avoidance of doubt, the transfer to Spaceflight, prior to the closing of the SI Share Purchase Agreement, of assets and personnel used in the business of the Spaceflight pursuant to a plan of reorganization approved in writing by the Lender (such plan, the “Reorganization”) (such transactions, the “SI Transactions”);

(b) notwithstanding anything set forth on Schedule 7.6 to the contrary, (i) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any Pledged Equity, or split, combine or reclassify any Pledged Equity, or directly or indirectly repurchase, redeem or otherwise acquire any Pledged Equity, (ii) issue, pledge, dispose of, grant, transfer, deliver, encumber or sell or authorize or propose the issuance, pledge, disposition, grant, transfer, delivery, encumbrance or sale of Pledged Equity, (iii) grant any option or issue any warrant to purchase or subscribe for any Pledged Equity or issue any interests convertible into Pledged Equity, or (iv) amend, adjust or modify any Pledged Equity;

(c) sell, lease, abandon, license or otherwise transfer or dispose of any assets of Spaceflight, any assets used or held for use in Spaceflight’s business, or any right under assets used or held for use in Spaceflight’s business, except for (i) the sale of inventory items in the ordinary course of business consistent with past practice, (ii) the sale of any assets that are obsolete or which have not been used in Spaceflight’s business during the twelve (12) months preceding the Effective Date and (iii) the transfer of any assets to Spaceflight in connection with the Reorganization or in the ordinary course of business consistent with past practice;

(d) (i) purchase or otherwise acquire in any manner (whether by merger or consolidation, the purchase of an Equity Interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business entity or organization or division thereof; or (ii) make any material capital expenditures;

(e) extend, waive, renew, novate, terminate, amend or otherwise modify any material contract of Spaceflight (other than extensions and renewals in the ordinary course of business or termination of material contracts occurring due to the expiration of the term thereof), or enter into any material agreement, contract or commitment that is not consistent with, or contains terms inconsistent with, prior practices of Spaceflight in the ordinary course of its business;

(f) except in the ordinary course of business and other than with Spaceflight Employees, enter into any agreement, contract or commitment with any Person for the development of any Intellectual Property;

(g) relinquish any material right, including any right in or to Spaceflight’s Intellectual Property, or permit any item of Spaceflight’s registered Intellectual Property to lapse, expire (other than expiration in accordance with an applicable statutory period), be cancelled or otherwise be abandoned or enter into any agreement, contract or commitment for the (i) sale, exclusive license or transfer of any of Spaceflight’s Intellectual Property, or (ii) purchase or license of any of Spaceflight’s Intellectual Property, in each case other than non-exclusive licenses entered into in the ordinary course of business;

(h) incur, assume or guarantee any Indebtedness, issue or sell any debt securities, or create or grant any Lien over any material asset (tangible or intangible) of Spaceflight, or used, in connection with Spaceflight’s business, or over any of the Pledged Equity, in each case, other than in connection with Indebtedness owing to, and Liens in favor of the Intelsat Lenders and Intelsat Jackson Holdings SA under the Intelsat Loan Agreement in effect as of the date hereof or Liens in favor of the agent and lenders (other than Silicon Valley Bank) under the Commercial Credit Facility (other than the SVB Loan Agreement);

(i) make any loan to any Person, purchase debt securities of any Person or amend the terms of any outstanding loan agreement, or amend or guarantee any Indebtedness of any Person (other than guarantees in connection with the SVB Loan Agreement and the Intelsat Loan Agreement);

(j) commence, comprise or settle any action or proceeding, other than to enforce its rights under this Agreement;

(k) adopt or change accounting methods, practices or policies (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by changes to GAAP arising after the date hereof;

(l) make or change any material Tax election, adopt or change any Tax accounting method, amend any income or other material Tax Returns, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) except in the ordinary course of business consistent with past practices, (i) modify the cash management activities of the Spaceflight or Spaceflight’s business (including the extension of trade credit, the timing of invoicing and collection of receivables and the accrual and payment of payable and other current liabilities), or (ii) modify the manner in which the books and records of Spaceflight or Spaceflight’s business are maintained;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Spaceflight or Spaceflight’s business, except as may be required to consummate the SI Transactions in accordance with the Reorganization;

(o) fail to use commercially reasonable efforts to prevent any Spaceflight - or Borrower-sponsored insurance policy of which Spaceflight’s business is a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies or with respect to policies that are being replaced with policies providing for substantially equivalent coverage;

(p) cancel, surrender, allow to expire, or fail to renew any material permit or license;

(q) materially change an existing line of business or enter into any new line of business;

(r) make any other payments (other than in respect of the matters set forth in subclauses (a) through (q) above) for the benefit of Borrower or any of its Subsidiaries (other than Spaceflight) or their respective Affiliates, in each case, other than payments in the ordinary course of business, as and when due pursuant to the express terms of an arms’-length contract entered into prior to the Effective Date and disclosed in writing to the Administrative Agent prior to the Effective Date; or

(s) take, commit, or agree in writing or otherwise to take, any of the actions described in clause (a) – (r) of this Section 7.6, or any other action that would prevent Borrower or Spaceflight from performing, or causing Borrower or Spaceflight not to perform, the actions contemplated to be performed by them under this Agreement.

7.7 Maintenance of Collateral Accounts. Allow any Loan Party to maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.8 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments or permit any of its Subsidiaries to do so, other than Permitted Investments; (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, or (c) enter into any Swap Agreement; provided that Borrower and its Subsidiaries (other than Spaceflight, except with respect to clause (v) below) may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and issue capital stock in connection with the exercise of warrants or options, (ii) pay dividends solely in common stock, (iii) repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements with an aggregate purchase price not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, (iv) make payments in lieu of the issuance of fractional shares, (v) make any dividends or distributions or payments or redemptions contemplated by the SI Share Purchase Agreement or the consummation of the transactions contemplated thereby or any transactions permitted under Section 7.6 hereof, and (vi) enter into any Swap Agreements in the ordinary course of any Loan Party’s financial planning to hedge currency and interest rate risks (and not for speculative purposes) subject to the Lender’s consent (not to be unreasonably withheld, conditioned or delayed).

7.9 Transactions with Affiliates. Subject to Section 7.6 with respect to Spaceflight, directly or indirectly (a) enter into or permit to exist any material transaction with any Affiliate of Borrower or its Subsidiaries, or permit any of its Subsidiaries to do so, except for (i) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions permitted pursuant to Section 7.2, (iii) transactions between or among Borrower and its Subsidiaries (except with respect to Spaceflight, to the extent expressly prohibited pursuant to Section 7.6), (iv) compensation arrangements approved by Borrower’s or such Subsidiary’s Board of Directors, (v) in the case of Borrower or its Subsidiaries (other than Spaceflight) only, equity and Subordinated Debt financings with Borrower’s existing investors, or (b) permit any waiver, discount, forgiveness, deferral, release or discharge by Spaceflight of (x) any amount, obligation or other liability owed to Spaceflight by Borrower or any of its Subsidiaries (other than Spaceflight) or their respective Affiliates or (y) any claims by Spaceflight in respect of any contract with Borrower or any of its Subsidiaries (other than Spaceflight) or their respective Affiliates, in each case in this clause (b), except as expressly required pursuant to the Reorganization or as required in connection with entry into or expressly permitted by the SI Share Purchase Agreement.

7.10 Subordinated Debt; Founder Notes. (a) Make or permit a Subsidiary to make any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement or provisions to which such Subordinated Debt is subject, (b) amend any provision in or grant any waiver with respect to any document relating to the Subordinated Debt which would increase the amount owed by Borrower or a Subsidiary in respect thereof, except pursuant to the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject, or (c) make or permit a Subsidiary to make any optional prepayments on any Founder Note.

7.11 Compliance. Become or permit a Subsidiary to become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; fail or permit a Subsidiary to fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction as defined in ERISA, or (c) comply with the Federal Labor Standards Act, if the failure of any of the conditions in clauses (a) through (c) could reasonably be expected to have a material adverse effect on Borrower’s or a Subsidiary’s business, or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s or a Subsidiary’s business or permit any Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or a Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Loan Party fails to pay any of the Obligation when due;

8.2 Covenant Default.

(a) Any Loan Party fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.13 or 6.15, or violate any covenant in Section 6.15; or

(b) Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Loan Parties be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Loan Parties shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period). Cure periods provided under this section shall not apply to any covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any entity under the control of a Loan Party (including a Subsidiary), or (ii) a notice of lien or levy is filed against any Loan Party’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Term Loans shall be made during any ten (10) day cure period; or

(b) (i) any material portion of a Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party from conducting all or any material part of its business; provided, however, that the Event of Default under this Section 8.4(b) shall be cured or waived for the purposes of this Agreement upon the Lender receiving written evidence that the same under sub- clauses (i) and (ii) hereof have, within ten (10) days after the occurrence thereof, been discharged or stayed (whether through the posting of a bond or otherwise); provided, further, that no Term Loans shall be made during any such ten (10) day cure period;

8.5 Insolvency. (a) A Loan Party or any of its Subsidiaries fails to be solvent as described under Section 5.6 hereof; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Term Loans shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement (including the SVB Loan Agreement and the Intelsat Loan Agreement) to which any Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any breach or default by such Loan Party or its Subsidiaries resulting in (x) a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (b) any breach or default by such Loan Party or its Subsidiaries which could result in a Material Adverse Change or a Material Adverse Change with respect to Spaceflight individually;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (unless covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against any Loan Party by any Governmental Authority, and the same are not, within twenty (20) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Term Loans will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. A Loan Party or any Person acting for a Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to the Lender or to induce the Lender to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. The Intercreditor Agreement, or any other subordination or intercreditor agreement with respect to any Subordinated Debt or any subordination provision in any Founder Note, shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than the Lender) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, except as may be permitted pursuant to the terms of such subordination or intercreditor agreement or Permitted Liens;

8.10 Guaranty. (a) The Guaranty or any other guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under the Guaranty or any other any guaranty of the Obligations; (c) any circumstance described in Sections 8.5 or 8.8 occurs with respect to any Guarantor; (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of the Lender’s Lien in the Spaceflight Collateral or in the value of such Spaceflight Collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to Spaceflight;

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction;

8.12 Payroll; Rent; Launch Providers. Borrower or any of its Subsidiaries fail to make payment in respect of payroll, rent, or any obligations owing to launch providers in the ordinary course of business; or

8.13 Security Interests. Any Lien in favor of the Lender intended to be created by any of the Loan Documents shall at any time be invalidated or otherwise cease to be in full force and effect, for whatever reason (other than by reason of any action or inaction of the Lender), or any security interest in favor of the Lender purported to be created by any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, (A) in the case of any such Lien on Borrower Collateral or Spaceflight Collateral, a valid, first priority (subject to (i) in the case of Liens on Borrower Collateral, Permitted Liens described in clauses (b) and (l) of the definition thereof and (ii) in the case of Liens on Spaceflight Collateral, Permitted Liens described in clauses (a), (b), (c), (d), (e), (f), (h), (i), (l) and (p) of the definition thereof; provided that, in each case, the Loan Parties shall cause any such Permitted Liens (other than Permitted Liens described in clauses (a), (c), (d), (e), (f), (i) (solely with respect to clauses (a) and (c) and (p)) of the definition thereof) to be released as soon as practicable (and shall use commercially reasonable efforts to have such Permitted Liens released within 60 days) on any Borrower Collateral or Spaceflight Collateral after such applicable Collateral becomes subject to such Permitted Liens) perfected Lien in the Collateral covered thereby, or (B) in the case of any such Lien on Loan Party Collateral (other than Spaceflight Collateral), a valid, perfected Lien in the Collateral covered thereby, in each case except as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents and except to the extent that any applicable perfection measure is not required to be taken under the Loan Documents.

8.14 Amendment Agreement. The Seahawk License Agreement and the Seahawk Escrow Agreement shall fail to be terminated pursuant to the requirements of the Amendment Agreement.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Lender may, without notice or demand, do any or all of the following:

(i) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by the Lender);

(ii) stop advancing money or extending credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and the Lender;

(iii) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles of any Loan Party, settle or adjust disputes and claims directly with Account Debtors of any Loan Party for amounts on terms and in order that the Lender considers advisable, and notify any Person owing any Loan Party money of the Lender’s security interest in such funds;

(iv) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall, and shall cause each Guarantor to, assemble the Collateral if the Lender requests and make it available as the Lender designates. The Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien (other than the IP Holdco Liens) which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants, on behalf of itself and the other Loan Parties, the Lender a license to enter and occupy any of its or their premises, without charge, to exercise any of the Lender’s rights or remedies;

(v) apply to the Obligations (i) any balances and deposits of any Loan Party it holds, or (ii) any amount held by the Lender owing to or for the credit or the account of any Loan Party;

(vi) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral (subject to the IP Holdco Liens). The Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, the Loan Parties’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, all other Intellectual Property and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section, any Loan Parties’ rights under all licenses and all franchise agreements inure to the Lender’s benefit;

(vii) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii) demand and receive possession of any Books and Records; and

(ix) exercise all rights and remedies available to the Lender under the Loan Documents or otherwise at law or equity, including all remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral), including disposal of the Collateral pursuant to the terms thereof.

(b) Without limiting the foregoing, if the Lender exercises any right to foreclose on the Borrower Collateral or the Spaceflight Collateral following the occurrence and during the continuance of an Event of Default, at the election of the Lender, which election may be revoked at any time, the following process shall be followed:

(i) Borrower shall use commercially reasonable efforts to cooperate with the Lender, Buyer and their respective Affiliates to obtain CFIUS Clearance in connection with the acquisition of the Collateral by the Lender, Buyer or their respective Affiliates. During such period: (A) the Lender may appoint a United States bank or other trustee to hold the Collateral in trust as a collateral agent for the Lender pending receipt of CFIUS Clearance; (B) Borrower shall, and shall cause Spaceflight to, comply with the covenants set forth in Sections 6.11 and 7.6; and (C)(1) Borrower shall cause a Designated Independent Director to be appointed to the board of directors of Spaceflight, and Borrower and Spaceflight shall, and shall cause their Subsidiaries to, take such actions as are necessary or desirable to effect such appointment for the Spaceflight, including any amendments to their respective bylaws and (2) Borrower shall use commercially reasonable efforts to cause a Designated Independent Director be appointed to the board of directors of Borrower, and Borrower shall use commercially reasonable efforts to cause its Affiliates to take such actions as are necessary or desirable to effect such appointment for the Borrower, including any amendments to Borrower’s bylaws. For the purposes of this paragraph, an “Designated Independent Director” is an independent director that is (x) a United States person, (y) not affiliated with any Loan Party or their Subsidiaries, the Lender, Buyer, or any Affiliate of any of the foregoing and (z) selected by the Lender in its sole discretion.

(ii) In the event that CFIUS Clearance is not obtained within one hundred eighty (180) days following the exercise by the Lender of its right of foreclosure (provided that the Lender may in its sole discretion extend such one hundred eighty (180) day period for a reasonable term (not to exceed thirty (30) days) if the Lender reasonably expects that CFIUS Clearance will be forthcoming) (such one hundred eighty (180) day term, as extended in accordance with this Section 9.1(b)(ii), the “CFIUS Term”), the Lender shall cause its financial advisors to seek out potential buyers that are not foreign persons (as defined in the CFIUS Regulations) for the Borrower Collateral or Spaceflight Collateral. If acquisition terms are not agreed with any such buyer within three (3) months thereafter, the Lender shall cause its financial advisors to seek out any other potential buyers for such Collateral. If CFIUS Clearance is not obtained in accordance with this Section 9.1(b)(ii), then any sale to a third-party buyer following such failure to obtain CFIUS Clearance pursuant to this Section 9.1(b)(ii) shall be pursuant to one or more private sales. Notwithstanding the foregoing, if CFIUS Clearance is obtained following the expiration of the CFIUS Term but prior to the entry by Borrower or Spaceflight into a definitive purchase agreement with a third-party buyer described in this Section 9.1(b)(ii), the Lender may proceed to acquire the Borrower Collateral or Spaceflight Collateral.

(c) The parties hereto agree that compliance with the terms and conditions of Section 9.1(b) is commercially reasonable under Section 9-603 of the Code. Without limiting the foregoing, the parties hereto agree that the sale or other disposition of the Borrower Collateral or Spaceflight Collateral in any foreclosure proceedings shall be subject to other customary requirements of commercial reasonableness, including under Section 9-627 of the Code, and shall be subject to the right of redemption provided under Section 9-623 of the Code.

(d) Notwithstanding anything in Section 9.1 to the contrary, if the Lender, Buyer or any of their respective Affiliates proposes to acquire the Borrower Collateral or the Spaceflight Collateral in strict foreclosure proceedings pursuant to the Code and under this Section 9.1: (i) the parties hereto agree that a purchase price for such Collateral equal to at least the lesser of (x) [***] and (y) [***] of the purchase price to be paid by Buyer pursuant to the SI Share Purchase Agreement (if executed by the parties thereto), subject to such closing adjustments as are contemplated in the draft SI Share Purchase Agreement attached hereto as Exhibit A, shall be a reasonable purchase price (the “Minimum Purchase Price”) for such Collateral; and (ii) Borrower shall use commercially reasonable efforts to (A) cause the lenders and other secured parties under the Intelsat Loan Agreement and the holders of the Founder Notes to agree that such amount is a reasonable purchase price, (B) cause each Key Person to maintain such Key Person’s employment with Spaceflight during the pendency of such proceedings and (C) cause Spaceflight to comply with the covenants set forth in Sections 6.11 and 7.6 during the pendency of such proceedings and to cause the conditions precedent to the SI Share Purchase as set forth in the SI Share Purchase Agreement to be satisfied as promptly as practicable.

(e) If the Lender, Buyer or any of their respective Affiliates acquires any Spaceflight Collateral or Borrower Collateral pursuant to this Section 9.1, then for a period of four (4) years following the consummation of such acquisition (the “Collateral Confidentiality Term”), Borrower shall, and shall cause its Affiliates to, and shall instruct each of their respective agents and representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning such Collateral (“Confidential Collateral Information”), except that Borrower shall not have any obligation under this Section 9.1(e) with respect to any Confidential Collateral Information that (i) after the consummation of such acquisition becomes generally available to the public other than through a breach by Borrower, any of its Affiliates or any of their agents or representatives of their respective obligations under this Section 9.1(e) or (ii) is provided to Borrower or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to the Lender, Buyer or any of their respective Affiliates (including, if applicable, Spaceflight). During the Collateral Confidentiality Term, Borrower shall not, and shall cause its Affiliates not to, and shall instruct each of their respective agents and representatives not to, use any Confidential Collateral Information except as expressly authorized in writing by Borrower. The Lender shall, and shall cause its Affiliates to, and shall instruct each of their respective agents and representatives to, take the same degree of care to protect the Confidential Collateral Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care. Borrower agrees to accept responsibility for any breach of this Section 9.1(e) by any of its Affiliates or any of their respective agents or representatives.

9.2 Power of Attorney. Borrower hereby irrevocably appoints the Lender as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in the Lender’s or Borrower’s name, as the Lender chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Lender or a third party as the Code permits. Borrower hereby appoints the Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of the Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. The Lender’s foregoing appointment as Borrower’s attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. The Lender will make reasonable efforts to provide Borrower with notice of the Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Lender are deemed an agreement to make similar payments in the future or the Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, the Lender shall have the right to apply in any order any funds in its possession, whether from any Loan Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. The Lender shall pay any surplus to Borrower or to any Persons legally entitled thereto; Borrower shall remain liable to the Lender for any deficiency. If the Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Lender of cash therefor.

9.5 Lender’s Liability for Collateral. So long as the Lender treats the Collateral with substantially the same standard of care as it would its own property and complies with the Code regarding the safekeeping of the Collateral in the possession or under the control of the Lender, the Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. The Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. The Lender has all rights and remedies provided under the Code, by law, or in equity. The Lender’s exercise of one right or remedy is not an election and shall not preclude the Lender from exercising any other remedy under this Agreement or the other Loan Documents or other remedy available at law or in equity, and the Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which Borrower is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. The Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	SPACEFLIGHT INDUSTRIES, INC.
1505 Westlake Avenue N., Suite 600
Seattle, WA 98109
Attn: Legal Department
Email: legal@spaceflightindustries.com

If to the Lender:	MITSUI & CO. (U.S.A.), INC.
[***]
With a copy to:	MITSUI & CO. (U.S.A.), INC.
[***]

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED IN ANY OTHER LOAN DOCUMENT, EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND SUCH OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Borrower and the Lender each submit to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY AND OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without the Lender’s prior written consent (which may be granted or withheld in the Lender’s discretion). The Lender has the right, with the consent of the Borrower (which such consent shall not to be unreasonably withheld, conditioned or delayed and shall be deemed provided if the Borrower does not response to the Lender within five (5) Business Days of notice in writing by the Lender) so long as no Event of Default has occurred and is continuing, to sell, transfer, assign, negotiate, or grant a participation in all or any part of, or any interest in, the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that without Borrower’s consent, the Lender may sell, transfer, assign, negotiate, or grant a participation in all or any part of, or any interest in, the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents, to an Affiliate of the Lender, to Yamasa Co., Ltd. or any of its Affiliates, or to Buyer.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold the Lender and each of its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing the Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from the breach or default by any Loan Party of any Loan Document (including reasonable attorneys’ fees and expenses) or the enforcement of any of the Loan Documents by any Indemnified Person in respect of any such breach or default, except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. The Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Waiver; Integration.

(a) No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.

(b) Without limiting the generality of anything in Section 12.7(a), no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

(c) The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. For a period of (i) in the case of Borrower Confidential Information, four (4) years following the Effective Date and (ii) in the case of Spaceflight Confidential Information, four (4) years following the earlier of the Effective Date and the consummation of the SI Share Purchase (as applicable, the “Confidentiality Term”), the Lender shall, and shall cause its Affiliates to, and shall instruct their agents and representatives to, hold in confidence any and all confidential, proprietary and on-public information and materials, whether in written, verbal, graphic or other form, concerning Borrower or any of its Affiliates (other than Spaceflight) (collectively, “Borrower Confidential Information”) and Spaceflight (“Spaceflight Confidential Information” and together with Borrower Confidential Information, collectively, “Confidential Information”), except that the Lender shall not have any obligation under this Section 12.9 with respect to any Confidential Information that (a) after the Effective Date becomes generally available to the public other than through a breach by the Lender, any of its Affiliates or any of their agents or representatives of their respective obligations under this Section 12.9 or (b) is provided to the Lender or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Borrower, Spaceflight or any of their respective Affiliates. During the applicable Confidentiality Term, the Lender shall not, and shall cause its Affiliates not to, and shall instruct each of their respective agents and representatives not to, use any Confidential Information except as expressly authorized in writing by Borrower. The Lender shall, and shall cause its Affiliates to, and shall instruct each of their respective agents and representatives, to, take the same degree of care to protect the Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care. The Lender agrees to accept responsibility for any breach of this Section 12.9 by any of its Affiliates or any of their respective agents or representatives.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and the Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Right of Setoff. Borrower hereby grants to the Lender a Lien and a right of setoff as security for all Obligations to the Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender (including a subsidiary of the Lender) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

Notwithstanding anything set forth in this Agreement to the contrary, whether express or implied, in no event shall Lender take any action with respect to any Collateral that could reasonably result in, or is intended to result in, any limitation, cancelation or termination of, or any interference with the exercise of, any rights, licenses or remedies of Seahawk or the Industrial JV in, to or under any IP Holdco Lien.

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“2018 Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2018 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended (together with the related notes thereto).

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accruing Interest” is defined in Section 2.3(a).

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Aggregate Cap” is [***]

“Agreement” is defined in the preamble hereof.

“Amendment Agreement” means that certain Amendment Agreement, by and between Spaceflight Industries, Inc., Spaceflight Systems, Inc., Blacksky Global, LLC, BlackSky Geospatial Solutions Inc., Spaceflight, Inc., SFI IP Holdco, LLC and Seahawk SPV Investment LLC and Thales Alenia Space France, dated as of October 31, 2019.

“Bi-Weekly Reports” is defined in Section 6.2(e).

“Books and Records” are all of the books and records of any Loan Party, including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrower Collateral” is all of Borrower’s right, title and interest in and to the following:

(a) all Equity Interests in Spaceflight now or hereafter owned by Borrower, whether such Equity Interests are classified as investment property or general intangibles under the Code, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any Equity Interest in Spaceflight, and including those owned on the date hereof and described on Schedule 5.2, the certificates or other instruments representing any of the foregoing and any interest of Borrower in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Equity”), and all distributions, dividends, and other property received, receivable or otherwise distributed in respect of or in exchange therefor;

(b) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the above clause (a) or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(c) to the extent not covered by clauses (a) and (b) above, all proceeds of any or all of the foregoing Borrower Collateral. For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Borrower Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to Borrower or the Lender from time to time with respect to any of the Borrower Collateral.

“Borrower Confidential Information” is defined in Section 12.9.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders or other equityholders) and delivered by such Person to the Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) the Term Loan request, on behalf of such Person, and (d) that the Lender may conclusively rely on such certificate unless and until such Person shall have delivered to the Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banking institutions located in Seattle, Washington, New York, New York or Tokyo, Japan are authorized or obligated by law or executed order to close.

“Buyer” is, collectively, one or more of the Lender or its Affiliates, or any other Person in which the Lender or its Affiliates own any Equity Interests, in each case that intend to acquire the SI Shares pursuant to the SI Share Purchase Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Silicon Valley Bank’s (or any other comparable United States based commercial or retail bank or financial institution with assets in excess of $500,000,000) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Interest” is defined in Section 2.3(a).

“CFIUS” is the Committee on Foreign Investment in the United States, and each member agency thereof acting in such capacity.

“CFIUS Clearance” is (a) written notice from CFIUS to the effect that either (i) the acquisition by Buyer of the SI Shares or the Exercise of Remedies, as applicable, is not subject to Section 721; or (ii) CFIUS has concluded all action with respect to its review or investigation (as the case may be) of the acquisition by Buyer of the SI Shares or such Exercise of Remedies and has determined that there are no unresolved national security issues with respect to the acquisition by Buyer of the SI Shares or such Exercise of Remedies; or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the acquisition by Buyer of the SI Shares or such Exercise of Remedies, either (i) the President of the United States has announced a decision not to suspend or prohibit the acquisition by Buyer of the SI Shares or such Exercise of Remedies pursuant to his authorities or (ii) the President shall have taken no action within fifteen (15) days after receiving the report from CFIUS.

“CFIUS Regulations” means 31 C.F.R. Part 800 and any other regulations or orders implementing Section 721.

“CFIUS Term” is defined in Section 9.1(b)(ii).

“Change of Control Prepayment Amount” means an amount equal to (x) the outstanding principal amount of the Term Loan plus accrued and unpaid interest thereon (including Accruing Interest) multiplied by (y) the Founder Prepayment Percentage.

“CLA Lenders” has the meaning set forth in the definition of “TAS Loan Agreement”.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is, collectively, the Borrower Collateral, the Spaceflight Collateral, all other Loan Party Collateral and any other collateral pledged by any Loan Party in favor of the Lender under the Loan Documents.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Confidentiality Term” is defined in Section 9.1(e).

“Collateral Documents” are this Agreement, the Security Agreement, the IP Security Agreement, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Lender a Lien on any real, personal or mixed property of such Loan Party as security for the Obligations.

“Comfort Letter” is defined in Section 3.1(y).

“Commercial Credit Facility” means (1) the SVB Loan Agreement and the other “Loan Documents” as defined under the SVB Loan Agreement or (2) to the extent the SVB Loan Agreement has been terminated or otherwise is not outstanding, any other Indebtedness incurred by the Loan Parties or any of their Subsidiaries on or after the date hereof (“SVB Replacement Facility”), in each case, to the extent the maximum aggregate principal amount of Indebtedness outstanding and commitments thereunder do not exceed [***] (such amount, the “Commercial Debt Cap”); provided that such other Indebtedness must either (a) be entered into with the prior written approval of the Lender (not to be unreasonably withheld, conditioned or delayed) or (b) must (i) be in an aggregate principal amount of not greater than the Commercial Debt Cap, (ii) be subject to terms and conditions (other than pricing terms and maturity (except that such maturity date shall be no earlier than twelve (12) months from the Effective Date)) no less favorable taken as a whole (including any covenant and mandatory prepayment provisions) to the Loan Parties and their Subsidiaries than this Agreement, and (iii) be subject to the Intercreditor Agreement or one or more intercreditor agreements with the Lender which are reasonably acceptable to the Lender.

“Commercial Debt Cap” is defined in the definition of “Commercial Credit Facility”.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Conditional Default Interest” is, for any period following the occurrence and during the continuance of an Event of Default not in excess of sixty (60) days for all such periods in the aggregate, the amount of interest that accrues at the Incremental Default Rate (but not, for the avoidance of doubt, the amount of interest that accrues at the rate that is otherwise applicable thereto pursuant to Section 2.3(a)).

“Confidential Collateral Information” is defined in Section 9.1(e).

“Confidential Information” is defined in Section 12.9.

“Confidentiality Term” is defined in Section 12.9.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements, indemnities or warranties provided in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Contribution Agreement” has the meaning set forth in the Stock Purchase Agreement.

“Control Agreement” is any control agreement, in form and substance satisfactory to the Lender in its reasonable discretion, entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, such Loan Party, and the Lender pursuant to which the Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, in each case in any and all jurisdictions throughout the world.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Debtor Relief Law” is the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Independent Director” is defined in Section 9.1(b)(i).

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” are, collectively, shares of stock, partnership interests, interests in joint ventures, limited liability company interests and other equity interests in one or more Persons.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.6.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Term Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.6, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exercise of Remedies” means the exercise by the Lender of the voting or other rights, or the remedies in respect of the Collateral, provided for in this Agreement or the other Loan Documents.

“FATCA” means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to entered into pursuant to Section 1471(b)(1) of the Tax Code and any intergovernmental agreement, treaty, regulations, guidance or any other agreement entered into in order to comply with, facilitate, supplement or implement the foregoing.

“Financial Statements Deviation” is defined in Section 2.2(a)(ii).

“Founder Notes” means, collectively, that certain Subordinated Promissory Note, dated as of November 13, 2018, in the principal amount of six million two hundred fifty thousand dollars ($6,250,000) issued by Borrower to Jason Andrews (the “Andrews Note”) and that certain Subordinated Promissory Note, dated as of November 13, 2018, in the principal amount of six million two hundred fifty thousand dollars ($6,250,000) issued by Borrower to Marian Joh (the “Joh Note”), and each, individually, a “Founder Note”.

“Founder Prepayment Percentage” means the percentage obtained by dividing (x) the aggregate amount of all required Change of Control Payments (as defined in each applicable Founder Note) under all applicable Founder Notes by (y) the aggregate amount of all outstanding principal and accrued and unpaid interest outstanding under all such Founder Notes.

“Funding Date” is the date on which the Term Loan is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantors” means each of Spaceflight, Spaceflight Systems, Inc., a Washington corporation, BlackSky Global LLC, a Delaware limited liability company, BlackSky Geospatial Solutions, Inc., a Delaware corporation, and SFI IP Holdco, LLC, a Delaware limited liability company, as well as any Person providing a guarantee after the Effective Date of all or any part of the Obligations in favor of the Lender.

“Guaranty” is that certain Guaranty, dated as of the date hereof, executed by each Guarantor in favor of the Lender with respect to such Guarantor’s guarantee of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Incremental Accruing Default Interest” is defined in Section 2.3(b).

“Incremental Default Rate” is defined in Section 2.3(b).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations with respect to the type of Indebtedness specified in the foregoing clauses (a) through (c).

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Industrial JV” means Leostella LLC, a Delaware limited liability company.

“Industrial JV LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of Leostella, LLC, dated as of October 30, 2018, by and among Thales Alenia Space US Investment LLC and Spaceflight Industries, Inc., a Delaware corporation.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Instruments” are all “instruments” as defined in the Code in effect on the date hereof.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following, whether now owned or hereafter acquired by such Person:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all inventions and design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all other intellectual property of every kind and nature, including licenses of Patents, Trademarks and Copyrights, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intelsat Advances” means “Advances” as defined in the Intelsat Loan Agreement or any other loan or extension of credit under the Intelsat Loan Agreement.

“Intelsat Loan Agreement” is that certain Amended and Restated Loan and Security Agreement dated as of October 31, 2019, among Borrower, certain of its Subsidiaries named as co-borrowers therein, the lenders party thereto (the “Intelsat Lenders”) and Intelsat Jackson Holdings, SA, as collateral agent for the Intelsat Lenders, as in effect on the date hereof or as amended in a manner not materially adverse to Lender or with the prior written consent of Lender.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, among INTELSAT JACKSON HOLDINGS SA, as replacement collateral agent for the Intelsat Lenders and as an Intelsat Lender, SEAHAWK SPV INVESTMENT LLC, as an Intelsat Lender, the other Intelsat Lenders party thereto, and the Lender, as amended, restated or otherwise modified from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Holdco” means SFI IP Holdco, LLC, a Delaware limited liability company.

“IP Holdco Liens” means, collectively, the Technology License Agreement, the Seahawk Escrow Agreement and the Seahawk License Agreement, only for so long as each such agreement is in full force and effect; provided that IP Holdco Liens shall not include any Liens on the Borrower Collateral or Spaceflight Collateral.

“IP Security Agreement” is an intellectual property security agreement or such agreement, as applicable, pursuant to which a Loan Party grants to the Lender a security interest in such Loan Party’s Intellectual Property, in form and substance reasonably satisfactory to the Lender.

“JCMA” has the meaning set forth in the Stock Purchase Agreement.

“Key Person” is [***]

“Lender Expenses” are all legal fees and expenses for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Loan Party.

“Lender” is defined in the preamble hereof.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Guaranty, the Security Agreement, the IP Security Agreement, the Control Agreements, any other Collateral Document, the Intercreditor Agreement, any other subordination agreement, the Term Note (if any), the Comfort Letter and any other present or future agreement by any Loan Party with or for the benefit of the Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Parties” are, collectively, Borrower, Spaceflight, the other Guarantors and any other Person from time to time guaranteeing the Obligations.

“Loan Party Collateral” is the Collateral as defined in the Security Agreement.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of the Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or Spaceflight; or (c) a material impairment in the prospect of repayment of any portion of the Obligations.

“Maturity Date” is the later of (x) the Scheduled Repayment Date, subject to any extension pursuant to Section 2.2(b)(ii) (if applicable), and (y) if the SI Share Purchase Agreement is executed and subsequently terminated by any party thereto due to failure to obtain CFIUS Clearance or otherwise in accordance with its terms, ninety (90) days following the date of such termination; provided that, notwithstanding the foregoing, if the SI Share Purchase is consummated in accordance with the SI Share Purchase Agreement prior to the Scheduled Repayment Date (subject to any extension pursuant to Section 2.2(b)(ii), if applicable), the Maturity Date shall be the date on which the SI Share Purchase is consummated.

“Minimum Purchase Price” is defined in Section 9.1(d).

“Monthly Financial Statements” is defined in Section 6.2(a).

“New Intelsat Term Loan” is defined in Section 3.1(o).

“Obligations” are the Loan Parties’ obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts any Loan Party owes the Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Loan Party assigned to the Lender, and to perform the Loan Parties’ duties under the Loan Documents.

“Omnibus Amendment” means that certain Omnibus Amendment and Waiver Agreement and Conversion Election, dated as of October 31, 2019, by and among Borrower, the CLA Lenders, the TAS Collateral Agent and the other parties thereto.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means any and all patents in any country or jurisdiction, patent applications in the United States or the equivalent thereof in any other country or jurisdiction and like protections including without limitation improvements, provisionals, divisionals, continuations, renewals, reissues, reexaminations, revisions, extensions and continuations-in-part of the same, and the inventions or designs disclosed or claimed therein, including the right to make, use, import and/or sell the inventions or designs disclosed or claimed therein, in each case, in any and all jurisdictions throughout the world.

“Permitted Indebtedness” is:

(a) each Loan Party’s Indebtedness to the Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date which is shown on Schedule A, the principal amount of which shall not exceed the amounts set forth on Schedule A;

(c) unsecured Subordinated Debt to the extent consented to by the Lender in writing;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) of Borrower or any of its Subsidiaries (other than Spaceflight) incurred on corporate credit cards in the ordinary course of Borrower’s or such Subsidiary’s (other than Spaceflight’s) business;

(f) Indebtedness with respect to surety, indemnity, or appeal bonds and similar obligations in the ordinary course of Borrower’s or its Subsidiaries’ business;

(g) Indebtedness constituting a Permitted Investment;

(h) customer deposits and advance payments received in the ordinary course of Borrower’s or its Subsidiaries’ business;

(i) Indebtedness consisting of guaranties of Permitted Indebtedness;

(j) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(k) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(l) (w) unsecured Indebtedness of Borrower or any of its Subsidiaries (other than Spaceflight) constituting Loan Parties owed to Spaceflight in an aggregate principal amount not to exceed $100,000 and unsecured Contingent Obligations of any Subsidiary with respect to obligations of Borrower or any of its Subsidiaries constituting Loan Parties (the “Loan Party Subsidiaries”) (provided that the primary obligations are not prohibited hereby), (x) unsecured Indebtedness among Borrower and any Loan Party Subsidiaries (other than Spaceflight) or among Loan Party Subsidiaries (other than Spaceflight), (y) Indebtedness of a Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party, and Contingent Obligations of any Subsidiary that is not a Loan Party with respect to obligations of such other Subsidiary that is not a Loan Party (provided that the primary obligations are not prohibited hereby) and (z) unsecured Indebtedness of any Subsidiary to Borrower or any Loan Party Subsidiary in an aggregate principal amount not to exceed $100,000, which, in each case, pursuant to this clause (l) shall, solely with respect to Indebtedness of any Loan Party to a Subsidiary that is not a Loan Party, be subordinate to the Obligations hereunder;

(m) Indebtedness incurred pursuant to the Intelsat Loan Agreement so long as the amount of such Indebtedness when taken together with any Indebtedness (and commitments) under the Commercial Credit Facility does not exceed the Aggregate Cap;

(n) other Indebtedness not otherwise permitted by Section 7.4 of this Agreement not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time;

(o) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms Borrower or its Subsidiary, as the case may be; provided, further, that if such item of Permitted Indebtedness is subject to an intercreditor agreement or subordination agreement, such action is permitted under the terms thereof;

(p) Indebtedness arising under the Commercial Credit Facility (which, for the avoidance of doubt shall, as of the Effective Date, include the Indebtedness arising under the SVB Loan Agreement and the other “Loan Documents” thereunder) so long as the amount of such Indebtedness (and commitments thereunder) does not exceed the Commercial Debt Cap, and, when taken together with the aggregate principal amount of all Intelsat Advances, does not exceed the Aggregate Cap; and

(q) Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) of any Loan Party (other than Spaceflight) consisting of reimbursement obligations with respect to letters of credit incurred in the ordinary course of such Loan Party’s (other than Spaceflight’s) business.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on Schedule B (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s or its Subsidiary’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by the Lender;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or its Subsidiaries;

(d) Investments consisting of deposit accounts in which, in the case of any Loan Party with respect to any non-Excluded Account, the Lender has (i) in the case of Spaceflight, a first priority perfected security interest (subject to Permitted Liens of the type described in clauses (b) and (l) of the definition therein); and (ii) in the case of any Loan Party other than Spaceflight, a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1 of this Agreement;

(f) Investments (i) by Borrower in Subsidiaries of Borrower not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries or in a Loan Party to the extent such Loan Party is permitted to incur the corresponding Indebtedness under the terms of this Agreement;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Loan Party or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Loan Party’s or its Subsidiary’s board of directors, members or managers, as applicable;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of a Loan Party in any Subsidiary;

(j) advances, extensions of trade credit or prepayments made by a Loan Party to suppliers, manufacturers or service partners, in each case, in the ordinary course of business or consistent with past or industry practice;

(k) Investments permitted by Section 7.3 hereof; and

(l) Investments made by Loan Parties (other than Spaceflight) in the Industrial JV required under the Industrial JV LLCA, the Contribution Agreement, the Technology License Agreement or the JCMA, in each case, as in effect on the Effective Date and including any amendments or modifications thereto to the extent such amendments or other modifications are not materially adverse to the Lender (in its capacity as lender hereunder); provided that any amendment or other modification that increases the amount of the capital or loan to be provided by a Loan Party required under the foregoing agreements in excess of $1,000,000 from those in effect on the Effective Date shall be deemed to be materially adverse to the Lender;

(m) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment; and

(n) other Investments not otherwise permitted not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date which are shown on Schedule C or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Loan Party or its applicable Subsidiaries maintain adequate reserves on such Person’s Books and Records, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens with respect to any capital lease arrangements or any purchase money obligations, in each case, including Liens on obligations incurred in connection with the acquisition, repair, construction or improvement of property; provided that (i) the aggregate principal amount of Indebtedness secured by liens permitted under this clause (c) shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, and (ii) such Liens are solely on the assets being financed, acquired, repaired, constructed or improved, the products and proceeds thereof, and the books and records related thereto;

(d) Liens of carriers, warehousemen, landlords, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory or Equipment, securing liabilities in the aggregate amount not to exceed one Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens (i) to secure the performance of bids, tenders, contracts (other than the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds arising in the ordinary course of business and (ii) on any segregated cash collateral or escrow accounts containing cash collateral or restricted cash (excluding any interest generated on such amounts) set forth on Schedule 6.6 (which, in the case of Spaceflight only, shall not be in excess of [***] in the aggregate, and in the case of all Loan Parties, shall not be in excess of [***] in the aggregate);

(g) any Liens inclined pursuant to the Technology License Agreement, the Satellite Program Contract, the JCMA, the Seahawk Escrow Agreement or the Seahawk License Agreement, in each case, as of the Effective Date and including any amendments or modifications thereto to the extent such amendments or other modifications that are not materially adverse to the Lender (in its capacity as lender hereunder);

(h) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(j) leases or subleases of real property granted in the ordinary course of a Loan Party’s or its Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if, in the case of a grant by a Loan Party, the leases, subleases, licenses and sublicenses do not prohibit granting the Lender a security interest therein;

(k) (i) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and (ii) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case, in the ordinary course of business;

(l) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7 of this Agreement;

(m) Liens arising under the Intelsat Loan Agreement to the extent in compliance with the Intercreditor Agreement;

(n) Liens securing a Commercial Credit Facility (other than the SVB Loan Agreement and the other “Loan Documents” as defined thereunder);

(o) cash collateral securing letter of credit reimbursement obligations and credit card obligations, in each case, permitted to be incurred pursuant to clauses (e) and (q) of the definition of “Permitted Indebtedness”; and

(p) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions and not securing Indebtedness for borrowed money, provided that Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Equity” is defined in the definition of “Borrower Collateral.”

“Prepayment Fee” means a fee due upon prepayment of the Term Loan in accordance with Section 2.2(c)(i) or 2.2(c)(iv) in an amount equal to [***] of the outstanding principal balance of the Term Loan prepaid.

“Reasonable SPA Modification” is defined in Section 2.2(a)(ii).

“Register” is defined in Section 2.7.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Related Parties” are, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization” is defined in Section 7.6(a).

“Request Form” is that certain form attached hereto as Exhibit D.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is, with respect to any Loan Party, any of the Chief Executive Officer, President, Chief Financial Officer, Secretary or Controller of such Loan Party.

“Restricted License” is any material license with respect to which any Loan Party is the licensee that validly prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license or agreement or any other property.

“ROFR Agreement” is that certain letter agreement, dated as of the Effective Date, among Borrower, Spaceflight and the Lender with respect to a right of first refusal in favor of the Lender (for the benefit of the Lender, Buyer and their respective Affiliates) to acquire the SI Shares and substantially all of the assets of Spaceflight.

“Satellite Program Contract” has the meaning set forth in the Stock Purchase Agreement.

“Scheduled Repayment Date” is July 31, 2020, as such date may be extended pursuant to Section 2.2(b)(ii).

“Seahawk” means Seahawk SPV Investment LLC.

“Seahawk Escrow Agreement” means that certain Three-Party Escrow Service Agreement among Seahawk, IP Holdco and Iron Mountain Intellectual Property Management, Inc. dated July 5, 2019.

“Seahawk License Agreement” means that certain License Agreement between Seahawk and IP Holdco dated April 15, 2019.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Section 721” is Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Agreement” is that certain Security Agreement, dated as of the date hereof, executed by each Loan Party in favor of the Lender with respect to the grant to the Lender of a Lien on the Collateral (other than the Borrower Collateral) as security for the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Series C Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 30, 2018, by and among Borrower, Seahawk SPV Investment LLC, a Delaware limited liability company and the other parties thereto.

“SI Share Purchase” is the acquisition by Buyer of one hundred percent (100%) of the SI Shares pursuant to the SI Share Purchase Agreement.

“SI Share Purchase Agreement” is a share purchase agreement to be entered into among Borrower, Spaceflight and Buyer for the acquisition by Buyer of one hundred percent (100%) of the SI Shares.

“SI Shares” are the issued and outstanding shares of capital stock of Spaceflight.

“SI Transactions” is defined in Section 7.6(a).

“Solvency Certificate” is a solvency certificate in substantially the form of Exhibit E.

“SPA Disclosure Schedules” are the disclosure schedules relating to the SI Share Purchase Agreement.

“SPA Execution Deadline” is January 31, 2019.

“Spaceflight” means Spaceflight, Inc., a Washington corporation.

“Spaceflight Carveout Balance Sheet” is the unaudited carveout balance sheet of Spaceflight and its business as of December 31, 2018 provided to Lender prior to the date hereof and attached as Annex A hereto.

“Spaceflight Collateral” is the Collateral (as defined in the Security Agreement) in and to which Spaceflight has any right, title or interest.

“Spaceflight Confidential Information” is defined in Section 12.9.

“Spaceflight Employees” are, collectively, any officers, directors, employees, or individual consultants or independent contractors of Spaceflight.

“Stock Purchase Agreement” means that certain Amended and Restated Series C Preferred Stock Purchase Agreement, dated as of March 12, 2018, by and among Borrower and the purchasers party thereto, as amended by that certain First Amendment to the Amended and Restated Series C Preferred Stock Purchase Agreement, dated as of October 30, 2018 and as such agreement may be amended or otherwise modified from time to time.

“Strict Foreclosure Procedures” means the process and procedures described in Section 9.1(b) through 9.1(d).

“Subordinated Debt” is Indebtedness incurred by any Loan Party which does not mature prior to the Maturity Date and which is subordinated to all of such Loan Party’s now or hereafter Indebtedness to the Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lender entered into between the Lender and the other creditor or other subordination provisions contained in the instrument evidencing such Indebtedness), on terms acceptable to the Lender, it being understood for the avoidance of doubt that the Founder Notes are Subordinated Debt.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or other applicable Loan Party.

“SVB Loan Agreement” is that certain Amended and Restated Loan and Security Agreement dated as of June 27, 2018, among Borrower, certain of its Affiliates named as co-borrowers therein and Silicon Valley Bank, as lender, as amended on or prior to the date hereof and as in effect on the date hereof or as amended in a manner not materially adverse to Lender or with the prior written consent of Lender.

“Swap Agreement” is any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“TAS Loan Agreement” is that certain Loan and Security Agreement dated as of October 19, 2017, among Borrower, certain of its Affiliates named as co-borrowers therein, the lenders party thereto (the “CLA Lenders”) and Seahawk, as collateral agent for the CLA Lenders (in such capacity, the “TAS Collateral Agent”), as amended, restated or otherwise modified from time to time prior to the date hereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology License Agreement” has the meaning set forth in the Stock Purchase Agreement.

“Term Loan” is defined in Section 2.2(a).

“Term Note” is defined in Section 2.8.

“Trademarks” any and all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof.

“Transfer” is defined in Section 7.1.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SPACEFLIGHT INDUSTRIES, INC.

By:

Name:
Title:

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

LENDER:

MITSUI & CO. (U.S.A.), INC.

By:

Name:
Title:

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DRAFT SI SHARE PURCHASE AGREEMENT

(See Attached)

EXHIBIT B

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), DATED AS OF [____] [____], 2019, AMONG INTELSAT JACKSON HOLDINGS SA, SEAHAWK SPV INVESTMENT LLC, THE OTHER PARTIES THERETO AND MITSUI & CO. (U.S.A.). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS NOTE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

TERM NOTE

$[☐]	[New York, NY]
[☐], 2019

FOR VALUE RECEIVED, the undersigned, SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of MITSUI & CO. (U.S.A.), INC., a New York corporation (the “Lender”) or its registered assigns, in lawful money of the United States and in immediately available funds, the principal amount of [***] The principal amount shall be paid in the amounts and on the dates specified in Section 2.2(b) of the Loan Agreement (as hereinafter defined). Such payments shall be made at the office of the Lender, located at [***], or at such other office as the holder of this Note may notify the undersigned. Borrower further agrees to pay interest in like money at such location on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.3 of the Loan Agreement or as otherwise provided in the Loan Agreement.

This Note (a) is the Term Note referred to in that certain Loan and Security Agreement dated as of October 31, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Borrower and the Lender, (b) is entitled to the benefits thereof and of the other Loan Documents and (c) is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby is made and is to be repaid, including a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. Capitalized terms used herein which are defined in the Loan Agreement shall have such meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence and continuation of any one or more of the Events of Default specified in the Loan Agreement, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

SPACEFLIGHT INDUSTRIES, INC.

By:

Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	MITSUI & CO. (U.S.A.), INC.	Date:

FROM:	SPACEFLIGHT INDUSTRIES, INC.

The undersigned authorized officer of SPACEFLIGHT INDUSTRIES, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement (the “Agreement”) between Borrower and Mitsui & Co. (U.S.A.), Inc. (the “Lender”):

(1) Each of the Loan Parties is in complete compliance for the period ending ________________ with all required covenants under each of the Loan Documents except as noted below; (2) no Events of Default exist; (3) all representations and warranties in the Loan Documents are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) each of the Loan Parties, and each of their respective Subsidiaries, has timely filed all required tax returns and reports, and each of the Loan Parties has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against any Loan Party or any of their respective Subsidiaries relating to unpaid employee payroll or benefits of which such Loan Party has not previously provided written notification to the Lender.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP (except, with respect to unaudited financials, for year-end adjustments and the absence of footnotes) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that any Loan Party is not in compliance with any of the terms of this Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly Financial Statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Accounts Receivable, Accounts Payable, Deferred Revenue Report and cash inflows and outflows	Bi-Weekly on the on the first Business Day of the later of (x) the first full week following the Effective Date or (y) four (4) Business Days following the Effective Date and each two week anniversary thereof	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

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[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first set forth above.

BORROWER:

SPACEFLIGHT INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT D

REQUEST FORM

Pursuant to that certain Loan and Security Agreement dated as of October 31, 2019 (as amended, supplemented or otherwise modified to the date hereof, the “Loan Agreement”, capitalized terms used herein but not defined herein shall have the respective meanings given such terms in the Loan Agreement.), by and between Spaceflight Industries, Inc., a Delaware corporation (“Borrower”), and Mitsui & Co. (U.S.A.), Inc., a New York corporation, as lender (“Lender”), this represents Borrower’s request to borrow as follows:

1. Date of borrowing: ___________________, 2019

2. Amount of borrowing: [***]

The proceeds of the Loan are to be deposited at the following account of Borrower:

The undersigned officer, to the best of his or her knowledge, and Borrower certify that:

(i) The representations and warranties contained in the Loan Agreement and the other Loan Documents are true, accurate and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly referring to an earlier date, in which case such representations and warranties were true, accurate and correct in all material respects on and as of such earlier date; provided, that if a representation and warranty is qualified or modified by materiality in the text thereof, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition;

(ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute a Default or an Event of Default; and

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Loan Agreement provides shall be performed or satisfied by it on or before the date hereof.

[Remainder of Page Intentionally Left Blank]

DATED:	SPACEFLIGHT INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT E

SOLVENCY CERTIFICATE

[☐], 2019

Reference is made to that certain Loan and Security Agreement, dated as of the date hereof, by and between Spaceflight Industries, Inc., a Delaware corporation (“Borrower”), and Mitsui & Co. (U.S.A.), Inc., a New York corporation (the “Lender”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). This Solvency Certificate is being delivered as of the date hereof, by Borrower to the Lender pursuant to Section 3.1(j) of the Loan Agreement. Capitalized terms used in this Solvency Certificate but not defined herein shall have the respective meanings given such terms in the Loan Agreement.

The undersigned, being the duly elected and authorized [Chief Financial Officer] of Borrower, hereby certifies, as of the date hereof, to the Lender, that after giving effect to the initial borrowing of the Term Loan under the Loan Documents and the other transactions contemplated by the Loan Agreement: (1) the fair salable value of Borrower’s and its Subsidiaries’ consolidated assets (including goodwill minus disposition costs) will exceed the fair value of Borrower’s and its Subsidiaries’ liabilities; (2) Borrower, taken on a consolidated basis with its Subsidiaries, will not be left with unreasonably small capital after the transactions contemplated by the Loan Agreement; and (3) Borrower, taken on a consolidated basis with its Subsidiaries, will be able to pay its debts (including trade debts) generally as they mature.

(Signature page follows}

IN WITNESS WHEREOF, I have hereunto signed by name as of the date first written above.

Spaceflight Industries, Inc.

By:

Name:
Title:

SCHEDULE A

PERMITTED INDEBTEDNESS

Name of Lender	Original Principal Amount/ Principal Outstanding	Maturity Date	Secured/Unsecured (if secured, complete 6(b))
[***]	[***]	[***]	[***]

SCHEDULE B

PERMITTED INVESTMENTS

* [***]

SCHEDULE C

PERMITTED LIENS

Initial UCC Filing No. if applicable	Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Name of Company/Subsidiary
[***]	[***]	[***]	[***]

SCHEDULE 5.1

DUE ORGANIZATION: AUTHORIZATION; POWER AND AUTHORITY

Loan Party	Organization Type	Jurisdiction	Organizational Identification Number	Chief Executive Office
Spaceflight Industries, Inc.	Corporation	Delaware	5602932	13241 Woodland Park Road Suite 300 Herndon, VA 20171

Spaceflight, Inc.	Corporation	Washington	603019823	1505 Westlake Ave N Ste 600 Seattle, King County, WA 98109

Spaceflight Systems, Inc. (f.k.a. Andrews Space, Inc.)	Corporation	Washington	602093829	1505 Westlake Ave N Ste 600 Seattle, King County, WA 98109

BlackSky Global LLC	Limited Liability Company	Delaware	5382827	1505 Westlake Ave N Ste 600 Seattle, King County, WA 98109

BlackSky Geospatial Solutions, Inc. (f.k.a. OpenWhere, Inc.)	Corporation	Delaware	5322261	13241 Woodland Park Road Suite 300 Herndon, VA 20171

SFI IP Holdco, LLC	Limited Liability Company	Delaware	7150054	1505 Westlake Avenue N, Suite 600 Seattle, WA Seattle, WA 98109

SCHEDULE 5.2

COLLATERAL

Locations where Collateral and Books & Records are maintained:

Complete street and mailing address, including county	Equipment/Inventory/Other Collateral	Property owned or leased
[***]	[***]	[***]

Filing Offices:

Name	Jurisdiction
Spaceflight Industries, Inc.	Delaware

Spaceflight, Inc.	Washington

Spaceflight Systems, Inc.	Washington

BlackSky Global LLC	Delaware

BlackSky Geospatial Solutions, Inc.	Delaware

SFI IP Holdco, LLC	Delaware

Pledged Equity:

Issuer	Holder	Equity Percentage Held

Spaceflight, Inc.	Spaceflight Industries, Inc.	100%

Spaceflight Systems, Inc.	Spaceflight Industries, Inc.	100%

BlackSky Global LLC	Spaceflight Industries, Inc.	100%

BlackSky Geospatial Solutions, Inc.	BlackSky Global LLC	100%

SFI IP Holdco, LLC	Spaceflight Industries, Inc.	100%

LeoStella, LLC	Spaceflight Industries, Inc.	50%

Loan Party Bank Accounts:

Account Number	Account Title	Account Owner	Bank

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	BlackSky Global LLC	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	BlackSky Geospatial Solutions, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	BlackSky Global LLC	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	SPACEFLIGHT SYSTEMS, INC	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	SPACEFLIGHT SYSTEMS, INC	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	BlackSky Global LLC	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	BlackSky Geospatial Solutions, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight Industries, Inc.	Citi Private Bank 153 East 53rd Street 18th Floor New York, NY 10022

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

[***]	[***]	Spaceflight, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

SCHEDULE 5.3

INTELLECTUAL PROPERTY

None.

SCHEDULE 5.4

LITIGATION

None.

SCHEDULE 5.9

TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS

Assessing Authority	Amount and Description
[***]	[***]

SCHEDULE 6.6

CASH COLLATERAL OR ESCROW ACCOUNTS

Account Number	Account Title/Description	Account Owner	Bank	Current Amounts on Deposit
[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

[***]	[***]	BlackSky Global LLC	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

[***]	[***]	Spaceflight Industries, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

[***]	[***]	Spaceflight, Inc.	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054	[***]

SCHEDULE 7.6

FORBEARANCE OF SPACEFLIGHT

[***]

ANNEX A

SPACEFLIGHT CARVEOUT BALANCE SHEET